FILED PURSUANT TO RULE 424(B)(3)

FILE NO. 333-230950

ONESPAWORLD HOLDINGS LIMITED

SUPPLEMENT NO. 5 TO

PROSPECTUS DATED MAY 16, 2019

THE DATE OF THIS SUPPLEMENT IS NOVEMBER 13, 2019

This prospectus supplement (this “Supplement No. 5”) is part of the prospectus of OneSpaWorld Holdings Limited (the “Company”), dated May 16, 2019 (as previously supplemented, the “Prospectus”). This Supplement No. 5 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 5. Except to the extent that the information in this Supplement No. 5 modifies or supersedes the information contained in the Prospectus, this Supplement No. 5 should be read, and will be delivered, with the Prospectus. This Supplement No. 5 is not complete without, and may not be utilized except in connection with, the Prospectus.

The purpose of this Supplement No. 5 is to update and supplement the information in the Prospectus with the information contained in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2019, as filed with the Securities and Exchange Commission (“SEC”) on November 13, 2019, which is attached hereto.

Investing in our securities involves risks. See “Risk Factors” beginning on page 16 of the Prospectus to read about factors you should consider before buying our common shares and warrants.

We are an “emerging growth company” as defined under the federal securities laws and, as such, we intend to comply with reduced disclosure and regulatory requirements.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy of this Supplement No. 5 or the Prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the three months ended September 30, 2019

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-38843

OneSpaWorld Holdings Limited

(Exact name of Registrant as Specified in its Charter)

Commonwealth of The Bahamas	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Shirley House 253 Shirley Street P.O. Box N-624 Nassau, The Bahamas	Not Applicable
(Address of principal executive offices)	(Zip Code)

(242) 356-0006

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value (U.S.) $0.0001 per share	OSW	The Nasdaq Capital Market

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-Accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of November 13, 2019, 61,118,398 common shares were outstanding.

OneSpaWorld Holdings Limited

i

PART I - FINANCIAL INFORMATION

Item 1.	Unaudited Financial Statements

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share data)

	Successor	Predecessor
	Consolidated	Combined
	As of	As of
	September 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,690	$15,302
Accounts receivable, net	23,443	25,352
Inventories	33,117	32,265
Prepaid expenses	7,870	6,617
Other current assets	1,737	1,424

Total current assets	81,857	80,960

Property and equipment, net	23,861	16,239
Intangible assets, net	620,687	131,517
Goodwill	185,621	33,864
OTHER ASSETS:
Deferred tax assets	8,404	4,265
Other non-current assets	677	5,814

Total other assets	9,081	10,079

Total assets	$921,107	$272,659

LIABILITIES AND EQUITY (DEFICIT)
LIABILITIES:
Accounts payable	$12,707	$7,595
Accounts payable - related parties	—	6,553
Accrued expenses	24,719	27,211
Income taxes payable	875	670
Current portion of long-term debt	2,085	—
Other current liabilities	945	1,210

Total current liabilities	41,331	43,239

Deferred rent	116	645
Income tax contingency	3,828	3,918
Long-term debt, net	224,052	352,440
Other long-term liabilities	290	—

Total liabilities	269,617	400,242

Commitments (Note 7)
EQUITY (DEFICIT):
Common stock, $0.0001 par value; 250,000,000 shares authorized; 61,118,398 issued and outstanding at September 30, 2019	6	—
Additional paid-in capital	660,541	—
Accumulated deficit	(16,712)	—
Net Parent investment	—	(130,520)
Accumulated other comprehensive loss	(331)	(649)

Total OneSpaWorld stockholders’ equity and Parent’s (deficit), respectively	643,504	(131,169)

Noncontrolling interest	7,986	3,586

Total equity (deficit)	651,490	(127,583)

Total liabilities and equity (deficit)	$921,107	$272,659

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

1

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Successor	Predecessor	Successor	Predecessor
	Consolidated	Combined	Consolidated	Combined
	Three Months Ended	Three Months Ended
	September 30,	September 30,	March 20, 2019 to	January 1, 2019 to	Nine Months Ended
	2019	2018	September 30, 2019	March 19, 2019	September 30, 2018
REVENUES:
Service revenues	$110,564	$108,113	$232,562	$91,280	$309,004
Product revenues	34,337	34,507	71,783	27,172	97,905

Total revenues	144,901	142,620	304,345	118,452	406,909

COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	94,199	92,267	197,227	76,836	263,537
Cost of products	29,980	30,321	62,174	23,957	84,922
Administrative	5,393	2,417	12,256	2,498	7,498
Salary and payroll taxes	2,951	4,002	28,415	29,349	11,509
Amortization of intangible assets	4,040	880	9,113	755	2,640

Total cost of revenues and operating expenses	136,563	129,887	309,185	133,395	370,106

Income (loss) from operations	8,338	12,733	(4,840)	(14,943)	36,803

OTHER INCOME (EXPENSE), NET:
Interest expense	(4,606)	(9,002)	(9,434)	(6,316)	(25,141)
Loss on extinguishment of debt	—	—	—	(3,413)	—
Interest income	35	33	35	—	238
Other income (expense)	—	(13)	—	—	(30)

Total other expense, net	(4,571)	(8,982)	(9,399)	(9,729)	(24,933)

Income (loss) before (benefit) provision for income taxes	3,767	3,751	(14,239)	(24,672)	11,870
PROVISION FOR INCOME TAXES	97	163	111	109	802

Net income (loss)	3,670	3,588	(14,350)	(24,781)	11,068
Net income attributable to noncontrolling interest	1,308	1,073	2,362	678	3,017

Net income (loss) attributable to common shareholders and Parent, respectively	$2,362	$2,515	$(16,712)	$(25,459)	$8,051

Earnings (loss) per share:

Basic earnings (loss) per share	$0.04		$(0.27)

Diluted earnings (loss) per share	$0.03		$(0.27)

Basic weighted average shares outstanding	61,118,387		61,118,340

Diluted weighted average shares outstanding	75,011,638		61,118,340

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

2

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands)

	Successor	Predecessor	Successor	Predecessor
	Consolidated	Combined	Consolidated	Combined
	Three Months Ended	Three Months Ended			Nine Months Ended
	September 30,	September 30,	March 20, 2019 to	January 1, 2019 to	September 30,
	2019	2018	September 30, 2019	March 19, 2019	2018
Net income (loss)	$3,670	$3,588	$(14,350)	$(24,781)	$11,068
Other comprehensive gain (loss), net of tax:
Foreign currency translation gain (loss)	7	(105)	(384)	(165)	(224)
Unrealized gain on derivatives	53	—	53	—	—

Total other comprehensive gain (loss), net of tax	60	(105)	(331)	(165)	(224)

Comprehensive income (loss)	3,730	3,483	(14,681)	(24,946)	10,844
Comprehensive income attributable to noncontrolling interest	1,308	1,073	2,362	678	3,017

Comprehensive income (loss) attributable to common shareholders and Parent, respectively	$2,422	$2,410	$(17,043)	$(25,624)	$7,827

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

3

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY (DEFICIT)

(Unaudited)

(in thousands, except share data)

	Combined
		Accumulated	Total
		Other	Parent’s	Non -
	Net Parent	Comprehensive	Equity	Controlling
Predecessor:	Investment	Loss	(Deficit)	Interest	Total
BALANCE, June 30, 2018	$(124,530)	$(475)	$(125,005)	$4,775	$(120,230)
Net income	2,515	—	2,515	1,073	3,588
Distributions to noncontrolling interest	—	—	—	(353)	(353)
Net distributions to Parent and its affiliates	(11,586)	—	(11,586)	—	(11,586)
Foreign currency translation gain (loss)	—	(105)	(105)	—	(105)

BALANCE, September 30, 2018	$(133,601)	$(580)	$(134,181)	$5,495	$(128,686)

BALANCE, December 31, 2017	$221,041	$(356)	$220,685	$4,596	$225,281
Net income	8,051	—	8,051	3,017	11,068
Distributions to noncontrolling interest	—	—	—	(2,118)	(2,118)
Net distributions to Parent and its affiliates	(362,693)	—	(362,693)	—	(362,693)
Foreign currency translation gain (loss)	—	(224)	(224)	—	(224)

BALANCE, September 30, 2018	$(133,601)	$(580)	$(134,181)	$5,495	$(128,686)

BALANCE, December 31, 2018	$(130,520)	$(649)	$(131,169)	$3,586	$(127,583)
Net loss	(25,459)	—	(25,459)	678	(24,781)
Distributions to noncontrolling interest	—	—	—	(267)	(267)
Net contributions from Parent and its affiliates	351,802	—	351,802	—	351,802
Foreign currency translation gain (loss)	—	(165)	(165)	—	(165)

BALANCE, March 19, 2019	$195,823	$(814)	$195,009	$3,997	$199,006

	Consolidated
Successor:	Issued Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity	Non - Controlling Interest	Total
BALANCE, June 30, 2019	61,118,298	$6	$660,416	$(391)	$(19,074)	$640,957	$6,678	$647,635
Conversion of public warrants into common shares	100	—	—	—	—	—	—	—
Net income	—	—	—	—	2,362	2,362	1,308	3,670
Stock-based compensation			125			125		125
Foreign currency translation gain	—	—	—	7	—	7	—	7
Unrealized gain on derivatives	—	—	—	53	—	53	—	53

BALANCE, September 30, 2019	61,118,398	$6	660,541	$(331)	$(16,712)	$643,504	$7,986	$651,490

BALANCE, March 20, 2019 (1)	61,118,298	$6	$664,160	$—	$—	$664,166	$5,624	$669,790
Immaterial correction of an error (2)	—	—	(24,115)	—	—	(24,115)	—	(24,115)
Conversion of public warrants into common shares	100	—	—	—	—	—	—	—
Net loss	—	—	—	—	(16,712)	(16,712)	2,362	(14,350)
Stock-based compensation	—	—	20,496	—	—	20,496	—	20,496
Foreign currency translation loss	—	—	—	(384)	—	(384)	—	(384)
Unrealized gain on derivatives	—	—	—	53	—	53	—	53

BALANCE, September 30, 2019	61,118,398	$6	660,541	$(331)	$(16,712)	$643,504	$7,986	$651,490

(1)

Initial equity balances of the Successor reflect the equity of the accounting acquirer, Haymaker, and the issuance of common stock, warrants and cash contributed by Haymaker in connection with the acquisition of OSW Predecessor.

(2)	See Note 2(l).

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

4

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Successor	Predecessor
	Consolidated	Combined
	March 20, 2019 to	January 1, 2019 to	Nine Months Ended
	September 30, 2019	March 19, 2019	September 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(14,350)	$(24,781)	$11,068
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	13,325	1,989	7,501
Amortization of deferred financing costs	571	213	923
Stock-based compensation	20,496	—	—
Provision for doubtful accounts	—	8	14
Loss on extinguishment of debt	—	3,413	—
Allocation of Parent corporate overhead	—	—	8,613
Deferred income taxes	(77)	—	126
Foreign currency remeasurement	—	—	130
Changes in:
Accounts receivable, net	230	1,671	4,592
Inventories	1,033	(406)	(1,960)
Prepaid expenses	(2,326)	1,073	(2,097)
Other current assets	(182)	213	512
Other noncurrent assets	(677)	(1,003)	379
Accounts payable	(3,201)	8,313	(3,180)
Accounts payable - related parties	—	(6,553)	(5,878)
Accrued expenses	(23,317)	19,792	6,330
Other current liabilities	206	(288)	(54)
Note receivable due from affiliate of the Parent	—	—	(238)
Income taxes payable	137	42	610
Income taxes contingency	—	—	(18)
Deferred rent	116	37	147

Net cash (used in) provided by operating activities	(8,016)	3,733	27,520

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,370)	(517)	(4,248)
Acquisition of OSW Predecessor, net of cash acquired	(676,453)	—	—

Net cash used in investing activities	(678,823)	(517)	(4,248)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common shares	122,499	—	—
Net proceeds from Haymaker and private placement investors	349,390	—	—
Proceeds from term loan and revolver facilities	245,900	—	—
Repayment on term loan and revolver facilities	(13,443)	—	—
Proceeds from amounts due from related party	3,187	—	—
Payment of deferred financing costs	(6,892)	—	—
Net distributions to Parent and its affiliates	—	(4,262)	(13,647)
Distributions to noncontrolling interest	—	(267)	(2,118)

Net cash provided by (used in) financing activities	700,641	(4,529)	(15,765)

Effect of exchange rate changes on cash	114	649	(237)

Net increase (decrease) in cash and cash equivalents	13,916	(664)	7,270

Cash and cash equivalents, Beginning of period	1,774	15,302	8,671

Cash and cash equivalents, End of period	$15,690	$14,638	$15,941

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

5

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Successor	Predecessor
	Consolidated	Combined
	March 20, 2019 to	January 1, 2019 to	Nine Months Ended
	September 30, 2019	March 19, 2019	September 30, 2018
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$171	$73	$84

Interest	$8,643	$—	$21,732

Non-cash transactions:
Equity consideration paid in connection with the Business Combination	$167,300	$—	$—

Allocation of Parent corporate overhead	$—	$—	$8,613

Assignment and assumption of long-term debt	$—	$—	$351,197

Assignment of note receivable from affiliate of the Parent to the Company	$—	$—	$6,841

Repayment of long-term debt by Parent on behalf of the Company	$—	$351,482	$—

Write-off income tax payable for separate return provision	$—	$—	$379

The accompanying notes are an integral part of the condensed consolidated and combined financial statements.

6

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

September 30, 2019

(Unaudited)

1. ORGANIZATION

OneSpaWorld Holdings Limited (“OneSpaWorld” or the “Company”) is an international business company incorporated under the laws of the Commonwealth of The Bahamas. OneSpaWorld is a global provider and innovator in the fields of health and wellness, fitness and beauty. In facilities on cruise ships and in land-based resorts, the Company strives to create a relaxing and therapeutic environment where guests can receive health and wellness, fitness and beauty services and experiences of the highest quality. The Company’s services include traditional and alternative massage, body and skin treatments, fitness, acupuncture, and medispa treatments. The Company also sells premium quality health and wellness, fitness and beauty products at its facilities and through its timetospa.com website. The predominant business, based on revenues, is sales of services and products on cruise ships and in land-based resorts, followed by sales of products through the timetospa.com website.

On March 19, 2019 (the “Business Combination Date”), OneSpaWorld consummated a business combination pursuant to a Business Combination Agreement, dated as of November 1, 2018 (as amended on January 7, 2019, by Amendment No. 1 to the Business Combination Agreement), by and among Steiner Leisure Limited (“Steiner Leisure,” “Steiner,” or “Parent”), Steiner U.S. Holdings, Inc., Nemo (UK) Holdco, Ltd., Steiner UK Limited, Steiner Management Services, LLC, Haymaker Acquisition Corp. (“Haymaker”), OneSpaWorld, Dory US Merger Sub, LLC, Dory Acquisition Sub, Limited, Dory Intermediate LLC, and Dory Acquisition Sub, Inc. (the “Business Combination”), in which Haymaker acquired from Steiner the combined operating business known as OSW Predecessor (“OSW”). Prior to the consummation of the Business Combination, OneSpaWorld was a wholly-owned subsidiary of Steiner Leisure. On the Business Combination Date, OneSpaWorld became the ultimate parent company of the Haymaker and OSW combined company.

Haymaker, a special purpose acquisition company (“SPAC”), was organized as a blank check company incorporated in Delaware on April 27, 2017 and was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On October 27, 2017, Haymaker consummated an initial public offering (“IPO”) of its Class A common shares (the “Haymaker Class A Shares”), generating gross proceeds of approximately $300,000,000. The net proceeds from the IPO were subsequently placed in a trust account for the intended purpose of being applied toward consummating a business combination.

OSW is comprised of the net assets and operations of (i) the following wholly-owned subsidiaries of Steiner Leisure: OneSpaWorld LLC, Steiner Spa Asia Limited, Steiner Spa Limited, and Steiner Marks Limited, (ii) the following respective indirect subsidiaries of Steiner Leisure: Mandara PSLV, LLC, Mandara Spa (Hawaii), LLC, Florida Luxury Spa Group, LLC, Steiner Transocean U.S., Inc., Steiner Spa Resorts (Nevada), Inc., Steiner Spa Resorts (Connecticut), Inc., Steiner Resort Spas (California), Inc., OneSpaWorld Resort Spas (North Carolina), Inc. (formerly known as Steiner Resort Spas (North Carolina), Inc.), OSW SoHo LLC, OSW Distribution LLC, World of Wellness Training Limited (formerly known as Steiner Training Limited), STO Italy S.r.l., One Spa World LLC, Mandara Spa Services LLC, OneSpaWorld Limited, OneSpaWorld (Bahamas) Limited (formerly known as Steiner Transocean Limited), OneSpaWorld Medispa LLC, OneSpaWorld Medispa Limited, OneSpaWorld Medispa (Bahamas) Limited (formerly known as STO Medispa Limited), Mandara Spa (Cruise I), LLC, Mandara Spa (Cruise II), LLC, Steiner Transocean (II) Limited, The Onboard Spa by Steiner (Shanghai) Co., Ltd., Mandara Spa LLC, Mandara Spa Puerto Rico, Inc., Mandara Spa (Guam), L.L.C., Mandara Spa (Bahamas) Limited, Mandara Spa Aruba N.V., Mandara Spa Polynesia Sarl, Inc., Mandara Spa Asia Limited, PT Mandara Spa Indonesia, Spa Services Asia Limited, Mandara Spa Palau, Mandara Spa (Malaysia) Sdn. Bhd., Mandara Spa Ventures International Sdn. Bhd., Spa Partners (South Asia) Limited, Mandara Spa (Maldives) PVT LTD, and Mandara Spa (Fiji) Limited, (iii) Medispa Limited, a majority-owned subsidiary of Steiner Leisure, and (iv) the timetospa website owned by Elemis USA, Inc. (formerly known as Steiner Beauty Products, Inc.).

The Business Combination was accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Haymaker was deemed to be the accounting acquirer and OSW the accounting acquiree. As a result of applying pushdown accounting, the post-Business Combination financial statements of OneSpaWorld reflect the new basis of accounting for OSW.

Transaction costs incurred by OneSpaWorld in the Business Combination, consisting primarily of debt issuance costs of $6,892,000 in connection with the arrangement of debt financing to consummate the Business Combination, are recorded as deferred financing costs and netted against the related long-term debt in the accompanying condensed consolidated balance sheet. Under ASC 805, transaction costs of the acquirer are not included as a component of consideration transferred but are accounted for as expenses in the period in

7

which such costs are incurred, or, if related to the issuance of debt or equity, capitalized as debt issuance costs or recorded as a reduction in equity proceeds to additional paid-in capital, respectively. Acquisition-related transaction costs incurred as part of a business combination can include estimated fees related to the issuance of long-term debt, underwriting fees, as well as advisory, legal and accounting fees.

Upon completion of the Business Combination, the Haymaker selling stockholders received an aggregate 31,713,387 common shares, par value $0.0001, of OneSpaWorld (the “OneSpaWorld Shares”), with each Haymaker stockholder receiving one OneSpaWorld Share in exchange for each Haymaker Class A Common Share. In addition, each existing warrant to purchase one Haymaker Class A Common Share (the “Haymaker Warrants”) became exercisable for one OneSpaWorld Share (the “Public Warrants”), on the same terms and conditions as those applicable to the warrants to purchase the Haymaker Class A Shares (See Note 6). Also, 3,000,000 OneSpaWorld Shares, and the right to receive 1,600,000 OneSpaWorld Shares upon the occurrence of certain events (the “OneSpaWorld Deferred Shares”), were issued to Haymaker Sponsor and the other former holders of Haymaker Class B common shares (the “Founder Shares”) in exchange for such shares, and the Haymaker Warrants held by Haymaker Sponsor became exercisable for 3,408,186 OneSpaWorld Shares.

Total consideration transferred to Steiner in connection with the Business Combination was $858,386,000, consisting of the following:

(i)

$691,086,000 in cash, including $13,900,000 in seller expenses paid by OSW and cash proceeds of $56,071,000 from the sale of 5,607,144 OneSpaWorld shares by Steiner in a private placement offering to investors.

(ii)

$167,300,000 in equity consideration, consisting of 14,155,274 OneSpaWorld shares, of which 5,607,144 OneSpaWorld shares were issued to Steiner in a private placement offering to investors; warrants to purchase 1,486,520 OneSpaWorld shares; and the right to receive 5,000,000 OneSpaWorld Deferred Shares (See Note 6).

The fair value of the OneSpaWorld Shares and OneSpaWorld Deferred Shares issued as equity consideration in the Business Combination was based on the observable market price of $11.85 per share of OneSpaWorld common stock on the Business Combination Date. The fair value of the warrants to purchase OneSpaWorld shares issued as equity consideration in the Business Combination was determined using a Black-Sholes option-pricing model with inputs as of the Business Combination Date.

The acquisition of OSW is recorded on the Company’s condensed consolidated balance sheet as of March 19, 2019 based upon estimated fair values as of such date.

The valuation of the assets acquired and liabilities assumed was based on fair values at the Business Combination Date. The preliminary allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed reflect various preliminary fair value estimates and analyses, including preliminary work performed by third-party valuation specialists, which are subject to change within the measurement period as valuations are finalized. The primary areas of the preliminary purchase price allocations that are not yet finalized relate to the fair values of certain tangible assets acquired and liabilities assumed, the valuation of intangible assets acquired, income and non-income based taxes and goodwill. The Company expects to continue to obtain information to assist in determining the fair value of the net assets acquired at the Business Combination Date during the measurement period.

Measurement period adjustments will be applied retrospectively to the Business Combination Date. However, given the circumstances of this acquisition which closed during the first quarter of fiscal 2019, as well as the size and complexity of the transaction, the entire purchase price allocation disclosed herein is considered provisional at this time and subject to adjustment to reflect new information obtained about factors and circumstances that existed as of the Business Combination Date that if known would have affected the measurement of the amounts recognized as of that date, while the measurement period remains open. We have not finalized the allocation of the purchase price as it requires extensive use of accounting estimates and valuation methodologies in the determination of such fair values.

8

The preliminary computations of the allocation of the purchase price to the net tangible and intangible assets acquired and liabilities assumed, as adjusted, is presented below (in thousands):

	Estimated Fair Value as of Acquisition Date (as Previously Reported)	Immaterial Corrections (a)	Measurement Period Adjustments		Other		Estimated Fair Value as of Acquisition Date (as Adjusted)
Assets
Cash and cash equivalents	$14,638	$—	$—		$—		$14,638
Accounts receivable	23,673	—	—		—		23,673
Inventories	34,150	—	—		—		34,150
Other current assets	6,756	3,187	—		—		9,943
Property and equipment	26,253	—	—		—		26,253
Intangible assets	633,300	—	(3,500	) (b)	—		629,800
Other noncurrent assets	6,818	(6,818)	—		—		—
Goodwill	199,379	(22,984)	2,817		6,409	(c)	185,621
Deferred tax asset	8,407	—	—		—		8,407

Total assets acquired	953,374	(26,615)	(683)		6,409		932,485

Liabilities
Current liabilities	64,518	—	—		—		64,518
Deferred tax liabilities	77	—	—		—		77
Other long-term liabilities	4,563	—	(683)		—		3,880

Total liabilities assumed	69,158	—	(683)		—		68,475

Non-controlling interest	5,624	—	—		—		5,624

Total purchase price	$878,592	$(26,615)	$—		$6,409		$858,386

(a)	See Note 2(l).
(b)

As a result of additional information obtained about certain assumptions used in the valuation of the destination resort agreements and licensing agreement, the Company recorded measurement period adjustments during the third quarter of fiscal 2019 which resulted in a net increase to Goodwill of $3.5 million. The change in this provisional amount resulted in a $0.3 million reduction to amortization of intangible assets for the three-month period ended September 30, 2019.

(c)	Increase in cash consideration of $6.4 million due to working capital adjustments.

The Company recorded identifiable intangible assets of $629.8 million related to retail concession agreements, destination resort agreements, a trade name and a licensing agreement. Retail concession agreements and destination resort agreements were valued through application of the multi-period excess earnings method. Under this method, revenues, operating expenses and other costs associated with these agreements were estimated in order to derive cash flows attributable to the existing agreements. The resulting cash flows were then discounted to present value at rates reflective of the risk and return expectations of the agreements to arrive at the fair value of the agreements as of the Business Combination Date. The Company has determined the estimated useful lives of the retail concession agreements and destination resort agreements based on the projected economic benefits associated with these interests. The trade name and licensing agreement were valued through application of the relief from royalty method. Under this method a royalty rate is applied to the revenues associated with the trade name to capture value associated with use of the name as if licensed. The resulting royalty savings are then discounted to present value at rates reflective of the risk and return expectations of the interests to derive their respective fair values as of the Business Combination Date. The Company has determined that the trade name is expected to have an indefinite useful life while the licensing agreement life is estimated based on the projected economic benefits associated with this interest. Identifiable intangible assets consist of the following (in thousands):

	Fair Value	Useful Life (years)
Retail concession agreements	$604,700	39
Destination resort agreements	17,900	15
Trade name	6,200	Indefinite
Licensing agreement	1,000	8

	$629,800

The preliminary allocation of the purchase consideration to property and equipment was based on the fair value of such assets determined using the trending method of the cost approach. The fair value of the inventory was determined through use of the replacement cost approach.

Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive distribution network that has been established by OSW Predecessor. Goodwill is not deductible for income tax purposes. Goodwill is assigned to the Maritime and Destination Resorts reporting units expected to benefit from the combination as of the Business Combination Date. The assignment of goodwill to reporting units, as of the acquisition date, has not been completed.

Noncontrolling interest was based on the fair value using a discounted cash flow method of the income approach.

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The following information represents the unaudited supplemental pro forma results of the Company’s condensed consolidated statement of operations as if the Business Combination occurred on January 1, 2018, after giving effect to certain adjustments, including depreciation and amortization of the assets acquired and liabilities assumed based on their estimated fair values and changes in interest expense resulting from changes in debt (in thousands):

	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Revenues	$142,620	$422,797	$406,909

Net income (loss)	$6,827	$(30,144)	$7,155

The pro forma information does not purport to be indicative of what the Company’s results of operations would have been if the Business Combination had in fact occurred at the beginning of the period presented and is not intended to be a projection of the Company’s future results of operations. Financial information prior to the Business Combination Date is referred to as “Predecessor” company information, which reflects the combined financial statements of OSW prepared using OSW’s previous combined basis of accounting. The financial information beginning March 20, 2019 is referred to as “Successor” company information and reflects the consolidated financial statements of OneSpaWorld, including the financial statement effects of recording fair value adjustments and the capital structure resulting from the Business Combination. Black lines have been drawn to separate the Successor’s financial information from that of the Predecessor since their financial statements are not comparable as a result of the application of acquisition accounting and the Company’s capital structure resulting from the Business Combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Basis of Presentation, Principles of Consolidation and Principles of Combination

Successor:

The accompanying unaudited condensed consolidated financial statements as of and for the period March 20, 2019 to September 30, 2019, includes the condensed consolidated balance sheet and statements of operations, comprehensive income (loss), equity, and cash flows of OneSpaWorld. All significant intercompany items and transactions have been eliminated in consolidation. In the opinion of management, the accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted pursuant to the SEC’s rules and regulations. However, management believes that the disclosures contained herein are adequate to make the information presented not misleading. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary to present fairly our unaudited financial position, results of operations and cash flows. The unaudited results of operations and cash flows for the period from March 20, 2019 to September 30, 2019 are not necessarily indicative of the results of operations or cash flows that may be expected for the remainder of 2019. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2018.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Predecessor:

The condensed combined OSW financial statements (the “OSW financial statements”) include the accounts of the wholly-owned and indirect subsidiaries of Steiner Leisure listed in Note 1 and include the accounts of a company majority-owned by OneSpaWorld Medispa (Bahamas) Limited, in which OneSpaWorld (Bahamas) Limited (100% owner of OneSpaWorld Medispa (Bahamas) Limited) had a controlling interest. The OSW condensed combined financial statements also include the accounts and results of operations associated with the timetospa.com website owned by Elemis USA, Inc. The OSW condensed financial statements do not represent the financial position and results of operations of a legal entity but rather a combination of entities under common control of Steiner Leisure that have been “carved out” of the Steiner Leisure consolidated financial statements and reflect significant assumptions and allocations. All significant intercompany transactions and balances have been eliminated in combination. The accompanying condensed combined OSW financial statements may not be indicative of what they would have been had OSW actually been a separate stand-alone entity.

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The accompanying OSW financial statements include the assets, liabilities, revenues and expenses specifically related to OSW’s operations. OSW receives services and support from various functions performed by Steiner Leisure and costs associated with these functions have been allocated to OSW. These allocations are necessary to reflect all of the costs of doing business and include costs related to certain Steiner Leisure corporate functions, including, but not limited to, senior management, legal, human resources, finance, IT and other shared services that have been allocated to OSW based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis determined by an estimate of the percentage of time Steiner Leisure employees devoted to OSW, as compared to total time available or by the headcount of employees at Steiner Leisure corporate headquarters that are fully dedicated to the OSW entities in relation to the total employee headcount. These allocated costs are reflected in salaries and payroll taxes and administrative expenses in the accompanying condensed combined OSW statements of operations. Management considers these allocations to be a reasonable reflection of the utilization of services by or benefit provided to OSW. However, the allocations may not be indicative of the actual expenses that would have been incurred had OSW operated as an independent, stand-alone entity.

Net Parent investment represents the Steiner Leisure controlling interest in the recorded net assets of OSW, specifically, the cumulative net investment by Steiner Leisure in OSW and cumulative operating results through the date presented. The net effect of the settlement of transactions between OSW, Steiner Leisure, and other affiliates of Steiner Leisure are reflected in the accompanying condensed combined statements of cash flows as a financing activity and in the condensed combined balance sheet as Net Parent investment.

Certain expenses and operating costs were paid by Steiner Leisure on behalf of OSW. The Parent has paid on behalf of OSW expenses associated with the allocation of Steiner Leisure corporate overhead and costs associated with the purchase of products from related parties. Operating cash flows for the predecessor periods exclude OSW expenses and operating costs paid by Steiner Leisure on behalf of OSW. Consequently, OSW’s historical cash flows may not be indicative of cash flows had OSW actually been a separate stand-alone entity or future cash flows of OSW.

As of December 31, 2018, OSW had assumed long-term debt of the Parent. Such debt was paid-off by the Parent on behalf of OSW during the Predecessor period from January 1, 2019 to March 19, 2019. Refer to Note 4 for more information on long-term debt.

Management believes the assumptions and allocations underlying the accompanying condensed combined OSW financial statements and notes to the OSW condensed combined financial statements are reasonable, appropriate and consistently applied for the periods presented. Management believes the accompanying condensed combined OSW financial statements reflect all costs of doing business.

The accompanying OSW condensed combined financial statements have been prepared in conformity with U.S. GAAP.

b) Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”). As modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemption from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Act) are required to comply with new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt-out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election is irrevocable. The Company has elected not to opt-out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor a non-emerging growth company, which has opted-out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

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c) 2019 Equity Incentive Plan and Stock-Based Compensation

The Company’s board of directors approved the 2019 Equity Incentive Plan (the “2019 Plan”) on March 18, 2019 and the Company’s shareholders approved the 2019 Plan on March 18, 2019. The purpose of the 2019 Plan is to make available incentives that will assist the Company to attract, retain, and motivate employees, including officers, consultants and directors. The Company may provide these incentives through the grant of share options, share appreciation rights, restricted shares, restricted share units, performance shares and units and other cash-based or share-based awards. The Equity Plan provides participants an option to defer compensation on a tax-deferred basis. Awards may be granted under the 2019 Plan to OneSpaWorld employees, including officers, directors or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. A total of 7,000,000 OneSpaWorld Shares have been authorized and reserved for issuance under the 2019 Plan. Non-cash stock-based compensation expense is included within general and administrative expense in the consolidated statements of operations. Share-based payments, to the extent they are compensatory, are recognized based on their grant date fair values. Forfeitures are recorded as they occur.

On March 26, 2019 (the “Grant Date”), a total of 4,547,076 options were granted by the Company under the 2019 Plan to executive officers of the Company. The options have an exercise price of $12.99 and expire on the sixth anniversary of the Grant Date. The options were 100% vested on the Grant Date. The options become exercisable upon the five day volume weighted average price of OneSpaWorld common shares reaching $20.00 per share. The Grant Date fair value of the option was $4.48, resulting in stock-based compensation of $20,370,900 being recognized by the Company in the period from March 20, 2019 to March 31, 2019 (Successor) in accordance with ASC Topic 718, Compensation – Stock Compensation. The Grant Date fair value of the option was estimated by a third party valuation specialist using a Monte Carlo simulation in a risk-neutral framework assuming Geometric Motion, 2,500,000 trials, and using the following assumptions:

Hurdle price per share	$20.00
Strike price per share	$12.99
Average period for hurdle price, in days	5
End of simulation term	3/26/2025
Term of simulation	6.00 years
Stock price as of the Measurement Date	$12.99
Volatility	37.5%
Risk-free rate (continuous)	2.2%
Dividend yield (quarterly after 3 years)	3.0%
Suboptimal exercise multiple	2.8x

On July 30, 2019, the Company granted the board of directors a total of 60,902 OneSpaWorld Restricted Stock Units (“RSU’s”) as compensation for future service. The RSU’s fully vest at the completion of the one-year period commencing from the date of grant and had an estimated grant-date fair value of $1.0 million. The Company recognized stock-based compensation expense of $0.1 million for the three and nine months ended September 30, 2019 (Successor) related to the RSU’s, which is included as a component of salary and payroll taxes in the accompanying consolidated statement of operations.

d) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs, which do not add to the value of the related assets or materially extend their original lives, are expensed as incurred. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the terms of the respective leases and the estimated useful lives of the respective assets. Depreciation and amortization expense for the three months ended September 30, 2019 (Successor) and the three months ended September 30, 2018 (Predecessor) was $1.9 million and $1.7 million, respectively. Depreciation and amortization expense for the periods from March 20, 2019 to September 30, 2019 (Successor), January 1, 2019 to March 19, 2019 (Predecessor) and the nine months ended September 30, 2018 (Predecessor) was $4.2 million, $1.2 million and $4.9 million, respectively.

e) Income Taxes

Successor:

As part of the process of preparing the condensed consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves estimating the Company’s actual current income tax exposure together with an assessment of temporary differences resulting from differing treatment of items for tax purposes and

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accounting purposes, respectively. These differences result in deferred income tax assets and liabilities which are included in the accompanying condensed consolidated balance sheet. The Company must then assess the likelihood that its deferred income tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, the Company must establish a valuation allowance.

Predecessor:

OSW accounts for income taxes under the separate return method of accounting. This method requires the allocation of current and deferred taxes to OSW as if it were a separate taxpayer. Under this method, the resulting portion of current income taxes payable that is not actually owed to the tax authorities is written-off through net Parent investment. Accordingly, income taxes payable in the accompanying condensed combined balance sheet as of December 31, 2018 (Predecessor) reflects current income tax amounts actually owed to the tax authorities as of those dates, as well as the accrual for uncertain tax positions. The write-off of current income taxes payable not actually owed to the tax authorities is included in net Parent investment in the accompanying condensed combined balance sheet as of December 31, 2018 (Predecessor).

f) Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average number of diluted shares, as calculated under the treasury stock method, which includes the potential effect of dilutive common stock equivalents, such as options and warrants to purchase common shares, and contingently issuable shares. If the entity reports a net loss, rather than net income for the period, the computation of diluted loss per share excludes the effect of dilutive common stock equivalents, as their effect would be anti-dilutive.

The following table provides details underlying OneSpaWorld’s earnings (loss) per basic and diluted share calculation for the three months ended September 30, 2019 (Successor) and the period from March 20, 2019 to September 30, 2019 (Successor) (in thousands except per share data):

	Successor
	Three Months Ended	March 20, 2019 to
	September 30, 2019	September 30, 2019
Net income (loss) attributable to OneSpaWorld (a)	$2,362	$(16,712)

Weighted average shares issued and outstanding - basic	61,118	61,118

Weighted average shares issued and outstanding - diluted (b) (c)	75,012	61,118

Earnings (loss) per share:
Basic	$0.04	($0.27)

Diluted	$0.03	($0.27)

(a)	Calculated as total net income (loss) less amounts attributable to noncontrolling interest.
(b)

For the three months ended September 30, 2019, weighted average shares issued and outstanding – diluted includes 7,294 potential dilutive shares under the treasury stock method and 6,600 contingently issuable dilutive shares.

(c)

For the period from March 20, 2019 to September 30, 2019, potential common shares under the treasury stock method were antidilutive because the Company reported a net loss in this period. Consequently, the Company did not have any adjustments in these periods between basic and diluted loss per share related to stock options, warrants, deferred shares and restricted stock.

The following is a reconciliation of the denominator of the basic and diluted per share computation for the three months ended September 30, 2019 (in thousands):

Successor
Three Months
Ended
September 30, 2019
Weighted average shares outstanding - basic	61,118
Common share warrants	6,526
Deferred shares	6,600
Employee stock options	759
Board of directors RSU’s	9

Weighted average shares outstanding - diluted	75,012

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The table below presents the weighted-average number of antidilutive potential common shares that are not considered in the calculation of diluted loss per share (in thousands):

Successor
March 20, 2019 to
September 30, 2019
Common share warrants	24,500
Deferred shares	6,600
Employee stock options	4,493
Board of directors RSU’s	19

35,612

g) Intangible Assets

As a result of the Business Combination on March 19, 2019, and the related application of acquisition accounting, the Company completed a preliminary valuation of the identifiable intangible assets as of that date. As of September 30, 2019 (Successor), the trade name intangible asset, the Company’s only identified intangible asset with an indefinite life, had carrying values of $6.2 million. As of September 30, 2019, the definite-lived intangible assets had a carrying value of $614.5 million.

Prior to the Business Combination and application of acquisition accounting, the trade name intangible asset, and the definite-lived intangible assets had carrying values of $5.0 million and $126.5 million, respectively, as of December 31, 2018 (Predecessor).

The Company amortizes intangible assets with definite lives on a straight-line basis over their estimated useful lives. Amortization expense related to intangible assets for the three months ended September 30, 2019 (Successor) and three months ended September 30, 2018 (Predecessor) was $4.0 million and $0.9 million, respectively. Amortization expense for the periods from March 20, 2019 to September 30, 2019 (Successor), January 1, 2019 to March 19, 2019 (Predecessor) and the nine months ended September 30, 2018 (Predecessor) was $9.1 million, $0.8 million and $2.6 million, respectively. Amortization expense is estimated to be $16.8 million in each of the next five years beginning in 2020.

Retail concession agreements are generally renewed every five years and destination resort agreements are generally renewed every ten years. The Company has the intent and ability to renew such contracts over the estimated useful lives of the assets. Costs incurred to renew contracts are capitalized and amortized to cost of revenues and operating expenses over the term of the contract.

At September 30, 2019 (Successor), the cost, accumulated amortization, and net balance of the definite-lived intangible assets were as follows (in thousands):

				Weighted
				Average
		Accumulated	Net	Remaining Useful
Successor:	Cost	Amortization	Balance	Life (yrs.)
Retail concession agreements	$604,700	$(8,399)	$596,301	39
Destination resort agreements	17,900	(646)	17,254	15
Licensing agreement	1,000	(68)	932	8

	$623,600	$(9,113)	$614,487

At December 31, 2018 (Predecessor), the cost, accumulated amortization, and net balance of the definite-lived intangible assets were as follows (in thousands):

				Weighted
				Average
		Accumulated	Net	Remaining Useful
Predecessor:	Cost	Amortization	Balance	Life (yrs.)
Retail concession agreements	$130,000	$(10,210)	$119,790	36
Destination resort agreements	7,300	(573)	6,727	36

	$137,300	$(10,783)	$126,517

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h) Goodwill

Goodwill represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired. The Company has two operating segments: (1) Maritime and (2) Destination Resorts. The Maritime and Destination Resorts operating segments each have associated goodwill, and each has been determined to be a reporting unit.

The Company reviews goodwill for impairment at the reporting unit level annually or, when events or circumstances dictate, more frequently. The impairment review for goodwill consists of a qualitative assessment of whether it is more-likely-than-not that a reporting unit’s fair value is less than its carrying amount, and if necessary, a two-step goodwill impairment test. Factors to consider when performing the qualitative assessment primarily include general economic conditions and changes in forecasted operating results. If the qualitative assessment demonstrates that it is more-likely-than-not that the estimated fair value of the reporting unit exceeds its carrying value, it is not necessary to perform the two-step goodwill impairment test. The Company may elect to bypass the qualitative assessment and proceed directly to step one, for any reporting unit, in any period. The Company can resume the qualitative assessment for any reporting unit in any subsequent period. When performing the two-step goodwill impairment test, the fair value of the reporting unit is determined and compared to the carrying value of the net assets allocated to the reporting unit. If the fair value of the reporting unit exceeds its carrying value, no further analysis or write-down of goodwill is required. If the fair value of the reporting unit is less than the carrying value of its net assets, the implied fair value of the reporting unit is allocated to all its underlying assets and liabilities, including both recognized and unrecognized tangible and intangible assets, based on their fair value. If necessary, goodwill is then written down to its implied fair value.

As a result of the Business Combination on March 19, 2019, and the related application of acquisition accounting, the Company completed an initial preliminary valuation of goodwill as of that date of $199.4 million. As of September 30, 2019 (Successor), goodwill was adjusted to $185.6 million, a decrease of $13.8 million (see Note 1).

i) Derivative Instruments and Hedging Activities

The Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. Gains and losses on derivatives that are designated as cash flow hedges are recorded as a component of Accumulated other comprehensive loss until the underlying hedged transactions are recognized in earnings.

During the third quarter of 2019, the Company early-adopted ASU 2017-12 “Derivatives and Hedging (Topic 815)” which was issued with the objective of improving the financial reporting of hedging relationships to better portray the economic results of an entity’s risk management activities in its financial statements and to make certain targeted improvements to simplify the application of previously applicable hedge accounting guidance. Additionally, the new standard requires new disclosures requirements on a prospective basis. This adoption did not have a material effect on the Company’s condensed consolidated financial statements and did not result in any cumulative adjustment to equity as of the date of adoption since the Company did not enter into or transact any derivative before September 2019 (See Note 11).

j) Recent Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the nine months ended September 30, 2019 that are of significance, or potential significance, to the Company based on its current operations. The following summary of recent accounting pronouncements is not intended to be an exhaustive description of the respective pronouncement.

In May 2014, the FASB issued ASU 2014-09. The core principle of the guidance in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in this ASU supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry specific guidance throughout the Industry Topics of the ASC. Additionally, ASU 2014-09 supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts.

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In periods subsequent to the initial issuance of this ASU, the FASB has issued additional ASU’s clarifying items within Topic 606, as follows:

•

In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations” (“ASU 2016-08”). The amendments in ASU 2016-08 serve to clarify the implementation guidance on principal versus agent considerations.

•

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” (“ASU 2016-10”). The purpose of ASU 2016-10 is to clarify two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance (while retaining the related principles for those areas).

•

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). The purpose of ASU 2016-12 is to address certain issues identified to improve Topic 606 by enhancing guidance on assessing collectability, presentation of sales taxes and other similar taxes collected from customers, non-cash consideration and completed contracts and contract modifications at transition. The FASB issued updates ASU 2016-08, ASU 2016-10 and ASU 2016-12 to provide guidance to improve the operability and understandability of the implementation guidance included in ASU 2014-09. ASU 2016-08, ASU 2016-10 and ASU 2016-12 have the same effective date and transition requirements of ASU 2015-14, which defers the effective date and transition of ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019, with early adoption permitted. The Company plans to adopt this standard, other related revenue standard clarifications and technical guidance effective for the annual period ending December 31, 2019 and quarterly periods beginning January 1, 2020. The Company has elected the modified retrospective transition approach. Under this method, the standard will be applied only to the most current period presented and the cumulative effect of applying the standard will be recognized at the date of initial application. The Company is progressing through its implementation plan and is continuing to evaluate the impact of the standard on its processes, accounting systems, controls and financial disclosures. The Company is not able to determine at this time if the adoption of this guidance will have a material impact on the Company’s consolidated and combined financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) to increase transparency and comparability among organizations by recognizing rights and obligations resulting from leases as lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The update requires lessees to recognize for all leases with a term of 12 months or more at the commencement date: (a) a lease liability or a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (b) a right-of-use asset or a lessee’s right to use or control the use of a specified asset for the lease term. Under the update, lessor accounting remains largely unchanged. The update requires a modified retrospective transition approach for leases existing at or entered into after the beginning of the earliest comparative period presented in the financial statements and do not require any transition accounting for leases that expire before the earliest comparative period presented. The update is effective retrospectively for annual periods beginning after December 15, 2019, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company is not able to determine at this time if the adoption of this guidance will have a material impact on the Company’s consolidated and combined financial statements.

k) Accounting for Business Combinations

In accordance with ASC 805, when accounting for business combinations, the Company is required to recognize the assets acquired, liabilities assumed, contractual contingencies, noncontrolling interests and contingent consideration at their fair value as of the acquisition date.

The purchase price allocation process requires management to make significant estimates and assumptions with respect to intangible assets and/or pre-acquisition contingencies, all of which ultimately affect the fair value of goodwill established as of the acquisition date. Goodwill acquired in business combinations is assigned to the reporting unit(s) expected to benefit from the combination as of the acquisition date and is then subsequently tested for impairment at least annually.

As part of the Company’s accounting for business combinations, the Company is required to determine the useful lives of identifiable intangible assets recognized separately from goodwill. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the acquired business. An intangible asset with a finite useful life shall be amortized; an intangible asset with an indefinite useful life shall not be amortized. The Company bases the estimate of the useful life of an intangible asset on an analysis of all pertinent factors, including but not limited to the expected use of the asset, the expected useful life of another asset or a group of assets to which the useful life of the intangible asset may relate, any legal, regulatory, or contractual provisions that may limit the useful life, the Company’s own historical experience in renewing or extending similar arrangements, consistent with the Company’s intended use of the asset, regardless of whether those arrangements have explicit

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renewal or extension provisions, the effects of obsolescence, demand, competition, and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. If no legal, regulatory, contractual, competitive, economic, or other factors limit the useful life of an intangible asset to the reporting entity, the useful life of the asset shall be considered to be indefinite. The term indefinite does not mean the same as infinite or indeterminate. The useful life of an intangible asset is indefinite if that life extends beyond the foreseeable horizon—that is, there is no foreseeable limit on the period of time over which it is expected to contribute to the cash flows of the acquired business.

Although the Company believes the assumptions and estimates it has made have been reasonable and appropriate, such assumptions and estimates are based in part on historical experience and information obtained from the management of the acquired entity and are inherently uncertain. Examples of critical estimates in accounting for acquisitions include, but are not limited to, the future expected cash flows from sales of products and services, and related contracts and agreements, and discount and long-term growth rates. Unanticipated events and circumstances may occur which could affect the accuracy or validity of the Company’s assumptions, estimates or actual results.

l) Correction of Immaterial Errors

The Company corrected errors that were immaterial to the previously reported condensed consolidated financial statements as of March 31, 2019. These errors were identified and corrected in connection with the preparation of our condensed consolidated financial statements for the second quarter of 2019 and relate to the period from March 20, 2019 to March 31, 2019 (Successor). As of September 30, 2019, goodwill decreased by $23.0 million due to the net effect of adjusting for (i) a decrease of $26.6 million attributable to incorrectly including as consideration transferred change in control payments pursuant to employment agreements entered into in 2016 that were earned upon consummation of the Business Combination for services rendered prior to the Business Combination for which an assumed liability had been recorded in the purchase accounting treatment of the Business Combination; (ii) a decrease of $3.2 million attributable to a receivable due from Parent for the reimbursement of cash payments made by the Company on behalf of the Parent that had not been recorded in the purchase accounting treatment of the Business Combination; and (iii) an increase of $6.8 million attributable to contract acquisition costs that had incorrectly been recorded as an intangible asset in the purchase accounting of the Business Combination. Additionally, the Company corrected for $3.7 million of accrued expenses associated with Haymaker that had not been recorded upon consummation of the Business Combination and to reclassify $0.6 million of accumulated other comprehensive loss as additional paid in capital as of September 30, 2019. The effect of correcting these errors decreased additional paid in capital and stockholders’ equity by $24.1 million and $23.5 million, respectively, as of September 30, 2019.

The condensed consolidated statement of cash flows for the period from March 20, 2019 to September 30, 2019 has been corrected for the effect of the above referenced condensed consolidated balance sheet adjustments and other cash flow presentation items. The effect of correcting i) above resulted in a $26.6 million decrease in Cash Flow Used in Investing Activities attributable to the acquisition of OSW Predecessor, which was further reduced to reflect $14.6 million of cash acquired in the Business Combination (which was previously presented as cash and cash equivalents, beginning of period). The effect of correcting iii) above resulted in a $6.8 million increase in Cash Flow Used in by Operating Activities (specifically, to decrease the change in other noncurrent assets), which was offset partially by a correction for $3.0 million associated with payment of accrued expenses. The Company also corrected the presentation of Net Proceeds From Haymaker and Private Placement Investors by reducing the amount previously presented by $25.0 million, the effect of exchange rate changes on cash by reducing it by $0.6 million, and adjusted cash and cash equivalents at beginning of period to $1.7 million, which was the cash held by Haymaker at the Business Combination Date.

The corrections of these errors did not have any effect on the condensed consolidated statements of operations for any of the periods previously presented. Additionally, these errors did not have any effect on cash and cash equivalents at March 31, 2019.

3. ACCRUED EXPENSES

Accrued expenses consisted of the following (in thousands):

	Successor	Predecessor
	As of	As of
	September 30,	December 31,
	2019	2018
Operative commissions	$4,138	$4,663
Minimum cruiseline commissions	9,004	5,648
Payroll and bonuses	2,809	5,037
Interest	403	2,513
Other	8,365	9,350

	$24,719	$27,211

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4. LONG-TERM DEBT

Successor:

On March 19, 2019, the Company entered into (i) senior secured first lien credit facilities (the “First Lien Credit Facilities”) with Goldman Sachs Lending Partners LLC, as administrative agent, and certain lenders, consisting of (x) a term loan facility of $208.5 million (of which $20 million was borrowed by a subsidiary of the Company) (the “First Lien Term Loan Facility”), (y) a revolving loan facility of up to $20 million (the “First Lien Revolving Facility”) and (z) a delayed draw term loan facility of $5 million (the “First Lien Delayed Draw Facility”), and (ii) a senior secured second lien term loan facility of $25 million with Cortland Capital Market Services LLC, as administrative agent, and Neuberger Berman Alternative Funds, Neuberger Berman Long Short Fund, as lender. (the “Second Lien Term Loan Facility” and, together with the First Lien Term Loan Facility, the “Term Loan Facilities”; the New Term Loan Facilities, together with the First Lien Revolving Facility and the First Lien Delayed Draw Facility, are referred to as the “New Credit Facilities”). The First Lien Revolving Facility includes borrowing capacity available for letters of credit up to $5 million. Any issuance of letters of credit reduces the amount available under the New First Lien Revolving Facility. The First Lien Term Loan Facility matures seven years after March 19, 2019, the First Lien Revolving Facility matures five years after March 19, 2019 and the Second Lien Term Loan Facility matures eight years after March 19, 2019.

Total debt, net of $224.1 million at September 30, 2019 consisted of the following (amounts in thousands):

		Amount
		Borrowed at
	Borrowing	September 30,
	Capacity	2019
First Lien Revolving Facility	$20,000	$—
First Lien Term Loan Facility	208,500	207,458
Second Lien Term Loan Facility	25,000	25,000

	$253,500	232,458

Less: Unamortized deferred financing costs		6,321

Total debt		226,137
Less: Current portion of long-term debt		2,085

Long-term debt, net		$224,052

Loans outstanding under the First Lien Credit Facilities will accrue interest at a rate per annum equal to LIBOR plus a margin of 4.00%, with one step down to 3.75% upon achievement of a certain leverage ratio, and undrawn amounts under the First Lien Revolving Facility will accrue a commitment fee at a rate per annum of 0.50% on the average daily undrawn portion of the commitments thereunder, with one step down to 0.325% upon achievement of a certain leverage ratio. Loans outstanding under the Second Lien Term Loan Facility will accrue interest at a rate per annum equal to LIBOR plus 7.50%.

The obligations under the New Credit Facilities are guaranteed by the Company and each of its direct or indirect wholly-owned subsidiaries organized under the laws of the United States and the Commonwealth of The Bahamas, in each case, other than certain excluded subsidiaries, including, but not limited to, immaterial subsidiaries, non-profit subsidiaries, and any other subsidiary with respect to which the burden or cost of providing a guarantee is excessive in view of the benefits to be obtained by the lenders therefrom.

The Term Loan Facilities require the Company to make certain mandatory prepayments, with (i) 100% of net cash proceeds of all non-ordinary course asset sales or other dispositions of property, subject to the ability to reinvest such proceeds and certain other exceptions, and subject to step downs if certain leverage ratios are met and (ii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted under the definitive agreements (but excluding debt incurred to refinance the New Credit Facilities). The Company also is required to make quarterly amortization payments equal to 0.25% of the original principal amount of the First Lien Term Loan Facility commencing after the first full fiscal quarter after the closing date of the New Credit Facilities (subject to reductions by optional and mandatory prepayments of the loans). The Company may prepay (i) the First Lien Credit Facilities at any time without premium or penalty, subject to payment of customary breakage costs and a customary “soft call,” and (ii) the Second Lien Term Loan Facility at any time without premium or penalty, subject to a customary make-whole premium for any voluntary prepayment prior to the date that is 30 months following the closing date of the New Credit Facilities (the “Callable Date”), following by a call premium of (x) 4.0% on or prior to the first anniversary of the Callable Date, (y) 2.50% after the first anniversary but on or prior to the second anniversary of the Callable Date, and (z) 1.50% after the second anniversary but on or prior to the third anniversary of the Callable Date.

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The First Lien Revolving Facility contains a financial covenant and the New Credit Facilities contain a number of traditional negative covenants including negative covenants related to the following subjects: consolidations, mergers, and sales of assets; limitations on the incurrence of certain liens; limitations on certain indebtedness; limitations on the ability to pay dividends; and certain affiliate transactions.

The New Credit Facilities also contain certain customary representations and warranties, affirmative covenants and events of default. If an event of default occurs, the lenders under the New Credit Facilities are entitled to take various actions, including the acceleration of amounts due under the New Credit Facilities and all actions permitted to be taken by a secured creditor, subject to customary intercreditor provisions among the first and second lien secured parties.

Predecessor:

On January 11, 2018, the Company entered into an assignment and assumption of third-party debt (the “Term Credit Agreement”) of $356.2 million from the Parent with a maturity date on December 9, 2021. Long-term debt is presented net of related unamortized deferred financing costs of $3.7 million on the condensed combined balance sheet as of December 31, 2018. The interest rate on the Term Credit Agreement was based on (at the Parent’s election) either LIBOR plus a predetermined margin that ranged from 7.00% to 7.50%, or the base rate as defined in the Term Credit Agreement plus a predetermined margin that ranged from 6.00% to 6.50%, in each case based on the Parent’s consolidated total leverage ratio. At December 31, 2018, the Parent elected the LIBOR rate and the applicable margin was 7.25% per annum.

On March 1, 2019, all amounts due under the Term Credit Agreement were paid off in full by the Parent on behalf of OSW. This resulted in a loss on extinguishment of debt to OSW of $3,413,000, representing the write-off of unamortized deferred financing costs, which is recorded in other income (expense) in the accompanying condensed combined statements of operations for the period from January 1, 2019 to March 19, 2019 (Predecessor).

5. PRIVATE PLACEMENTS

On November 1, 2018, the Company entered into certain subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which, among other things, such investors agreed to subscribe for and purchase, and OneSpaWorld agreed to issue and sell to such investors 17,856,781 newly issued OneSpaWorld Shares and 3,105,294 OneSpaWorld Warrants for gross proceeds of approximately $122,496,370 (the “Private Placements”).

On March 19, 2019, OneSpaWorld completed the sales of 17,856,781 OneSpaWorld Shares and 3,105,294 OneSpaWorld Warrants to such investors as contemplated by the Subscription Agreements. The proceeds from the Private Placements were used to fund a portion of the cash payment payable in connection with the consummation of the Business Combination.

6. EQUITY

Common Shares

The Company is authorized to issue 250,000,000 common shares with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At September 30, 2019, there were 61,118,398 shares of OneSpaWorld common stock issued and outstanding.

Deferred Shares

As part of the equity consideration transferred in the Business Combination on March 19, 2019, Steiner and Haymaker Sponsor, LLC (“Haymaker Sponsor”) received deferred shares which provided the right to receive 5,000,000 and 1,600,000 OneSpaWorld common stock, respectively. The issuance of the OneSpaWorld common shares related to the Deferred Shares is contingent upon the earlier occurrence of any of the following events: (i) OneSpaWorld share price reaching $20 per share for five consecutive trading dates, as adjusted to reflect any stock split, reverse stock split, stock dividend, payment of dividends and other events as defined in the applicable Deferred Shares agreement (ii) in the event of a change of control, as defined, of the Company if the price per share paid in connection with such change in control is equal to or greater than $20; however, if the price per share paid in connection with such change in control is less than $20, then no OneSpaWorld common shares will be issued and all the rights to receive the shares will be forfeited for no consideration, and (iii) ten years from the date of the Business Combination agreement.

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Public Warrants

Each whole Public Warrant is exercisable to purchase one share of common stock and only whole warrants are exercisable (See Note 1). The Public Warrants became exercisable 30 days after the completion of the Business Combination. Each whole Public Warrant entitles the holder to purchase one share of OneSpaWorld common stock at an exercise price of $11.50. For the three months ended September 30, 2019, 100 Public Warrants were converted into 100 OneSpaWorld common shares. As of September 30, 2019, 24,499,900 Public Warrants were issued and outstanding.

Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of OneSpaWorld common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless the holder purchases at least two units, the holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the date of the Business Combination or earlier upon redemption or liquidation.

The Company filed with the Securities and Exchange Commission (“SEC”) a registration statement for the registration, under the Securities Act, of the shares of OneSpaWorld common stock issuable upon exercise of the warrants. This registration statement has since been declared effective by the SEC. The Company will use its reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

Private Placement Warrants

Certain investors (the “Investors’) purchased an aggregate of 3,105,294 Private Placement Warrants at a price of $1.00 per whole warrant in a private placement that occurred simultaneously with the closing of the Business Combination. Each whole Private Placement Warrant is exercisable for one whole share of OneSpaWorld common stock at a price of $11.50 per share. The proceeds from the purchase of the Private Placement Warrants was used to fund a portion of the cash payment payable in connection with the consummation of the Business Combination. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Investors or their permitted transferees.

The Private Placement Warrants (including the OneSpaWorld common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 30 days after the Business Combination and they will not be redeemable so long as they are held by the Investors or their permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement

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Warrants will be redeemable by the Company and exercisable by the holders on the same basis the Public Warrants. If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of OneSpaWorld common stock equal to the quotient obtained by dividing (x) the product of the number of shares of OneSpaWorld common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The Company’s Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the OneSpaWorld common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date the Company completes its Business Combination.

Stock Options

On March 26, 2019 (Successor), OneSpaWorld granted certain executive officers of the Company a total of 4,547,076 non-qualified stock options. The options were 100%, fully-vested on the grant date and become exercisable upon the five-day volume weighted average price of OneSpaWorld common shares reaching $20.00 per share. As of September 30, 2019, 4,275,891 stock options were issued and outstanding.

7. COMMITMENTS

Registration Rights Agreement

On March 19, 2019, in connection with the closing of the Business Combination (the “Closing”), OneSpaWorld, Steiner Leisure and Haymaker Sponsor entered into a Registration Rights Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement provides for customary registration rights, including demand and piggyback rights subject to cut-back provisions. During the quarter ended June 30, 2019, the Company filed with the SEC a registration statement under the Securities Act to register the Shares. This registration statement has since been declared effective by the SEC. At any time, and from time to time, after the shelf registration statement has been declared effective by the SEC, Steiner Leisure will be entitled to make up to three demands per year, and Haymaker Sponsor will be entitled to make up to three demands per year, that a resale of shares of OneSpaWorld reasonably expected to exceed $10,000,000 in gross offering price pursuant to such shelf registration statement be made pursuant to an underwritten offering. Pursuant to the Registration Rights Agreement, Steiner Leisure and Haymaker Sponsor will agree not to sell, transfer, pledge or otherwise dispose of their OneSpaWorld Shares (as defined in the Registration Rights Agreement) during the seven days before and 90 days after the pricing of any underwritten offering of OneSpaWorld, subject to certain exceptions, and Steiner Leisure and Haymaker Sponsor will enter into a customary lock-up agreement to such effect. Steiner Leisure and Haymaker Sponsor agreed not to assign or delegate their rights, duties or obligations under the Registration Rights Agreement for a period of six months following the Closing, subject to certain exceptions.

Operating Leases

The Company leases office and warehouse space, as well as office equipment and automobiles, under operating leases. The Company also makes certain payments to the owners of the venues where destination resort health and wellness centers are located. Destination resort health and wellness centers generally require rent based on a percentage of revenues. In addition, as part of the rental arrangements for some of the destination resort health and wellness centers, the Company is required to pay a minimum annual rental regardless of whether such amount would be required to be paid under the percentage rent arrangement. Substantially all of these arrangements include renewal options ranging from three to five years.

8. NONCONTROLLING INTEREST

The Company has a 60% controlling interest and a third party has a 40% noncontrolling interest in Medispa Limited, a Bahamian entity that is a consolidated subsidiary of the Company. The operations of Medispa Limited relate to the delivery of non-invasive aesthetic services, provision of related services, and the sale of related products on cruise ships and in destination resorts outside the tax jurisdiction of the U.S. As of September 30, 2019 (Successor) and December 31, 2018 (Predecessor), the noncontrolling interest was $8.0 million and $3.6 million, respectively.

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9. RELATED PARTY TRANSACTIONS

Predecessor:

The Company purchased products from wholly owned subsidiaries of Steiner Leisure for resale to its customers. Inventories on hand related to these purchases and accounts payable owed to the supplier entities related to the purchases were as follows (in thousands):

Predecessor
As of
December 31,
2018
Inventory	$17,268
Accounts payable - related parties	$6,553

The Company entered into a loan agreement with a wholly owned subsidiary of the Parent (the “Borrower”), for €5.0 million on February 25, 2016. The note receivable was due in full by January 3, 2021 and bears an annual interest rate of 7.50%. The note receivable was accounted for on an amortized cost basis, and interest was recognized using the effective interest rate method. On July 27, 2018, the Parent settled the outstanding principal amount and all accrued interest under this loan agreement.

The Company received services and support from various functions performed by the Parent. These expenses related to allocations of Parent corporate overhead.

Successor:

One Spa World LLC, a subsidiary of OneSpaWorld, entered into a transition services agreement, concurrent with the closing of the Business Combination, with Steiner Management Services, LLC (“SMS”), which became effective at the time of the closing. This agreement provides for the provision by SMS and its affiliates and third-party providers of certain services, including accounting, information technology and legal services, to certain subsidiaries of OneSpaWorld until December 31, 2019 in exchange for approximately $360,000.

OSW Predecessor entered into an Executive Services Agreement, concurrent with the closing of the Business Combination, with Nemo Investor Aggregator, Limited, the parent company of Steiner Leisure, which became effective at the time of the closing. The agreement provides that after the closing of the Business Combination, Leonard Fluxman and Stephen Lazarus are to be made available to provide certain transition services to Nemo, until December 31, 2019 in exchange for $850,000.

Predecessor and Successor:

OSW entered into a Management Agreement, dated May 25, 2018 and amended and restated October 25, 2018, with Bliss World LLC, an indirect subsidiary of Steiner Leisure, which became effective at the time of the closing of the Business Combination. The agreement provides that OSW will manage the operation of nine U.S. health and wellness centers on behalf of Bliss World LLC in exchange for approximately $1.25 million in the aggregate for the year ended December 31, 2019. Subject to certain customary early termination rights, the agreement terminates, with respect to each health and wellness center, upon expiration or termination of the respective lease for each such health and wellness center.

On August 3, 2018, OSW entered into a lease of office space in Coral Gables, Florida (the “Coral Gables Lease”) with an initial lease term of twelve years and options to renew for two periods of five years each. Additionally, on August 3, 2018, OSW entered into a sublease of the Coral Gables Lease with SMS, with an initial term of five years and an annual rent amount of approximately $480,000.

10. SEGMENT AND GEOGRAPHICAL INFORMATION

The Company operates facilities on cruise ships and in destination resorts, which provide health and wellness, fitness and beauty services and sell related products onboard cruise ships and in destination resorts. The Company’s Maritime and Destination Resorts operating segments are aggregated into a single reportable segment based upon similar economic characteristics, products, services, customers and delivery methods. Additionally, the Company’s operating segments represent components of the Company for which separate financial information is available that is utilized on a regular basis by the chief executive officer, who is the Company’s chief operating decision maker (CODM), in determining how to allocate the Company’s resources and evaluate performance.

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The basis for determining the geographic information below is based on the countries in which the Company operates. The Company is not able to identify the country of origin for the customers to which revenues from cruise ship operations relate. Geographic information is as follows (in thousands):

	Successor	Predecessor	Successor	Predecessor
	Three Months Ended	Three Months Ended	March 20, 2019 to	January 1, 2019 to	Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	March 19, 2019	September 30, 2018
Revenues:
U.S.	$8,541	$6,078	$17,824	$6,008	$19,921
Not connected to a country	131,133	131,212	273,988	106,886	370,053
Other	5,227	5,330	12,533	5,558	16,935

Total	$144,901	$142,620	$304,345	$118,452	$406,909

	Successor	Predecessor
	As of	As of
	September 30,	December 31,
	2019	2018
Property and equipment, net:
U.S.	$8,895	$6,838
Not connected to a country	6,974	2,188
Other	7,992	7,213

Total	$23,861	$16,239

11. FAIR VALUE MEASUREMENTS AND DERIVATIVES

Fair Value Measurements

The Company’s outstanding long-term debt as of September 30, 2019 (Successor) was recently originated and bears variable interest rates. As a result, the Company believes that the fair value of long-term debt as of September 30, 2019 approximates its carrying amount. The fair value of outstanding long-term debt as of December 31, 2018 (Predecessor) is estimated at $372.2 million using a discounted cash flow analysis based on current market interest rates for debt issuances with similar remaining years-to-maturity and adjusted for credit risk, which represents a Level 3 measurement in the fair value hierarchy.

Assets and liabilities that are recorded at fair value have been categorized based upon the fair value hierarchy. The following table presents information about the Company’s financial instruments recorded at fair value on a recurring basis (in thousands) and included as part of “other current assets” and “other long-term liabilities”:

	Fair Value Measurements at September 30, 2019 Using
Description	Total	Level 1	Level 2	Level 3
Assets:
Derivative financial instruments (1)	$343	$—	$343	$—

Total Assets	$343	$—	$343	$—

Liabilities:
Derivative financial instruments (1)	$290	$—	$290	$—

Total Liabilities	$290	$—	$290	$—

(1)	Consists of an interest rate swap.

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Derivatives

Successor:

Market risk associated with the Company’s long-term floating rate debt is the potential increase in interest expense from an increase in interest rates. The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements.

The Company assesses whether derivatives used in hedging transactions are “highly effective” in offsetting changes in the cash flow of its hedged forecasted transactions. The Company uses regression analysis for this hedge relationship and high effectiveness is achieved when a statistically valid relationship reflects a high degree of offset and correlation between the fair values of the derivative and the hedged forecasted transaction. Cash flows from the derivatives are classified in the same category as the cash flows from the underlying hedged transaction. The Company classifies derivative instrument cash flows from hedges of benchmark interest rate as operating activities due to the nature of the hedged item. If it is determined that the hedged forecasted transaction is no longer probable of occurring, then the amount recognized in accumulated other comprehensive income (loss) is released to earnings.

The Company monitors concentrations of credit risk associated with financial and other institutions with which the Company conducts significant business. Credit risk, including but not limited to, counterparty nonperformance under derivatives, is not considered significant, as the Company primarily conducts business with large, well-established financial institutions with which the Company has established relationships, and which have credit risks acceptable to the Company. The Company does not anticipate non-performance by its counterparty. The amount of the Company’s credit risk exposure is equal to the fair value of the derivative when any of the derivatives are in a net gain position.

In September 2019, the Company entered into a floating-to-fixed interest rate swap agreement to make a series of payments based on a fixed interest rate of 1.457% and receive a series of payments based on the greater of 1 Month USD LIBOR or Strike which is used to hedge the Company’s exposure to changes in cash flows associated with its variable rate Term Loan Facilities and has designated this derivative as a cash flow hedge. Both the fixed and floating payment streams are based on a notional amount of $174.7 million at the inception of the contract.

The interest rate swap agreement has a maturity date of September 19, 2024. As of September 30, 2019, the notional amount is $174.7 million. There was no ineffectiveness related to the interest rate swaps. The gain or loss on the derivative is recorded as a component of accumulated other comprehensive income (loss) and subsequently reclassified into interest expense in the same period(s) during which the hedged transaction affects earnings. The Company expects to reclassify $0.3 million of income from accumulated other comprehensive income (loss) into interest expense within the next twelve months.

The fair value of the interest rate swap contract is measured on a recurring basis by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on the expectation of future interest rates (forward curves) derived from observable market interest rate curves. The interest rate swap contract was categorized as Level 2 in the fair value hierarchy. The Company is not required to post cash collateral related to this derivative instrument.

The effect of the interest rate swap contract designated as cash flows hedging instrument on the condensed consolidated financial statements was as follows (in thousands):

Derivative	Amount of Gain (Loss) Recognized in Accumulated Other Comprehensive Income (Loss) on Derivative		Location of Gain (Loss) Reclassified From Accumulated Other Comprehensive Income (Loss) into Income	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income
	Three Months Ended	March 20, 2019 to		Three Months Ended	March 20, 2019 to
	September 30, 2019	September 30, 2019		September 30, 2019	September 30, 2019
Interest rate swap	$88	$88	Interest expense	$35	$35

Total	$88	$88		$35	$35

Predecessor:

During the nine-month period ended September 30, 2018 and for the period from January 1, 2019 to March 19, 2019, the Company did not enter into or transact any derivative contracts, nor did the Company have any derivative contracts outstanding as of December 31, 2018.

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12. CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) BY COMPONENT

The following table presents the changes in accumulated other comprehensive income (loss) by component for the period March 20, 2019 to September 30, 2019 (Successor) and the nine months ended September 30, 2018 (Predecessor), respectively:

	Successor			Predecessor
	Accumulated Other Comprehensive Income (Loss) for the Period			Accumulated Other Comprehensive Income (Loss)
	March 20, 2019 to September 30, 2019			for the Nine Months Ended September 30, 2018 (2)
	Foreign Currency	Changes Related to		Foreign Currency
	Translation	Cash Flow	Accumulated Other	Translation	Accumulated Other
	Adjustments	Derivative Hedge (1)	Comprehensive Loss	Adjustments	Comprehensive Loss
Accumulated other comprehensive loss, beginning of the period	$—	$—	$—	$(356)	$(356)

Other comprehensive (loss) income before reclassifications	(384)	88	(296)	(224)	$(224)
Amounts reclassified from accumulated other comprehensive income (loss)	—	(35)	(35)	—	$—

Net current period other comprehensive (loss) income	(384)	53	(331)	(224)	$(224)

Ending balance	$(384)	$53	$(331)	$(580)	$(580)

(1)	See Note 11.
(2)	For the three and nine months ended September 30, 2018, the only component of other comprehensive income (loss) was foreign currency translation adjustments.

13. SUBSEQUENT EVENT

In November 2019, the Company adopted an annual cash dividend program and declared an initial quarterly payment of $0.04 per common share, which is payable on February 28, 2020 to its common stockholders of record as of January 10, 2020.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

OneSpaWorld Holdings Limited (“OneSpaWorld,” the “Company,” “we,” “our, “us” and other similar terms refer to OneSpaWorld Holdings Limited and its consolidated subsidiaries) is the pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers at destination resorts worldwide. Our highly-trained and experienced staff offer guests a comprehensive suite of premium health, fitness, beauty and wellness services and products onboard 163 cruise ships and at 70 destination resorts globally. With over 80% market share in the highly attractive outsourced maritime health and wellness market, we are the market leader at approximately 10x the size of our closest maritime competitor. Over the last 50 years, we have built our leading market position on our depth of staff expertise, broad and innovative service and product offerings, expansive global recruitment, training and logistics platform as well as decades-long relationships with cruise and destination resort partners. Throughout our history, our mission has been simple—helping guests look and feel their best during and after their stay.

At our core, we are a global services company. We serve a critical role for our cruise line and destination resort partners, operating a complex and increasingly important aspect of our cruise line and destination resort partners’ overall guest experience. Decades of investment and know-how have allowed us to construct an unmatched global infrastructure to manage the complexity of our operations, which in 2018 included nearly 8,000 annual voyages with visits to over 1,100 ports of call around the world. We have consistently expanded our onboard offerings with innovative and leading-edge service and product introductions, and developed powerful back-end recruiting, training and logistics platforms to manage our operational complexity, maintain our industry-leading quality standards, and maximize revenue per center. The combination of our renowned recruiting and training platform, deep labor pool, global logistics and supply chain infrastructure and proven revenue management capabilities represents a significant competitive advantage that we believe is not economically feasible to replicate.

A significant portion of our revenues are generated from our cruise ship operations. Historically, we have been able to renew almost all of our cruise line agreements that expired or were scheduled to expire. Recently, we extended our current agreement with Norwegian Cruise Lines through 2024, won a contract with the new lifestyle brand Virgin Voyages to operate the spa and wellness offerings onboard the first three Virgin vessels, planned to launch in 2020, 2021 and 2022, won a contract with Celebrity Cruise Lines to design and operate the health and wellness centers onboard their four new mega ships commissioned in 2018 and being commissioned between 2019 and 2022, and entered into an amended agreement with P&O Cruises to extend our operations on P&O’s vessels for the next five years.

Our success and our growth are dependent to a significant extent on the success and growth of the travel, leisure and hospitality industries, and particularly in the cruise industry.

The success of the cruise and hospitality industries, as well as our business, is impacted by geopolitical events and economic conditions, as well as the perception by consumers of such conditions. Prior adverse economic factors, including periodic increases in fuel prices, experienced in the United States and other world economies have presented challenges for the cruise and hospitality industries and our business, including the potential for reduced spending by consumers on discretionary items, such as our services and products. The recurrence of the more severe aspects of these challenging conditions could have a material adverse effect on the cruise and hospitality industries and also could have a material adverse effect on our results of operations and financial condition for 2019 and thereafter.

Despite the general historic trend of growth in the volume of cruise passengers, in 2019 and future years, the global economic environment could cause the number of cruise passengers to decline or be maintained through discounting, which could result in an increased number of passengers with limited discretionary spending ability. A significant decrease in passenger volume could have a material adverse effect on our results of operations and financial condition.

Other factors also can adversely affect our financial results. Fluctuations in currency exchange rates compared to the U.S. Dollar can impact our results of operations, most significantly because we pay for the administration of recruitment and training of our shipboard personnel and purchase finished goods in U.K. Pounds Sterling and Euros, respectively. Accordingly, while the relative strength of the U.S. Dollar has improved recently, renewed weakness of the U.S. Dollar against those currencies can adversely affect our results of operations, as has occurred from time to time in recent years.

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On March 19, 2019, we consummated the previously announced business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of November 1, 2018 (as amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner Leisure”), Steiner U.S. Holdings, Inc., a Florida corporation, Nemo (UK) Holdco, Ltd., a limited company formed under the laws of England and Wales, Steiner UK Limited, a limited company formed under the laws of England and Wales, Steiner Management Services, LLC, a Florida limited liability company, Haymaker Acquisition Corp., a Delaware corporation (“Haymaker”), Dory US Merger Sub, LLC, a Delaware limited liability company, Dory Acquisition Sub, Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas, Dory Intermediate LLC, a Delaware limited liability company, and Dory Acquisition Sub, Inc., a Delaware corporation.

“OSW Predecessor” is comprised of the net assets and operations of (i) the following wholly-owned subsidiaries of Steiner Leisure: OneSpaWorld LLC, Steiner Spa Asia Limited, Steiner Spa Limited, and Steiner Marks Limited, (ii) the following respective indirect subsidiaries of Steiner Leisure: Mandara PSLV, LLC, Mandara Spa (Hawaii), LLC, Florida Luxury Spa Group, LLC, Steiner Transocean U.S., Inc., Steiner Spa Resorts (Nevada), Inc., Steiner Spa Resorts (Connecticut), Inc., Steiner Resort Spas (California), Inc., OneSpaWorld Resort Spas (North Carolina), Inc. (formerly known as Steiner Resort Spas (North Carolina), Inc.), OSW SoHo LLC, OSW Distribution LLC, World of Wellness Training Limited (formerly known as Steiner Training Limited), STO Italy S.r.l., One Spa World LLC, Mandara Spa Services LLC, OneSpaWorld Limited, OneSpaWorld (Bahamas) Limited (formerly known as Steiner Transocean Limited), OneSpaWorld Medispa LLC, OneSpaWorld Medispa Limited, OneSpaWorld Medispa (Bahamas) Limited (formerly known as STO Medispa Limited), Mandara Spa (Cruise I), LLC, Mandara Spa (Cruise II), LLC, Steiner Transocean (II) Limited, The Onboard Spa by Steiner (Shanghai) Co., Ltd., Mandara Spa LLC, Mandara Spa Puerto Rico, Inc., Mandara Spa (Guam), L.L.C., Mandara Spa (Bahamas) Limited, Mandara Spa Aruba N.V., Mandara Spa Polynesia Sarl, Mandara Spa Asia Limited, PT Mandara Spa Indonesia, Spa Services Asia Limited, Mandara Spa Palau, Mandara Spa (Malaysia) Sdn. Bhd., Mandara Spa Ventures International Sdn. Bhd., Spa Partners (South Asia) Limited, Mandara Spa (Maldives) PVT LTD, and Mandara Spa (Fiji) Limited, (iii) Medispa Limited, a majority-owned subsidiary of Steiner Leisure, and (iv) the timetospa.com website owned by Elemis USA, Inc. (formerly known as Steiner Beauty Products, Inc.).

At the closing of the Business Combination, OneSpaWorld became the ultimate parent company of Haymaker and OSW Predecessor. Unless the context otherwise requires, “we,” “us,” “our” and the “Company” refer to OneSpaWorld Holdings Limited and its subsidiaries.

Key Performance Indicators

In assessing the performance of our business, we consider several key performance indicators used by management. These key indicators include:

•	Ship Count. The number of ships, both on average during the period and at period end, on which we operate health and wellness centers. This is a key metric that impacts revenue and profitability.

•

Average Weekly Revenue Per Ship. A key indicator of productivity per ship. Revenue per ship can be affected by the various sizes of health and wellness centers and categories of ships on which we serve.

•

Average Revenue Per Shipboard Staff Per Day. We utilize this performance metric to assist in determining the productivity of our onboard staff, which we believe is a critical element of our operations.

•

Destination Resort Count. The number of destination resorts, both on average during the period and at period end, on which we operate the health and wellness centers. This is a key metric that impacts revenue and profitability.

•

Average Weekly Revenue Per Destination Resort Health and Wellness Center. A key indicator of productivity per destination resort health and wellness center. Revenue per destination resort health and wellness center in a period can be affected by the mix of North American and Asian centers for such period because North American centers are typically larger and produce substantially more revenue per center than Asian centers. Additionally, average weekly revenue can also be negatively impacted by renovations of our destination resort health and wellness centers.

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For the nine months ended September 30, 2019, we have combined the results of the successor entity, OneSpaWorld Holdings Limited, for the period from March 20, 2019 to September 30, 2019 with the results of OSW Predecessor for the period from January 1, 2019 to March 19, 2019 (the “2019 Combined Period”) in the following table which sets forth the above key performance indicators for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Selected Statistics
Period End Ship Count	162	161	162	161
Average Ship Count (1)	161	160	161	156
Average Weekly Revenue Per Ship	$63,473	$62,787	$61,760	$61,029
Average Revenue Per Shipboard Staff Per Day	$493	$498	$480	$482
Period End Resort Count	69	67	69	67
Average Resort Count (2)	68	61	68	61
Average Weekly Revenue Per Resort	$10,831	$14,403	$12,243	$14,210
Capital Expenditures ($ thousands)	$1,127	$1,312	$2,887	$4,248

(1)

Average Ship Count reflects the fact that during the period ships were in and out of service and is calculated by adding the total number of days that each of the ships generated revenue during the period, divided by the number of calendar days during the period.

(2)

Average Resort Count reflects the fact that during the period destination resort health and wellness centers were in and out of service and is calculated by adding the total number of days that each destination resort health and wellness center generated revenue during the period, divided by the number of calendar days during the period.

Key Financial Definitions

Revenues. Revenues consist primarily of sales of services and sales of products to cruise ship passengers and destination resort guests. The following is a brief description of the components of our revenues:

•

Service revenues. Service revenues consist primarily of sales of health, wellness and beauty services, including a full range of massage treatments, facial treatments, nutritional/weight management consultations, teeth whitening, mindfulness services and medispa services to cruise ship passengers and destination resort guests. We bill our services at rates which inherently include an immaterial charge for products used in the rendering of such services, if applicable.

•

Product revenues. Product revenues consist primarily of sales of health and wellness products, such as facial skincare, body care, hair care, orthotics and nutritional supplements to cruise ship passengers, destination resort guests and timetospa.com customers.

Cost of services. Cost of services consists primarily of an allocable portion of payments to cruise lines (which are derived as a percentage of service revenues or a minimum annual rent or a combination of both), an allocable portion of wages paid to shipboard employees, an allocable portion of staff-related shipboard expenses, costs related to recruitment and training of shipboard employees, wages paid directly to destination resort employees, payments to destination resort venue owners, the allocable cost of products consumed in the rendering of a service and health and wellness center depreciation. Cost of services have historically been highly variable; increases and decreases in cost of services are primarily attributable to a corresponding increase or decrease in service revenues. Cost of services have tended to remain consistent as a percentage of service revenues.

Cost of products. Cost of products consists primarily of the cost of products sold through our various methods of distribution, an allocable portion of wages paid to shipboard employees and an allocable portion of payments to cruise lines and destination resort partners (which are derived as a percentage of product revenues or a minimum annual rent or a combination of both). Cost of products have historically been highly variable, increases and decreases in cost of products are primarily attributable to a corresponding increase or decrease in product revenues. Cost of products have tended to remain consistent as a percentage of product revenues.

Administrative. Administrative expenses are comprised of expenses associated with corporate and administrative functions that support our business, including fees for professional services, insurance, headquarters rent and other general corporate expenses. We expect administrative expenses to increase due to additional legal, accounting, insurance and other expenses related to becoming a public company.

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Salary and payroll taxes. Salary and payroll taxes are comprised of employee expenses associated with corporate and administrative functions that support our business, including fees for employee salaries, bonuses, payroll taxes, pension/401K, stock based awards and other employee costs.

Amortization of intangible assets. Amortization of intangible assets is comprised of the amortization of intangible assets with definite useful lives (e.g., customer contracts, trade names, long-term leases) and amortization expenses associated with the Business Combination in which Haymaker acquired OSW Predecessor.

Other income (expense), net. Other income (expense) consists of royalty income, interest income and interest expense.

Provision for income taxes. Provision for income taxes includes current and deferred federal income tax expenses, as well as state and local income taxes. See “—Critical Accounting Policies—Income Taxes” included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Net income. Net income consists of income from operations less other income (expense) and provision for income taxes.

Revenue Drivers and Business Trends

Our revenues and financial performance are impacted by a multitude of factors, including, but not limited to:

•

The number of ships and destination resorts in which we operate health and wellness centers. Revenue is impacted by net new ship growth and the increase in the number of destination resort health and wellness centers in each period.

•

The size and offerings of new health and wellness centers. We have focused our attention on the innovation and provision of higher value added and price point services such as medispa and advanced facial techniques, which require treatment rooms equipped with specific equipment and staff trained to perform these services. As our cruise line partners continue to invest in new ships with enhanced health and wellness centers that allow for more advanced treatment rooms and larger staff sizes, we are able to increase the availability of these services, driving an overall shift towards a more attractive service mix.

•

Expansion of value-added services and products across modalities in existing health and wellness centers. We continue to expand our higher value added and price point offerings in existing health and wellness centers, including introducing premium medispa services, resulting in higher guest spending.

•

The mix of ship count across contemporary, premium, luxury and budget categories. Revenue generated per shipboard health and wellness center differs across contemporary, premium, luxury and budget ship categories due to the size of the health and wellness centers, services offered, guest demographics and guest spending patterns.

•

The mix of cruise geography and itinerary. Revenue generated per shipboard health and wellness center is influenced by each cruise itinerary including duration of the itinerary and the number and timing of sea versus port days, which impacts center utilization, as well as the geographic sailing region which may impact offerings of services and products to best address guest preferences.

•

Collaboration with cruise line partners including targeted marketing and promotion initiatives as well as implementation of proprietary technologies to increase center utilization via pre-booking and pre-payment. We are now directly marketing and distributing promotions to onboard passengers as a result of enhanced collaboration with select cruise line partners. We have also begun to implement proprietary pre-booking and pre-payment technology platforms that interface with our cruise line partners’ pre-cruise planning systems. These areas of increased collaboration with cruise line partners are resulting in higher revenue generation across our health and wellness centers.

•

The impact of weather. Our health and wellness centers onboard cruise ships and in select destination resorts may be negatively affected by hurricanes. The negative impact of hurricanes is highest during peak hurricane season from August to October.

The effect of each of these factors on our revenues and financial performance varies from period to period.

Recent Accounting Pronouncements

Refer to Note 2 to the Condensed Consolidated and Combined Financial Statements in this report for a discussion of recent accounting pronouncements.

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Results of Operations

The following tables present operations for two periods, Predecessor and Successor, which relate to the periods preceding and the periods succeeding the Business Combination, respectively. References to the “Successor 2019 Period” in the discussion below refer to the period from March 20, 2019 to September 30, 2019. References to the “Predecessor 2019 Period” in the discussion below refers to the period from January 1, 2019 to March 19, 2019 (amounts in thousands, except per share data).

	Successor		Predecessor
	Consolidated		Combined
	Three Months Ended	% of Total	Three Months Ended	% of Total
	September 30, 2019	Revenue	September 30, 2018	Revenue
REVENUES:
Service revenues	$110,564	76%	$108,113	76%
Product revenues	34,337	24%	34,507	24%

Total revenues	144,901	100%	142,620	100%

COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	94,199	65%	92,267	65%
Cost of products	29,980	21%	30,321	21%
Administrative	5,393	4%	2,417	2%
Salary and payroll taxes	2,951	2%	4,002	3%
Amortization of intangible assets	4,040	3%	880	1%

Total cost of revenues and operating expenses	136,563	94%	129,887	91%

Income from operations	8,338	6%	12,733	9%

OTHER INCOME (EXPENSE), NET:
Interest expense	(4,606)	-3%	(9,002)	-6%
Interest income	35	0%	33	0%
Other income (expense)	—	0%	(13)	0%

Total other income (expense), net	(4,571)	-3%	(8,982)	-6%

Income before provision for income taxes	3,767	3%	3,751	3%
PROVISION FOR INCOME TAXES	97	0%	163	0%

Net income	3,670	3%	3,588	3%
Net income attributable to noncontrolling interest	1,308	1%	1,073	1%

Net income attributable to common shareholders and Parent, respectively	$2,362	2%	$2,515	2%

Comparison of Results for the Three Months Ended September 30, 2019 (Successor) and the Three Months Ended September 30, 2018 (Predecessor)

Revenues. Revenues for the three months ended September 30, 2019 and 2018 were $144.9 million and $142.6 million, respectively. The increase for the three months ended September 30, 2019 was attributable to three incremental net new shipboard health and wellness centers added to the fleet of cruise line partners, a continued trend towards larger and enhanced shipboard health and wellness centers, and continued collaboration with cruise line partners. The split of revenue growth between service and product revenues was as follows:

•	Service revenues. Service Revenues for the three months ended September 30, 2019 and 2018 were $110.6 million and $108.1 million, respectively.

•	Product revenues. Product Revenues for the three months ended September 30, 2019 and 2018 were $34.3 million and $34.5 million, respectively.

The productivity of shipboard health and wellness centers increased for the three months ended September 30, 2019 as compared to the three months ended September 30, 2018 as evidenced by an increase in average weekly revenues per ship, which increased to $63,473 for the three months ended September 30, 2019 from $62,787 in the three months ended September 30, 2018. The productivity of destination resort health and wellness centers, measured by average weekly revenues, decreased 25% to $10,831 for the three months ended September 30, 2019, from $14,403 for the three months ended September 30, 2018, primarily due to a larger number of managed centers in our mix, which generate less revenue per facility.

Cost of services. Cost of services as a percentage of service revenues for the three months ended September 30, 2019 and 2018 were 85.2%, and 85.3%, respectively. The $1.9 million increase in cost of services for the three months ended September 30, 2019 compared to the three months ended September 30, 2018 is primarily attributable to an increase in service revenues.

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Cost of products. Cost of products as a percentage of product revenues for the three months ended September 30, 2019 and 2018 were 87.3%, and 87.9%, respectively. Cost of products decreased $0.3 million for the three months ended September 30, 2019 compared to the three months ended September 30, 2018 primarily due to a decrease in product revenues offset by the non-cash impact of purchase price accounting adjustments related to inventory fair value adjustment in connection with the Business Combination.

Administrative. Administrative expenses for the three months ended September 30, 2019 and 2018 were $5.4 million and $2.4 million, respectively. The increase of $3.0 million in administrative expenses for the three months ended September 30, 2019 compared to the three months ended September 30, 2018 was primarily attributable to expenses incurred in support of the Company’s operations as a new publicly traded company and an increase in depreciation expense due to the non-cash impact of the purchase price accounting adjustment related to the fair value adjustment to Property and Equipment in connection with the Business Combination.

Salary and payroll taxes. Salary and payroll taxes for the three months ended September 30, 2019 and 2018 were $3.0 million and $4.0 million, respectively. The decrease of $1.0 million in salary and payroll taxes for the three months ended September 30, 2019 compared to the three months ended September 30, 2018 was attributable to lower incentive compensation expense, partially offset by increased headcount necessitated by being a new publicly traded company.

Amortization of intangible assets. Amortization of intangible assets for the three months ended September 30, 2019 and 2018 were $4.0 million and $0.9 million, respectively. Amortization expense for the three months ended September 30, 2019 reflects the fair value adjustment to intangible assets in connection with the Business Combination.

Other income (expense), net. Other income (expense) for the three months ended September 30, 2019 and 2018 were ($4.6) million and ($9.0) million, respectively. The decrease of $4.4 million for the three months ended September 30, 2019 compared to the three months ended September 30, 2018 was attributable to lower interest expense related to the new debt financing in connection with the Business Combination compared to the pre-existing debt in the third quarter of fiscal 2018.

Provision for income taxes. Provision for income taxes for the three months ended September 30, 2019 and 2018 were $0.1 million and $0.2 million, respectively.

Net income. Net income for the three months ended September 30, 2019 and 2018 were $3.7 million and $3.6 million, respectively.

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	Successor		Predecessor
	Consolidated		Combined
	March 20, 2019 to	% of Total	January 1, 2019 to	% of Total	Nine Months Ended	% of Total
	September 30, 2019	Revenue	March 19, 2019	Revenue	September 30, 2018	Revenue
REVENUES:
Service revenues	$232,562	76%	$91,280	77%	$309,004	76%
Product revenues	71,783	24%	27,172	23%	97,905	24%

Total revenues	304,345	100%	118,452	100%	406,909	100%

COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	197,227	65%	76,836	65%	263,537	65%
Cost of products	62,174	20%	23,957	20%	84,922	21%
Administrative	12,256	4%	2,498	2%	7,498	2%
Salary and payroll taxes	28,415	9%	29,349	25%	11,509	3%
Amortization of intangible assets	9,113	3%	755	1%	2,640	1%

Total cost of revenues and operating expenses	309,185	102%	133,395	113%	370,106	91%

(Loss) income from operations	(4,840)	-2%	(14,943)	-13%	36,803	9%

OTHER INCOME (EXPENSE), NET:
Interest expense	(9,434)	-3%	(6,316)	-5%	(25,141)	-6%
Loss on extinguishment of debt	—	0%	(3,413)	-3%	—	0%
Interest income	35	0%	—	0%	238	0%
Other income (expense)	—	0%	—	0%	(30)	0%

Total other income (expense), net	(9,399)	-3%	(9,729)	-8%	(24,933)	-6%

(Loss) income before provision for income taxes	(14,239)	-5%	(24,672)	-21%	11,870	3%
PROVISION FOR INCOME TAXES	111	0%	109	0%	802	0%

Net (loss) income	(14,350)	-5%	(24,781)	-21%	11,068	3%
Net income attributable to noncontrolling interest	2,362	1%	678	1%	3,017	1%

Net (loss) income attributable to common shareholders and Parent, respectively	$(16,712)	-5%	$(25,459)	-21%	$8,051	2%

Comparison of Results for the Periods from March 20, 2019 to September 30, 2019 (Successor), January 1, 2019 to March 19, 2019 (Predecessor) and the Nine Months Ended September 30, 2018 (Predecessor)

Revenues. Revenues for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were $304.3 million, $118.5 million and $406.9 million, respectively. Both the Successor 2019 Period and the Predecessor 2019 Period benefited from the one incremental net new shipboard health and wellness center added to the fleet of cruise line partners, a continued trend towards larger and enhanced shipboard health and wellness centers, and an improved collaboration with partners.

•	Service revenues. Service Revenues for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were $232.6 million, $91.3 million and $309.0 million, respectively.

•	Product revenues. Product Revenues for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were $71.8 million, $27.2 million and $97.9 million, respectively.

The productivity of shipboard health and wellness centers increased for the 2019 Combined Period as compared to the nine months ended September 30, 2018 as evidenced by an increase in both average weekly revenues and revenues per shipboard staff per day. Average weekly revenues increased by 1.2% to $61,760 for the 2019 Combined Period, from $61,029 in the nine months ended September 30, 2018, and revenues per shipboard staff per day decreased to $480 for the 2019 Combined Period from $482 in the nine months ended September 30, 2018. We had an average of 2,949 shipboard staff members in service for the 2019 Combined Period compared to an average of 2,830 shipboard staff members in service for the nine months ended September 30, 2018. The productivity of destination resort health and wellness centers, measured by average weekly revenues, decreased 13.8% to $12,243 for the 2019 Combined Period, from $14,210 for the nine months ended September 30, 2018, primarily due to a larger number of managed centers in our mix, which generate less revenue per facility.

Cost of services. Cost of services as a percentage of service revenues for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were 84.8%, 84.2% and 85.3%, respectively.

Cost of products. Cost of products as a percentage of product revenues for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were 86.6%, 88.2% and 86.7%, respectively. Successor 2019 Period includes non-cash Purchase Price adjustments concerning the Inventory valuations resulting in higher costs, a portion of which are non-cash.

Administrative. Administrative expenses for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were $12.3 million, $2.5 million and $7.5 million, respectively. The Successor 2019 Period had expenses incurred in connection with the Business Combination and costs associated with being a new publicly traded company.

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Salary and payroll taxes. Salary and payroll taxes for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were $28.4 million, $29.3 million and $11.5 million, respectively. The Successor 2019 Period includes stock-based compensation of $20.4 million related to stock options that fully vested upon grant to certain directors and executives. The Predecessor 2019 Period had change in control payments of $26.6 million pursuant to employment agreements entered into in 2016 that were earned upon consummation of the Business Combination for services rendered prior to the Business Combination.

Amortization of intangible assets. Amortization of intangible assets for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were $9.1 million, $0.8 million and $2.6 million, respectively. Amortization expense in the 2019 Successor Period reflects the new basis of intangible assets in connection with the Business Combination.

Other income (expense), net. Other income (expense) for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were ($9.4) million, ($9.7) million and ($24.9) million, respectively. The Successor 2019 Period includes lower interest expense related to the new debt financing in connection with the Business Combination compared to the pre-existing debt in the third quarter of fiscal 2018. The Predecessor 2019 Period included a loss on extinguishment of debt of $3.4 million associated with the payoff of the pre-existing debt by the Parent of the Company’s predecessor.

Provision for income taxes. Provision for income taxes for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were $0.1 million, $0.1 million and $0.8 million, respectively.

Net (loss) income. Net (loss) income for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were $(14.4) million, $(24.8) million and $11.1 million, respectively. The Successor 2019 Period had expenses related to stock-based compensation of $20.4 million. The Predecessor 2019 Period had change in control payments of $26.6 million earned upon consummation of the Business Combination.

Liquidity and Capital Resources

Overview

We have historically funded our operations with cash flow from operations, except with respect to certain expenses and operating costs that had been paid by Steiner Leisure on our behalf during the Predecessor Period, and, when needed, with borrowings under our credit facility prior to the Business Combination. Steiner Leisure has paid on our behalf expenses associated with the allocation of Parent corporate overhead and costs associated with the purchase of products from related parties and forgiven by Steiner Leisure. Predecessor Period operating cash flows exclude OSW Predecessor’s expenses and operating costs paid by Steiner Leisure on behalf of us. Consequently, our combined historical cash flows may not be indicative of cash flows had we been a separate stand-alone entity, or of our future cash flows.

Prior to the Business Combination, our principal uses for liquidity had been distributions to Steiner Leisure, debt service and working capital investment. Since consummating the Business Combination, our principal uses of liquidity have been debt service and working capital investment. We believe our sources of liquidity and capital will be sufficient to finance our operations and growth strategy for at least the next 12 months.

Cash Flows

The following table presents operations for two periods, Predecessor 2019 Period and Successor 2019 Period, which relate to the period preceding and the period succeeding the Business Combination, respectively. References to the “Successor 2019 Period” refer to the period from March 20, 2019 to September 30, 2019 and references to the “Predecessor 2019 Period” refer to the period from January 1, 2019 to March 19, 2019.

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	Successor	Predecessor
(in thousands)	March 20, 2019 to September 30, 2019	January 1, 2019 to March 19, 2019	Nine Months Ended
			September 30, 2018
Net (loss) income	$(14,350)	$(24,781)	$11,068
Depreciation and amortization	13,325	1,989	7,501
Amortization of deferred financing costs	571	213	923
Stock-based compensation	20,496	—	—
Provision for doubtful accounts	—	8	14
Loss on extinguishment of debt	—	3,413	—
Allocation of Parent corporate overhead	—	—	8,613
Deferred income taxes	(77)	—	126
Foreign currency remeasurement	—	—	130
Change in working capital	(27,981)	22,891	(855)

Cash Flow (Used in) Provided by Operating Activities	(8,016)	3,733	27,520

Capital expenditures	(2,370)	(517)	(4,248)
Acquisition of OSW Predecessor	(676,453)	—	—

Cash Flow Used in Investing Activities	(678,823)	(517)	(4,248)

Proceeds from the issuance of common shares	122,499	—	—
Net proceeds from Haymaker and private placement investors	349,390	—	—
Proceeds from the term loan and revolver facilities	245,900	—	—
Repayments on the term loan and revolver facilities	(13,443)	—	—
Proceeds from amounts due from related party	3,187	—	—
Payment of deferred financing costs	(6,892)	—	—
Net distributions to Parent and its affiliates	—	(4,262)	(13,647)
Distributions to noncontrolling interest	—	(267)	(2,118)

Cash Flow Provided by (Used in) Financing Activities	700,641	(4,529)	(15,765)

Effect of exchange rates	114	649	(237)

Net Increase (Decrease) in Cash and Cash Equivalents	$13,916	$(664)	$7,270

Comparison of Results for the Periods from March 20, 2019 to September 30, 2019 (Successor), January 1, 2019 to March 19, 2019 (Predecessor) and the Nine Months Ended September 30, 2018 (Predecessor)

Operating activities. Our net cash (used in) provided by operating activities for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were $(8.0) million, $3.7 million and $27.5 million, respectively. In the Successor 2019 Period, the Company incurred stock-based compensation payments of $20.5 million related to stock options to certain directors and executives. In the Predecessor 2019 Period, the Company incurred change of control payments of $26.6 million payable upon consummation of the Business Combination.

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Investing activities. Our net cash used in investing activities for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were $678.8 million, $0.5 million and $4.2 million, respectively. In the Successor 2019 Period, cash payments of $676.5 million were made to consummate the Business Combination.

Financing activities. Our net cash provided by (used in) financing activities for the Successor 2019 Period, Predecessor 2019 Period and nine months ended September 30, 2018 were $700.6 million, $(4.5) million and $(15.8) million, respectively. In the Successor 2019 Period, financing activities of $122.5 million, $349.4 million and $245.9 million, related to proceeds from the issuance of common shares, Haymaker cash contributions, and proceeds related to the term loan and revolver facilities, net of repayments, respectively, were undertaken in connection with the Business Combination.

Seasonality

A significant portion of our revenues are generated onboard cruise ships. As a result, for certain cruise lines, we have experienced varying degrees of seasonality as the demand for cruises is stronger in the Northern Hemisphere during the summer months and during holidays. Accordingly, the third quarter and holiday periods generally result in the highest revenue yields for us. Further, cruises and destination resort health and wellness centers have been negatively affected by the frequency and intensity of hurricanes. The negative impact of hurricanes is highest during peak hurricane season from August to October.

Contractual Obligations

As of September 30, 2019, our future contractual obligations have not changed significantly from the amounts included within our Annual Report on Form 10-K for the year ended December 31, 2018.

Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations is based upon our condensed consolidated unaudited financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated unaudited financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates under different assumptions or conditions. At least quarterly, management reevaluates its judgments and estimates, which are based on historical experience, current trends and various other assumptions that are believed to be reasonable under the circumstances.

Our critical accounting policies are included in our Annual Report on Form 10-K for the year ended December 31, 2018. We believe that there have been no significant changes during the nine months ended September 30, 2019 to the critical accounting policies disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018.

Accounting for Business Combinations

In accordance with ASC Topic 805, “Business Combinations,” when accounting for business combinations we are required to recognize the assets acquired, liabilities assumed, contractual contingencies, non-controlling interests and contingent consideration at their fair value as of the acquisition date.

The purchase price allocation process requires management to make significant estimates and assumptions with respect to intangible assets and/or pre-acquisition contingencies, all of which ultimately affect the fair value of goodwill established as of the acquisition date. Goodwill acquired in business combinations is assigned to the reporting unit(s) expected to benefit from the combination as of the acquisition date and is then subsequently tested for impairment at least annually.

As part of our accounting for business combinations we are required to determine the useful lives of identifiable intangible assets recognized separately from goodwill. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the acquired business. An intangible asset with a finite useful life shall be amortized; an intangible asset with an indefinite useful life shall not be amortized. We base the estimate of the useful life of an intangible asset on an analysis of all pertinent factors, including, but not limited to, the expected use of the asset, the expected useful life of another asset or a group of assets to which the useful life of the intangible asset may relate, any legal, regulatory, or contractual provisions that may limit the useful life, our own historical experience in renewing or extending similar arrangements, consistent with our intended use of the asset, regardless of whether those arrangements have explicit renewal or extension provisions,

35

the effects of obsolescence, demand, competition, and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. If no legal, regulatory, contractual, competitive, economic, or other factors limit the useful life of an intangible asset to the reporting entity, the useful life of the asset shall be considered to be indefinite. The term indefinite does not mean the same as infinite or indeterminate. The useful life of an intangible asset is indefinite if that life extends beyond the foreseeable horizon—that is, there is no foreseeable limit on the period of time over which it is expected to contribute to the cash flows of the acquired business.

Although we believe the assumptions and estimates we have made have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired entity and are inherently uncertain. Examples of critical estimates in accounting for acquisitions include, but are not limited to, the future expected cash flows from sales of services and products and related contracts and agreements; and discount and long-term growth rates. Unanticipated events and circumstances may occur which could affect the accuracy or validity of our assumptions, estimates or actual results.

Off-Balance Sheet Arrangements

Other than the operating lease arrangements described below, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, income or expenses, results of operations, liquidity, capital expenditures or capital resources.

Inflation and Economic Conditions

We do not believe that inflation has had a material adverse effect on our revenues or results of operations. However, public demand for activities, including cruises, is influenced by general economic conditions, including inflation. Periods of economic softness could have a material adverse effect on the cruise industry and hospitality industry upon which we are dependent. Such a slowdown has adversely affected our results of operations and financial condition in certain prior years. Recurrence of the more severe aspects of prior periods of adverse economic conditions, as well as periods of fuel price increases, could have a material adverse effect on our results of operations and financial condition during the period of such recurrence. Weakness in the U.S. Dollar compared to the U.K. Pound Sterling and the Euro also could have a material adverse effect on our results of operations and financial condition.

Cautionary Statement Regarding Forward-Looking Statements

From time to time, including in this report, we may issue “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect our current views about future events and are subject to known and unknown risks, uncertainties and other factors which may cause our actual results to differ materially from those expressed or implied by such forward-looking statements.

Such forward-looking statements are subject to, without limitation, the following factors:

•

the demand for the Company’s services and products offered for sale, together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates;

•	changes in consumer preferences or the market for the Company’s services;

•	changes in applicable laws or regulations;

•	the availability or competition for opportunities for expansion of the Company’s business;

•	difficulties of managing growth profitably;

•	the loss of one or more members of the Company’s management team;

•	changes in the market for the products we offer for sale;

•	other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission;

•	other risks and uncertainties indicated in our Annual Report on Form 10-K for the year ended December 31, 2018, including those set forth under the section entitled “Risk Factors”; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

36

These risks and other risks are detailed in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission. That report contains important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of our forward-looking statements and/or adversely affect our business, results of operations and financial condition.

Forward-looking statements should not be relied upon as predictions of actual results. Subject to any continuing obligations under applicable law, we expressly disclaim any obligation to disseminate, after the date of this report, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

For a discussion of our market risks, refer to Part II, Item 7A.—Quantitative and Qualitative Disclosures about Market Risk in our Annual Report on Form 10-K for the year ended December 31, 2018.

Item 4.	Controls and Procedures

We carried out an evaluation, under the supervision, and with the participation, of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15(d)-15(e) of the Exchange Act) as of the end of the period covered by this report. Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were effective as of September 30, 2019.

There has been no change in our internal control over financial reporting (as that term is defined in Rules 13a-15(f) and 15(d)-15(f) under the Exchange Act) that occurred during the nine months ended September 30, 2019 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings

None.

Item 1A.	Risk Factors

There were no material changes during the nine months ended September 30, 2019 to the risk factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018.

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Item 6.	Exhibits

No.	Exhibit

31.1*	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Section 1350 Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Section 1350 Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS**	XBRL Instance Document.

101.SCH**	XBRL Taxonomy Extension Schema Document.

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Furnished herewith (such certification shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference).
**	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 13, 2019

ONESPAWORLD HOLDINGS LIMITED

By:	/s/ GLENN J. FUSFIELD
Glenn J. Fusfield
President, Chief Executive Officer and Director
Principal Executive Officer

By:	/s/ STEPHEN B. LAZARUS
Stephen B. Lazarus
Chief Operating Officer and Chief Financial Officer Principal Financial and Accounting Officer

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PROSPECTUS

24,500,000 Common Shares

44,004,911 Common Shares by the Selling Shareholders

8,000,000 Warrants by the Selling Shareholders

OneSpaWorld Holdings Limited

This prospectus relates to the resale from time to time of (a) an aggregate of 44,004,911 common shares, par value $0.0001 per share (the “common shares”), consisting of (i) 36,004,911 common shares and (ii) 8,000,000 common shares issuable upon the exercise of warrants to purchase common shares at an exercise price of $11.50 per share (the “warrants”), and (b) 8,000,000 warrants by the selling shareholders named in this prospectus (each a “Selling Shareholder” and collectively, the “Selling Shareholders”). This prospectus also relates to the issuance by us of up to 24,500,000 common shares upon the exercise of warrants.

On March 19, 2019, we consummated the business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of November 1, 2018 (as amended, the “Transaction Agreement”), by and among us, Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner Leisure”), Steiner U.S. Holdings, Inc., a Florida corporation, Nemo (UK) Holdco, Ltd., a limited company formed under the laws of England and Wales, Steiner UK Limited, a limited company formed under the laws of England and Wales, Steiner Management Services, LLC, a Florida limited liability company, Haymaker Acquisition Corp., a Delaware corporation, Dory US Merger Sub, LLC, a Delaware limited liability company, Dory Acquisition Sub, Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas, Dory Intermediate LLC, a Delaware limited liability company, and Dory Acquisition Sub, Inc., a Delaware corporation.

We are registering the resale of common shares and warrants as required by (i) an amended and restated registration rights agreement (the “Registration Rights Agreement”) entered into by and among us, Haymaker, Steiner Leisure and Haymaker Sponsor, LLC, a limited liability company registered in the Cayman Islands, and (ii) certain subscription agreements we entered into with certain private placement investors in connection with the Business Combination. We will receive the proceeds from the exercise of the warrants, but not from the resale of the common shares or warrants by the Selling Shareholders.

We will bear all costs, expenses and fees in connection with the registration of the common shares and warrants. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of the common shares and warrants.

Our common shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “OSW.” On May 6, 2019, the closing sale price of our common shares was $13.97. Our warrants are not currently quoted on any national securities exchange.

Investing in our common shares involves risks that are described in the “Risk Factors” section beginning on page 16 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2019.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date of such incorporated document.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•

the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates;

•	changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations;

•	the availability of competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably;

•	the loss of one or more members of the Company’s management team;

•	changes in the market for the products we offer for sale;

•	other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission;

•	other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors”; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common shares, see the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

ii

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our combined financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find More Information.”

“OSW Predecessor” is comprised of the net assets and operations of (i) the following wholly owned subsidiaries of Steiner Leisure: OneSpaWorld LLC, Steiner Spa Asia Limited, Steiner Spa Limited, and Steiner Marks Limited, (ii) the following respective indirect subsidiaries of Steiner Leisure: Mandara PSLV, LLC, Mandara Spa (Hawaii), LLC, Florida Luxury Spa Group, LLC, Steiner Transocean U.S., Inc., Steiner Spa Resorts (Nevada), Inc., Steiner Spa Resorts (Connecticut), Inc., Steiner Resort Spas (California), Inc., Steiner Resort Spas (North Carolina), Inc., OSW SoHo LLC, OSW Distribution LLC, Steiner Training Limited, STO Italy S.r.l., One Spa World LLC, Mandara Spa Services LLC, OneSpaWorld Limited, OneSpaWorld (Bahamas) Limited (formerly known as Steiner Transocean Limited), OneSpaWorld Medispa LLC, OneSpaWorld Medispa Limited, OneSpaWorld Medispa (Bahamas) Limited (formerly known as STO Medispa Limited), Mandara Spa (Cruise I), LLC, Mandara Spa (Cruise II), LLC, Steiner Transocean (II) Limited, The Onboard Spa by Steiner (Shanghai) Co., Ltd., Mandara Spa LLC, Mandara Spa Puerto Rico, Inc., Mandara Spa (Guam), L.L.C., Mandara Spa (Bahamas) Limited, Mandara Spa Aruba N.V., Mandara Spa Polynesia Sarl, Mandara Spa (Saipan), Inc., Mandara Spa Asia Limited, PT Mandara Spa Indonesia, Spa Services Asia Limited, Mandara Spa Palau, Mandara Spa (Malaysia) Sdn. Bhd., Mandara Spa Ventures International Sdn. Bhd., Spa Partners (South Asia) Limited, Mandara Spa (Maldives) PVT LTD, and Mandara Spa (Fiji) Limited, (iii) Medispa Limited, a majority-owned subsidiary of Steiner Leisure, and (iv) the timetospa.com website, owned by Elemis USA, Inc. (formerly known as Steiner Beauty Products, Inc.).

At the closing of the Business Combination, OneSpaWorld became the ultimate parent company of Haymaker and OSW Predecessor. Unless the context otherwise requires, “OneSpaWorld,” “we,” “us,” “our” and the “Company” refer to OneSpaWorld Holdings Limited and its subsidiaries.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “OneSpaWorld,” the “Company,” “we,” “our” “us” and other similar terms refer to OneSpaWorld Holdings Limited and its consolidated subsidiaries.

Unless otherwise specified, share calculations do not include any common shares issuable upon the exercise of outstanding Warrants to purchase common shares.

Overview

We are the pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers at destination resorts worldwide. Our highly trained and experienced staff offer guests a comprehensive suite of premium health, fitness, beauty and wellness services and products onboard 163 cruise ships and at 67 destination resorts globally as of December 31, 2018. With over 80% market share in the highly attractive outsourced maritime health and wellness market, we are the market leader at approximately 10x the size of our closest maritime competitor. Over the last 50 years, we have built our leading market position on our depth of staff expertise; broad and innovative service and product offerings; expansive global recruitment, training and logistics platform; and decades-long relationships with cruise and destination resort partners. Throughout our history, our mission has been simple: helping guests look and feel their best during and after their stay.

At our core, we are a global services company. We serve a critical role for our cruise line and destination resort partners, operating a complex and increasingly important aspect of their overall guest experience. Decades of investment and know-how have allowed us to construct an unmatched global infrastructure to manage the complexity of our operations, which in 2017 included nearly 8,000 annual voyages with visits to over 1,100 ports of call around the world. We have consistently expanded our onboard offerings with innovative, leading-edge service and product introductions, and developed a powerful back-end recruiting, training and logistics platform to manage our operational complexity, maintain our industry-leading quality standards and maximize revenue per center. The combination of our renowned recruiting and training platform, deep labor pool, global logistics and supply chain infrastructure and proven revenue management capabilities represents a significant competitive advantage that we believe is not economically feasible to replicate.

The majority of our revenue and profits are earned through long-term revenue sharing agreements with cruise line partners that economically align both parties and contribute to our attractive asset-light financial profile. These agreements average approximately five years in length and provide us with the exclusive right to offer health, fitness, beauty and wellness services and the ability to sell complementary products onboard the ships it serves. Under these long-term agreements, cruise line partners retain a specified percentage of revenues from all our sales onboard. This inherent alignment encourages collaboration in all aspects of our operations, including facility design, product innovation, pre- and post-cruise sales opportunities, capacity utilization initiatives and other data-driven strategies to drive increased guest traffic and revenue growth. Most of our cruise line agreements encompass 100% of a partner cruise line’s existing fleet and all new ships introduced by the cruise line during the term of the agreement. As opposed to fixed-rent landlords, cruise lines and destination resorts serve as our aligned economic partners.

We are recognized by our cruise line and destination resort partners and our guests for our comprehensive suite of services and products. We curate and deliver an exhaustive range of offerings centered on providing specific health and wellness solutions to meet our guests’ lifestyle routines or objectives. These services include: (i) traditional body, salon, and skin care services and products; (ii) specialized fitness classes and personal fitness training; (iii) innovative pain management, detoxifying programs and comprehensive body composition analyses; (iv) weight management programs and products; and (v) advanced medi-spa services. We also offer our guests access to leading beauty and wellness brands including ELEMIS®, Kérastase® and Dysport®, with many brands offered exclusively by us at sea. On average, guests spend $230 per visit and our solution sales approach drives substantial retail sales, with approximately 25% of our revenues derived from the sale of retail products.

Our state-of-the-art health and wellness centers are designed and branded for each cruise line and destination resort to optimize the guest experience, align with the overall hospitality atmosphere and maximize productivity. Centers can employ up to 45 highly trained professionals and range in size from 200 to over 30,000 square feet, depending on the cruise or resort partner’s needs.

Our cruise line relationships average over 20 years and encompass substantially all of the major global cruise lines, including Carnival Cruise Line, Royal Caribbean, Princess Cruises, Norwegian Cruise Lines, Celebrity Cruises, Costa and Holland America, among many others. These partnerships extend across contemporary, premium, luxury and budget cruise lines that operate ships globally. We maintain an exceptional contract renewal rate with our cruise line partners, having renewed approximately 95% of our contracts based on ship count over the last 15 years, including 100% of our contracts with ships larger than 3,500 berths. We have not only maintained relationships with existing cruise line partners, but have a history of winning contracts and gaining market share. In 2019, we signed an agreement with the new lifestyle brand Virgin Voyages as the exclusive operator of the spa and wellness offerings onboard the first three Virgin vessels planned to launch in 2020, 2021 and 2022. In 2018, we signed an agreement with Celebrity Cruises as the exclusive operator of health and wellness centers onboard our highly anticipated Edge Class of mega ships, including the Celebrity Edge, which launched in November 2018, and three additional mega ships scheduled to launch in 2020, 2021 and 2022.

On land, we have longstanding relationships with the world’s leading destination hotel and resort operators, including Marriott, Starwood, Hilton, ClubMed, Caesars Entertainment, Lotte, Loews and Four Seasons, among others.

As a Bahamian international business company that earns a substantial portion of our revenue in low- or no-tax jurisdictions, we have benefited from a highly attractive effective cash tax rate. Additionally, we have minimal capital expenditures as third parties typically fund the build-out, maintenance, and refurbishment of our onboard health and wellness centers. The combination of our attractive tax rate and asset-light operating model leads to a financial profile that delivers exceptional Unlevered After-Tax Free Cash Flow. Annually, from 2016 through 2018, we converted approximately 90% of our Adjusted EBITDA to Unlevered After-Tax Free Cash Flow.

We have driven strong financial results and believe our leading market position in a growing industry, differentiated business model and entrenched partner relationships position our business for continued growth. For the year ended December 31, 2018, we achieved revenues of $540.8 million, Adjusted EBITDA of $58.6 million, Net Income of $13.7 million and Unlevered After-Tax Free Cash Flow of $52.9 million. For a reconciliation of non-GAAP financial measures to GAAP measures see “Summary Historical and Other Financial Information” included elsewhere in this prospectus.

Attractive Market Opportunity

We operate at the intersection of the highly attractive health and wellness and travel leisure industries. We are well-positioned to continue growing through the cruise industry’s reliable new cruise ship and passenger growth, consumers’ desire for travel and experiences and the increasing focus on health and wellness in consumers’ every day lives.

Highly Dependable Cruise Industry Growth

The cruise industry has been among the fastest-growing segments in the travel leisure industry with passenger growth for more than 20 consecutive years, including through the recessions of 2001 and 2008. We estimate, based on annual statistics published by Cruise Lines International Association (“CLIA”), that global passenger counts have grown every year from approximately 6.3 million passengers in 1995 to an all-time high of 28.0 million passengers in 2018, representing a compound annual growth rate of 6.7%. This dependable passenger growth has been driven by consistent, significant investments in new cruise ship capacity, strong loyalty among experienced cruisers and the large and growing appeal of cruising to all demographics, including millennials. In 2019, millennials are projected to represent the largest segment of the U.S. population, and according to CLIA’s 2018 cruise travel report, they are also most likely to book a cruise for their next vacation.

Cruising remains underpenetrated globally and is poised for continued growth. Based on research from CLIA, in 2016, cruise passengers in the United States represented 3.6% of the population, which was second to Australia with a penetration rate of 5.4%. According to 2017 data, these penetration rates compare favorably against alternative vacations and leisure activities, including visits to the Disneyland theme park at 5.6% of the U.S. population, visits to U.S. snowsports facilities at 16.8% of the U.S. population, and visits to Australian snowsports facilities at 8.7% of the Australian population. China remains incredibly underpenetrated with a cruising penetration rate of just 0.2% of the population in 2017, representing a significant opportunity.

Today, the “Fourth Wave” of cruise industry expansion is in our early phases in Asia, as cruise operators and the Chinese government invest heavily in Asian cruise port infrastructure. The global cruise market has witnessed three distinct periods, or “waves,” of geographic expansion over the last 40 years as the industry grew its presence into new regions of the world. The first wave comprised the period during the early 1980’s that saw the emergence of the North American and Caribbean cruise market. The second wave occurred in the late 1990’s and early 2000’s as the European market evolved to reflect the itinerary diversity seen in North America, and the third wave was driven by industry expansion to the rest of the world, excluding Asia, in the latter half of the 2000’s. Each of these waves saw investment by cruise lines in new ship capacity to service these regions, as well as significant investment by cruise operators and local governments in cruise port infrastructure to enable increased itinerary diversity and enhance the attractiveness of cruise travel throughout these regions. In 2015, Carnival Corporation and the Chinese State Shipbuilding Corporation established a joint venture for a shipbuilding consortium at a Shanghai shipyard, which will build mega class cruise ships for the Chinese market. Cruise Industry News reports that Asian cruise capacity grew at a CAGR of 18.3% from 2011 to 2015 and is projected to grow at a 15.2% CAGR from 2015 to 2022. Cruise Industry News projects passenger counts in the Asian market will reach European volumes within the next 5 to 10 years, and some cruise operators predict during that time that Asian passenger counts may even surpass North American volumes, which are the largest in the world.

Consumers Increasingly Spending on Experiences and Travel

Global consumers are increasingly prioritizing experiences over products, creating a significant tailwind for leisure and travel. According to Coresight Research, since 2002, the split of U.S. discretionary spending has shifted from 50% services and 50% products to 55% services and 45% products in 2017. This change implies an incremental $139 billion in spending on services or related experiences, such as travel, in the United States alone. Globally, according to the World Bank, the number of international travel departures around the world has roughly doubled over the past two decades from more than 600 million in 1996 to 1.3 billion in 2015. The outlook remains positive, as the Deloitte 2018 Travel and Hospitality Industry Overview projects that the global hotel industry will sustain strong 5%-6% growth to achieve a record $170 billion in gross booking in 2018. We are poised to benefit from global consumers’ shift toward experiences and travel with a global network of health and wellness centers onboard cruise ships and at premier destination resorts around the world.

Large and Growing Health and Wellness Industry

Our health and wellness centers cater to guests seeking a continuation of their wellness activities while traveling and those who want to trial services while away from home. According to The Global Wellness Institute (“GWI”), the global wellness economy is growing at nearly twice the rate of the broader economy, achieving a total value of $4.2 trillion in 2017. As consumers increasingly incorporate health and wellness activities into their daily lives, they are placing a higher priority on health and wellness services while traveling. GWI estimates that wellness-related tourism grew at twice the rate of general tourism from 2015 to 2017 and projects it to grow at a 7.5% compound annual growth rate from $639 billion in 2017 to $919 billion in 2022.

Our Evolution

Our history dates back to the early 1960’s, when we opened the world’s first salons at sea onboard transatlantic cruise ships, including the Queen Mary and Queen Elizabeth II. Over more than 50 years, we have continuously defined and redefined the onboard health and wellness category by consistently expanding our onboard offerings with innovative and leading-edge service and product introductions, while developing the powerful back-end recruiting, training and logistics platforms to manage and optimize the complexity of our operations and maintain our industry-leading quality standards. We have successfully evolved the onboard health and wellness category from what was once a consumer-centric amenity for passengers to a key onboard revenue driver for cruise line partners.

In 2015, a consortium led by L Catterton acquired Steiner Leisure, the holding company of OneSpaWorld (the “2015 Transaction”). Since then, OneSpaWorld has strengthened its already proven platform by leveraging L Catterton’s expertise in multi-unit retail and customer acquisition. At sea, OneSpaWorld has enhanced collaboration with its cruise line partners to reinforce its market leading position and introduced innovative revenue initiatives to accelerate its onboard revenue growth. Key recent initiatives include:

•	enhancing and expanding collaboration with cruise line and resort partners;

•	creating pre-marketing, pre-booking and pre-payment platforms with optimal positioning on cruise line websites;

•	employing data-driven, dynamic pricing of services to optimize facility utilization and revenue generation;

•	incorporating advanced direct marketing programs, including personalized communications and value promotions, to drive traffic;

•	shifting revenue mix towards higher value-add services through new service introductions and higher-ticket products coupled with enhanced consultative sales training techniques;

•	expanding medi-spa services to the majority of ships within our fleet;

•	collaborating with global brands to leverage our powerful retail channel and captive audience of over 20 million consumers with above average household income;

•	increasing frequency of budgeting and KPI reviews with cruise partners;

•	improving staff productivity through enhanced incentive and retention measures; and

•	leveraging the strength of our global marketing, recruiting, training, logistics and facility design platforms across our destination resort partnerships.

Today, our comprehensive suite of premium health, fitness, beauty and wellness services and products reaches more consumers than ever before, with 165 centers onboard cruise ships addressing a captive audience of over 20 million passengers annually and 67 destination resort centers serving global travelers at premier destination resorts around the world.

Our Strengths

Global Leader in the Hospitality-Based Health & Wellness Industry

As the pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers at destination resorts worldwide, we are at the center of the intersection between the health and wellness and travel leisure industries. Global wellness tourism is a $639 billion industry, according to the GWI, and is projected to grow at a compound annual growth rate of 7.5% through 2022. We command over 80% market share in the highly attractive outsourced maritime health and wellness market and we are nearly 10x the size of our closest competitor. Through our market share, we have access to a captive audience of over 20 million passengers. Cruise ship guests are an attractive demographic with average annual household incomes of over $100,000. Based on an independent study conducted by a global strategy consulting firm, approximately 45% of cruise guests are interested in or have participated in wellness activities during their cruise while our revenues have been historically driven by approximately 10% of cruise ship passengers. As a result of our scale, our captive audience and consumers’ increasing desire for more health and wellness services, we are well-positioned in the growing global health and wellness industry and have a large addressable market at sea and on land.

Differentiated Business Model That Would Be Difficult and Non-Economical to Replicate

For more than 50 years, our business model has been built through investment in global infrastructure and training, decades-long relationships with our cruise line and destination resort partners and our reputation for offering guests a best-in-class wellness experience. The robust infrastructure and processes required to operate and maximize revenue across our network of global health and wellness centers separates us from our peers. We embarked on almost 8,000 voyages that welcomed over 20 million passengers at more than 163 ports of embarkation in 2017. Our business model is centered on providing our partners with the following solutions:

•

Global Recruiting, Training and Logistics—We recruit, train and manage over 3,000 professionals annually around the world, representing 86 nationalities and 27 spoken languages. With nine global training facilities, we can accommodate each cruise line’s needs for specific onboard staff with complex language, cultural and service modality requirements and are the only company with the infrastructure to commission highly trained staff at over 1,100 ports of call worldwide at a moment’s notice.

•

Supply Chain and Logistics—We manage the complex distribution of all products and supplies to our “floating centers,” leveraging proprietary data to accurately forecast and stock each center. Products can only be loaded at designated ports around the world during a limited window of time while the ship is in port, adding to the complexity of the process.

•	Yield and Revenue Management—We have developed proprietary technology, processes and staff training tools to consistently measure, analyze and maximize onboard revenue.

•

Exclusive Relationships with Global Brands—Due to our scale, superior operations, industry longevity and attractive captive audience, we currently have over 600 product SKUs offered through the OneSpaWorld platform at sea, including ELEMIS, Kérastase, Thermage®, GoodFeet® Arch Supports and GO SMILE® Teeth Whitening.

•

Facility Design and Branding Expertise—We design our state-of-the-art health and wellness centers specifically for each cruise line and destination resort partner by creating bespoke branding and concepts to optimize guest experiences and maximize productivity.

The above capabilities have contributed to building a differentiated and defensible strategy around our leading market position in a growing and attractive industry.

Unmatched Breadth of Service and Product Offering

We offer our guests a comprehensive suite of health and wellness services and products to meet any and all of their needs. We are continuously innovating and evolving our offerings based on the latest trends and tailors our service and product offerings to regional preferences. In addition to wellness and beauty services, we offer the latest in fitness, a full range of massage treatments, nutrition/weight management consultations, teeth whitening, acupuncture and wellness services. OneSpaWorld has also introduced innovative, higher-ticket medi-spa services, including BOTOX® Cosmetic, Dysport, Restylane®, CoolSculpting®, Thermage and dermal fillers, among others. With our captive audience of over 20 million cruise guests annually, OneSpaWorld is a compelling distribution channel for leading wellness and beauty brands. Renowned brands, including ELEMIS and Kérastase, have partnered with us for exclusive distribution at sea. Cruise and resort partners depend on us to provide their guests with the best and broadest assortment of services and products to enhance their vacation experience.

Entrenched Partnerships with Economic Alignment

We have cultivated partnerships with many of the largest and most reputable cruise lines and premier resorts in the world. Our cruise line relationships average over 20 years and encompass substantially all of the major global cruise lines, including Carnival Cruise Line, Royal Caribbean, Princess Cruises, Norwegian Cruise Lines, Celebrity Cruises, Costa and Holland America, among many others. The majority of our revenues and profits are earned through our long-term revenue sharing agreements with our cruise line partners that economically align both parties and create a collaborative relationship. On land, we partner with market leaders at highly-attractive destinations, including Atlantis Paradise Island Bahamas, The Ocean Club, a Four Seasons Resort, Hilton Hawaiian Village Beach Resort and Spa and the Mohegan Sun Resort. Our long-standing relationships, with economic alignment at the core, strengthens our competitive advantage.

Highly Visible and Predictable Revenue Streams

We consistently have access to over 20 million passengers annually with passenger growth expected to continue as new ships are commissioned in the industry. This new ship growth is highly visible as demonstrated in a publicly available global order book outlining over five years of new ship orders. Across our contracts, OneSpaWorld typically operates on all ships in a fleet and on new ships added during the contract term, securing both existing and new ship revenue. A new ship requires approximately two to four years to be built and is rarely delayed as cruise lines typically sell out the vessel’s maiden voyage over a year in advance. New ships do not have a revenue ramp-up period given these advanced marketing efforts. Cruise line partners are experts at dependably filling their ships with passengers, as demonstrated by the industry average occupancy rate of above 100%, even through recessionary periods. Due to consistent industry practices and decades of proprietary operating history data, OneSpaWorld has strong visibility into our future revenue realization for the next three to five years.

Asset-Light Model with Tremendous After-Tax Free Cash Flow Generation

Third parties typically fund the build-out, maintenance, and refurbishment of our onboard health and wellness centers, resulting in an asset-light profile with minimal capex required. Our capital expenditures have averaged 1% of revenues over the last three years. Being a Bahamian international business company and earning a significant portion of our revenue in low-tax or no-tax jurisdictions, our effective cash tax rate has been approximately 2% over the last three years. This combination translates to exceptional after-tax free cash flow. Annually, from 2016 through 2018, we converted approximately 90% of its Adjusted EBITDA to Unlevered After-Tax Free Cash Flow.

Seasoned and Proven Leadership Team

OneSpaWorld is led by a management team that has operated Steiner for nearly 20 years. Our Executive Chairman, Leonard Fluxman, and CFO and COO, Stephen Lazarus, together led Steiner Leisure as a public company for more than a decade. Mr. Fluxman, Mr. Lazarus and our Chief Executive Officer, Glenn Fusfield, now lead an internally developed senior management team with over 150 years of combined industry experience. We will also benefit from Haymaker’s investing and operational experience at Fortune 500 companies, particularly in the consumer and hospitality sectors. The OneSpaWorld management team’s deep experience and proven track record in managing the business in both public and private markets positions makes OneSpaWorld an attractive vehicle for future long-term growth within the global hospitality-based health and wellness industry.

Growth Strategies

Our management plans to continue growing the business through the following strategies:

Capture Highly Visible New Ship Growth with Current Cruise Line Partners

We will continue benefiting from the cruise industry’s capacity growth, with a consistent and visible pipeline of new ships commissioned annually by our cruise line partners. From 2019 to 2023, our existing cruise line partners are expected to build 35 new ships, representing over 119,000 new berths, which is an approximate 25% increase in our estimated year-end 2018 berth count. Approximately 85% of our 2020 projected revenues at sea are expected to be generated from the existing fleet and new ships being launched by cruise lines already under contract with us. As our existing cruise line partners, expand into the Asian region over the longer-term, we will be well-positioned to grow revenue alongside our cruise line partners as we have over 70% market share in the region today. Through established cruise line partner relationships, current contracts and an approximately 95% contract renewal rate over the last 15 years, we are well-positioned to capture new ship growth over the long term.

Expand Market Share by Adding New Potential Cruise Line Partners

Although we have over 80% market share in the outsourced maritime health and wellness market, there is an opportunity to continue to grow our market share by winning new contracts. Recently, we won a contract with the new lifestyle brand Virgin Voyages to operate the spa and wellness offerings onboard the first three Virgin vessels, planned to launch in 2020, 2021 and 2022, and a contract with Celebrity Cruise Lines to design and operate the health and wellness centers onboard their four new mega ships to be commissioned between 2018 and 2022. We also routinely meets with cruise lines that do not currently outsource their health and wellness centers or utilize our smaller competitors but that may have an interest in contracting with us in the future due to our strong reputation and historical results. As evidenced by our successful history of winning new contracts, we are focused on continuing to grow our market share at sea over time.

Continue Launching More Value-Added Services and Products

We have successfully innovated services and products to meet guests’ ever-changing needs, attract more guests and generate more revenue per guest. Medi-spa has been a highly successful innovation for OneSpaWorld at sea and is now a critical component of our offerings. Performed by licensed physicians, the medi-spa offerings provide the latest cosmetic medical services to guests such as non-surgical cosmetic procedures, including BOTOX Cosmetic, Dysport, Restylane, CoolSculpting, Thermage and dermal fillers. Guests purchasing medi-spa services spend on average up to 10x more than on traditional services. We also initiated a trial of Kérastase, a leading global professional hair care brand, in 2017 and experienced a 30% increase in total guest spending and improved retail attachment by more than 25% during the trial period. We will continue to focus on launching higher value-add products and services that meet guest demands and drive traffic through our highly productive centers.

Focus on Enhancing Health and Wellness Center Productivity

Cruise lines have become increasingly focused on growing onboard revenue as a way to enhance revenue beyond traditional cabin ticket sales. Between 2011 and 2017, onboard spend as a percentage of total cruise line revenue has increased over 480 basis points to nearly 30%, translating to $2 billion of incremental onboard spending. We provide services to approximately 10% of cruise passengers on any one journey, while 45% of passengers say they are interested in using the centers onboard, per an independent global consulting study. We are focused on collaborating with cruise line partners to increase passenger penetration and maximize revenue yield through the following initiatives:

•

Increase Pre-Booking and Pre-Payment Capture Rate—We are working with our cruise line partners to expand our marketing efforts to reach a guest before boarding a ship through pre-booking. Pre-booked appointments yield approximately 60% more revenue than services booked onboard the ship. Due to our success across select cruise lines that have implemented pre-booking capabilities, we are in the process of implementing pre-booking across many of our other partner cruise lines.

•

Expand Targeted Marketing and Promotion Initiatives—We are now directly marketing and distributing promotions to onboard passengers as a result of enhanced collaboration with select cruise line partners. These promotions are personalized and individually tailored to guests’ profiles and have successfully driven traffic and revenue at our health and wellness centers. Examples include “happy anniversary” messages to couples, “happy birthday” notes to individual guests, and promotional retail credits offered to guests who visit our centers before the end of their cruise. On vessels implementing these initiatives, guests that received these customized promotions were responsible for over 6.5% of revenues generated during the year ended December 31, 2018 and spent approximately 5.5% more during their visit than guests that did not receive customized promotions.

•

Utilize Technology to Increase Utilization and Enhance Service Mix—We have recently begun to successfully introduce and expand technology-enabled dynamic pricing initiatives with selected cruise line partners. While dynamic pricing strategies have historically been applied manually by onboard staff, we are currently rolling out online and pre-cruise access to drive off-peak utilization rates and fill higher-demand time slots with higher-value bookings. This enhanced dynamic pricing capability is currently available with only a few cruise line partners, representing a significant opportunity for revenue growth as it is rolled out and optimized fleet-wide.

•

Extend Retail Beyond the Ship—Our Shop & Ship program provides guests the ability to buy retail products onboard and have products shipped directly to their home to avoid the hassle of packing products in their luggage. On average, a Shop & Ship customer spends more than 3.5x the amount of a non-Shop & Ship customer on retail products. The Shop & Ship program, combined with our eCommerce platform timetospa.com, gives us the ability to maintain a connection with each guest beyond the cruise voyage.

Selectively Expand Footprint at Destination Resorts

We have long-standing relationships with many leading hotel and hospitality companies around the world such as Marriott, Starwood, Hilton, ClubMed, Caesars Entertainment, Lotte, Loews and Four Seasons, among others. We believe we are a proven turnkey operator for our partners. With health and wellness centers in 67 destination resorts, with 17 in North America and 50 in Asia, this reflects only a handful of resort centers per partner, or approximately 1% of our partners’ total resorts. As such, we believe there is significant potential to operate additional centers within their resort partner portfolios. We will selectively expand our resort footprint when attractive unit economics can be generated. Given our unit growth potential, global infrastructure and proven platform, we have a significant opportunity to further expand our destination resort footprint.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business.

Corporate Information

We are an international business company incorporated under the laws of the Commonwealth of The Bahamas that was incorporated on October 5, 2018 in order to become the parent company of OSW Predecessor following the consummation of a business combination with Haymaker, a blank check company incorporated in the State of Delaware. On March 19, 2019, we consummated the Business Combination and, in connection therewith, became a successor issuer to Haymaker by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our principal executive offices are located at 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146, and our telephone number is (305) 358-9002. Our website address is onespaworld.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

SUMMARY HISTORICAL AND OTHER FINANCIAL INFORMATION

The following tables contain summary historical financial data for OSW Predecessor as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016, derived from the audited combined financial statements of OSW Predecessor included elsewhere in this prospectus. The summary historical financial data of OSW Predecessor is not intended to be an indicator of our financial condition or results of operations in the future.

The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements of OSW Predecessor, and the notes related thereto, included elsewhere in this prospectus.

	Year Ended December 31,
(In thousands)	2018	2017	2016
Revenues
Service Revenues	$410,927	$383,686	$362,698
Product Revenues	129,851	122,999	113,586

Total Revenues	540,778	506,685	476,284

Cost of Revenue and Operating Expenses
Cost of Services	352,382	332,360	318,001
Cost of Products	110,793	107,990	106,259
Administrative	9,937	9,222	10,432
Salary and Payroll Taxes	15,624	15,294	14,454
Amortization of Intangible Assets	3,521	3,521	3,521

Total Cost of Revenues and Operating Expenses	492,257	468,387	452,667

Income from Operations	48,521	38,298	23,617

Other Income (Expense), net
Interest Expense	(34,099)	—	—
Interest Income	238	408	340
Other (Expense) / Income	171	(217)	(178)

Total Other Income (Expense), net	(33,690)	191	162

Income Before Provision for Income Taxes	14,831	38,489	23,779
Provision for Income Taxes	1,088	5,263	5,615

Net Income	$13,743	$33,226	$18,164

Adjusted EBITDA(1)	$58,622	$55,902	$51,746
Unlevered After-Tax Free Cash Flow	$52,913	$52,774	$48,020
% Conversion	90.3%	94.4%	92.8%

	As of December 31,
	2018	2017
Balance Sheet Data (At Period End):
Working Capital(2)	$22,419	$17,252
Total Assets	272,659	267,072
Total Liabilities	400,242	41,791
Total Equity (Deficit)	(127,583)	225,281

(1)	We define Adjusted EBITDA as Net Income plus Provision for Income Taxes, Other Income, Non-Controlling Interest, Interest Expense, and Depreciation & Amortization, with adjustments for non-recurring items, related party transactions, contribution from the historical timetospa.com channel, purchase price accounting adjustments relating to the 2015 Transaction (as defined below), discrepancies between cash and booked Provision for Income Taxes and non-cash contract expenses. See “Unaudited Pro Forma Condensed Combined Financial Information.” We define Unlevered After-Tax Free Cash Flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

The following table reconciles Net Income to Adjusted EBITDA and Unlevered After-Tax Free Cash Flow for the years ended December 31, 2018, 2017 and 2016:

(In thousands)	Year Ended December 31,
	2018	2017	2016
Net Income	$13,743	$33,226	$18,164
Provision for Income Taxes	1,088	5,263	5,615
Other Income	(409)	(191)	(162)
Non-Controlling Interest(a)	(3,857)	(2,109)	(3,261)
Interest Expense	34,099	—	—
Non-GAAP Management Adjustments(b)	—	(1,208)	270
Related Party Adjustments(c)	2,860	9,925	18,953
timetospa.com Adjustments(d)	—	(805)	(1,388)
Depreciation & Amortization	10,055	9,829	12,884
Addback for Non-Cash Prepaid Expenses(e)	1,043	1,972	671

Adjusted EBITDA	$58,622	$55,902	$51,746

Capital Expenditures	(4,983)	(2,683)	(3,081)
Cash Taxes(f)	(726)	(445)	(645)

Unlevered After-Tax Free Cash Flow	$52,913	$52,774	$48,020

% Conversion(g)	90.3%	94.4%	92.8%

(a)	Non-Controlling Interest refers to amounts paid to a joint venture partner of OSW Predecessor.
(b)	Non-GAAP Management Adjustments refers to adjustments for certain one-time income or expenses and reflects timing discrepancies for certain cash income or expense items.
(c)	Related Party Adjustments refers to adjustments to reflect the impact of agreements with related parties for the full periods presented.
(d)

As a result of our planned separation from Steiner Leisure, OSW Predecessor no longer operates timetospa.com as a standalone e-commerce business with focused marketing efforts and paid search advertising, as it had operated the channel through December 31, 2017. timetospa.com is now a post-cruise sales tool where guests may continue their wellness journey after disembarking. This adjustment removes the impact of timetospa.com in the historical financial period due to this change in business model and to assist in comparing such periods with later periods.

(e)	Addback for Non-Cash Prepaid Expenses refers to non-cash expenses incurred in connection with certain contracts.
(f)	Cash Taxes refers to cash taxes paid or payable.
(g)	Unlevered After-Tax Free Cash Flow Conversion is calculated as Adjusted EBITDA less Capital Expenditures and Provision for Income Taxes, divided by Adjusted EBITDA.

(2)	Working capital calculated as current assets less current liabilities, less cash and cash equivalents.

Non-GAAP Financial Information

We believe that these non-GAAP measures, when reviewed in conjunction with generally accepted accounting principals (“GAAP”) financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted EBITDA and Unlevered After-Tax Free Cash Flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risks Related to Our Business

We Depend on Our Agreements with Cruise Lines and Destination Resort Health and Wellness Centers; if These Agreements Terminate, Our Business Would Be Harmed

A significant portion of our revenues are generated from our cruise ship health and wellness operations. The cruise line agreements have specific terms, ranging from 2.6 to 10.7 years with an average remaining term per ship of approximately 3 years as of December 31, 2018. As of that date, cruise line agreements that expire within one year covered 16 of the 163 ships served by us. These 16 ships accounted for approximately 3.80% of our 2018 revenues. These agreements, as well as our other cruise line agreements, may not be renewed after their expiration date on similar terms or at all. Any renewals may cause reductions in our margins. From time to time, the amounts we pay to cruise lines and land-based venues increase upon entering into renewals of agreements.

In addition, these agreements provide for termination by the cruise lines with limited or no advance notice under certain circumstances, including, among other things, the withdrawal of a ship from the cruise trade, the sale or lease of a ship or our failure to achieve specified passenger service standards. As of December 31, 2018, agreements for four ships provided for termination for any reason by the cruise line on 90 days’ notice, and with respect to four of our ships, we are operating without written agreements. These four ships (which are included in the 163 ships referenced above) accounted for 5.0% of our 2018 revenues. Termination of significant cruise line agreements or a series of other cruise line agreements, either upon completion of their terms or prior thereto, could have a material adverse effect on our results of operations and financial condition. Some of our land-based health and wellness center agreements also provide for termination with limited advance notice under certain circumstances.

As a result of the consolidation of the cruise industry, the number of independent cruise lines has decreased in recent years, and this trend may continue. Also, historically, some smaller cruise lines have ceased operating for economic reasons and this may happen to other cruise lines in the future. As a result of these factors, a small number of cruise companies, all of which currently are our customers, dominate the cruise industry. Revenues from passengers of each of the following cruise line companies accounted for more than ten percent of our total revenues in 2018, 2017 and 2016, respectively: Carnival (including Carnival, Carnival Australia, Costa, Holland America, P&O, Princess and Seabourn cruise lines): 48.5%, 48.6% and 48.1% and Royal Caribbean (including Royal Caribbean, Celebrity Cruises, Pullmantur, and Azamara cruise lines): 21.0%, 20.8% and 20.2% and Norwegian Cruise Lines: 13.8%, 13.0% and 13.2%. These companies also accounted for 138 of the 163 ships served by us as of December 31, 2018. If we cease to serve one of these cruise companies, or a substantial number of ships operated by a cruise company, it could materially adversely affect our results of operations and financial condition.

We Depend on the Cruise Industry and Their Risks Are Risks to Us

Cruise lines compete for consumer disposable leisure time dollars with other vacation alternatives, such as hotels and sightseeing vacations. Demand for cruises is dependent on the underlying economic strength of the countries from which cruise lines source their passengers. Economic changes that reduce disposable income or consumer confidence in the countries from which our cruise line partners source their passengers may affect demand for vacations, including cruise vacations, which are discretionary purchases.

Despite the general historic trend of growth in the volume of cruise passengers, in 2018 and future years, the global economic environment could cause the number of cruise passengers to decline or be maintained through discounting, which could result in an increased number of passengers with limited discretionary spending ability. A significant decrease in passenger volume could have a material adverse effect on our results of operations and financial condition.

A continuing industry trend reported by CLIA is the growing number of passengers sourced from outside North America. We believe that non-North American passengers spend less on our services and products than North American passengers. Other recent trends are those of certain cruise lines reducing the number of cruises to certain long-standing destinations and replacing them with alternative exotic destinations, as well as extending the length of voyages. A number of such replacements and extensions result in cruises producing lower revenues to us than cruises to the prior destinations and of certain long-standing durations. The continuation of these trends could materially adversely affect the results of our shipboard health and wellness operations.

A significant portion of the cruise industry’s growth is expected to come from expansion of markets outside of our core North American market. Our facilities on North American ships are our best performing facilities, and there is no guarantee that we will be able to generate the same revenue performance in non-North American markets. Additionally, our cruise partners dictate the itineraries on which their ships sail, and they may change itineraries to be less favorable to our revenue performance.

Accidents and other incidents involving cruise ships can materially adversely affect the cruise industry, as well as our results of operations and financial condition. Among other things, accidents reduce our revenues and increase the costs of our maritime-related insurance. In addition, accidents can adversely affect consumer demand for cruise vacations.

Other unscheduled withdrawals of ships from service, delays in new ship introductions, environmental violations by cruise lines, restricted access of cruise ships to environmentally sensitive regions, hurricanes and other adverse weather conditions and increases in fuel costs could also materially adversely impact the cruise industry. For example, in the past, hurricanes have caused the withdrawal of ships that we served from service for use in hurricane relief efforts, as well as the temporary closing of cruise ports and the destruction of a cruise pier facility. A number of cruise ships have experienced outbreaks of illnesses that have affected, at times, hundreds of passengers on a ship. In addition, epidemics affecting global regions could also adversely affect cruise ship travel. Also, in recent years, plane crashes, violence and other crimes, passenger accidents, disappearances and assaults, fatalities from shore excursion activities, shipboard fires and other incidents have brought adverse publicity to the travel industry, including the cruise industry. The public concern over these incidents, especially if they are repeated, or other negative publicity about the cruise industry, could adversely affect the demand for cruises and adversely affect our results of operations and financial condition. The cruise lines’ capacity has grown in recent years and is expected to continue to grow over the next few years as new ships are introduced. In order to utilize the new capacity, it is likely that the cruise industry will need to increase its share of the overall vacation market. In order to increase that market share, cruise lines may be required to offer discounted fares to prospective passengers, which would have the potentially adverse effects on us described above.

Severe weather conditions, both at sea and at ports of embarkation, also could adversely affect the cruise industry. The cruise industry also relies to a significant extent on airlines to transport passengers to ports of embarkation. Changes in airline service to cruise embarkation and disembarkation locations could adversely affect us. In addition, any strikes or other disruptions of airline service, including those that could follow terrorist attacks or armed hostilities, could adversely affect the ability of cruise passengers or our shipboard staff to reach their ports of embarkation, or could cause cancellation of cruises.

Cruise ships have increasingly had itineraries which provide for the ships to be in port during cruises. When cruise ships are in port, our revenues are adversely affected.

Cruise ships periodically go into dry-dock for routine maintenance, repairs and refurbishment for periods ranging from one to three weeks. Cruise ships also may be taken out of service for non-routine maintenance and repairs as a result of damage from an accident or otherwise, such as the Costa Concordia and Carnival Triumph incidents. A ship also may go out of service with respect to us if it is transferred to a cruise line we do not serve or if it is retired from service. While we attempt to plan appropriately for the scheduled removal from service of ships we serve, unexpected removals from service of ships we serve can hamper the efficient distribution of our shipboard personnel, in addition to causing unexpected reductions in our shipboard revenues.

We Are Required to Make Minimum Payments under Our Agreements and May Face Increasing Payments to Cruise Lines and Owners of Our Destination Resort Health and Wellness Centers

We are obligated to make minimum annual payments to certain cruise lines and owners of our land-based venues regardless of the amount of revenues we receive from customers. We may also be required to make such minimum annual payments under any future agreements into which we enter. Accordingly, we could be obligated to pay more in minimum payments than the amount we collect from customers. As of December 31, 2018, these payments are required by cruise line agreements covering a total of 145 ships served by us and by 6 of the agreements for our destination resort health and wellness centers.

As of December 31, 2018, we guaranteed total minimum payments to cruise lines (excluding payments based on minimum amounts per passenger per day of a cruise applicable to certain ships served by us) and owners of our land-based venues of approximately $126,000,000 in the aggregate in 2019. As we renew or enter into new agreements with cruise lines and land-based venues, we may experience increases in such required payments and such increases may materially adversely affect our results of operations and financial condition.

We Depend on the Continued Viability of the Ships and Destination Resort Health and Wellness Centers We Serve

Our revenues from our shipboard guests and guests at our destination resort health and wellness centers can only be generated if the ships and land-based venues we serve continue to operate. Historically, some smaller cruise lines we served have ceased operating for economic reasons. We cannot be assured of the continued viability of any of the land-based venues (including our ability to protect our investments in build-outs of health and wellness centers) or cruise lines that we serve, particularly in the event of recurrence of the more severe aspects of the economic slowdown experienced in certain prior years. To the extent that cruise lines or land-based venues we serve, or could potentially serve in the future, cease to operate, our results of operations and financial condition could be adversely affected.

Increased Costs Could Adversely Impact our Financial Results

In addition to the adverse effects on the cruise industry of high fuel costs described above, periods of higher fuel costs adversely affect us directly. We depend on commercial airlines for the transportation of our shipboard employees to and from the ships we serve and, as a result, we pay for a relatively large number of flights for these employees each year. During times of higher fuel costs, such as those experienced in certain prior years, airfares, including those applicable to the transportation of our employees, have been increased by the airlines we have utilized. Increased transportation costs associated with increased fuel costs also add to the costs of delivery of our products to the ships we serve and other destinations. Higher fuel charges also increase the cost to consumers of transportation to cruise ship destination ports and to venues where we operate our destination resort health and wellness centers and also increase the cost of utilities at our destination resort health and wellness centers. Periods of increasing fuel costs would likely cause these transportation costs to correspondingly increase. Extended periods of increased airfares could adversely impact our results of operations and financial condition.

Increases in prices of other commodities utilized by us in our business could adversely affect us. For example, in certain prior years, as a result of increases in the cost of cotton, the cost to us of linens and uniforms utilized in our operations has increased. Our land-based health and wellness operations also have experienced an increase in the cost of electrical utilities. A continuing increase in these costs or similar costs applicable to our operations could adversely impact our results of operations and financial condition.

We Depend on Our Key Officers and Qualified Employees

Our continued success will depend to a significant extent on our senior executive officers, including Leonard Fluxman, our Executive Chairman, Glenn Fusfield, our Chief Executive Officer and President, and Stephen Lazarus, our Chief Financial Officer and Chief Operating Officer. The loss of the services of any of these persons or other key management personnel could have a material adverse effect on our business. Our continued success also is dependent on our ability to recruit and retain personnel qualified to perform our services. Shipboard employees typically are employed pursuant to agreements with terms of nine months. Our land-based health and wellness employees generally are employed without contracts, on an at-will basis. Other providers of shipboard health and wellness services compete with us for shipboard personnel. We also compete with destination resort health and wellness centers and other employers for our shipboard and land-based health and wellness personnel. We may not be able to continue to attract a sufficient number of applicants possessing the requisite training and skills necessary to conduct our business. Our inability to attract a sufficient number of qualified applicants to provide our services and products could adversely impact our results of operations and financial condition. In addition, in recent years, the immigration approval process in the United States has proceeded at a slower pace than previously had been the case. Since many of our shipboard employees are not United States citizens, exacerbation of this trend could adversely affect our ability to meet our shipboard staffing needs on a timely basis.

Almost all of our shipboard personnel come from jurisdictions outside the United States. Our ability to obtain non-United States shipboard employees is subject to regulations in certain countries from which we source a number of our employees and, in the case of one country, control by an employment company that acts on behalf of employees and potential employees from that country. In addition, in that country, we are required to deal with local employment companies to facilitate the hiring of employees. Our ability to obtain shipboard employees from those countries on economic terms that are acceptable to us may be hampered by evolving regulatory requirements and/or our inability to enter into an acceptable agreement with the applicable local employment company.

We continue to be in negotiations with respect to the non-management employees of our luxury health and wellness centers at the Atlantis Paradise Island and the Ocean Club, a Four Seasons Resort in The Bahamas, becoming subject to a collective bargaining agreement. While no groups of employees at any of our other operations have commenced similar organizational activities, we cannot guarantee that our other employees will remain non-unionized. Collective bargaining agreements may require us to negotiate wages, salaries, benefits and other terms with one or more groups of our employees collectively, through a union representative, and could adversely affect our results of operations by increasing our labor costs or otherwise restricting our ability to maximize the efficiency of our operations.

In addition, the various jurisdictions where we operate our health and wellness centers have their own licensing or similar requirements applicable to our employees, which could affect our ability to open new health and wellness centers on a timely basis or adequately staff existing health and wellness centers. The ship we serve that is United States-based also is subject to United States labor law requirements that can result in delays in obtaining adequate staffing.

Possible Adverse Changes in United States or Foreign Tax Laws or Changes in Our Business Could Increase Our Taxes

Background

We are a Bahamas international business company (“IBC”) that owns, among other entities, OneSpaWorld (Bahamas) Limited (formerly known as Steiner Transocean Limited) (“OneSpaWorld (Bahamas)”), our principal subsidiary and a Bahamas IBC that conducts our shipboard operations, primarily outside United States waters (which constitutes most of our shipboard activities), and OneSpaWorld LLC, a Florida limited liability company that performs administrative services in connection with our operations in exchange for fees from OneSpaWorld (Bahamas) and other subsidiaries.

We also own, directly or indirectly, the shares of additional subsidiaries organized in the United States, the United Kingdom and other taxable jurisdictions, as well as subsidiaries organized in jurisdictions that do not subject the subsidiaries to taxation.

Currently, we and our non-United States subsidiaries are not subject to Bahamas income tax or other (including United States federal) income tax, except as set forth below. Our United States subsidiaries are subject to United States federal income tax as a consolidated group at regular corporate rates up to 21%. Generally, any dividends paid by our United States holding company to its parent, are subject to a 30% United States withholding tax. Other than as described below, we believe that none of the income generated by our non-United States subsidiaries should be effectively connected with the conduct of a trade or business in the United States and, accordingly, that such income should not be subject to United States federal income tax.

A foreign corporation generally is subject to United States federal corporate income tax at a rate of up to 21% on its United States-source income that is effectively connected with its trade or business within the United States and on certain limited types of its foreign-source income that is effectively connected to a trade or business it conducts in the United States. A foreign corporation also can be subject to a branch profits tax of 30% imposed on its after-tax earnings that are so effectively connected.

OneSpaWorld (Bahamas) has three types of income: income from the provision of health and wellness services, income from the sales of health and wellness products and income from leasing (at rates determined on an arm’s length basis) our shipboard employees and space to a United States subsidiary that performs health and wellness services and sells health and wellness products while the ships are in United States waters and pays OneSpaWorld (Bahamas) the amounts referenced above (the “U.S. Waters Activities”).

We believe that most of OneSpaWorld (Bahamas)’s shipboard income should be treated as foreign-source income not effectively connected to a business it conducts in the United States. This belief is based on the following:

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all of the functions performed, resources employed and risks assumed in connection with the performance of the above-mentioned services and sales (other than OneSpaWorld (Bahamas)’s involvement in the U.S. Waters Activities) occur outside of the United States; and

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income to OneSpaWorld (Bahamas) from the U.S. Waters Activities is income effectively connected with a United States trade or business, and thus subject to United States income taxation, but constitutes a small percentage of OneSpaWorld (Bahamas)’s total income.

The Risks to OneSpaWorld

Under United States Internal Revenue Service (“IRS”) regulations, as of January 1, 2007, all or a portion of OneSpaWorld (Bahamas)’s income for periods commencing on or after that date could be subject to United States federal income tax at a rate of up to 35% with respect to income earned prior to January 1, 2018 and up to 21% with respect to income earned thereafter:

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to the extent the income from OneSpaWorld (Bahamas)’s shipboard operations that OneSpaWorld believes are performed outside of United States territorial waters is considered by the IRS to be attributable to functions performed, resources employed or risks assumed within the United States or its possessions or territorial waters;

•	to the extent the income from OneSpaWorld (Bahamas)’s sale of health and wellness products for use, consumption, or disposition in international waters is considered by the IRS to be attributable to functions performed, resources employed or risks assumed within the United States, its possessions or territorial waters; or

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to the extent that passage of title or transfer of ownership of products sold by OneSpaWorld (Bahamas) for use, consumption or disposition outside international waters, takes place in the United States or a United States office materially participates in such sales.

If OneSpaWorld (Bahamas) is considered to be a controlled foreign corporation (“CFC”), any of its shipboard income would be considered income from sources within the United States and would be subject to United States federal income tax unless such income is attributable to functions performed, resources employed or risks assumed in a foreign country or countries.

A foreign corporation is a CFC if more than 50% of (i) the total combined voting power of all classes of stock entitled to vote or (ii) the total value of the stock of such corporation is owned or considered as owned by “U.S. Shareholders” on any day during the taxable year of such corporation. A “U.S. Shareholder,” generally, means a “United States person” who owns directly, indirectly or constructively at least 10% of the voting power or value of the stock of a foreign corporation. A “United States person” is a citizen or resident of the United States, a domestic partnership, a domestic corporation, any domestic estate or a trust over which a United States court is able to exercise administrative supervision and over which one or more United States persons have authority to control all substantial decisions. Under certain constructive ownership rules, taking into account changes introduced by the Tax Cuts and Jobs Act (“TCJA”), a foreign corporation may in certain circumstances be treated as a CFC under “downward attribution rules” even in circumstances where the foreign corporation is not owned directly or indirectly by any U.S. Shareholders. However, the IRS has announced that, pending the issuance of further guidance, taxpayers may ignore the particular downward attribution rule that can give rise to such results, solely for purposes of the income-source rules described above. Accordingly, we believe that OneSpaWorld (Bahamas) should not be characterized as a CFC, solely for purposes of the income-sourcing rules described above.

If OneSpaWorld (Bahamas) is subject to United States federal income tax (at a rate of up to 21%) on its United States -source income and on certain of its foreign-source income that is effectively connected to a business it conducts in the United States, it also would be subject to a branch profits tax of 30% imposed on its after-tax earnings withdrawn, or considered to be withdrawn, from its United States business.

Certain non-United States jurisdictions may also assert that OneSpaWorld (Bahamas)’s income is subject to their income tax.

Some of our United Kingdom, Bahamas and United States subsidiaries provide goods and/or services to us and certain of our other subsidiaries. The United Kingdom or United States tax authorities may assert that some or all of these transactions do not contain arm’s length terms. In that event, income or deductions could be reallocated among our subsidiaries in a manner that could increase the United Kingdom or United States tax on us. This reallocation also could result in the imposition of interest and penalties.

We cannot assure you that the tax laws on which we have relied to minimize our income taxes will remain unchanged in the future.

Our land-based operations, the income from which is generally taxable, have significantly increased and we intend to consider land-based opportunities in the future (though we cannot assure you that we will be successful in finding appropriate opportunities). To the extent that we are able to effectively implement this strategy, the amount of our income that is subject to tax would significantly increase.

The Success of Health and Wellness Centers Depends on the Hospitality Industry

We are dependent on the hospitality industry for the success of destination resort centers. To the extent that consumers do not choose to stay at venues where we operate health and wellness centers, over which we have no control, our business, financial condition and results of operations could be materially adversely affected. The hospitality industry is subject to risks that are similar to those of the cruise industry.

The considerations described above regarding the effects of adverse economic conditions on the cruise industry apply similarly to the hospitality industry, including the resorts where we have operations. Periods of economic slowdown result in reduced destination resort occupancy rates and decreased spending by destination resort guests, including at the resorts where we operate health and wellness centers. The recurrence of challenging economic conditions, as well as instances of increased fuel costs, which have occurred in certain prior years, could result in lower resort occupancy, which would have a direct, adverse effect on the number of resort guests that purchase our health and wellness services and products at the venues in question. Accordingly, such lower occupancy rates at the resorts we serve could have a material adverse effect on our results of operations and financial condition.

The following are other risks related to the hospitality industry:

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changes in the national, regional and local conditions (including major national or international terrorist attacks, armed hostilities or other significant adverse events, including an oversupply of hotel properties or a reduction in demand for hotel rooms);

•	the possible loss of funds expended for build-outs of health and wellness centers at venues that fail to open, underperform or close due to economic slowdowns or otherwise;

•	the attractiveness of the venues to consumers and competition from comparable venues in terms of, among other things, accessibility and cost;

•	the outbreaks of illnesses, or the perceived risk of such outbreaks, in locations where we operate land-based health and wellness centers;

•	weather conditions, including natural disasters, such as earthquakes, hurricanes, tsunamis and floods;

•	possible labor unrest or changes in economics based on collective bargaining activities;

•	changes in ownership, maintenance or room rates of, or popular travel patterns and guest demographics at the venues we serve;

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possible conversion of guest rooms at hotels to condominium units and the decrease in health and wellness center usage that often accompanies such conversions, and the related risk that condominium hotels are less likely to be suitable venues for our health and wellness centers;

•	reductions in resort occupancy during major renovations or as a result of damage or other causes;

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acquisition by resort chains of health and wellness service providers to create captive “in-house” brands and development by resort chains of their own proprietary health and wellness service providers, reducing the opportunity for third-party health and wellness providers like us; and

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the financial condition of the airline industry, as well as elimination of, or reduction in, airline service to locations where we operate resort facilities, which would result in fewer guests at those venues.

We Compete with Passenger Activity Alternatives

We compete with passenger activity alternatives on cruise ships and with competing providers of services and products similar to our services and products seeking agreements with cruise lines. Gambling casinos, bars and a variety of shops are found on almost all of the ships served by us. In addition, ships dock in ports which provide opportunities for additional shopping as well as other activities that compete with us for passenger attention and disposable income, and cruise ships are increasingly offering itineraries providing for greater numbers of port days. Cruise ships also typically offer swimming pools and other recreational facilities and activities, as well as musical and other entertainment, all without additional charge to the passengers. Certain cruise lines we formerly served have engaged the services of third parties or their own personnel for the operation of the health and wellness centers for all or some of their ships. Additional cruise lines could take similar actions in the future. In addition, there are certain other entities offering services in the cruise industry similar to those provided by us and we may not be able to serve new cruise ships that come into service and that are not covered by our cruise line agreements.

Many of the land-based venues that we serve or may serve in the future offer recreational entertainment facilities and activities similar to those offered on cruise ships, often without additional charge to guests. A number of the hotels we serve also offer casino gambling. These activities and facilities compete with us for customer time and disposable income. Our destination resort health and wellness centers also compete with other health and wellness centers in their vicinities, as well as with other beauty, relaxation or other therapeutic alternatives. These include salons that offer these services at prices significantly lower than those charged by us. We believe, however, that the prices charged by us are appropriate for the quality of the experience we provide in our respective markets. In addition, we also compete, both for customers and for contracts with hotels, with health and wellness centers and beauty salons owned or operated by companies that have offered their destination resort health and wellness services longer than we have, some of which enjoy greater name recognition with customers and prospective customers than health and wellness centers operated by us. Also, a number of these health and wellness center operators may have greater resources than we do. Further, some hotel operators provide health and wellness services themselves. If we are unable to compete effectively in one or more areas of our operations, our results of operations and financial condition could be adversely affected.

Risks Relating to Non-U.S. Operations and Hostilities

The cruise lines we serve operate in waters and call on ports throughout the world and our destination resort health and wellness centers are located in a variety of countries. Operating internationally exposes us to a number of risks, including increased exposure to a wider range of regional and local economic conditions, volatile local political conditions, potential changes in duties and taxes, including changing and/or uncertain interpretations of existing tax laws and regulations, required compliance with additional laws and policies affecting cruising, vacation or maritime businesses or governing the operations of foreign-based companies, currency fluctuations, interest rate movements, difficulties in operating under local business environments, port quality and availability in certain regions, U.S. and global anti-bribery laws or regulations, imposition of trade barriers and restrictions on repatriation of earnings.

Operating globally also exposes us to numerous and sometimes conflicting legal, regulatory and tax requirements. In many parts of the world, including countries in which we operate, practices in the local business communities might not conform to international business standards. We must adhere to policies designed to promote legal and regulatory compliance as well as applicable laws and regulations. However, we might not be successful in ensuring that our employees, agents, representatives and other third parties with whom we associate throughout the world properly adhere to them. Failure by us, our employees or any of these third parties to adhere to our policies or applicable laws or regulations could result in penalties, sanctions, damage to our reputation and related costs which in turn could negatively affect our results of operations and cash flows.

As a global operator, our business may also be impacted by changes in U.S. policy or priorities in areas such as trade, immigration and/or environmental or labor regulations, among others. Depending on the nature and scope of any such changes, they could impact our domestic and international business operations. Any such changes, and any international response to them, could potentially introduce new barriers to passenger or crew travel and/or cross border transactions, impact our guest experience and/or increase our operating costs.

The waters and countries in which we operate include geographic regions that, from time to time, experience political and civil unrest and armed hostilities. In recent years, cruise ships, including those we serve, have experienced attempted pirate attacks off the coast of Africa. In addition, in past years, our hotel health and wellness center operations in Asia have been adversely affected by terrorist bombings. Political unrest in areas where we operate health and wellness centers also has adversely affected our operations and continued political unrest in the Middle East has adversely affected the travel industry in that region. The threat of additional attacks and of armed hostilities internationally or locally may cause prospective travelers to cancel their plans, including plans for cruise or land-based venue vacations. Weaker cruise industry and land-based venue performance could have a material adverse effect on our results of operations and financial condition.

If we are unable to address these risks adequately, our financial position and results of operations could be adversely affected, including potentially impairing the value of our ships and other assets.

Severe Weather Can Disrupt Our Operations

Our operations may be impacted by adverse weather patterns or other natural disasters, such as hurricanes, earthquakes, floods, fires, tornados, tsunamis, typhoons and volcanic eruptions. It is possible that cruises we serve could be forced to alter itineraries or cancel a cruise or a series of cruises or tours due to these or other factors, which would have an adverse effect on our net revenue yields and profitability. Extreme weather events, such as hurricanes, floods and typhoons, may not only cause disruption, alteration, or cancellation of cruises and closures of destination resort health and wellness centers and may also adversely impact commercial airline flights and other transport or prevent certain individuals from electing to utilize our offerings altogether. In addition, these extreme weather conditions could result in increased wave and wind activity, which would make it more challenging to sail and dock ships and could cause sea/motion sickness among guests and crew on the ships we serve. These events could have an adverse impact on the safety and satisfaction of cruising and could have an adverse impact on our net revenue yields and profitability. Additionally, these extreme weather conditions could impact our ability to provide our cruise products and services as well as to obtain insurance coverage for operations in such areas at reasonable rates.

Risk of Early Termination of Land-Based Health and Wellness Center Agreements

A number of our land-based health and wellness center agreements provide that landlords may terminate the agreement prior to its expiration date (provided, in some cases, that we receive certain compensation with respect to our build-out expenses and earnings lost as a result of such termination). While we always attempt to negotiate the best deal we can in this regard, we may not be able to successfully negotiate a termination fee in any of our future agreements or that any amounts we would receive in connection with such termination accurately reflects the economic value of the assets we would be leaving behind as a result of such termination. In addition, in the event of certain terminations of an agreement with a land-based venue, such as by the venue operator after our breach of an agreement, or as a result of the bankruptcy of a venue, even if we have a provision in our agreement providing for a termination payment, we could receive no compensation with respect to build-out expenditures we have incurred.

We also attempt to obtain terms in our land-based health and wellness center agreements that protect us in the event that the lessor’s lender forecloses and takes over the property in question. However, we cannot always obtain such protective “non-disturbance” terms. In the event that the lender to a land-based venue owner under an agreement where no such non-disturbance term is included forecloses on that property, our agreement could be terminated prior to the expiration of its term. In such case, in addition to the loss of income from that health and wellness center, we could lose the residual value of any investment we made to build out that facility.

Delays in New Ship Introductions Could Slow Our Growth

Our growth depends, in part, on our serving new cruise ships brought into service. A number of cruise lines we serve have experienced in the past, and could experience in the future, delays in bringing new ships into service. In addition, there is a limited number of shipyards in the world capable of constructing large cruise ships in accordance with the standards of major cruise lines. This also may contribute to delays in new ship construction. Such delays could slow our growth and have an adverse impact on our results of operations and financial condition.

Changes in and Compliance with Laws and Regulations Relating to Environment, Health, Safety, Security, Data Privacy and Protection, Tax and Anti-Corruption under Which We Operate May Lead to Litigation, Enforcement Actions, Fines, or Penalties

We are subject to numerous international, national, state and local laws, regulations and treaties covering many areas, including social issues, health, safety, security, data privacy and protection, and tax. Failure to comply with these laws, regulations, treaties and agreements could lead and has led to enforcement actions, fines, civil or criminal penalties or the assertion of litigation claims and damages. These issues are, and we believe will continue to be, an area of focus by the relevant authorities throughout the world. Accordingly, new legislation, regulations or treaties, or changes thereto, could impact our operations and would likely subject us to increased compliance costs in the future. In addition, training of crew may become more time consuming and may increase our operating costs due to increasing regulatory and other requirements.

Environmental laws and regulations or liabilities arising from past or future releases of, or exposure to, hazardous substances or vessel discharges, including ballast water and waste disposal, could materially adversely affect our business, profitability and financial condition. Some environmental groups have lobbied for more stringent regulation of cruise ships. Various agencies and regulatory organizations have enacted or are considering new regulations or policies, such as stricter emission limits to reduce greenhouse gas effects, which could adversely impact the cruise industry.

Our guest and employee relationships provide us with access to sensitive data. We are subject to laws and requirements related to the treatment and protection of such sensitive data. We may be subject to legal liability and reputational damage if we do not comply with data privacy and protection regulations. Various governments, agencies and regulatory organizations have enacted and are considering new regulations and implementation of rules for existing regulations. Additional requirements could negatively impact our ability to market cruises to consumers and increase our costs.

We are subject to the examination of our income tax returns by tax authorities in the jurisdictions where we operate. There can be no assurance that the outcome from these examinations will not adversely affect our profitability.

As budgetary constraints continue to adversely impact the jurisdictions in which we operate, increases in income or other taxes affecting our operations may be imposed. Some social activist groups have lobbied for more taxation on income generated by cruise companies. Certain groups have also generated negative publicity for us. In recent years, certain members of the U.S. Congress have proposed various forms of legislation that would result in higher taxation on income generated by cruise companies.

Our global operations subject us to potential liability under anti-corruption, economic sanctions, and other laws and regulations. The Foreign Corrupt Practices Act, the UK Bribery Act and other anti-corruption laws and regulations (“Anti-Corruption Laws”) prohibit corrupt payments by our employees, vendors, or agents. While we devote substantial resources to our global compliance programs and have implemented policies, training, and internal controls designed to reduce the risk of corrupt payments, our employees, vendors, or agents may violate our policies. Our failure to comply with Anti-Corruption Laws could result in significant fines and penalties, criminal sanctions against us, our officers, or our employees, prohibitions or limitations on the conduct of our business, and damage to our reputation. Operations outside the U.S. may also be affected by changes in economic sanctions, trade protection laws, policies, and other regulatory requirements affecting trade and investment. We may be subject to legal liability and reputational damage if we improperly sell goods or otherwise operate improperly in areas subject to economic sanctions such as Crimea, Iran, North Korea, Cuba, Sudan, and Syria or if we improperly engage in business transactions with persons subject to economic sanctions.

These various international laws and regulations could lead and have led to enforcement actions, fines, civil or criminal penalties or the assertion of litigation claims and damages. In addition, improper conduct by our employees or agents could damage our reputation and lead to litigation or legal proceedings that could result in significant awards or settlements to plaintiffs and civil or criminal penalties, including substantial monetary fines. Such events could lead to an adverse impact on our financial condition or profitability, even if the monetary damage is mitigated by our insurance coverage.

As a result of ship or other incidents, litigation claims, enforcement actions and regulatory actions and investigations, including, but not limited to, those arising from personal injury, loss of life, loss of or damage to personal property, business interruption losses or environmental damage to any affected coastal waters and the surrounding areas, may be asserted or brought against various parties, including us. The time and attention of our management may also be diverted in defending such claims, actions and investigations. We may also incur costs both in defending against any claims, actions and investigations and for any judgments, fines, or civil or criminal penalties if such claims, actions or investigations are adversely determined and not covered by our insurance policies.

Product Liability and Other Potential Claims Could Adversely Affect Us

The nature and use of our products and services could give rise to liability if a customer were injured while receiving one of our services. Guests at our health and wellness centers could be injured, among other things, in connection with their use of our fitness equipment, sauna facilities or other facilities. If any of these events occurred, we could incur substantial litigation expense and be required to make payments in connection with settlements of claims or as a result of judgments against us.

We maintain insurance to cover a number of risks associated with our business. While we seek to obtain comprehensive insurance coverage at commercially reasonable rates, we cannot be certain that appropriate insurance will be available to us in the future on commercially reasonable terms or at all. Our insurance policies are subject to coverage limit, exclusions and deductible levels and are subject to non-renewal upon termination at the option of the applicable insurance company. Our inability to obtain insurance coverage at commercially reasonable rates for the potential liabilities that we face could have a material adverse effect on our results of operations and financial condition. In addition, in connection with insured claims, we bear the risks associated with the fact that insurers often control decisions relating to pre-trial settlement of claims and other significant aspects of claims and their decisions may prove to not be in our best interest in all cases.

We believe that our current coverage is adequate to protect us against most of the significant risks involved in the conduct of our business, but we self-insure or use higher deductibles for various risks. Accordingly, we are not protected against all risks (including failures by third-party service providers such as insurance brokers to fulfill their duties), which could result in unexpected increases in our expenses in the event of certain claims against us.

If the types of services we offer increase, the potential for claims against us also could increase. We self-insure potential claims regarding certain of our medi-spa services. High visibility claims also could cause us to receive adverse publicity and suffer a loss of sales, and, therefore, our results of operations and financial condition could be materially adversely affected in such cases. We are, and may in the future be, subject to other legal proceedings, including claims presented as class actions. Litigation is subject to many uncertainties, and we cannot predict the outcome of individual matters. It is reasonably possible that the final resolution of these matters could have a material adverse effect on our results of operations and financial condition.

Our Indebtedness Could Adversely Affect Our Financial Condition and Ability to Operate and We May Incur Additional Debt

As of March 31, 2019, we had $233.5 million of secured indebtedness under our First Lien Term Loan Facility and Second Lien Term Loan Facility, and have available an additional (x) $20 million under our First Lien Revolving Facility and (y) $5 million under our First Lien Delayed Draw Facility (collectively, the “New

Credit Facilities”). Our debt level and the terms of our financing arrangements could adversely affect our financial condition and limit our ability to successfully implement our growth strategies. In addition, under the New Credit Facilities, certain of our direct and indirect subsidiaries have granted the lenders a security interest in substantially all of their assets. Our ability to meet our debt service obligations will depend on our future performance, which will be affected by the other risk factors described herein. If we do not generate enough cash flow to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. We may not be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all.

The New Credit Facilities bear interest at variable rates. If market interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect our cash flow.

Our Credit Facilities Contain Financial and Other Covenants. The Failure to Comply with Such Covenants Could Have An Adverse Effect on Us

Our New Credit Facilities contain certain financial covenants and a number of traditional negative covenants, including limitations on our ability to, among other things, incur and/or undertake asset sales and other dispositions, liens, indebtedness, certain acquisitions, and investments, consolidations, mergers, reorganizations and other fundamental changes, payment of dividends and other distributions to equity and warrant holders and prepayments of material subordinated debt, in each case, subject to customary exceptions. Any failure to comply with the restrictions of the New Credit Facilities may result in an event of default under the agreements. If an event of default occurs, the lenders under the New Credit Facilities are entitled to take various actions, including the acceleration of amounts due under the New Credit Facilities and all actions permitted to be taken by a secured creditor, subject to customary intercreditor provisions among the first and second lien secured parties.

If We Are Unable to Execute Our Growth Strategies, Including Our Ability to Offer and Integrate New Services and Products, Our Business Could Be Adversely Affected

The demands of consumers with respect to health and wellness services and products continue to evolve. Among other things, there is a continuing trend to add services at health and wellness centers similar to those traditionally provided in medical facilities, including services relating to skin care. If we are unable to identify and capture new audiences, our ability to successfully integrate additional services and products will be adversely affected. Our ability to provide certain additional services depends on our ability to find appropriate third parties with whom to work in connection with these services and, in certain cases, could be dependent on our ability to fund substantial costs. We cannot assure you that we will be able to find such appropriate third parties or be able to fund such costs. We also cannot assure you that we will be able to continue to expand our health and wellness services sufficiently to keep up with consumer demand. Accordingly, we may not be able to successfully implement our growth strategies or continue to maintain sales at our current rate, or at all. If we fail to implement our growth strategies, our sales and profitability may be negatively impacted, which would adversely affect our business, financial condition and results of operations.

Our Business Could Be Adversely Affected if We Are Unable to Successfully Protect Our Trademarks or Obtain New Trademarks

The market for our services and products depends to a significant extent upon the value associated with our brand names. Although we take appropriate steps to protect our brand names, in the future, we may not be successful in asserting trademark protection in connection with our efforts to grow our business or otherwise due to the nature of certain of our marks or for other reasons. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial. If other parties infringe on our intellectual property rights, the value of our brands in the marketplace may be diluted. In addition, any infringement of our intellectual property rights would likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could adversely affect our results of operations and financial condition.

We Are Subject to Currency Risk

Fluctuations in currency exchange rates compared to the U.S. dollar can impact our results of operations, most significantly because we pay for the administration of recruitment and training of our shipboard personnel in U.K. pounds sterling and Euros. Accordingly, while the relative strength of the U.S. dollar has improved recently, renewed weakness of the U.S. dollar against those currencies can adversely affect our results of operations, as has occurred in some recent years. To the extent that the U.K. pound sterling or the Euro is stronger than the U.S. dollar, our results of operations and financial condition could be adversely affected.

We May Be Exposed to the Threat of Cyber Attacks and/or Data Breaches

Cyberattacks can vary in scope and intent from economically driven attacks to malicious attacks targeting our key operating systems with the intent to disrupt, disable or otherwise cripple our maritime and/or land-based operations. This can include any combination of phishing attacks, malware and/or viruses targeted at our key systems. The breadth and scope of this threat has grown over time, and the techniques and sophistication used to conduct cyber attacks, as well as the sources and targets of the attacks, change frequently. While we invest time, effort and capital resources to secure our key systems and networks, we cannot provide assurance that we will be successful in preventing or responding to all such attacks.

A successful cyberattack may target us directly, or may be the result of a third-party vendor’s inadequate care. In either scenario, we may suffer damage to our key systems and/or data that could interrupt our operations, adversely impact our reputation and brand and expose us to increased risks of governmental investigation, litigation and other liability, any of which could adversely affect our business. Furthermore, responding to such an attack and mitigating the risk of future attacks could result in additional operating and capital costs in systems technology, personnel, monitoring and other investments.

In addition to malicious cyber attacks, we are also subject to various risks associated with the collection, handling, storage and transmission of sensitive information. In the course of doing business, we collect large volumes of internal, customer and other third-party data, including personally identifiable information and individual credit data, for various business purposes. We are subject to federal, state and international laws (including the European Union General Data Protection Regulation (the “GDPR”), which took effect in May 2018), as well as industry standards, relating to the collection, use, retention, security and transfer of personally identifiable information and individual credit data. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, and among us, our subsidiaries and other parties with which we have commercial relations. Several jurisdictions have passed laws in this area, and other jurisdictions are considering imposing additional restrictions. These laws continue to develop and may be inconsistent from jurisdiction to jurisdiction. Complying with emerging and changing international requirements has caused, and may cause, us to incur substantial costs or require us to change our business practices. If we fail to comply with the various applicable data collection and privacy laws, we could be exposed to fines, penalties, restrictions, litigation or other expenses, and our business could be adversely impacted.

Even if we are fully compliant with legal and/or industry standards and any relevant contractual requirements, it still may not be able to prevent security breaches involving sensitive data and/or critical systems. Any breach, theft, loss, or fraudulent use of guest, employee, third-party or company data, could adversely impact our reputation and brand and our ability to retain or attract new customers, and expose us to risks of data loss, business disruption, governmental investigation, litigation and other liability, any of which could adversely affect our business. Significant capital investments and other expenditures could be required to remedy the problem and prevent future breaches, including costs associated with additional security technologies, personnel, experts and credit monitoring services for those whose data has been breached. Further, if it or our vendors experience significant data security breaches or fail to detect and appropriately respond to significant data security breaches, we could be exposed to government enforcement actions and private litigation.

Changes in Privacy Law Could Adversely Affect Our Ability to Market Our Services Effectively

Our ability to market our services effectively is an important component of our business. We rely on a variety of direct marketing techniques, including telemarketing, email marketing, and direct mail. Any further restrictions under laws such as the Telemarketing Sales Rule, the CAN-SPAM Act of 2003, the GDPR and various United States state laws or new federal laws regarding marketing and solicitation, or international data protection laws that govern these activities, could adversely affect the continuing effectiveness of telemarketing, email, and postal mailing techniques and could force further changes in our marketing strategy. If this were to occur, we may be unable to develop adequate alternative marketing strategies, which could impact our ability to effectively market and sell our services.

In addition, we collect information relating to our customers for various business purposes, including marketing and promotional purposes. The collection and use of personal data, such as, among other things, credit card information, is governed by privacy laws and regulations of the United States and other jurisdictions. Privacy regulations continue to evolve and, occasionally, may be inconsistent from one jurisdiction to another. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our services and products and serve our customers. In addition, non-compliance with applicable privacy regulations by us or, in some instances, non-compliance by third parties engaged by us, or a breach of security systems storing our data may result in fines, payment of damages or restrictions on our use or transfer of data.

Risks Related to Ownership of Our Securities

Each of Steiner Leisure and Haymaker Sponsor Owns a Significant Portion of Our Shares and Have Representation on Our Board; Steiner Leisure and Haymaker Sponsor May Have Interests That Differ from Those of Other Shareholders

Approximately 14% of our common shares are beneficially owned by Steiner Leisure, approximately 5% of our common shares are beneficially owned by Haymaker Sponsor and approximately 29% of our common shares are beneficially owned by certain investors that, in connection with the Business Combination and concurrently with the execution of the Transaction Agreement, entered into Subscription Agreements pursuant to which, among other things, such investors (the “Private Placement Investors”) agreed to subscribe for and purchase, and we agreed to issue and sell to such investors, 12,249,637 of our common shares and 3,105,294 OneSpaWorld Private Placement Warrants for gross proceeds of approximately $122,496,370 (the “Primary Private Placement”), in each case, prior to giving effect to the exercise of warrants. These levels of ownership interest assume no exercise of outstanding warrants to purchase our common shares. In addition, one of our director nominees was designated by Steiner Leisure and two of our director nominees are affiliated with Haymaker Sponsor. As a result, Steiner Leisure and Haymaker Sponsor may be able to significantly influence the outcome of matters submitted for director action, subject to our directors’ obligation to act in the interest of all of our shareholders, and for shareholder action, including the designation and appointment of the OneSpaWorld Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. The influence of Steiner Leisure and Haymaker Sponsor over our management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our common shares to decline or prevent our shareholders from realizing a premium over the market price for our common shares. Additionally, Haymaker Sponsor is in the business of making investments in companies, and Haymaker Sponsor (or its affiliates) may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. Haymaker Sponsor (or its affiliates) may also pursue acquisition opportunities that may be complementary to (or competitive with) our business, and as a result those acquisition opportunities may not be available to us.

Under the “Business Opportunities” section of our Memorandum and Articles of Association (“Articles”), among other things, we have renounced any interest or expectancy of us or our subsidiaries being offered an opportunity to participate in any potential transaction opportunities available to Steiner Leisure and certain of its affiliates and related parties, such parties have no obligation to communicate or offer such potential transaction opportunities to us and such parties will have no duty to refrain from engaging in the same or similar businesses as us. Prospective investors in our common shares should consider that the interests of Steiner Leisure and Haymaker Sponsor may differ from their interests in material respects.

If We Fail to Maintain an Effective System of Internal Control over Financial Reporting, We May Not Be Able to Accurately Report Our Financial Results or Prevent Fraud; as a Result, Shareholders Could Lose Confidence in Our Financial and Other Public Reporting, Which Is Likely to Negatively Affect Our Business and the Market Price of Our Common Shares

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in our implementation could cause us to fail to meet our reporting obligations. In addition, any testing conducted by us, or any testing conducted by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which is likely to negatively affect our business and the market price of our shares.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually.

However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

The Market Price and Trading Volume of Our Common Shares May Be Volatile and Could Decline Significantly Following the Business Combination

The stock markets, including Nasdaq, where our common shares are listed, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our common shares following the Business Combination, the market price of our common shares may be volatile and could decline significantly. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above the market price of our common shares as of the date of the consummation of the Business Combination. We cannot assure you that the market price of our common shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this registration statement/prospectus;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales or resales, or anticipated issuances, sales or resales, of our common shares;

•	publication of research reports about us, our resorts, or the lodging industry generally;

•	the performance and market valuations of other similar companies;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

An active trading market for our warrants may not develop

Our warrants are not currently listed on any national securities exchange, and there is currently a very limited trading market for our warrants. An active trading market for our warrants may never develop or be sustained. If the market does not develop or is not sustained, it may be difficult for warrantholders to sell our warrants at a price that is attractive or at all.

If Securities or Industry Analysts Do Not Publish Research, Publish Inaccurate or Unfavorable Research or Cease Publishing Research About Us, Our Share Price and Trading Volume Could Decline Significantly

The market for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, the market price and liquidity for our common shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade their opinions about our common shares, publish inaccurate or unfavorable research about us, or cease publishing about us regularly, demand for our common shares could decrease, which might cause our share price and trading volume to decline significantly.

Future Issuances of Debt Securities and/or Equity Securities May Adversely Affect Us, Including the Market Price of Our Common Shares, and May Be Dilutive to Our Existing Shareholders

In the future, we may incur debt and/or issue equity ranking senior to our common shares. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares. Because our decision to issue debt and/or equity in the future will depend, in part, on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our common shares and be dilutive to our existing shareholders.

You May Have Difficulty Enforcing Judgments Against Us

We are an international business company incorporated under the laws of the Commonwealth of The Bahamas. A substantial portion of our assets are located outside the United States. As a result, it may be difficult or impossible to:

•	effect service of process within the United States upon us; or

•	enforce, against us, court judgments obtained in U.S. courts, including judgments relating to U.S. federal securities laws.

It is unlikely that Bahamian courts would entertain original actions against Bahamian companies, their directors or officers predicated solely upon U.S. federal securities laws. The Bahamian courts may apply any rule of Bahamian law which is mandatory irrespective of the governing law and may refuse to apply a rule of such governing law of the relevant documents, if it is manifestly incompatible with the public policy of The Bahamas. Furthermore, judgments based upon any civil liability provisions of the U.S. federal securities laws are not directly enforceable in The Bahamas. Rather, a lawsuit must be brought in The Bahamas on any such judgment. The courts of The Bahamas would recognize a U.S. judgment as a valid judgment, and permit the same to provide the basis of a fresh action in The Bahamas and should give a judgment based thereon without there being a re-trial or reconsideration of the merits of the case provided that (i) the courts in the United States had proper jurisdiction under Bahamian conflict of law rules over the parties subject to such judgment, (ii) the judgment is for a debt or definite sum of money other than a sum payable in respect of taxes or charges of a like nature or in respect of a fine or penalty, (iii) the U.S. courts did not contravene the rules of natural justice of The Bahamas, (iv) the judgment was not obtained by fraud on the part of the party in whose favor the judgment was given or of the court pronouncing it, (v) the enforcement of such judgment would not be contrary to the public policy of The Bahamas, (vi) the correct procedures under the laws of The Bahamas are duly complied with, (vii) the judgment is not inconsistent with a prior Bahamian judgment in respect of the same matter and (viii) enforcement proceedings are instituted within six years after the date of such judgment.

Certain Provisions in Our Articles May Limit Shareholders’ Ability to Affect a Change in Management or Control

Our Articles include certain provisions which may have the effect of delaying or preventing a future takeover or change in control of us that shareholders may consider to be in their best interests. Among other things, our Articles provide for a classified Board serving staggered terms of three years, super majority voting requirements with respect to certain significant transactions and restrictions on the acquisition of greater than 9.99% ownership without our Board’s approval. Our equity plans and our officers’ employment agreements provide certain rights to plan participants and those officers, respectively, in the event of a change in control of us. For more information, see “Description of Our Securities” included elsewhere in this prospectus.

USE OF PROCEEDS

All of the common shares and warrants offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Shareholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholders in disposing of their common shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of the common shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive the proceeds from the exercise of the warrants, but not from the sale of the common shares issuable upon such exercise.

DIVIDENDS

We have not paid any cash dividends to date. Our Board of Directors (our “Board”) intends to evaluate adopting a policy of paying cash dividends. In evaluating any dividend policy, our Board may consider our financial condition and results of operations, certain tax considerations, capital requirements, alternative uses for capital, industry standards and economic conditions. Whether we adopt such a dividend policy and the frequency and amount of any dividends declared will be within the discretion of our Board.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables contain selected historical financial data for OSW Predecessor as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016, derived from the audited combined financial statements of OSW Predecessor included elsewhere in this prospectus. The selected historical financial data of OSW Predecessor is not intended to be an indicator of our financial condition or results of operations in the future.

The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited combined financial statements of OSW Predecessor, and the notes related thereto, included elsewhere in this prospectus.

(In thousands)	Year Ended December 31,
	2018	2017	2016
Revenues
Service Revenues	$410,927	$383,686	$362,698
Product Revenues	129,851	122,999	113,586

Total Revenues	540,778	506,685	476,284

Cost of Revenue and Operating Expenses
Cost of Services	352,382	332,360	318,001
Cost of Products	110,793	107,990	106,259
Administrative	9,937	9,222	10,432
Salary and Payroll Taxes	15,624	15,294	14,454
Amortization of Intangible Assets	3,521	3,521	3,521

Total Cost of Revenues and Operating Expenses	492,257	468,387	452,677

Income from Operations	48,521	38,298	23,617

Other Income (Expense), net
Interest Expense	(34,099)	—	—
Interest Income	238	408	340
Other (Expense) / Income	171	(217)	(178)

Total Other Income (Expense), net	(33,690)	191	162

Income Before Provision for Income Taxes	14,831	38,489	23,779
Provision for Income Taxes	1,088	5,263	5,615

Net Income	$13,743	$33,226	$18,164

Adjusted EBITDA	$59,202	$55,902	$51,746
Unlevered After-Tax Free Cash Flow	$53,493	$52,774	$48,020
% Conversion	90.4%	94.4%	92.8%

	As of December 31,
	2018	2017
Balance Sheet Data (At Period End):
Working Capital	$22,419	$17,252
Total Assets	272,659	267,072
Total Liabilities	400,242	41,791
Total Deficit	(127,583)	225,281

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The historical combined financial statements of OSW Predecessor are included in this prospectus. Prior to the Business Combination, OneSpaWorld had no material operations, assets or liabilities.

The unaudited pro forma condensed combined income statement for the year ended December 31, 2018 was derived from OSW Predecessor’s audited combined income statement for the year ended December 31, 2018 and Haymaker’s audited statement of operations for the year ended December 31, 2018.

The unaudited pro forma condensed combined income statement for the year ended December 31, 2018 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet as of December 31, 2018 gives pro forma effect to the Business Combination as if it was completed on December 31, 2018.

This information should be read together with (i) Haymaker’s historical financial statements and related notes for the year ended December 31, 2018, as well as “Haymaker’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Haymaker’s Annual Report on Form 10-K for the year ended December 31, 2018, and (ii) OSW Predecessor’s historical consolidated financial statements and related notes for the year ended December 31, 2018, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations, with Haymaker deemed to be the accounting acquirer because, among other reasons:

•	cash consideration was transferred from Haymaker to the Sellers; and

•

former Haymaker stockholders and Haymaker Sponsor in connection with the Business Combination, own, in the aggregate, 56.8% of our common shares, which represents a controlling interest in us, immediately after giving effect to the Business Combination.

The unaudited pro forma condensed combined financial statements reflect adjustments to the historical financial information that are expected to have a continuing impact on the results of the combined company, factually supportable and directly attributable to the following events and transactions:

•	the Business Combination;

•	the payment of the cash consideration to the Sellers;

•	the closing of the Primary Private Placement;

•	the conversion of each Class A Share into the right to receive one fully paid and non-assessable common share;

•	each Haymaker Public Warrant becoming exercisable for one common share, on the same terms and conditions as those applicable to the Haymaker Public Warrants;

•

the Founder Shares converting into 6.7 million of our common shares (3.7 million of which, subject to certain adjustments, were transferred and forfeited to us) and the right to receive 1.6 million of our common shares upon the occurrence of certain events; such deferred common shares are not included in the EPS calculations set forth below;

•	the repayment of $352.4 million of outstanding indebtedness, of OSW Predecessor as of December 31, 2018 and the entry into the Debt Financing at the time of the Business Combination;

•	each of the Founder Warrants becoming exercisable for one common shares; and

•	the redemption of 1,286,613 Class A Shares by Haymaker’s public stockholders in accordance with Haymaker’s amended and restated certificate of incorporation.

Haymaker provided its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, each Class A Share then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account, which held the proceeds (including interest, which was net of taxes payable) of the Haymaker IPO.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The actual results may differ significantly from those reflected in the pro forma financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma financial statements and actual amounts. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. OSW Predecessor and Haymaker have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the year ended December 31, 2018

(Dollars in thousands, except per share amounts)

(unaudited)

	Haymaker		OSW Predecessor	Pro Forma Adjustments			Pro Forma
Service revenues	$—		$410,927	$—			$410,927
Product revenues	—		129,851	—			129,851

Total revenues	—		540,778	—			540,778

Cost of services	—		352,382	(235)	(a.	)	352,147
Cost of products	—		110,793	—			110,793
Administrative	4,691		9,937	(3,862)	(a.	),	10,766
					(g.	)
Salary and payroll taxes	—		15,624	—			15,624
Amortization of intangible assets	—		3,521	13,950	(b.	)	17,471

Total cost of revenues and operating expenses	4,691		492,257	9,853			506,801

Income (loss) from operations	(4,691)		48,521	(9,853)			33,977

Unrealized gain on securities held in Trust	449		—	(449)	(c.	)	—
Interest expense	—		(34,099)	19,247	(d.	)	(14,852)
Interest income	5,656		238	(5,656)	(c.	)	238
Other income	—		171	—			171

Total other income (expense), net	6,105		(33,690)	13,142			(14,443)

Income from continuing operations before provision for income taxes	1,414		14,831	3,289			19,534
Provision for income taxes	1,017		1,088	—	(e.	)	2,105

Net income from continuing operations	$397		$13,743	$3,289			$17,429
Net Income attributable to non-controlling interest	—		3,857	—			3,857

Net income attributable to parent	$397		$9,886	$3,289			$13,572

Earnings per common share (f.)
Basic	$(0.44	)*					$0.22
Diluted	$(0.44	)*					$0.20
Weighted average common shares
Basic	9,911,510	#					61,118,298
Diluted	9,911,510	#					68,118,298

*	Net loss per common share—basic and diluted excludes interest income attributable to common shares subject to redemption of $4,773,466 for the year ended December 31, 2018.
#	Excludes an aggregate of up to 30,961,528 shares subject to redemption as of December 31, 2018.

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

As of December 31, 2018

(Dollars in thousands, except per share data)

(unaudited)

	Haymaker	OSW Predecessor	Pro Forma Adjustments			Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$221	$15,302	$(3,196)	(a.	)	$12,327
Accounts receivable, net	—	25,352	—			25,352
Inventories, net	—	32,265	2,295	(b.	)	34,560
Other current assets	93	8,041	—			8,134

Total current assets	314	80,960	(901)			80,373

Note receivable due from affiliate of the Parent	—	—	—			—
Investments held in Trust Account	336,671	—	(336,671)	(a.	)	—
Property and equipment, net	—	16,239	11,815	(c.	)	28,054
Intangible assets, net	—	131,517	493,483	(d.	)	625,000
Goodwill	—	33,864	78,171	(e.	)	112,035
Deferred tax assets	—	4,265	(4,172)	(f.	)	93
Other noncurrent assets, net	—	5,814	731	(i.	)	6,545

Total assets	$336,985	$272,659	$242,456			$852,100

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$—	$7,595	$—			$7,595
Accounts payable—related parties	—	6,553	—			6,553
Accrued expenses	3,805	27,211	(3,684)	(g.	)	27,332
Income tax payable	1,012	670	—			1,682
Other current liabilities	—	1,210	—			1,210

Total current liabilities	4,817	43,239	(3,684)			44,372
Deferred rent	—	645	—			645
Deferred tax liabilities	94	—	77	(f.	)	171
Income tax contingency	—	3,918	—			3,918
Long-term debt	—	352,440	(113,347)	(i.	)	239,093
Deferred underwriting fees	12,150	—	(12,150)	(j.	)	—

Total liabilities	$17,061	$400,242	$(129,104)			$288,199

Commitments and contingencies:
Common stock subject to possible redemption	$314,924	$—	$(314,924)	(k.	)	$—
Shareholders’ equity:
Preferred stock, $0.0001 par value	—	—	—			—
Class A common stock, $0.0001 par value				(k. (m.	), )
	—	—	4			4
Class B convertible common stock, $0.0001 par value	1	—	(1)	(m.	)	—
Additional paid-in capital	4,266	—	556,952	(o.	)	561,218
Non-controlling interest	—	3,586	2,169	(n.	)	5,755
Accumulated earnings (loss)	733	(130,520)	126,711	(l. (h.	), )	(3,076)
Accumulated Other Comprehensive Loss	—	(649)	649	(l.	)	—

Total shareholders’ equity	$5,000	$(127,583)	$686,481			$563,901

Total liabilities and shareholders’ equity	$336,985	$272,659	$242,456			$852,100

Notes to Unaudited Pro Forma Combined Financial Statements

1. Basis of Pro Forma Presentation

Overview

The unaudited pro forma condensed combined financial statements have been prepared assuming the Business Combination is accounted for using the acquisition method of accounting with Haymaker as the acquiring entity and OSW Predecessor as the acquiree. Under the acquisition method of accounting, Haymaker’s assets and liabilities will retain their carrying values and the assets and liabilities of OSW Predecessor, including its predecessor’s assets and liabilities, will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired will be recorded as goodwill. The pro forma adjustments have been prepared as if the Business Combination and the other related transactions had taken place on December 31, 2018 in the case of the unaudited pro forma condensed combined balance sheets and on January 1, 2018 in the case of the unaudited pro forma condensed combined income statements.

The acquisition method of accounting is based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Haymaker, who was determined to be the accounting acquirer.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the Business Combination include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) Haymaker’s historical financial statements and related notes for the year ended December 31, 2018, as well as “Haymaker’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in Haymaker’s Annual Report on Form 10-K for the year ended December 31, 2018, (ii) OSW Predecessor’s historical combined financial statements and related notes for the year ended December 31, 2018, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The pro forma adjustments represent management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact. In addition, the unaudited pro forma condensed combined financial statements do not reflect additional costs and expenses that OneSpaWorld may incur as a public company (other than those incurred by Haymaker and reflected in the unaudited pro forma condensed combined financial statements). Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Business Combination and the other related transactions are not included in the unaudited pro forma condensed combined income statements. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and a decrease to cash, unless otherwise noted.

2. Preliminary Allocation of Purchase Price

The total purchase consideration for the Business Combination has been allocated to the assets acquired, liabilities assumed, and non-controlling interest for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired, liabilities assumed and non-controlling interest, but in no event later than one year following the completion of the Business Combination.

Accordingly, the final acquisition accounting adjustments could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements.

Any increase or decrease in the fair value of the assets acquired, liabilities assumed and non-controlling interest, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of OneSpaWorld following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The purchase consideration was preliminarily allocated as follows:

(In thousands)
Cash paid to Selling Equityholders	$659,065
Equity consideration paid to Selling Equityholders	141,552

$800,617

Cash and cash equivalents	$15,302
Accounts receivable, net	25,352
Inventories, net	34,560
Other current assets	8,041
Property and equipment, net	28,054
Intangible assets, net	625,000
Other noncurrent assets, net	5,814
Deferred tax asset	93
Goodwill	112,035
Current liabilities	(43,239)
Deferred tax liabilities	(77)
Other long-term liabilities	(4,563)
Non-controlling interest	(5,755)

Net assets acquired	$800,617

The estimated value of the equity consideration paid, or deemed paid, to the Sellers includes our common shares with an assumed fair value of approximately $141.6 million. The estimated value of the aggregate equity consideration issued to the Sellers of $85.5 million reflects an assumed per share market value of common shares of OneSpaWorld of $10.00.

The consideration above does not include five million of deferred shares, with an assumed value of $50.0 million (reflecting an assumed per share value of $10.0 per share), issued to the Sellers.

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of intangibles derived from retail concession agreements, lease agreements, a trade name and a licensing agreement. Retail concession agreements and lease agreements (collectively, “agreements”) were valued through application of the multi-period excess earnings method. Under this method, revenues, operating expenses and other costs associated with these agreements were estimated in order to derive cash flows attributable to the existing agreements. The resulting cash flows were then discounted to present value at rates reflective of the risk and return expectations of the agreements to arrive at the fair value of the agreements as of December 31, 2018. The amortization related to the agreements is reflected as unaudited pro forma adjustments to the unaudited pro forma condensed combined income statements using the straight line method of amortization. Company management has determined the estimated remaining useful lives of the retail concession agreements and lease agreements based on the projected economic benefits associated with these interests. The trade name and licensing agreements were valued through application of the relief from royalty method. Under this method a royalty rate is applied to the revenues associated with the trade name to capture value associated with use of the name as if licensed. The resulting royalty savings are then discounted to present value at rates reflective of the risk and return expectations of the interests to derive their respective fair values as of December 31, 2018. Company management has determined that the trade name is preliminarily estimated to have an indefinite useful life while the licensing agreement life is estimated based on the projected economic benefits associated with this interest.

The preliminary allocation of the purchase consideration to property and equipment was based on the fair value of such assets determined using the trending method of the cost approach. Depreciation expense for property and equipment was preliminarily estimated based on a straight line methodology, which approximates the remaining weighted useful life of such underlying assets. The fair value of the inventory was determined through use of the replacement cost approach.

The amount that will ultimately be allocated to these identified intangible assets, property and equipment and inventory and the related amount of amortization and depreciation, may differ materially from this preliminary allocation.

Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive efficient distribution network that has been established by OSW Predecessor.

3. Pro Forma Adjustments and Assumptions

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other transactions described above and has been prepared for informational purposes only. The unaudited pro forma condensed combined income statements are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined company. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of Haymaker and OSW Predecessor and should be read in conjunction with their historical financial statements included elsewhere in this prospectus.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, the Primary Private Placement and the Debt Financing, (2) factually supportable, and (3) with respect to the income statements, expected to have a continuing impact on the results of OneSpaWorld.

There were no intercompany balances or transactions between Haymaker and OSW Predecessor as of the dates and for the periods of these unaudited pro forma combined financial statements.

The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined income statements are based upon the number of OneSpaWorld’s shares outstanding, assuming the Business Combination and the Primary Private Placement occurred on January 1, 2018.

Pro Forma Adjustments to the Income Statements:

(a)

Represents the adjustment to depreciation of $0.2 million for the year ended December 31, 2018. The adjustment is reflecting the impact of the changes in fair values of property and equipment, based on the preliminary purchase price allocation.

(b)

Represents the adjustment to amortization of $14.0 million for the year ended December 31, 2018, reflecting the impact of the changes in fair value of intangible assets based on the preliminary purchase price allocation. Amortization of the acquired intangible assets will be recognized on a straight line basis over the estimated useful life, which represents the projected economic benefits associated with the acquired intangible assets.

(c)

Represents the adjustment to eliminate the historical interest income and unrealized gains of Haymaker associated with the funds that were held in the Trust Account, which were used to fund portions of the cash consideration and debt refinancing in connection with the Business Combination.

(d)

Represents the removal of previous interest on the OSW Predecessor debt repaid at the closing by the Seller. An adjustment has also been made that represents the increased interest expense related to the issuance of new debt in connection with the Business Combination.

The pro forma interest expense assumes a weighted average interest rate of approximately 5.59% on the Initial Term Facility ($208.5 million), Second Lien Term Facility ($25.0 million) and Revolving Credit Facility ($12.4 million). Each 1/8% change in the assumed rate would create a $0.3 million change in annual interest expense.

Included in the adjustments to interest expense is deferred financing expense of $1.1 million for the year ended December 31, 2018.

(e)

This adjustment represents the estimated income tax effect of the pro forma adjustments. The tax effect of the pro-forma adjustments was calculated using the historical statutory rates in effect for the periods presented. The blended statutory rate is 0% due to the fact that the pro forma adjustments predominately relate to businesses that are in zero tax rate jurisdictions.

(f)

Pro forma basic earnings per share was computed by dividing pro forma net income attributable to OneSpaWorld common shareholders by the weighted average of Class A Shares, as if such shares were issued and outstanding as of January 1, 2018. Basic shares outstanding were calculated based on the following common shares outstanding:

At December 31, 2018
Our common shares held by Haymaker Public Stockholders	31,713,387
Our common shares held by Haymaker Sponsor	3,000,000
Our common shares held by Private Placement Investors	12,249,637
Our common shares held by Sellers	14,155,274

Total common shares outstanding	61,118,298

Equity consideration—Employee option pool	7,000,000

Diluted shares outstanding	68,118,298

Pro forma dilutive earnings per share was computed using the “treasury stock buyback” method to determine the potential dilutive effect of its outstanding options. The employee option pool is the number of options available for issue at the time of closing, but no options were issued at that time.

The currently outstanding Haymaker Public Warrants, the Founder Warrants and the Private Placement Warrants with an exercise price of $11.50 per share became exercisable for one common share. The Haymaker Public Warrants, the Founder Warrants and the Private Placement Warrants are not dilutive on a pro forma basis and have been excluded from the diluted number of our common shares outstanding at the time of closing; however, the potential dilutive impact will ultimately be recognized based on the actual market price on the date of measurement.

Similarly, the Founder Shares that became converted into the right to receive 1,600,000 of our common shares upon the occurrence of certain events are not dilutive on a pro forma basis and would have been excluded from the diluted number of our common shares outstanding at the time of the closing.

(g)

The adjustment represents the removal of $3.9 million of transaction fees incurred in the year ended December 31, 2018. Transaction costs are eliminated from pro forma income statements because they are nonrecurring charges that are directly attributable to the transaction.

Pro Forma Adjustments to the Balance Sheet:

(a)	Represents the net adjustment to cash associated with Haymaker’s payment of cash consideration in the Business Combination:

Pro forma net adjustment to cash associated with purchase adjustments (in thousands):

(In thousands)	Scenario 1
Haymaker cash previously held in Trust Account(1)	$336,671
Proceeds from the primary private placement(2)	122,496
Proceeds from new debt(3)	245,900
Shareholder redemptions(4)	(12,866)
Cash consideration(5)	(659,065)
Payment of transaction costs(6)	(36,332)

Net adjustment to cash	$(3,196)

(1)

Represents the adjustment related to the reclassification of the cash equivalents held in the Trust Account in form of investments to cash and cash equivalents to reflect the fact that these investments were available for use in connection with the Business Combination and the payment of a portion of the cash consideration.

(2)	Represents the shares and warrants OneSpaWorld issued and sold to the Private Placement Investors for gross proceeds of approximately $122.5 million.
(3)	Represents additional funds raised through the new loans.
(4)	Represents cash paid for redemptions of Haymaker common shares.
(5)

Represents the cash consideration portion of the total consideration that is expected to be paid to effectuate the Business Combination prior to any Sellers’ costs and amounts to be paid under the escrow agreement.

(6)	Reflects the impact of estimated transaction costs of $36.3 million including fees and costs attributable to debt and equity consideration.
(b)	Represents the adjustment to inventory to reflect their estimated fair values on the preliminary purchase price allocation (see Note 2).
(c)

Represents the adjustment to property and equipment to (i) reflect the adjustment to the respective fixed asset category to reflect their estimated fair values based on the preliminary purchase price allocation, and (ii) to eliminate the historical accumulated depreciation (see Note 2).

(d)	Represents the adjustment to intangible assets to reflect their estimated fair values on the preliminary purchase price allocation (see Note 2).

(e)	Represents the adjustment to goodwill based on the preliminary purchase price allocation (see Note 2).

(In thousands)
Concession Agreements	$598,300
Lease Agreements	19,300
Trade Name	5,900
Licensing Agreement	1,500

$625,000

(f)

Represents the adjustment to the deferred tax assets and liability. The deferred taxes are primarily related to the difference between the financial statement and tax basis for depreciation and amortization. The basis difference primarily results from the Business Combination where Haymaker receives a step-up value adjustment on certain assets for financial accounting purposes.

(g)	Represents the payment of accrued transaction expenses of $3.7 million.
(h)

Represents the transaction cost expense at closing going against retained earnings. Of the $36.3 million, $3.8 million has been recognized in retained earnings. This figure represents the total estimated transaction expense net of deferred financing fees (note i), the Private Placement fee that reduces additional paid in capital (note o), the accrued transaction expenses (note g) and the deferred underwriting costs accrued by Haymaker (note j).

(i)

Represents the repayment of OSW Predecessor debt ($352.4 million) at the closing by the Seller and the issuance of $245.9 million of new long-term debt in the form of an Initial Term Facility ($208.5 million) and Second Lien Term Facility ($25.0 million) and Revolving Credit Facility of ($12.4 million). The adjustment reflects related deferred financing costs of $7.5 million, of which $0.7 million has been allocated to other non-current assets as it relates to the Revolving Credit Facility, and the remainder has been netted against long-term debt. These unaudited pro forma condensed combined financial statements are presented as such to better reflect indebtedness following the Business Combination.

(j)	Represents the payment of deferred underwriting costs of $12.2 million.
(k)

Represents an adjustment to reflect that at the time of issuance, certain Haymaker common stock was subject to a possible redemption and, as such, an amount of $314.9 million was classified as temporary equity in Haymaker’s historical consolidated balance sheet as of December 31, 2018. As of the balance sheet, $12.9 million of common stock of Haymaker was redeemed at an assumed redemption price of $10.00 per Class A Share and the remaining outstanding common stock of $302.0 million has been reclassified from redeemable equity to additional paid-in capital and Class A common stock, $0.0001 par value.

(l)	Represents the elimination of our accumulated deficit of $130.5 million and accumulated other comprehensive loss of $0.6 million.
(m)

Represents the Founder Shares being converted into 6.7 million of our common shares (3.7 million, subject to certain adjustments, of which were transferred and forfeited to OneSpaWorld) and the right to receive 1.6 million of our common shares upon the occurrence of certain events. Such deferred common shares are not included in the EPS calculations set forth above.

(n)	Represents the adjustment to non-controlling interest to reflect the estimated fair values on the preliminary purchase price allocation (see Note 2).
(o)	Represents the pro forma adjustment to additional paid-in capital.

(In thousands)
Reverse Haymaker historical APIC	$—
Conversion of redeemable shares held by Haymaker’s public stockholders to APIC, net of par amount	302,054
Increase to APIC attributable to the stock issued to the Selling Equityholders	141,552
Increase to APIC attributable to the Private Placement	122,496
Reduction to APIC attributable to the Private Placement fee	(9,150)

Pro forma adjustment to APIC	$556,952

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our audited financial condition and results of operations should be read in conjunction with the information presented in “Selected Historical Financial Information” and our combined financial statements and the notes thereto included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding our expectation for future performance, liquidity and capital resources, that involve risks, uncertainties and assumptions that could cause actual results to differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Unaudited Pro Forma Condensed Combined Financial Information.” We assume no obligation to update any of these forward-looking statements.

The information for the years ended December 31, 2018, 2017 and 2016 are derived from OSW Predecessor’s audited combined financial statements and the notes thereto included elsewhere in this prospectus.

Any reference to “OneSpaWorld” refers to OneSpaWorld Holdings Limited and our consolidated subsidiaries on a forward-looking basis or, as the context requires, to the historical results of OSW Predecessor. Any reference to “OSW Predecessor” refers to the entities comprising the “OneSpaWorld” business prior to the consummation of the Business Combination.

Overview

We are the pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers at destination resorts worldwide. Our highly-trained and experienced staff offer guests a comprehensive suite of premium health, fitness, beauty and wellness services and products onboard 163 cruise ships and at 67 destination resorts globally as of December 31, 2018. With over 80% market share in the highly attractive outsourced maritime health and wellness market, we are the market leader at approximately 10x the size of our closest maritime competitor. Over the last 50 years, we have built our leading market position on our depth of staff expertise, broad and innovative service and product offerings, expansive global recruitment, training and logistics platform as well as decades-long relationships with cruise and destination resort partners. Throughout our history, our mission has been simple—helping guests look and feel their best during and after their stay.

At our core, we are a global services company. We serve a critical role for our cruise line and destination resort partners, operating a complex and increasingly important aspect of our cruise line and destination resort partners’ overall guest experience. Decades of investment and know-how have allowed us to construct an unmatched global infrastructure to manage the complexity of our operations, which in 2018 included nearly 8,000 annual voyages with visits to over 1,100 ports of call around the world. We have consistently expanded our onboard offerings with innovative and leading-edge service and product introductions, and developed the powerful back-end recruiting, training and logistics platforms to manage our operational complexity, maintain our industry-leading quality standards, and maximize revenue per center. The combination of our renowned recruiting and training platform, deep labor pool, global logistics and supply chain infrastructure and proven revenue management capabilities represents a significant competitive advantage that we believe is not economically feasible to replicate.

Matters Affecting Comparability

Supply Agreement

We purchase beauty products for resale from an entity (the “Supplier Entity”) that was, during the periods presented, a wholly-owned subsidiary of Steiner Leisure. OSW Predecessor and the Supplier Entity entered into an agreement, effective as of January 1, 2017 (subsequently amended in 2018), which established the prices at which beauty products will be purchased by us from the Supplier Entity for a term of 10 years (the “Supply Agreement”). The Supply Agreement has had a positive impact on our business as it has reduced the cost of products for retail goods and has lowered the cost of products used in services. The prices of beauty products purchased by OSW Predecessor from the Supplier Entity prior to 2017 were not comparable to those set forth under the Supply Agreement and applicable to future periods. As a result, our operations and financial condition in periods prior to January 1, 2017 differ materially from those ended after that date.

The Supply Agreement was effective as of January 1, 2017, however, existing inventories of products purchased prior to the effectiveness of the Supply Agreement were not fully depleted until the end of the third quarter of 2017. Beginning October 1, 2017, the cost of products used in services and cost of products reflect the actual pricing under the Supply Agreement because, at that time, all inventory on hand was purchased under the terms of the Supply Agreement.

In order to quantify the impact of the Supply Agreement on the comparability of our financial statements between periods, the following table sets forth the decrease in cost of products used in services and cost of products that would have been reflected in the financial statements of us for the periods presented if all inventory on hand during such periods was purchased under the terms of the Supply Agreement (i.e., as if no existing inventories of products purchased prior to the effectiveness of the Supply Agreement were sold during the periods presented):

(in thousands)	2018	2017	2016
Decrease in Cost of Products Used in Services	$—	$4,170	$7,824
Decrease in Cost of Products	—	5,214	10,589

Total	$—	$9,384	$18,413

In order to further quantify the impact of the Supply Agreement on the comparability of our financial statements between periods, the following table sets forth the increase in cost of products used in services and cost of products that would have been reflected in the financial statements of us for the periods presented if all inventory on hand during such periods was purchased prior to the effectiveness of the Supply Agreement:

	For the Year Ended December 31,
	2018	2017
Increase in Cost of Products Used in Services	$8,886	$3,282
Increase in Cost of Products	13,844	5,897

Total	$22,730	$9,179

timetospa.com Business Model

As a result of our planned separation from Steiner Leisure, we are no longer operating timetospa.com as a standalone e-commerce business with focused marketing efforts and paid search advertising through December 31, 2017. timetospa.com is now a post-cruise sales tool where guests may continue their wellness journey after disembarking. Revenue and net income in the years ended December 31, 2017 and 2016 are not directly comparable to revenue and net income in the year ended December 31, 2018 due to this change in the timetospa.com business model.

Key Performance Indicators

In assessing the performance of our business, we consider several key performance indicators used by management. These key indicators include:

•	Ship Count. The number of ships, both on average during the period and at period end, on which we operate health and wellness centers. This is a key metric that impacts revenue and profitability.

•

Average Weekly Revenue Per Ship. A key indicator of productivity per ship. Revenue per ship can be affected by the various sizes of health and wellness centers and categories of ships on which we serve.

•

Average Revenue Per Shipboard Staff Per Day. We utilize this performance metric to assist in determining the productivity of our onboard staff, which we believe is a critical element of our operations.

•

Destination Resort Count. The number of destination resorts, both on average during the period and at period end, on which we operate the health and wellness centers. This is a key metric that impacts revenue and profitability.

•

Average Weekly Revenue Per Destination Resort Health and Wellness Center. A key indicator of productivity per destination resort health and wellness center. Revenue per destination resort health and wellness center in a period can be affected by the mix of North American and Asian centers for such period because North American centers are typically larger and produce substantially more revenues per center than Asian centers. Additionally, average weekly revenue can also be negatively impacted by renovations of our destination resort health and wellness centers.

The following table sets forth the above key performance indicators for the periods presented:

	As of and for the Year Ended December 31,
	2018	2017	2016
Average Ship Count	156.7	154.0	151.0
Period End Ship Count	163	157	156
Average Weekly Revenue Per Ship	$60,421	$56,999	$53,741
Average Revenue Per Shipboard Staff Per Day	$474	$446	$427
Average Resort Count	61.9	51.6	48.1
Period End Resort Count	67	54	50
Average Weekly Revenue Per Resort	$13,927	$16,400	$18,765

Key Financial Definitions

Revenues. Revenues consist primarily of sales of services and sales of products to cruise ship passengers and destination resort guests. The following is a brief description of the components of our revenues:

•

Service revenues. Service revenues consist primarily of sales of health and wellness services, including a full range of massage treatments, facial treatments, nutritional/weight management consultations, teeth whitening, mindfulness services and medi-spa services to cruise ship passengers and destination resort guests. We bill our services at rates which inherently include an immaterial charge for products used in the rendering of such services, if applicable.

•

Product revenues. Product revenues consist primarily of sales of health and wellness products, such as facial skincare, body care, orthotics and detox supplements to cruise ship passengers, destination resort guests and timetospa.com customers.

Cost of services. Cost of services consists primarily of an allocable portion of payments to cruise lines (which are derived as a percentage of service revenues or a minimum annual rent or a combination of both), an allocable portion of wages paid to shipboard employees, an allocable portion of staff-related shipboard expenses, costs related to recruitment and training of shipboard employees, wages paid directly to destination resort employees, payments to destination resort venue owners, the allocable cost of products consumed in the rendering of a service and health and wellness center depreciation. Cost of services has historically been highly variable; increases and decreases in cost of services are primarily attributable to a corresponding increase or decrease in service revenues. Cost of services has tended to remain consistent as a percentage of service revenues.

Cost of products. Cost of products consists primarily of the cost of products sold through our various methods of distribution, an allocable portion of wages paid to shipboard employees and an allocable portion of payments to cruise lines and destination resort partners (which are derived as a percentage of product revenues or a minimum annual rent or a combination of both). Cost of products has historically been highly variable, increases and decreases in cost of products are primarily attributable to a corresponding increase or decrease in product revenues. Cost of products has tended to remain consistent as a percentage of product revenues.

Administrative. Administrative expenses are comprised of expenses associated with corporate and administrative functions that support our business, including fees for professional services, insurance, headquarter rent and other general corporate expenses. We expect administrative expenses to increase due to additional legal, accounting, insurance and other expenses related to becoming a public company.

Salary and payroll taxes. Salary and payroll taxes are comprised of employee expenses associated with corporate and administrative functions that support our business, including fees for employee salaries, bonuses, payroll taxes, pension/401K and other employee costs.

Amortization of intangible assets. Amortization of intangible assets are comprised of the amortization of intangible assets with definite useful lives (e.g. customer contracts, trade names, long-term leases) and amortization expenses associated with the 2015 Transaction.

Other income (expense), net. Other income (expense) consists of royalty income, interest income, interest expense and minority interest expense.

Provision for income taxes. Provision for income taxes includes current and deferred federal income tax expenses, as well as state and local income taxes. See “—Critical Accounting Policies—Income Taxes” included elsewhere in this prospectus.

Net income. Net income consists of income from operations less other income (expense) and provision for income taxes.

Revenue Drivers and Business Trends

Our revenues and financial performance are impacted by a multitude of factors, including, but not limited to:

•

The number of ships and destination resorts in which we operate health and wellness centers. Revenue is impacted by net new ship growth and the increase in the number of destination resort health and wellness centers in each period.

•

The size and offerings of new health and wellness centers. We have focused our attention on the innovation and provision of higher value added and price point services such as medi-spa and advanced facial techniques, which require treatment rooms equipped with specific equipment and staff trained to perform these services. As our cruise line partners continue to invest in new ships with enhanced health and wellness centers that allows for more advanced treatment rooms and larger staff sizes, we are able to increase the availability of these services, driving an overall shift towards a more attractive service mix.

•

Expansion of value-added services and products across modalities in existing health and wellness centers. We continue to expand our higher value added and price point offerings in existing health and wellness centers, including introducing premium medi-spa services, resulting in higher guest spending.

•

The mix of ship count across contemporary, premium, luxury and budget categories. Revenue generated per shipboard health and wellness center differs across contemporary, premium, luxury and budget ship categories due to the size of the health and wellness centers, services offered, guest demographics and guest spending patterns.

•

The mix of cruise geography and itinerary. Revenue generated per shipboard health and wellness center is influenced by each cruise itinerary including the number of sea versus port days, which impacts center utilization, as well as the geographic sailing region which may impact offerings of services and products to best address guest preferences.

•

Collaboration with cruise line partners including targeted marketing and promotion initiatives as well as implementation of proprietary technologies to increase center utilization via pre-booking and pre-payment. We are now directly marketing and distributing promotions to onboard passengers as a result of enhanced collaboration with select cruise line partners. We have also begun to implement proprietary pre-booking and pre-payment technology platforms that interface with our cruise line partners’ pre-cruise planning systems. These areas of increased collaboration with cruise line partners are resulting in higher revenue generation across our health and wellness centers.

•

The impact of weather. Our health and wellness centers onboard cruise ships and in select destination resorts may be negatively affected by hurricanes. The negative impact of hurricanes is highest during peak hurricane season from August to October.

The effect of each of these factors on our revenues and financial performance varies from period to period.

Results of Operations

Comparison of Results for the Years Ended December 31, 2018 (audited) and December 31, 2017 (audited)

($ in thousands)	Year Ended December 31,				Change
	2018	% of Total Revenue	2017	% of Total Revenue	$	%
Revenues
Service Revenues	$410,927	76.0%	$383,686	75.7%	$27,241	7.1%
Product Revenues	129,851	24.0%	122,999	24.3%	6,852	5.6%

Total Revenues	540,778	100.0%	506,685	100.0%	34,093	6.7%

Cost of Revenues and Operating Expenses
Cost of Services	352,382	65.2%	332,360	65.6%	20,022	6.0%
Cost of Products	110,793	20.5%	107,990	21.3%	2,803	2.6%
Administrative	9,937	1.8%	9,222	1.8%	715	7.8%
Salary and Payroll Taxes	15,624	2.9%	15,294	3.0%	330	2.2%
Amortization of Intangible Assets	3,521	0.7%	3,521	0.7%	—	—

Total Cost of Revenues and Operating Expenses	492,257	91.0%	468,387	92.4%	23,870	5.1%

Income from Operations	48,521	9.0%	38,298	7.6%	10,223	26.7%

Other Income (Expense), net
Interest Expense	(34,099)	6.3%	—	—	(34,099)	NM
Interest Income	238	—	408	0.1%	(170)	(41.4%)
Other (Expense)/Income	171	—	(217)	—	388	NM

Total Other Income, net	(33,690)	6.2%	191	—	(33,881)	NM

Income Before Provision for Income Taxes	14,831	2.7%	38,489	7.6%	(23,658)	(61.5%)
Provision for Income Taxes	1,088	0.2%	5,263	1.0%	(4,175)	(79.3%)

Net Income	$13,743	2.5%	$33,226	6.6%	$(19,483)	(58.6%)

Revenues. Revenues increased approximately 6.7%, or $34.1 million, to $540.8 million in 2018, from $506.7 million in 2017. The increase was driven by six incremental net new shipboard health and wellness centers added to the fleet, 14 incremental net new destination resort health and wellness centers opened, a continued trend towards larger and enhanced shipboard health and wellness centers as well as increased guest spending on higher-priced services, product innovation and improved collaboration with partners such as the continued rollout of new direct marketing initiatives onboard. The revenue increase was offset by one-time changes in the business model for the timetospa.com website.

For the year ended December 31, 2018, the 20 incremental net new health and wellness centers contributed $20.1 million, the increase in average price of services and products sold contributed $15.3 million and the increase in the volume of services sold at existing health and wellness centers contributed $1.0 million in increased revenue, respectively, offset by a decrease of $2.2 million due to the change in the timetospa.com website business model. The revenue growth over this time period was relatively proportional between service and product revenues:

•	Service revenues. Service revenues increased approximately 7.1%, or $27.2 million, to $410.9 million in 2018, from $383.7 million in 2017.

•	Product revenues. Product revenues increased approximately 5.6%, or $6.9 million, to $129.9 million in 2018, from $123.0 million in 2017.

The productivity of shipboard health and wellness centers increased for 2018 compared to 2017 as evidenced by an increase in both average weekly revenues and revenues per shipboard staff per day. Average weekly revenues increased by 6.0% to $60,421 in 2018, from $56,999 in 2017, and revenues per shipboard staff per day increased by 6.3% over the same time period. We had an average of 2,852 shipboard staff members in service in 2018 compared to an average of 2,809 shipboard staff members in service in 2017.

The productivity of destination resort health and wellness centers, measured by average weekly revenues, decreased 12.9% to $13,927 in 2018, from $16,400 in 2017. The decrease in productivity was primarily driven by one large destination resort health and wellness center being under renovation as well as the addition of smaller health and wellness centers in Asia that generate lower revenue and the closure of a large health and wellness center in Las Vegas.

Cost of services. Cost of services increased $20.0 million in 2018 compared to 2017. The increase was primarily attributable to an increase in service revenues which accounted for an increase of $23.6 million, offset by the effect of reduced costs under the Supply Agreement which decreased cost of services by $4.2 million. Cost of services as a percentage of service revenues decreased to 85.8% in 2018, from 86.6% in 2017. The decrease was primarily attributable to the effect of the Supply Agreement.

Cost of products. Cost of products increased $2.8 million in 2018 compared to 2017. The increase was primarily attributable to an increase in product revenues which accounted for an increase of $6.1 million and an increase in payments to cruise and destination resort partners of $3.0 million, offset by the effect of the Supply Agreement which decreased cost of products by $5.2 million. Cost of products as a percentage of product revenues decreased to 85.3% in 2018, from 87.8% in 2017. The decrease was attributable to the effect of reduced costs under the Supply Agreement.

Administrative. Administrative expenses increased $0.7 million in 2018 compared to 2017. The increase in administrative expenses was driven primarily by expenses incurred in connection with the Business Combination.

Salary and payroll taxes. Salary and payroll taxes increased $0.3 million in 2018 compared to 2017. The increase was primarily related to additional merit-based compensation.

Amortization of intangible assets. Amortization of intangible assets remained flat at $3.5 million in 2018 and 2017.

Other income (expense), net. Other income (expense), net decreased $33.9 million in 2018 compared to 2017. This decrease was primarily attributable to an increase in interest expense related to internal restructuring, which resulted in debt previously held at the parent level being assigned to us in anticipation of the Business Combination.

Provision for income taxes. Provision for income taxes decreased $4.2 million in 2018 compared to 2017. This decrease was primarily due to a favorable impact of the Act which resulted in a lower U.S. federal tax rate effective January 1, 2018. Cash taxes as a percentage of income before provision for income taxes for the years ended December 31, 2018 and 2017 were 4.9% and 1.2%, respectively.

Net income. Net income was $13.7 million in 2018 compared to net income of $33.2 million in 2017. This decrease in net income was due to all of the factors described above.

Comparison of Results for the Years Ended December 31, 2017 (audited) and December 31, 2016 (audited)

($ in thousands)	Year Ended December 31,				Change
	2017	% of Total Revenue	2016	% of Total Revenue	$	%
Revenues
Service Revenues	$383,686	75.7%	$362,698	76.2%	$20,988	5.8%
Product Revenues	122,999	24.3%	113,586	23.9%	9,413	8.3%

Total Revenues	506,685	100.0%	476,284	100.0%	30,401	6.4%

Cost of Revenues and Operating Expenses
Cost of Services	332,360	65.6%	318,001	66.8%	14,359	4.5%
Cost of Products	107,990	21.3%	106,259	22.3%	1,731	1.6%
Administrative	9,222	1.8%	10,432	2.2%	(1,210)	(11.6%)
Salary and Payroll Taxes	15,294	3.0%	14,454	3.0%	840	5.8%
Amortization of Intangible Assets	3,521	0.7%	3,521	0.7%	—	—

Total Cost of Revenues and Operating Expenses	468,387	92.4%	452,667	95.0%	15,720	3.5%

Income from Operations	38,298	7.6%	23,617	5.0%	14,681	62.2%

Other Income (Expense), net
Interest Income	408	0.1%	340	0.1%	68	20.0%
Other (Expense)/Income	(217)	—	(178)	—	(39)	21.9%

Total Other Income, net	191	—	162	—	29	17.9%

Income Before Provision for Income Taxes	38,489	7.6%	23,779	5.0%	14,710	61.9%
Provision for Income Taxes	5,263	1.0%	5,615	1.2%	(352)	(6.3%)

Net Income	$33,226	6.6%	$18,164	3.8%	$15,062	82.9%

Revenues. Revenues increased approximately 6.4%, or $30.4 million, to $506.7 million in 2017, from $476.3 million in 2016. The increase was driven by one incremental net new shipboard health and wellness center added to the fleet, four net new destination health and wellness resort centers opened, a continued trend towards larger and enhanced health and wellness centers, as well as increased guest spending on higher-priced services, product innovation and improved collaboration with partners, such as continued rollout of new direct marketing initiatives onboard.

For the year ended December 31, 2017, the five incremental net new health and wellness centers contributed $5.7 million, the increase in average price of services and products sold contributed $12.6 million and the increase in the volume of services sold at existing health and wellness centers contributed $12.0 million in increased revenue. The revenue growth over this time period was driven more from products than services:

•	Service revenues. Service revenues increased approximately 5.8%, or $21.0 million, to $383.7 million in 2017, from $362.7 million in 2016.

•	Product revenues. Product revenues increased approximately 8.3%, or $9.4 million, to $123.0 million in 2017, from $113.6 million in 2016.

The productivity of shipboard health and wellness centers increased for 2017 compared to 2016, as evidenced by an increase in both average weekly revenues and revenues per shipboard staff per day. Average weekly revenues increased by 6.1% to $56,999 in 2017, from $53,741 in 2016, and revenues per shipboard staff per day increased by 4.3% over the same time period. We had an average of 2,809 shipboard staff members in service in 2017 compared to an average of 2,708 shipboard staff members in service in 2016.

The productivity of destination resort health and wellness centers, measured by average weekly revenues, decreased 12.6% to $16,400 in 2017, from $18,765 in 2016. The decrease in productivity was primarily driven by one large destination resort health and wellness center being under renovation, the addition of smaller health and wellness centers in Asia that generate lower revenue and the impact of hurricanes in 2017.

Cost of services. Cost of services increased $14.4 million in 2017 compared to 2016. The increase was primarily attributable to an increase in service revenues which accounted for an increase of $18.4 million, offset by the effect of reduced costs under the Supply Agreement which decreased cost of services by $3.6 million. Cost of services as a percentage of service revenues decreased to 86.6% in 2017, from 87.7% in 2016. The decrease was primarily attributable to the effect of reduced costs under the Supply Agreement and an increase in higher margin services.

Cost of products. Cost of products increased $1.7 million in 2017 compared to 2016. The increase was primarily attributable to an increase in product revenues which accounted for an increase of $7.1 million, offset by the effect of reduced costs under the Supply Agreement which decreased cost of products by $5.4 million. Cost of products as a percentage of product revenues decreased to 87.8% in 2017, from 93.5% in 2016. The decrease was attributable to the effect of reduced costs under the Supply Agreement.

Administrative. Administrative expenses decreased $1.2 million in 2017 compared to 2016. The decrease in administrative expenses was driven partially by a continued decrease in corporate marketing expenses and corporate overhead related to the timetospa.com business.

Salary and payroll taxes. Salary and payroll taxes increased $0.8 million in 2017 compared to 2016. The increase in salary and payroll taxes was driven primarily by additional merit-based compensation and headcount additions to support growth in the business.

Amortization of intangible assets. Amortization of intangible assets remained flat at $3.5 million in 2017 and 2016.

Other income (expense), net. Other income (expense), net remained flat at income of $0.2 million in 2017 and 2016.

Provision for income taxes. Provision for income taxes decreased $0.4 million in 2017 compared to 2016, driven primarily by the reevaluation of deferred tax assets in 2017 in connection with a decrease in the U.S. federal tax rate, offset by the effect of a reduction in tax reserves related to an examination by a foreign taxing authority of dividends paid by a wholly-owned subsidiary of Steiner Leisure. Cash taxes as a percentage of income before provision for income taxes for the years ended December 31, 2017 and 2016 was 1.2% and 2.7%, respectively.

Net income. Net income was $33.2 million in 2017 compared to net income of $18.2 million in 2016. This increase in net income was due to all of the factors described above.

Liquidity and Capital Resources

Overview

We have historically funded our operations with cash flow from operations, except with respect to certain expenses and operating costs that had been paid by Steiner Leisure on our behalf, and, when needed, with borrowings under our credit facility. Steiner Leisure has paid on our behalf expenses associated with the allocation of Parent corporate overhead and costs associated with the purchase of products from related parties and forgiven by Steiner Leisure. Historical operating cash flows exclude OSW Predecessor’s expenses and operating costs paid by Steiner Leisure on behalf of us. Consequently, our combined historical cash flows may not be indicative of cash flows had we been a separate stand-alone entity, or of our future cash flows.

Our principal uses for liquidity have been distributions to Steiner Leisure, debt service and working capital. We believe our sources of liquidity and capital will be sufficient to finance our continued operations, growth strategy and additional expenses we expect to incur as a public company for at least the next 12 months.

Cash Flows

The following table shows summary cash flow information for the years ended December 31, 2018, 2017 and 2016 (audited).

	Year Ended December 31,
(in thousands)	2018	2017	2016
Net Income	$13,743	$33,226	$18,164
Depreciation & Amortization	10,055	9,829	12,884
Amortization of Deferred Financing Costs	1,243	—	—
Provision for Doubtful Accounts	18	18	18
Allocation of Parent Corporate Overhead(1)	11,731	11,666	11,250
Deferred Income Taxes	(1)	3,350	(472)
Change in Working Capital(1)	(4,402)	12,029	34,807

Cash Flow from Operating Activities(1)	32,387	70,118	76,651

Capital Expenditures	(4,983)	(2,683)	(3,081)
Note Receivable from Parent	—	—	(5,446)

Cash Flow Used in Investing Activities	(4,983)	(2,683)	(8,527)

Net Distributions to Parent(1)	(15,690)	(60,893)	(70,348)
Distribution to NCI	(4,867)	(4,606)	(1,159)

Cash Flow Used in Financing Activities(1)	(20,557)	(65,499)	(71,507)

Effect of Exchange Rates	(216)	124	(480)

Net Increase (Decrease) in Cash and Cash Equivalents	$6,631	$2,060	$(3,863)

(1)

Allocation of Parent Corporate Overhead was paid by Steiner Leisure on our behalf. Additionally, Change in Working Capital was benefited by costs associated with the purchase of inventory from related parties and forgiven by Steiner Leisure, which were reported as a non-cash reduction to accounts payable-related parties of $0, $0 and $32,987, for the years ended December 31, 2018, 2017 and 2016, respectively. The amounts related to the allocation of Parent corporate overhead and costs associated with the purchase of products from related parties and forgiven by Steiner Leisure were considered non-cash contributions and enabled us to make increased cash distributions to Steiner Leisure, which are classified in financing cash outflows.

Comparison of Results for the Years Ended December 31, 2018 (audited) and December 31, 2017 (audited)

Operating activities. Our net cash provided by operating activities decreased $37.7 million to $32.4 million in 2018, from $70.1 million in 2017. This decrease was due primarily to an unfavorable change in operating assets and liabilities, as well as a lower net income. The unfavorable change in operating assets and liabilities was largely driven by a change in the payment terms, the effect of reduced costs under the Supply Agreement and the depletion of existing inventories of products purchased prior to the effectiveness of the Supply Agreement of $9.4 million in 2017. The unfavorable change in net income was primarily due to interest expense of $34.1 million in 2018 related to an internal restructuring, which resulted in debt previously held at the parent level being assigned to us in anticipation of the Business Combination.

Investing activities. Our net cash used by investing activities increased $2.3 million to $5.0 million in 2018, from $2.7 million in 2017. This increase was largely driven by the renovation of a destination resort health and wellness center.

Financing activities. Our net cash used by financing activities decreased $44.9 million to $20.6 million in 2018, from $65.5 million in 2017. This decrease was largely due to a decrease in distributions to Steiner Leisure and its affiliates.

Comparison of Results for the Years Ended December 31, 2017 (audited) and December 31, 2016 (audited)

Operating activities. Our net cash provided by operating activities decreased $6.5 million to $70.1 million in 2017, from $76.7 million in 2016. This decrease was due primarily to an unfavorable change in operating assets and liabilities, partially offset by higher net income. The unfavorable change in operating assets and liabilities was largely driven by a change in the payment terms, the effect of reduced costs under the Supply Agreement and the depletion of existing inventories of products purchased prior to the effectiveness of the Supply Agreement of $9.4 million in 2017. The increase in net income was due to the reasons described above under “—Results of Operations—Comparison of Results for the Years Ended December 31, 2017 (audited) and December 31, 2016 (audited).”

Investing activities. Our net cash used by investing activities decreased $5.8 million to $2.7 million in 2017, from $8.5 million in 2016. This decrease was due to a loan from us to a wholly-owned subsidiary of Steiner Leisure for €5.0 million in 2016.

Financing activities. Our net cash used by financing activities decreased $6.0 million to $65.5 million in 2017, from $71.5 million in 2016. This decrease was due to distributions to Steiner Leisure and its affiliates.

Seasonality

A significant portion of our revenues are generated onboard cruise ships. Certain cruise lines, and, as a result, we have experienced varying degrees of seasonality as the demand for cruises is stronger in the Northern Hemisphere during the summer months and during holidays. Accordingly, the third quarter and holiday periods generally result in the highest revenue yields for us. Further, cruises and destination resort health and wellness centers have been negatively affected by the frequency and intensity of hurricanes. The negative impact of hurricanes is highest during peak hurricane season from August to October.

Off-Balance Sheet Arrangements

Other than the operating lease arrangements described below, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, income or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations

The following table summarizes certain of our obligations as of December 31, 2018 and the estimated timing and effect that such obligations are expected to have on liquidity and cash flows in future periods (in millions):

	Payment due by period
	Total	2019	2020-2021	2022-2023	Thereafter
Cruise Line Agreements(1)(3)	$130,677	$122,677	$8,000	$—	$—
Operating Leases(2)(3)	23,444	3,443	5,341	4,397	10,263

Total	$154,121	$126,120	$13,341	$4,397	$10,263

(1)

Cruise Line Agreements. A large portion of our revenues are generated on cruise ships. We have entered into agreements of varying terms with the cruise lines under which services and products are paid for by cruise passengers. These agreements provide for us to pay the cruise line commissions for use of their shipboard facilities, as well as fees for staff shipboard meals and accommodations. These commissions are based on a percentage of revenue, a minimum annual amount, or a combination of both. Some of the minimum commissions are calculated as a flat dollar amount, while others are based upon minimum passenger per diems for passengers actually embarked on each cruise of the respective vessel. Staff shipboard meals and accommodations are charged by the cruise lines on a per staff per day basis. We recognize all expenses related to cruise line commissions, minimum arrears payment, and staff shipboard meals and accommodations, generally, as they are incurred and includes such expenses in cost of revenues in the accompanying combined statements of income. For cruises in process at period end, an accrual is made to record such expenses in a manner that approximates a pro-rata basis. In addition, staff-related expenses such as shipboard employee commissions are recognized in the same manner.

(2)

Operating Leases. We lease office and warehouse space, as well as office equipment and automobiles, under operating leases. We also make certain payments to the owners of the destination resorts where destination resort health and wellness centers are located. Destination resort health and wellness centers generally require rent based on a percentage of revenues. In addition, as part of the rental arrangements for some of the destination resort health and wellness centers, we are required to pay a minimum annual rental regardless of whether such amount would be required to be paid under the percentage rent arrangement. Substantially all of these arrangements include renewal options ranging from three to five years. Rental expense incurred under operating leases for the years ended December 31, 2018, 2017 and 2016 were $9.5 million, $8.8 million and $9.5 million, respectively.

(3)

The amounts presented represent minimum annual commitments under our cruise line agreements and operating lease obligations. Certain minimum annual commitments, if any, are not currently determinable for fiscal years other than 2019.

Critical Accounting Policies

General. Our combined financial statements include the accounts of the wholly-owned direct and indirect subsidiaries of Steiner Leisure listed in Note 1 and include the accounts of a company partially owned by OneSpaWorld Medispa (Bahamas) Limited, in which OneSpaWorld (Bahamas) Limited (100% owner of OneSpaWorld Medispa (Bahamas) Limited) has a controlling interest. The combined financial statements also include the accounts and results of operations associated with the timetospa.com website owned by Elemis USA, Inc. Our combined financial statements do not represent the financial position and results of operations of a legal entity but rather a combination of entities under our common control that have been “carved out” of Steiner Leisure’s consolidated financial statements and reflect significant assumptions and allocations. All significant intercompany transactions and balances have been eliminated in combination.

Our combined financial statements include the assets, liabilities, revenues and expenses specifically related to our operations. We receive services and support from various functions performed by Steiner Leisure and costs associated with these functions have been allocated to us. These allocations are necessary to reflect all of the costs of doing business and include costs related to certain Steiner Leisure corporate functions including, but not limited to, senior management, legal, human resources, finance, IT and other shared services that have been allocated to us based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis determined by an estimate of the percentage of time Steiner Leisure employees devoted to us, as compared to total time available or by the headcount of employees at Steiner Leisure’s corporate headquarters that are fully dedicated to our entities in relation to the total employee headcount. These allocated costs are reflected in salary and payroll taxes and administrative expenses in the combined statements of income.

Management considers these allocations to be a reasonable reflection of the utilization of services by or benefit provided to us. However, the allocations may not be indicative of the actual expenses that would have been incurred had we operated as an independent, stand-alone entity.

We believe the assumptions and allocations underlying the accompanying combined financial statements and notes to the combined financial statements are reasonable, appropriate and consistently applied for the periods presented. We believe the combined financial statements reflect all costs of doing business.

Our combined financial statements have been prepared in conformity with GAAP.

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. This discussion is not intended to be a comprehensive description of all accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact on our business operations and any associated risks related to these policies is discussed under results of operations, below, where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, please see Note 2 in the Notes to the Combined Financial Statements. Note that our preparation of our combined financial statements included in this prospectus requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will be consistent with those estimates.

Cost of revenues includes:

•

Cost of services. Cost of services consists primarily of the cost of product consumed in the rendering of a service, an allocable portion of wages paid to shipboard employees, an allocable portion of payments to cruise lines (which are derived as a percentage of service revenues or a minimum annual rent or a combination of both), an allocable portion of staff-related shipboard expenses, costs related to recruitment and training of shipboard employees, wages paid directly to destination resort employees, payments to destination resort venue owners, and health and wellness facility depreciation.

•

Cost of products. Cost of products consists primarily of the cost of products sold through our various methods of distribution, an allocable portion of wages paid to shipboard employees, an allocable portion of payments to cruise lines and destination resort partners (which are derived as a percentage of product revenues or a minimum annual rent or a combination of both).

Cost of revenues may be affected by, among other things, sales mix, production levels, exchange rates, changes in supplier prices and discounts, purchasing and manufacturing efficiencies, tariffs, duties, freight and inventory costs and increases in fuel costs. Certain cruise line and destination resort health and wellness center agreements provide for increases in the percentages of services and products revenues and/or, as the case may be, the amount of minimum annual payments over the terms of those agreements. These payments may also be increased under new agreements with cruise lines and destination resort health and wellness center owners that replace expiring agreements.

Cost of products includes the cost of products sold through various methods of distribution.

Operating expenses include administrative expenses, salaries and payroll taxes. In addition, operating expenses include amortization of certain intangibles relating to acquisitions.

Revenue Recognition. We recognize revenues earned as services are provided and as products are sold. All taxable revenue transactions are presented on a net-of tax basis. Revenue from gift certificate sales is recognized upon gift certificate redemption and upon recognition of “breakage” (non-redemption of a gift certificate after a specified period of time). We do not charge administrative fees on unused gift cards, and our gift cards do not have an expiration date. Based on historical redemption rates, a relatively stable percentage of gift certificates will never be redeemed. We use the redemption recognition method for recognizing breakage related to certain gift certificates for which it has sufficient historical information. Under the redemption recognition method, revenue is recorded in proportion to, and over the time period gift cards are actually redeemed. Breakage is recognized only if OSW Predecessor determines that it does not have a legal obligation to remit the value of unredeemed gift certificates to government agencies under the unclaimed property laws in the relevant jurisdictions. OSW Predecessor determines the gift certificate breakage rate based upon historical redemption patterns. At least three years of historical data, which is updated annually, is used to estimate redemption patterns.

Long-Lived Assets. OSW Predecessor reviews long-lived assets for impairment whenever events or changes in circumstances indicate, based on estimated future cash flows, that the carrying amount of these assets may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (asset group) to future undiscounted cash flows expected to be generated by the asset (asset group). An asset group is the lowest level of assets and liabilities for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When estimating future cash flows, OSW Predecessor considers:

•	only the future cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset group;

•	potential events and changes in circumstance affecting key estimates and assumptions; and

•	the existing service potential of the asset (asset group) at the date tested.

If an asset (asset group) is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset (asset group) exceeds our fair value. When determining the fair value of the asset (asset group), we consider the highest and best use of the assets from a market-participant perspective. The fair value measurement is generally determined through the use of independent third-party appraisals or an expected present value technique, both of which may include a discounted cash flow approach, which reflects assumptions of what market participants would utilize to price the asset (asset group).

Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Assets to be abandoned, or from which no further benefit is expected, are written down to zero at the time that the determination is made and the assets are removed entirely from service.

Income Taxes. Our U.S. entities, other than those that are domiciled in U.S. territories, file their U.S. tax return as part of a consolidated tax filing group, while our entities that are domiciled in U.S. territories file specific returns. In addition, our foreign entities file income tax returns in their respective countries of incorporation, where required. For the purposes of our combined financial statements included in this prospectus, we account for income taxes under the separate return method of accounting. This method requires the allocation of current and deferred taxes to us as if it were a separate taxpayer. Under this method, the resulting portion of current income taxes payable that is not actually owed to the tax authorities is written-off through equity.

Taxes payable in the combined balance sheets, as of December 31, 2018 and 2017 reflects current income tax amounts actually owed to the tax authorities, as of those dates, as well as the accrual for uncertain tax positions. The write-off of current income taxes payable not actually owed to the tax authorities is included in net Parent investment in the accompanying combined balance sheets, as of December 31, 2018 and 2017. Deferred income taxes are recognized based upon the tax consequences of “temporary differences” by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income tax provisions and benefits are based on the changes to the asset or liability from period to period. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax assets will not be realized. The majority of our income is generated outside of the United States.

We believe a large percentage of our shipboard service income is foreign-source income, not effectively connected to a business we conduct in the United States and, therefore, not subject to U.S. income taxation.

We recognize interest and penalties within the provision for income taxes in the combined statements of income. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision.

We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount of benefit, determined on a cumulative probability basis, which is more than 50% likely of being realized upon ultimate settlement.

Recently Issued Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the year ended December 31, 2018 that are of significance, or potential significance, to us based on our current operations. The following summary of recent accounting pronouncements is not intended to be an exhaustive description of the respective pronouncement.

In May 2014, the FASB issued ASU 2014-09. The core principle of the guidance in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in this ASU supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry specific guidance throughout the Industry Topics of the ASC. Additionally, ASU 2014-09 supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts.

In periods subsequent to the initial issuance of this ASU, the FASB has issued additional ASU’s clarifying items within Topic 606, as follows:

•

In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations” (“ASU 2016-08”). The amendments in ASU 2016-08 serve to clarify the implementation guidance on principal versus agent considerations.

•

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” (“ASU 2016-10”). The purpose of ASU 2016-10 is to clarify two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance (while retaining the related principles for those areas).

•

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). The purpose of ASU 2016-12 is to address certain issues identified to improve Topic 606 by enhancing guidance on assessing collectability, presentation of sales taxes and other similar taxes collected from customers, noncash consideration and completed contracts and contract modifications at transition.

The FASB issued updates ASU 2016-08, ASU 2016-10 and ASU 2016-12 to provide guidance to improve the operability and understandability of the implementation guidance included in ASU 2014-09. ASU 2016-08, ASU 2016-10 and ASU 2016-12 have the same effective date and transition requirements of ASU 2015-14, which defers the effective date and transition of ASU 2014-09 annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019, with early adoption permitted. The Company plans to adopt this standard, other related revenue standard clarifications and technical guidance effective for the annual period ending December 31, 2019 and quarterly periods beginning January 1, 2020. The Company has elected the modified retrospective transition approach. Under this method, the standard will be applied only to the most current period presented and the cumulative effect of applying the standard will be recognized at the date of initial application. The Company is progressing through our implementation plan and is continuing to evaluate the impact of the standard on our processes, accounting systems, controls and financial disclosures. The Company is not able to determine at this time if the adoption of this guidance will have a material impact on the Company’s combined financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) to increase transparency and comparability among organizations by recognizing rights and obligations resulting from leases as lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The update requires lessees to recognize for all leases with a term of 12 months or more at the commencement date: (a) a lease liability or a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (b) a right-of-use asset or a lessee’s right to use or control the use of a specified asset for the lease term. Under the update, lessor accounting remains largely unchanged. The update requires a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements and do not require any transition accounting for leases that expire before the earliest comparative period presented. The update is effective retrospectively for annual periods beginning after December 15, 2019, and interim periods beginning after December 15, 2020, with early adoption permitted. We are not able to determine at this time if the adoption of this guidance will have a material impact on our combined financial statements.

In March 2016, the FASB issued ASU 2016-04, “Recognition of Breakage for Certain Prepaid Stored-Value Products (a consensus of the FASB Emerging Issues Task Force).” ASU 2016-04 requires entities that sell certain prepaid stored-value products redeemable for goods, services or cash at third-party merchants to derecognize liabilities related to those products for breakage (i.e., the value that is ultimately not redeemed by the consumer). This guidance is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. Entities can use either a full retrospective approach, meaning they would apply the guidance to all periods presented, or a modified retrospective approach, meaning they would apply it only to the most current period presented with a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. We are currently evaluating the methods and impact of adopting this new guidance on our combined financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326).” This ASU amends the Board’s guidance on the impairment of financial instruments. The ASU adds to GAAP an impairment model (known as the current expected credit losses model) that is based on an expected losses model rather than an incurred losses model. Under the new guidance, an entity recognizes as an allowance our estimate of expected credit losses. The ASU is also intended to reduce the complexity of GAAP by decreasing the number of impairment models that entities use to account for debt instruments. The update is effective for fiscal years beginning after December 15, 2020. We are currently assessing the future impact the adoption of this guidance will have on our combined financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under existing guidance. The update is effective for annual periods beginning after December 15, 2018. The amendments should be applied using a retrospective transition method to each period presented. We do not anticipate the adoption of this guidance will have a material impact on our combined financial statements.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (“ASU 2016-16”). This ASU was issued as part of the Board’s initiative to reduce complexity in accounting standards. This ASU eliminates an exception in ASC 740, which prohibits the immediate recognition of income tax consequences of intra-entity asset transfers other than inventory. Under ASU 2016-16, entities will be required to recognize the immediate current and deferred income tax effects of intra-entity asset transfers, which often involve a subsidiary of a company transferring intellectual property to another subsidiary. The new guidance will be effective for annual periods beginning after December 15, 2018. This ASU’s amendments should be applied on a modified retrospective basis, recognizing the effects in retained earnings as of the beginning of the year of adoption. We do not anticipate the adoption of this guidance will have a material impact on our combined financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash.” This ASU requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The update is effective for annual periods beginning after December 15, 2018. We do not anticipate the adoption of this guidance will have a material impact on our combined financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” This ASU assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses by clarifying the definition of a business. The definition of a business affects many areas of accounting including acquisition, disposals, goodwill and consolidation. The update is effective for annual periods beginning after December 31, 2018. The amendments in this update should be applied prospectively on or after the effective date. We do not anticipate the adoption of this guidance will have a material impact on our combined financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). This ASU simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Previously, in computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of our assets and liabilities following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under ASU 2017-04, an entity should perform our annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with our carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to the reporting unit. The new guidance is effective for an entity’s annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently assessing the future impact the adoption of this guidance will have on our combined financial statements.

Inflation and Economic Conditions

We do not believe that inflation has had a material adverse effect on our revenues or results of operations. However, public demand for activities, including cruises, is influenced by general economic conditions, including inflation. Periods of economic softness could have a material adverse effect on the cruise industry and hospitality industry upon which we are dependent. Such a slowdown has adversely affected our results of operations and financial condition in certain prior years. Recurrence of the more severe aspects of the recent adverse economic conditions, as well as periods of fuel price increases, could have a material adverse effect on our results of operations and financial condition during the period of such recurrence. Weakness in the U.S. dollar compared to the U.K. pound sterling and the Euro also could have a material adverse effect on our results of operations and financial condition.

U.S. Tax Reform

On December 22, 2017, the U.S. enacted significant changes to tax law following the passage and signing of TCJA. The Company has completed the analysis of the tax accounting implications of the TCJA during the year ended December 31, 2018 in accordance with the terms of SEC Staff Bulletin 118. The Company did not record any adjustments in the year ended December 31, 2018 to provisional amounts that were material to our combined financial statements.

Quantitative and Qualitative Disclosures of Market Risks

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Concentration of credit risk. Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. We maintain cash and cash equivalents with high quality financial institutions. As of December 31, 2018, 2017 and 2016, we had three cruise companies that represented greater than 10% of accounts receivable. We do not normally require collateral or other security to support normal credit sales. We control credit risk through credit approvals, credit limits, and monitoring procedures.

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. We record an allowance for doubtful accounts with respect to accounts receivable using historical collection experience, and generally, an account receivable balance is written off once it is determined to be uncollectible. We review the historical collection experience and consider other facts and circumstances and adjust the calculation to record an allowance for doubtful accounts as appropriate. If our current collection trends were to differ significantly from historic collection experience, we would make a corresponding adjustment to the allowance. As of December 31, 2018 and 2017, the allowance for doubtful accounts was $0.6 million and $0.5 million, respectively. Bad debt expense is included within administrative operating expenses in the combined statements of income and is immaterial of the years ended December 31, 2018, 2017 and 2016.

Interest rate risk. We are subject to interest rate risk in connection with borrowing based on a variable interest rate. Derivative financial instruments, such as interest rate swap agreements and interest rate cap agreements, may be used for the purpose of managing fluctuating interest rate exposures that exist from our variable rate debt obligations that are expected to remain outstanding. Interest rate changes do not affect the market value of such debt, but could impact the amount of our interest payments, and accordingly, our future earnings and cash flows, assuming other factors are held constant.

Foreign currency risk. The fluctuation in currency exchange rates is not a significant risk for us, as most of our revenues are earned and expenses are incurred in U.S. Dollars.

BUSINESS

Company Overview

We are the pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers at destination resorts worldwide. Our highly trained and experienced staff offer guests a comprehensive suite of premium health, fitness, beauty and wellness services and products onboard 163 cruise ships and at 67 destination resorts globally as of December 31, 2018. With over 80% market share in the highly attractive outsourced maritime health and wellness market, we are the market leader at approximately 10x the size of our closest maritime competitor. Over the last 50 years, we have built our leading market position on our depth of staff expertise; broad and innovative service and product offerings; expansive global recruitment, training and logistics platform; and decades-long relationships with cruise and destination resort partners. Throughout our history, our mission has been simple: helping guests look and feel their best during and after their stay.

At our core, we are a global services company. We serve a critical role for our cruise line and destination resort partners, operating a highly complex and increasingly important aspect of their overall guest experience. Decades of investment and know-how have allowed us to construct an unmatched global infrastructure to manage the complexity of our operations, which in 2017 included nearly 8,000 annual voyages with visits to over 1,100 ports of call around the world. We have consistently expanded our onboard offerings with innovative, leading-edge service and product introductions, and developed a powerful back-end recruiting, training and logistics platform to manage our operational complexity, maintain our industry-leading quality standards and maximize revenue per center. The combination of our renowned recruiting and training platform, deep labor pool, global logistics and supply chain infrastructure and proven revenue management capabilities represents a significant competitive advantage that we believe is not economically feasible to replicate.

The majority of our revenue and profits are earned through long-term revenue sharing agreements with cruise line partners that economically align both parties and contribute to our attractive asset-light financial profile. These agreements average approximately five years in length and provide us with the exclusive right to offer health, fitness, beauty and wellness services and the ability to sell complementary products onboard the ships it serves. Under these long-term agreements, cruise line partners retain a specified percentage of revenues from all our sales onboard. This inherent alignment encourages collaboration in all aspects of our operations, including facility design, product innovation, pre- and post-cruise sales opportunities, capacity utilization initiatives and other data-driven strategies to drive increased guest traffic and revenue growth. Most of our cruise line agreements encompass 100% of a partner cruise line’s existing fleet and all new ships introduced by the cruise line during the term of the agreement. As opposed to fixed-rent landlords, cruise lines and destination resorts serve as our aligned economic partners.

We are recognized by our cruise line and destination resort partners and our guests for our comprehensive suite of services and products. We curate and deliver an exhaustive range of offerings centered on providing specific health and wellness solutions to meet our guests’ lifestyle routines or objectives. These services include: (i) traditional body, salon, and skin care services and products; (ii) specialized fitness classes and personal fitness training; (iii) innovative pain management, detoxifying programs and comprehensive body composition analyses; (iv) weight management programs and products; and (v) advanced medi-spa services. We also offer our guests access to leading beauty and wellness brands including ELEMIS®, Kérastase® and Dysport®, with many brands offered exclusively by us at sea. On average, guests spend $230 per visit and our solution sales approach drives substantial retail sales, with approximately 25% of our revenues derived from the sale of retail products.

Our state-of-the-art health and wellness centers are designed and branded for each cruise line and destination resort to optimize the guest experience, align with the overall hospitality atmosphere and maximize productivity. Centers can employ up to 45 highly trained professionals and range in size from 200 to over 30,000 square feet, depending on the cruise or resort partner’s needs.

Our cruise line relationships average over 20 years and encompass substantially all of the major global cruise lines, including Carnival Cruise Line, Royal Caribbean, Princess Cruises, Norwegian Cruise Lines, Celebrity Cruises, Costa and Holland America, among many others. These partnerships extend across contemporary, premium, luxury and budget cruise lines that operate ships globally. We maintain an exceptional contract renewal rate with our cruise line partners, having renewed approximately 95% of our contracts based on ship count over the last 15 years, including 100% of our contracts with ships larger than 3,500 berths. We have not only maintained relationships with existing cruise line partners, but have a history of winning contracts and gaining market share. In 2019, we signed an agreement with the new lifestyle brand Virgin Voyages as the exclusive operator of the spa and wellness offerings onboard the first three Virgin vessels planned to launch in 2020, 2021 and 2022. In 2018, we signed an agreement with Celebrity Cruises as the exclusive operator of health and wellness centers onboard our highly anticipated Edge Class of mega ships, including the Celebrity Edge, which launched in November 2018, and three additional mega ships scheduled to launch in 2020, 2021 and 2022. On land, we have longstanding relationships with the world’s leading destination hotel and resort operators, including Marriott, Starwood, Hilton, ClubMed, Caesars Entertainment, Lotte, Loews and Four Seasons, among others.

As a Bahamian international business company that earns a substantial portion of our revenue in low- or no-tax jurisdictions, we have benefited from a highly attractive effective cash tax rate. Additionally, we have minimal capital expenditures as third parties typically fund the build-out, maintenance, and refurbishment of our onboard health and wellness centers. The combination of our attractive tax rate and asset-light operating model leads to a financial profile that delivers exceptional Unlevered After-Tax Free Cash Flow. Annually, from 2016 through 2018, we converted approximately 90% of our Adjusted EBITDA to Unlevered After-Tax Free Cash Flow.

We have driven strong financial results and believe our leading market position in a growing industry, differentiated business model and entrenched partner relationships position our business for continued growth. For the year ended December 31, 2018, we achieved revenues of $540.8 million, Adjusted EBITDA of $58.6 million, Net Income of $13.7 million and Unlevered After-Tax Free Cash Flow of $52.9 million. For a reconciliation of non-GAAP financial measures to GAAP measures see “Summary Historical and Other Financial Information.”

Attractive Market Opportunity

We operate at the intersection of the highly attractive health and wellness and travel leisure industries. We are well-positioned to continue growing through the cruise industry’s reliable new cruise ship and passenger growth, consumers’ desire for travel and experiences and the increasing focus on health and wellness in consumers’ every-day lives.

Highly Dependable Cruise Industry Growth

The cruise industry has been among the fastest-growing segments in the travel leisure industry with passenger growth for more than 20 consecutive years, including through the recessions of 2001 and 2008. We estimate, based on annual statistics published by Cruise Lines International Association (“CLIA”), that global passenger counts have grown every year from approximately 6.3 million passengers in 1995 to an all-time high of 28.0 million passengers in 2018, representing a compound annual growth rate of 6.7%. This dependable passenger growth has been driven by consistent, significant investments in new cruise ship capacity, strong loyalty among experienced cruisers and the large and growing appeal of cruising to all demographics, including millennials. In 2019, millennials are projected to represent the largest segment of the U.S. population, and according to CLIA’s 2018 cruise travel report, they are also most likely to book a cruise for their next vacation.

Cruising remains underpenetrated globally and is poised for continued growth. Based on research from CLIA, in 2016, cruise passengers in the United States represented 3.6% of the population, which was second to Australia with a penetration rate of 5.4%. According to 2017 data, these penetration rates compare favorably against alternative vacations and leisure activities, including visits to the Disneyland theme park at 5.6% of the U.S. population, visits to U.S. snowsports facilities at 16.8% of the U.S. population, and visits to Australian snowsports facilities at 8.7% of the Australian population. China remains incredibly underpenetrated with a cruising penetration rate of just 0.2% of the population in 2017, representing a significant opportunity.

Today, the “Fourth Wave” of cruise industry expansion is in our early phases in Asia, as cruise operators and the Chinese government invest heavily in Asian cruise port infrastructure. The global cruise market has witnessed three distinct periods, or “waves,” of geographic expansion over the last 40 years as the industry grew its presence into new regions of the world. The first wave comprised the period during the early 1980’s that saw the emergence of the North American and Caribbean cruise market. The second wave occurred in the late 1990’s and early 2000’s as the European market evolved to reflect the itinerary diversity seen in North America, and the third wave was driven by industry expansion to the rest of the world, excluding Asia, in the latter half of the 2000’s. Each of these waves saw investment by cruise lines in new ship capacity to service these regions, as well as significant investment by cruise operators and local governments in cruise port infrastructure to enable increased itinerary diversity and enhance the attractiveness of cruise travel throughout these regions. In 2015, Carnival Corporation and the Chinese State Shipbuilding Corporation established a joint venture for a shipbuilding consortium at a Shanghai shipyard, which will build mega class cruise ships for the Chinese market. Cruise Industry News reports that Asian cruise capacity grew at a CAGR of 18.3% from 2011 to 2015 and is projected to grow at a 15.2% CAGR from 2015 to 2022. Cruise Industry News projects passenger counts in the Asian market will reach European volumes within the next 5 to 10 years, and some cruise operators predict during that time that Asian passenger counts may even surpass North American volumes, which are the largest in the world.

Consumers Increasingly Spending on Experiences and Travel

Global consumers are increasingly prioritizing experiences over products, creating a significant tailwind for leisure and travel. According to Coresight Research, since 2002, the split of U.S. discretionary spending has shifted from 50% services and 50% products to 55% services and 45% products in 2017. This change implies an incremental $139 billion in spending on services or related experiences, such as travel, in the United States alone. Globally, according to the World Bank, the number of international travel departures around the world has roughly doubled over the past two decades from more than 600 million in 1996 to 1.3 billion in 2015. The outlook remains positive, as the Deloitte 2018 Travel and Hospitality Industry Overview projects that the global hotel industry will sustain strong 5%-6% growth to achieve a record $170 billion in gross booking in 2018. We are poised to benefit from global consumers’ shift toward experiences and travel with a global network of health and wellness centers onboard cruise ships and at premier destination resorts around the world.

Large and Growing Health and Wellness Industry

Our health and wellness centers cater to guests seeking a continuation of their wellness activities while traveling and those who want to trial services while away from home. According to The Global Wellness Institute (“GWI”), the global wellness economy is growing at nearly twice the rate of the broader economy, achieving a total value of $4.2 trillion in 2017. As consumers increasingly incorporate health and wellness activities into their daily lives, they are placing a higher priority on health and wellness services while traveling. GWI estimates that wellness-related tourism grew at twice the rate of general tourism from 2015 to 2017 and projects it to grow at a 7.5% compound annual growth rate from $639 billion in 2017 to $919 billion in 2022.

Our Evolution

Our history dates back to the early 1960’s, when we opened the world’s first salons at sea onboard transatlantic cruise ships, including the Queen Mary and Queen Elizabeth II. Over more than 50 years, we have continuously defined and redefined the onboard health and wellness category by consistently expanding our onboard offerings with innovative and leading-edge service and product introductions, while developing the powerful back-end recruiting, training and logistics platforms to manage and optimize the complexity of our operations and maintain our industry-leading quality standards. We have successfully evolved the onboard health and wellness category from what was once a consumer-centric amenity for passengers to a key onboard revenue driver for cruise line partners.

In 2015, a consortium led by L Catterton acquired Steiner Leisure, the holding company of OneSpaWorld (the “2015 Transaction”). Since then, OneSpaWorld has strengthened its already proven platform by leveraging L Catterton’s expertise in multi-unit retail and customer acquisition. At sea, OneSpaWorld has enhanced collaboration with its cruise line partners to reinforce its market leading position and introduced innovative revenue initiatives to accelerate its onboard revenue growth. Key recent initiatives include:

•	enhancing and expanding collaboration with cruise line and resort partners;

•	creating pre-marketing, pre-booking and pre-payment platforms with optimal positioning on cruise line websites;

•	employing data-driven, dynamic pricing of services to optimize facility utilization and revenue generation;

•	incorporating advanced direct marketing programs, including personalized communications and value promotions, to drive traffic;

•	shifting revenue mix towards higher value-add services through new service introductions and higher-ticket products coupled with enhanced consultative sales training techniques;

•	expanding medi-spa services to the majority of ships within our fleet;

•	collaborating with global brands to leverage our powerful retail channel and captive audience of over 20 million consumers with above average household income;

•	increasing frequency of budgeting and KPI reviews with cruise partners;

•	improving staff productivity through enhanced incentive and retention measures; and

•	leveraging the strength of our global marketing, recruiting, training, logistics and facility design platforms across our destination resort partnerships.

Today, our comprehensive suite of premium health, fitness, beauty and wellness services and products reaches more consumers than ever before, with 165 centers onboard cruise ships addressing a captive audience of over 20 million passengers annually and 67 destination resort centers serving global travelers at premier destination resorts around the world.

Our Strengths

Global Leader in the Hospitality-Based Health & Wellness Industry

As the pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers at destination resorts worldwide, we are at the center of the intersection between the health and wellness and travel leisure industries. Global wellness tourism is a $639 billion industry, according to the GWI, and is projected to grow at a compound annual growth rate of 7.5% through 2022. We command over 80% market share in the highly attractive outsourced maritime health and wellness market and we are nearly 10x the size of our closest competitor. Through our market share, we have access to a captive audience of over 20 million passengers. Cruise ship guests are an attractive demographic with average annual household incomes of over $100,000. Based on an independent study conducted by a global strategy consulting firm, approximately 45% of cruise guests are interested in or have participated in wellness activities during their cruise while our revenues have been historically driven by approximately 10% of cruise ship passengers. As a result of our scale, our captive audience and consumers’ increasing desire for more health and wellness services, we are well-positioned in the growing global health and wellness industry and have a large addressable market at sea and on land.

Differentiated Business Model That Would Be Difficult and Non-Economical to Replicate

For more than 50 years, our business model has been built through investment in global infrastructure and training, decades-long relationships with our cruise line and destination resort partners and our reputation for offering guests a best-in-class wellness experience. The robust infrastructure and processes required to operate and maximize revenue across our network of global health and wellness centers separates us from our peers. We embarked on almost 8,000 voyages that welcomed over 20 million passengers at more than 163 ports of embarkation in 2018. Our business model is centered on providing our partners with the following solutions:

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Global Recruiting, Training and Logistics—We recruit, train and manage over 3,000 professionals annually around the world, representing 86 nationalities and 27 spoken languages. With nine global training facilities, we can accommodate each cruise line’s needs for specific onboard staff with complex language, cultural and service modality requirements and are the only company with the infrastructure to commission highly trained staff at over 1,100 ports of call worldwide at a moment’s notice.

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Supply Chain and Logistics—We manage the complex distribution of all products and supplies to our “floating centers,” leveraging proprietary data to accurately forecast and stock each center. Products can only be loaded at designated ports around the world during a limited window of time while the ship is in port, adding to the complexity of the process.

•	Yield and Revenue Management—We have developed proprietary technology, processes and staff training tools to consistently measure, analyze and maximize onboard revenue.

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Exclusive Relationships with Global Brands—Due to our scale, superior operations, industry longevity and attractive captive audience, we currently have over 600 product SKUs offered through the OneSpaWorld platform at sea, including ELEMIS, Kérastase, Thermage, GoodFeet Arch Supports and GO SMILE Teeth Whitening.

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Facility Design and Branding Expertise—We design our state-of-the-art health and wellness centers specifically for each cruise line and destination resort partner by creating bespoke branding and concepts to optimize guest experiences and maximize productivity.

The above capabilities have contributed to building a differentiated and defensible strategy around our leading market position in a growing and attractive industry.

Unmatched Breadth of Service and Product Offering

We offer our guests a comprehensive suite of health and wellness services and products to meet any and all of their needs. We are continuously innovating and evolving our offerings based on the latest trends and tailor our service and product offerings to regional preferences. In addition to wellness and beauty services, we offer the latest in fitness, a full range of massage treatments, nutrition/weight management consultations, teeth whitening, acupuncture and wellness services. OneSpaWorld has also introduced innovative, higher-ticket medi-spa services, including BOTOX Cosmetic, Dysport, Restylane, CoolSculpting, Thermage and dermal fillers, among others. With our captive audience of over 20 million cruise guests annually, OneSpaWorld is a compelling distribution channel for leading wellness and beauty brands. Renowned brands, including ELEMIS and Kérastase, have partnered with us for exclusive distribution at sea. Cruise and resort partners depend on us to provide their guests with the best and broadest assortment of services and products to enhance their vacation experience.

Entrenched Partnerships with Economic Alignment

We have cultivated partnerships with many of the largest and most reputable cruise lines and premier resorts in the world. Our cruise line relationships average over 20 years and encompass substantially all of the major global cruise lines, including Carnival Cruise Line, Royal Caribbean, Princess Cruises, Norwegian Cruise Lines, Celebrity Cruises, Costa and Holland America, among many others. The majority of our revenues and profits are earned through our long-term revenue sharing agreements with our cruise line partners that economically align both parties and create a collaborative relationship. On land, we partner with market leaders at highly-attractive destinations, including Atlantis Paradise Island Bahamas, The Ocean Club, a Four Seasons Resort, Hilton Hawaiian Village Beach Resort and Spa and the Mohegan Sun Resort. Our long-standing relationships, with economic alignment at the core, strengthens our competitive advantage.

Highly Visible and Predictable Revenue Streams

We consistently have access to over 20 million passengers annually with passenger growth expected to continue as new ships are commissioned in the industry. This new ship growth is highly visible as demonstrated in a publicly available global order book outlining over five years of new ship orders. Across our contracts, OneSpaWorld typically operates on all ships in a fleet and on new ships added during the contract term, securing both existing and new ship revenue. A new ship requires approximately two to four years to be built and is rarely delayed as cruise lines typically sell out the vessel’s maiden voyage over a year in advance. New ships do not have a revenue ramp-up period given these advanced marketing efforts. Cruise line partners are experts at dependably filling their ships with passengers, as demonstrated by the industry average occupancy rate of above 100%, even through recessionary periods. Due to consistent industry practices and decades of proprietary operating history data, OneSpaWorld has strong visibility into our future revenue realization for the next three to five years.

Asset-Light Model with Tremendous After-Tax Free Cash Flow Generation

Third parties typically fund the build-out, maintenance, and refurbishment of our onboard health and wellness centers, resulting in an asset-light profile with minimal capex required. Our capital expenditures have averaged 1% of revenues over the last three years. Being a Bahamian international business company and earning a significant portion of our revenue in low-tax or no-tax jurisdictions, our effective cash tax rate has been approximately 2% over the last three years. This combination translates to exceptional after-tax free cash flow. Annually, from 2016 through 2018, we converted approximately 90% of our Adjusted EBITDA to Unlevered After-Tax Free Cash Flow.

Proven Management Team

OneSpaWorld is led by a management team that has operated Steiner for nearly 20 years. Our Executive Chairman, Leonard Fluxman, and CFO and COO, Stephen Lazarus, together led Steiner Leisure as a public company for more than a decade. Mr. Fluxman, Mr. Lazarus and our Chief Executive Officer, Glenn Fusfield, now lead an internally developed senior management team with over 150 years of combined industry experience. We will also benefit from Haymaker’s investing and operational experience at Fortune 500 companies, particularly in the consumer and hospitality sectors. The OneSpaWorld management team’s deep experience and proven track record in managing the business in both public and private markets positions makes OneSpaWorld an attractive vehicle for future long-term growth within the global hospitality-based health and wellness industry.

Growth Strategies

Our management plans to continue growing the business through the following strategies:

Capture Highly Visible New Ship Growth with Current Cruise Line Partners

We will continue benefiting from the cruise industry’s capacity growth, with a consistent and visible pipeline of new ships commissioned annually by our cruise line partners. From 2019 to 2023, our existing cruise line partners are expected to build 35 new ships, representing over 119,000 new berths, which is an approximate 25% increase in our estimated year end 2018 berth count. Approximately 85% of our 2020 projected revenues at sea are expected to be generated from the existing fleet and new ships being launched by cruise lines already under contract with us. As our existing cruise line partners, expand into the Asian region over the longer-term, we will be well-positioned to grow revenue alongside our cruise line partners as we have over 70% market share in the region today. Through established cruise line partner relationships, current contracts and an approximately 95% contract renewal rate over the last 15 years, we are well-positioned to capture new ship growth over the long term.

Expand Market Share by Adding New Potential Cruise Line Partners

Although we have over 80% market share in the outsourced maritime health and wellness market, there is an opportunity to continue to grow our market share by winning new contracts. Recently, we won a contract with the new lifestyle brand Virgin Voyages to operate the spa and wellness offerings onboard the first three Virgin vessels, planned to launch in 2020, 2021 and 2022, and a contract with Celebrity Cruise Lines to design and operate the health and wellness centers onboard their four new mega ships to be commissioned between 2018 and 2022. We also routinely meets with cruise lines that do not currently outsource their health and wellness centers or utilize our smaller competitors but that may have an interest in contracting with us in the future due to our strong reputation and historical results. As evidenced by our successful history of winning new contracts, we are focused on continuing to grow our market share at sea over time.

Continue Launching More Value-Added Services and Products

We have successfully innovated services and products to meet guests’ ever-changing needs, attract more guests and generate more revenue per guest. Medi-spa has been a highly successful innovation for OneSpaWorld at sea and is now a critical component of our offering. Performed by licensed physicians, the medi-spa offering provides the latest cosmetic medical services to guests such as non-surgical cosmetic procedures, including BOTOX® Cosmetic, Dysport®, Restylane®, CoolSculpting®, Thermage® and dermal fillers. Guests purchasing medi-spa services spend on average up to 10x more than on traditional services. We also initiated a trial of Kérastase®, a leading global professional hair care brand, in 2017 and experienced a 30% increase in total guest spending and improved retail attachment by more than 25% during the trial period. We will continue to focus on launching higher value-add products and services that meet guest demands and drive traffic through our highly productive centers.

Focus on Enhancing Health and Wellness Center Productivity

Cruise lines have become increasingly focused on growing onboard revenue as a way to enhance revenue beyond traditional cabin ticket sales. Between 2011 and 2017, onboard spend as a percentage of total cruise line revenue has increased over 480 basis points to nearly 30%, translating to $2 billion of incremental onboard spending. We provide services to approximately 10% of cruise passengers on any one journey, while 45% of passengers say they are interested in using the centers onboard, per an independent global consulting study. We are focused on collaborating with cruise line partners to increase passenger penetration and maximize revenue yield through the following initiatives:

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Increase Pre-Booking and Pre-Payment Capture Rate—We are working with our cruise line partners to expand our marketing efforts to reach a guest before boarding a ship through pre-booking. Pre-booked appointments yield approximately 60% more revenue than services booked onboard the ship. Due to our success across select cruise lines that have implemented pre-booking capabilities, we are in the process of implementing pre-booking across many of our other partner cruise lines.

•

Expand Targeted Marketing and Promotion Initiatives—We are now directly marketing and distributing promotions to onboard passengers as a result of enhanced collaboration with selected cruise line partners. These promotions are personalized and individually tailored to guests’ profiles and have successfully driven traffic and revenue at our health and wellness centers. Examples include “happy anniversary” messages to couples, “happy birthday” notes to individual guests, and promotional retail credits offered to guests who visit our centers before the end of their cruise. On vessels implementing these initiatives, guests that received these customized promotions were responsible for over 6.5% of revenues generated during the year ended December 31, 2018 and spent approximately 5.5% more during their visit than guests that did not receive customized promotions.

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Utilize Technology to Increase Utilization and Enhance Service Mix—We have recently begun to successfully introduce and expand technology-enabled dynamic pricing initiatives with selected cruise line partners. While dynamic pricing strategies have historically been applied manually by onboard staff, we are currently rolling out online and pre-cruise access to drive off-peak utilization rates and fill higher-demand time slots with higher-value bookings. This enhanced dynamic pricing capability is currently available with only a few cruise line partners, representing a significant opportunity for revenue growth as it is rolled out and optimized fleet-wide.

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Extend Retail Beyond the Ship—Our Shop & Ship program provides guests the ability to buy retail products onboard and have products shipped directly to their home to avoid the hassle of packing products in their luggage. On average, a Shop & Ship customer spends more than 3.5x the amount of a non-Shop & Ship customer on retail products. The Shop & Ship program, combined with our eCommerce platform timetospa.com, gives us the ability to maintain a connection with each guest beyond the cruise voyage.

Selectively Expand Footprint at Destination Resorts

We have long-standing relationships with many leading hotel and hospitality companies around the world such as Marriott, Starwood, Hilton, ClubMed, Caesars Entertainment, Lotte, Loews and Four Seasons, among others. We believe we are a proven turnkey operator for our partners. With health and wellness centers in 67 destination resorts, with 17 in North America and 50 in Asia, this reflects only a handful of resort centers per partner, or approximately 1% of our partners’ total resorts. As such, we believe there is significant potential to operate additional centers within their resort partner portfolios. We will selectively expand our resort footprint when attractive unit economics can be generated. Given our unit growth potential, global infrastructure and proven platform, we have a significant opportunity to further expand our destination resort footprint.

Health and Wellness Services

We curate and deliver an exhaustive range of offerings for our cruise and destination resort partners centered around a holistic wellness approach which includes:

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Spa and Beauty. We offer massages and a broad variety of other body and beauty treatments including facials, hair cutting and styling, manicures and pedicures, and tanning. Additionally, we offer teeth whitening services in the majority of our onboard health and wellness centers.

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Medi-spa. We offer medi-spa services on the majority of our ships. Our service menu consists of the leading medi-spa brands including BOTOX Cosmetic, Dysport, Restylane, CoolSculpting, Thermage, and dermal fillers, among others. Currently, medi-spa services are available on 91 ships and administered by certified medical physicians.

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Fitness. We offer guests use of fitness centers as well as paid services by a fitness professional to our cruise and destination resort guests. The fitness centers are typically free and offer guests use of strength equipment, cardiovascular equipment such as treadmills, elliptical machines, exercise bicycles and rowing and stair machines. Boutique fitness classes, including yoga, Pilates, cycling, and aerobics, are also available to guests for a fee or at no charge, depending on the class. Our fitness instructors are available to provide paid services, such as body composition analysis and personal training.

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Nutrition. In addition to fitness services, we offer guests paid services including personal nutritional and dietary advice, weight management, nutrition coaching and detoxification. Guests can begin a program on the cruise and remain connected to our professional coach after the cruise to ensure successful completion of the program, such as a nutrition or detoxification plan.

•

Health. We first introduced acupuncture in 2005 and have since rapidly expanded our health and pain management, offerings to be one of our largest categories. Today, we offer acupuncture, electro acupuncture, cupping, posture and gait analysis, GoodFeet Arch Supports, physical therapy, and

NormaTec® recovery. Our services are enhanced by our retail channel; GoodFeet, a premium arch support insert, is now a leading retail product for us.

•	Mind-Body and Wellness. We also offer our guests yoga, Tai Chi and sound therapy in addition to meditation and biofeedback.

Products

We sell over 600 branded product SKUs due to our scale, superior operations, industry longevity and attractive captive audience at sea and on land. We sell products from leading brands including ELEMIS, Thermage, Dysport, GoodFeet Arch Supports and GO SMILE Teeth Whitening. We have an exclusive 10-year supply contract with ELEMIS. We believe we have a leading retail attachment rate based on the number of products purchased in conjunction with a service compared to the broader retail industry. Approximately 25% of our revenues come from product sales, enabling incremental revenue even at full treatment room utilization.

We have two warehouses, one 20,000 square foot bonded warehouse in Miami, FL and another 4,000 square foot warehouse in New Jersey. The Miami warehouse provides fulfillment services for cruise inventory, and the New Jersey warehouse provides fulfillment for e-Commerce and the Shop & Ship program.

Health and Wellness Centers

As of December 31, 2018, we operated state-of-the-art health and wellness centers across a total of 163 ships, including almost all of the major cruise lines globally, and 67 resorts principally in the United States, the Caribbean and Asia. Centers are designed and branded for each cruise and destination resort partner to optimize the guest experience, maximize revenues and align with our partners’ hospitality environment. Centers can range in size from approximately 200 square feet to over 30,000 square feet and generally provide fitness areas, treatment rooms and salons, as well as elaborate thermal suites and/or saunas. Cruise centers are generally located on higher ship decks, which encourages increased passenger interest and guest traffic.

Facility Design

Our partners seek differentiated health and wellness experiences for their guests. As such, we provide design capabilities for our cruise line and destination resort partners, creating bespoke branding and design consulting to optimize guest experiences and maximize revenues. We operate health and wellness centers under proprietary brands of Mandara and Chavana as well as brands curated specifically for each cruise line, complete with cruise line and/or ship-specific service menus. We have 34 health and wellness centers under the Mandara brand, 12 centers under the Chavana brand, one destination resort health and wellness center under the ELEMIS brand, and one center under our newest destination resort health and wellness brand, “Glow, a Mandara Spa.”

Principal Cruise Line Customers

A significant portion of our revenues is generated from each of the following cruise lines, which accounted for more than ten percent of our total revenues in 2018, 2017 and 2016, respectively: Carnival (including Carnival, Carnival Australia, Costa, Holland America, P&O, Princess and Seabourn cruise lines): 48.5%, 48.6% and 48.1%, Royal Caribbean (including Royal Caribbean, Celebrity Cruises, Pullmantur and Azamara cruise lines): 21.0%, 20.8% and 20.2% and Norwegian Cruise Line: 13.8%, 13.0% and 13.2%. These companies, combined, accounted for 138 of the 163 ships served by OneSpaWorld as of December 31, 2018. Our contracts are signed at the cruise line-level, not with the parent operator, giving OneSpaWorld a diverse customer base despite parent-level consolidation. Our contracts average 5 years in duration.

The numbers of ships served as of December 31, 2018 under cruise line agreements with the respective cruise lines (including ships temporarily out of service for routine dry dock maintenance) are listed below:

Cruise Line	Ships Served
Azamara	3
Carnival	26
Carnival Australia	5
Celebrity	1
Costa	14
Crystal	3
Disney	4
Holland America	15
Norwegian	16
P&O	7
Princess	17
Pullmantur	4
Royal Caribbean	25
Saga	2
Seabourn	5
Silversea	8
Marella	2
Windstar	6
Total	163

Resort Locations and Partners

As of December 31, 2018, we provided health and wellness services at destination resorts in the following locations:

Country	Number of Destination Resort Centers
United States(1)	14
Maldives	13
Vietnam	12
Malaysia	10
Indonesia	5
Bahamas	3
Palau	2
Russia	2
United Arab Emirates	2
Bahrain	1
Aruba	1
Egypt	1
Japan	1
Total	67
(1)	Including Puerto Rico.

Cruise Line and Resort Agreements

Through the cruise line and resort agreements, we have the exclusive right to offer health, fitness, beauty and wellness services and the ability to sell complementary products onboard the ships and at destination resorts we serve. Under the cruise agreements, guests pay for our services through the cruise partners who retain a specified percentage of gross receipts from such sales before remitting the remainder to us. Our revenue share agreements result in a highly variable cost model, where the primary fixed costs are the meals and accommodations for our cruise employees. Most of the cruise line agreements cover all of the then-operating ships of a cruise line and typically new ships are added to ships in service through an amendment to the agreement. The agreements have specified terms ranging from one to eight years, with an average remaining term per ship of approximately five years. Cruise lines can terminate the agreements with limited or no advance notice under certain circumstances, including, among other things, the withdrawal of a ship from the cruise trade, the sale or lease of a ship, or our failure to achieve specified passenger service standards. However, we have never had a contract terminated prior to our respective expiration date.

We operate our destination resort centers pursuant to agreements with the owners of the properties involved. Our destination resort centers generally are required to pay rent based on a percentage of our revenues, with others having fixed rents. Some of our destination resort center agreements also require that we make minimum rental payments irrespective of the amount of our revenues. The terms of the agreements for our destination resort centers generally range from five to 20 years (including the terms of renewals available at our option). In North America, destination resort centers generally have a higher investment cost and lower revenue share with higher staff costs and contracts lasting 10 years on average. In Asia, destination resort centers have lower investment cost, higher revenue share, lower staff costs, and contracts averaging five years.

Recruiting and Training

Our continued success is dependent, in part, on our ability to attract qualified employees. Our goal in recruiting and training new employees is to have available a sufficient number of skilled personnel trained in our customer service philosophy. We recruit prospective cruise employees from geographies including the British Isles, Australia, South Africa, the Philippines, Canada, the Caribbean and continental Europe, providing an ample pipeline of talent to fulfill any demographic preferences. Recruitment professionals source potential employees using a variety of recruitment techniques including advertisements in trade and other publications, appearances at beauty, hair, and fitness trade shows, meetings with students at trade schools, and recommendations from our employees. Candidates are generally required to have received prior training and certifications in the services they will perform and are tested in their specific modalities. Prospective employees for destination resorts are also required to have received prior training but are recruited in a customary manner within the respective destination region.

Our candidates complete a rigorous training program at one of our nine global training facilities or at one of the destination resorts. We train over 3,000 employees annually and have 56 training, administrative, and recruitment staff to execute that training. Training courses are typically conducted over a period of one to six weeks, depending on the modality, and emphasize use of personalized, attentive guest care and the unique requirements of each cruise line partner. Additionally, employees are trained from day one in yield management and cross-selling products. This training covers, among other things, maximization of revenues, personnel supervision, customer service, and administrative matters, including interaction with cruise line and destination resort personnel. Given the complex human capital requirements, we consider our recruitment and training infrastructure to be a key barrier to entry.

Marketing and Promotion

We promote our services and products to cruise passengers and resort guests through targeted marketing, including pre-and post-cruise emails, website advertising, on-site demonstrations and seminars, video presentations shown on in-cabin/in-room television, ship newsletters, tours of our centers, and dedicated signage around the ship. We also encourage our employees to cross-sell as they believe that such cross-promotional activities frequently result in our customers purchasing services and/or products in addition to those they initially contemplated buying. For example, we cross-sell the fitness body assessment with detox programs, vitamins, and seaweed wraps. We also maintain a dedicated sales desk to facilitate pre-cruise health and wellness services booking and to disseminate health and wellness information for charters and other groups of cruise passengers.

Recent collaborative initiatives with cruise line partners have proven to enhance performance across certain key performance indicators. We have developed a fully integrated pre-booking platform which allows guests to book health and wellness treatments six to eight weeks prior to the voyage. Pre-booked and pre-paid guests on average spend approximately 60% more than guests who book services once already onboard. We recently introduced targeted marketing, including the ‘positive surprise’ direct marketing campaign where guests receive a targeted gift card to celebrate a birthday, honeymoon, anniversary, or other special occasion. Guests who received the ‘positive surprise’ campaign spent approximately 50% more in the health and wellness centers, which translated to a 6% increase in onboard spend. We have begun rolling out our dynamic pricing model to our full cruise fleet, which provides the ability to optimize demand and maximize utilization of the health and wellness center. We continually monitors the results of our marketing efforts and adjust our strategies in order to use our marketing resources in a cost-effective manner.

Competition

We face competition in our cruise ships and destination resorts. On cruise ships, we compete with passenger activity alternatives for onboard passenger dollars. We also compete with other maritime wellness facility providers, including cruise lines that insource the activity as well as other outsource providers. The largest outsource provider after us is currently Canyon Ranch, which operates on 22 ships as of December 31, 2018. Across the resorts business, we compete with other hotel operators that outsource health and wellness services. The destination resorts business is highly fragmented, and there is no one leader within this category.

Seasonality

A significant portion of our revenues are generated onboard cruise ships. Certain cruise lines, and, as a result, we have experienced varying degrees of seasonality as the demand for cruises is stronger in the Northern Hemisphere during the summer months and during holidays. Accordingly, the third quarter and holiday periods generally result in the highest revenue yields for us. Further, cruises and destination resort health and wellness centers have been negatively affected by the frequency and intensity of hurricanes. The negative impact of hurricanes is highest during peak hurricane season from August to October.

Trademarks

We hold or control numerous trademarks in the United States and a number of other countries. Our most recognized health and wellness products and services trademarks are for Mandara and Chavana. We believe that the use of our trademarks is important in establishing and maintaining our reputation for providing high quality health and wellness services as well as cosmetic goods, and we are committed to protecting these trademarks by all appropriate legal means.

Registrations for the OneSpaWorld, Mandara and Chavana trademarks, among others, have been obtained in a number of countries throughout the world. We continue to apply for other trademark registrations in various countries.

While a number of the trademarks we use have been registered in the United States and other countries, the registrations of other trademarks that we use are pending. Recently we have adopted the mark “OneSpaWorld” as the trade name of our maritime health and wellness business to reflect our position as a global provider of shipboard products and services.

We license “Mandara” for use by luxury destination resorts in certain Asian countries.

Properties

Our hotel spas are operated under agreements with the hotel operators or owners, as the case may be, of those venues. Our other facilities, including our warehouses, are leased from the owners of the venues where they are located. Our principal office is located in Nassau, The Bahamas, and we own an office building in Coral Gables, Florida where certain administrative functions are located. We believe that our existing facilities are adequate for our current and planned levels of operations and that alternative sites are readily available on competitive terms in the event that any of our material leases are not renewed.

Employees

As of December 31, 2018, we had a total of 4,146 employees. Of that number, 3,660 worked in health and wellness operations, and 458 represented management and sales personnel and support staff, while 28 were involved in recruiting and training. We have one health and wellness center manager in each center and can have up to 45 total staff depending on the size of the center. Cruise employees typically are employed under nine month-long agreements with fixed terms. In recent years, we have improved staff retention, resulting in a more experienced staff across our fleet. Employees at our destination resorts generally are employed without contracts, on an at-will basis, although most of our employees in Asia have one- or two-year contracts.

Most cruise and destination resort employees’ compensation consists of commission based on the volume of revenues generated by the employee. Cruise managers receive incentive payments, including a commission based on the volume of revenue generated by our staff under their management. Destination resort managers receive a salary, plus bonus, if appropriate, based on various criteria. We believe that our relations with our employees are satisfactory.

Legal Proceedings

None.

MANAGEMENT

The following table provides information regarding our executive officers and directors, including their ages, as of April 18, 2019:

Directors and Executive Officers

Our Board consists of nine directors. Our directors and executive officers are as follows:

Name	Age	Position
Leonard Fluxman	60	Executive Chairman
Steven J. Heyer	66	Vice Chairman
Glenn J. Fusfield	56	President, Chief Executive Officer and Director
Marc Magliacano	44	Director
Andrew R. Heyer	61	Director
Walter F. McLallen	53	Director
Jeffrey E. Stiefler	72	Director
Michael J. Dolan	72	Director
Stephen W. Powell	60	Director
Maryam Banikarim	50	Director
Stephen B. Lazarus	56	Chief Financial Officer and Chief Operating Officer

Leonard Fluxman is our Executive Chairman. Prior to the Business Combination, he served as the President and Chief Executive Officer of Steiner Leisure from January 2001 and as a director from November 1995. Mr. Fluxman served as President and Chief Operating Officer of Steiner Leisure from January 1999 through December 2000. From November 1995 through December 1998, Mr. Fluxman served as Chief Operating Officer and Chief Financial Officer of Steiner Leisure. Mr. Fluxman joined Steiner Leisure in June 1994 in connection with Steiner Leisure’s acquisition of Coiffeur Transocean (Overseas), Inc. (“CTO”), which operated a business similar to that of OSW Predecessor. Mr. Fluxman served as CTO’s Vice President—Finance from January 1990 until June 1994 and as its Chief Operating Officer from June 1994 until November 1996. Mr. Fluxman, a certified public accountant, was employed by Laventhol and Horwath from 1986 to 1989, during a portion of which period he served as a manager. Mr. Fluxman earned a Bachelor of Commerce from the University of Witwatersrand and a degree of Honors Bachelor of Accounting Science from the University of South Africa.

Steven J. Heyer is our Vice Chairman and has over 35 years of experience in the consumer and consumer-related products and services industries, leading a range of companies and brands. Mr. Heyer has applied his experience and analytical skills in a variety of leadership positions across diverse industry groups, including broadcast media, consumer products, and hotel and leisure companies. Mr. Heyer’s operating experiences include: leading the turnaround of Outback Steakhouse as an advisor (from 2010 to 2012); as Chief Executive Officer of Starwood Hotels & Resorts Worldwide (from 2004 until 2007); as President and Chief Operating Officer of The Coca-Cola Company (from 2001 to 2004); as a member of the boards of the Hellenic Bottling Company, Coca-Cola FEMSA, and Coca-Cola Enterprises (all from 2001 to 2004); as President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee (from 1994 to 2001); as President and Chief Operating Officer of Young & Rubicam Advertising Worldwide (from 1992 to 1994); and before that, spending 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. For the last five years, Mr. Heyer has served on the boards of Lazard Ltd, Lazard Group, and Atkins Nutritionals Inc. (each as further described below), as well as investing in a private capacity in early stage and venture consumer and consumer media companies. Mr. Heyer has extensive board experience, including: the board of Atkins Nutritionals Inc., which announced in April 2017 that it had entered into a definitive agreement to be acquired by Conyers Park Acquisition Corp, a publicly traded special purpose acquisition company; Lazard Ltd and Lazard Group (2005 to present); the board of WPP Group, a publicly traded digital, internet, and traditional advertising company (2000 to 2004); the board of Equifax, the publicly traded consumer credit reporting and insights company (2002 through 2003); the board of Omnicare, Inc., a supplier of pharmaceutical care to the elderly (2008 through 2015); the board of Vitrue, Inc., a provider of social marketing publishing technologies (2007 through 2012); the board of Internet Security Systems, Inc. a provider of internet security software, appliance, and services (2004 through 2005); and the board of Shopkick, a mobile shopping app that rewards customers for walking into stores. Mr. Heyer received his B.S. from Cornell University and an M.B.A. from New York University. Mr. Heyer is the brother of Mr. Andrew Heyer, Haymaker’s President. Mr. Heyer is qualified to serve as a director due to his extensive operations, management and business background, particularly in the consumer and consumer-related products and services industries.

Glenn J. Fusfield is our President and Chief Executive Officer and serves on our Board. Prior to the Business Combination, he served as President and Chief Executive Officer of OSW Predecessor beginning in July 2016, as President and Chief Operating Officer from April 2007 until July 2016, and as Chief Operating Officer from October 2002 until April 2007. From January 2001 until April 2007, Mr. Fusfield served as Steiner Leisure’s Chief Operating Officer. Mr. Fusfield joined OSW Predecessor in November 2000 as Senior Vice President, Group Operations. Prior to joining OSW Predecessor, Mr. Fusfield was with Carnival Cruise Lines for 12 years, serving as Director, Hotel Operations, for Carnival from January 1995 until December 1998, and Vice President, Hotel Operations, from January 1999 to October 2000. Mr. Fusfield earned a B.A. from the University of Denver School of Hotel Management.

Marc Magliacano serves on our Board. Mr. Magliacano joined the board of Steiner Leisure Limited, the former parent company of OneSpaWorld, in December 2015. Mr. Magliacano currently serves as a Managing Partner for L Catterton’s Flagship Buyout Fund. L Catterton is the largest and most global consumer-focused private equity firm with over $15 billion of equity capital under management across six fund strategies in 17 offices worldwide. Since 1989, the firm has made over 200 investments in leading consumer brands. Mr. Magliacano has been a senior investment professional at L Catterton since May 2006. Prior to joining L Catterton, from 1999 to 2006, Mr. Magliacano was a Principal at North Castle Partners, a private equity firm focused on making consumer growth investments that benefit from healthy living and aging trends. While at North Castle, Mr. Magliacano originated and executed investments in the consumer health and wellness sectors. Prior to joining North Castle, Mr. Magliacano worked at NMS Capital, the merchant bank of NationsBanc Montgomery Securities, making growth investments in early stage consumer and retail businesses. Mr. Magliacano has served on the boards of directors of a variety of private and public companies, including Restoration Hardware.

Andrew R. Heyer serves on our Board and is a finance professional with over 35 years of experience investing in the consumer and consumer-related products and services industries, as well as a senior banker in leveraged finance, during which time his clients included many large private equity firms. Mr. Heyer has deployed in excess of $1 billion of capital over that time frame and has guided several public and private companies as a member of their board of directors. Currently, Mr. Heyer is the Chief Executive Officer and Founder of Mistral Equity Partners, a private equity fund manager founded in 2007 that invests in the consumer industry. Prior to founding Mistral in 2007, from 2000 to 2007, Mr. Heyer served as a Founding Managing Partner of Trimaran Capital Partners, a $1.3 billion private equity fund. Mr. Heyer was formerly a vice chairman of CIBC World Markets Corp. and a co-head of the CIBC Argosy Merchant Banking Funds from 1995 to 2001. Prior to joining CIBC World Markets Corp. in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. from 1990 to 1995. Before Argosy, from 1984 to 1990, Mr. Heyer was a Managing Director at Drexel Burnham Lambert Incorporated, and, prior to that, he worked at Shearson/American Express. Mr. Heyer previously served as a board member of Jamba, Inc. From 1993 through 2009, Mr. Heyer also served on the board of The Hain Celestial Group, Inc., a natural and organic food and products company. Mr. Heyer has also served as a director of XpresSpa Group, Inc. (formerly known as FORM Holdings, Inc.), a health and wellness services company, since December 2016. Mr. Heyer also serves on the board of several private companies owned in whole or in part by Mistral, including Worldwise, a pet accessories business from 2011 to the present, The LoveSac Company, a branded omni-channel retailer of technology-forward furniture, from 2010 to the present, and Insomnia Cookies, a retailer of desserts open primarily in the evening and nighttime from 2008 to the present. Mr. Heyer has also served on the board of Accel Foods, an incubator and investor in early stage food and beverage companies, since 2015. In the past, Mr. Heyer has served as a director of Las Vegas Sands Corp., a casino company, from 2006 to 2008, El Pollo Loco Holdings, Inc., a casual Mexican restaurant, from 2005 to 2008, and Reddy Ice Holdings, Inc., a manufacturer of packaged ice products, from 2003 to 2006. Mr. Heyer received his B.Sc. and M.B.A. from the Wharton School of the University of Pennsylvania, graduating magna cum laude. Mr. Heyer is the brother of Mr. Steven Heyer, Haymaker’s Chief Executive Officer. Mr. Heyer is qualified to serve as a director due to his extensive finance, investment and operations experience, particularly in the consumer and consumer-related products and services industries.

Walter F. McLallen serves on our Board and is a finance professional with over 25 years of leveraged finance, private equity, restructuring and operations experience. Mr. McLallen has been the Managing Member of Meritage Capital Advisors, an advisory boutique firm focused on debt and private equity transaction origination, structuring and consulting since 2004. Mr. McLallen has extensive board and organizational experience and has served as a director, Chairman or Vice Chairman on numerous corporate and non-profit boards and committees, with a significant historical focus on consumer products-related companies. Mr. McLallen has served as a director of publicly traded Centric Brands Inc., a lifestyle brands collective in the branded and licensed apparel and accessories sectors, since February 2016; as well as of private companies, including Timeless Wine Company, the producer of consumer luxury wine brands Silver Oak, Twomey and OVID, since August 2016; Worldwise, a consumer branded pet products company, since April 2016; adMarketplace, a search engine advertiser, since 2012; Classic Brands, an e-commerce marketer of mattresses and related products, since August 2018; Dutchland Plastics, a roto-molding plastics manufacturer, since January 2017; Champion One, an optical transceiver manufacturer and marketer, since January 2018; and Genus Oncology, an early-stage biotechnology company, since 2015. Mr. McLallen is also a founder and Co-Chairman of Tomahawk Strategic Solutions, a law enforcement, military and corporate training and security company, since 2014. From 2006 to 2015, Mr. McLallen was the Executive Vice Chairman of Remington Outdoor Company, an outdoor consumer platform he co-founded with a major investment firm. Mr. McLallen was formerly with CIBC World Markets from 1995 to 2004, during which time he was a Managing Director, head of Debt Capital Markets and head of High Yield Distribution. Mr. McLallen started his career in the Mergers & Acquisitions Department of Drexel Burnham Lambert and was a founding member of The Argosy Group L.P. in 1990. Mr. McLallen received a B.A. with a double major in Economics and Finance from the University of Illinois at Urbana-Champaign. Mr. McLallen is qualified to serve as a director due to his extensive consumer, operational and board experience, as well as his background in finance.

Jeffrey E. Stiefler serves on our Board and has spent 45 years leading a wide range of consumer and business services companies across multiple industry sectors, including financial services, financial technology, real estate, advertising, computer software and services, private equity, and internet start-ups. Mr. Stiefler served as a director and non-executive chairperson of the board of directors of Worldpay, Inc. (formerly known as Vantiv Holding, LLC) from August 2010 until its initial public offering in March 2012, served as its chairman from March 2012 to January 2018, and currently serves as a director. In addition, Mr. Stiefler currently serves on the board of directors of LogicSource Inc. Mr. Stiefler previously served on the boards of directors of LPL Financial Corporation and VeriFone Systems, Inc., and served as Lead Director of Taleo Corporation, Inc. prior to its acquisition by Oracle Corporation in April 2012. Mr. Stiefler served as a Venture Partner with Emergence Capital Partners from 2008 through the beginning of 2013. Mr. Stiefler was the Chairman, President and CEO of Digital Insight from August 2003 until the company’s acquisition by Intuit in February 2007. Prior to Digital Insight, Mr. Stiefler worked with several private equity firms as an operating advisor and held a variety of positions at American Express, including President and Director of the company, and President and CEO of American Express Financial Advisors. Mr. Stiefler received a B.A. from Williams College and an M.B.A. from Harvard Business School. Mr. Stiefler is qualified to serve as director due to his extensive strategic, operations, financial and leadership experiences at both the company and board levels.

Michael J. Dolan serves on our Board. Mr. Dolan has also served as Chief Executive Officer of Bacardi Limited, the largest privately held spirits company in the world, from November 2014 to September 2017. Prior to that, he served as Interim Chief Executive Officer of Bacardi (May 2014 to November 2014). From November 2011 to May 2014, he served as Chairman of the Board and Chief Executive Officer of IMG Worldwide, a global leader in sports, fashion and media entertainment. Prior to that, Mr. Dolan served at IMG as President and Chief Operating Officer, from April 2011 to November 2011, and before that as Executive Vice President and Chief Financial Officer, from April 2010 to April 2011. He served as Executive Vice President and Chief Financial Officer of Viacom, Inc., a leading global entertainment content company, from May 2004 to December 2006. Mr. Dolan served as Senior Advisor to Kohlberg Kravis Roberts & Co., a leading private equity firm with substantial investments in many large consumer retail companies, from October 2004 to May 2005. Prior to that, he served in the following positions with Young & Rubicam, Inc., a marketing and communications company: Chairman of the Board and Chief Executive Officer (2001 to 2003), Vice Chairman and Chief Operating Officer (2000 to 2001) and Vice Chairman and Chief Financial Officer (1995 to 2000). Mr. Dolan is qualified to serve as a director due to his extensive leadership, finance, global consumer products and branding, strategic marketing, and operations experience.

Stephen W. Powell serves on our Board and invests in and advises private growth companies with a focus on consumer health and wellness, fitness, nutrition, personal care services and consumer technology sectors. Mr. Powell’s experience spans private capital investment, corporate finance, public accounting and corporate operating roles. Mr. Powell currently serves as a member of the board of directors and a member of the audit committee of Massage Envy Holdings, LLC. Previously, he served as a member of the boards of directors of Atkins Nutritionals, Strivectin Skincare, Fusionetics, LLC and Cover FX Cosmetics. Mr. Powell served as a managing director of Prospect Capital Corporation from 2015 to 2017 and as a senior advisor to private equity firms Roark Capital Group from 2012 to 2015 and Catterton Partners from 2009 to 2011. From 2006 to 2009, Mr. Powell co-led the capitalization, acquisitions, merger, restructuring, and operations of a national-scale salon services, beauty specialty retail and direct marketing business and its sale to Regis Corporation. From 2001 to 2006, Mr. Powell was head of Consumer Investment Banking for RBC Capital Markets where he advised private and public companies on capital raising, merger, acquisition and sale initiatives focused on the personal care, fitness, leisure, nutrition and food service sectors. Previously, Mr. Powell was a managing director in the investment banking groups of Prudential Securities, Wheat First Securities and L.F. Rothschild. He began his investment banking career in the high yield finance group of Merrill Lynch Capital Markets and previously was an audit manager with Arthur Andersen & Co. Mr. Powell is qualified to serve as a director due to his broad experience crafting and executing corporate finance and strategic initiatives leveraging extensive relationships across health and wellness, fitness, nutrition, and personal care sectors.

Maryam Banikarim has served on our Board since May 2019. Ms. Banikarim previously worked at Hyatt Hotels Corp. as EVP & Global Chief Marketing Officer from 2015 to 2018, at Gannett Co., Inc. as SVP & Chief Marketing Officer from 2011 to 2015, at NBCUniversal Media, LLC as SVP of Integrated Sales Marketing from 2009 to 2011 and at Univision Communications as Chief Marketing Officer from 2002 to 2009. Ms. Banikarim is currently a member of the Samsung Retail Advisory Board, an executive advisor to Cove Hill Partners, an Executive in Residence at Columbia University and the chairwoman of the press advocacy group, Reporters Without Boarders USA. Ms. Banikarim earned a Bachelor of Arts degree in political science from Barnard College and an MBA and a Master of International Affairs in National Security from Columbia University. Ms. Banikarim is qualified to serve as a director due to her extensive experience and leadership in marketing.

Stephen B. Lazarus is our Chief Financial Officer and Chief Operating Officer. Prior to the Business Combination, he served as Chief Operating Officer and Chief Financial Officer of Steiner Leisure since December 2014. From August 2006 to 2014, Mr. Lazarus served as Steiner Leisure’s Executive Vice President and Chief Financial Officer. From July 2003 through August 2006, Mr. Lazarus served as Steiner Leisure’s Senior Vice President and Chief Financial Officer. From October 1999 until joining Steiner Leisure, Mr. Lazarus was Division Vice President and Chief Financial Officer for Rayovac Corporation’s Latin America Division. From September 1998 through September 1999, Mr. Lazarus was Director, Financial Planning and Analysis for Guinness, a division of Diageo. Prior to that, Mr. Lazarus was with Duracell, Inc. (later a subsidiary of The Gillette Company) from February 1990 until April 1998, where he held finance and business positions of increasing responsibility. From February 1988 to January 1990, Mr. Lazarus was employed by Ernst & Young as a senior auditor. Mr. Lazarus earned a Bachelor of Commerce degree from the University of Witwatersrand and a Masters of Science in Management from the University of London.

The Nominating and Governance Committee of the Board will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board. The above-mentioned attributes, along with the leadership skills and other experiences of our officers and Board members described above, are expected to provide us with a diverse range of perspectives and judgment necessary to facilitate our goals of shareholder value appreciation through organic and acquisition growth.

Board Composition

We have a three-tier board that consists of ten directors. Our directors are divided among the three classes as follows:

•	Class A directors, who are Messrs. Steven J. Heyer, Andrew R. Heyer, and Leonard Fluxman, whose initial term will expire at the first annual meeting of the shareholders occurring in 2020;

•	Class B directors, who are Messrs. Marc Magliacano, Jeffrey E. Stiefler, and Walter F. McLallen, whose initial term will expire at the second annual meeting of the shareholders occurring in 2021; and

•

Class C directors, who are Messrs. Glenn J. Fusfield, Stephen W. Powell, Michael J. Dolan and Ms. Maryam Banikarim, whose initial term will expire at the third annual meeting of the shareholders occurring in 2022.

Directors in a particular class will be elected for three-year terms at the annual meeting of shareholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation or removal.

Board Committees

Audit Committee

The Audit Committee consists of Mr. McLallen (chairperson), Mr. Powell and Mr. Dolan. Mr. McLallen qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and has employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background as required by the Nasdaq corporate governance listing standards. Each of the Audit Committee members is “financially literate” as that term is defined by the Nasdaq corporate governance listing standards and the Board has determined that each is independent pursuant to applicable SEC regulations and the Nasdaq corporate governance listing standards.

Our Board has adopted an Audit Committee Charter, which is available on our corporate website at onespaworld.com. The information on our website is not part of this prospectus.

Compensation Committee

Our Compensation Committee consists of Mr. Dolan (chairperson), Mr. Powell and Mr. Magliacano. The Board has determined that each member of the Compensation Committee is independent pursuant to the Nasdaq corporate governance listing standards.

The Compensation Committee assists our Board in reviewing and approving or recommending our compensation structure, including all forms of compensation relating to our directors and executive officers. Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at onespaworld.com. The information on our website is not part of this prospectus.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Mr. Dolan (chairperson), Mr. McLallen and Ms. Banikarim. The Board has determined that each member of the Nominating and Governance Committee is independent pursuant to the Nasdaq corporate governance listing standards. Our Nominating and Governance Committee assists our Board in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees. Our Board adopted a Nominating and Governance Committee Charter, which is available on our corporate website at onespaworld.com. The information on our website is not part of this prospectus.

Code of Business Conduct and Ethics

Our Board adopted a code of business conduct and ethics that apply to its executive officers, directors and employees and agents. A copy of the code of ethics will be provided without charge upon request from us, and is available on our corporate website at onespaworld.com. The information on our website is not part of this prospectus. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Introduction

This section provides an overview of OSW Predecessor’s executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. For the year ended December 31, 2018, OSW Predecessor’s named executive officers are Leonard Fluxman, Stephen B. Lazarus and Glenn J. Fusfield. Throughout this section, these three officers are referred to as OSW Predecessor’s “named executive officers.”

In connection with the consummation of the Business Combination, we adopted the 2019 Equity Incentive Plan and have made grants to our named executive officers thereunder. See “—2019 Equity Incentive Plan” below.

The compensation reported in this summary compensation table below is not necessarily indicative of how our named executive officers will be compensated in the future.

Summary Compensation Table

Name	Year	Salary ($)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)(1)	Total ($)
Leonard Fluxman	2018	825,000	825,000	77,211	1,727,211
	2017	825,000	825,000	70,887	1,720,887
Stephen B. Lazarus	2018	525,000	393,750	46,172	964,922
	2017	525,000	393,750	55,846	974,596
Glenn J. Fusfield	2018	440,000	330,000	55,256	825,256
	2017	440,000	490,339	56,468	986,807

(1)

For Mr. Fluxman, includes annual automobile allowance equal to $25,000; for Messrs. Lazarus and Fusfield, includes annual automobile allowance equal to $15,000. For Messrs. Fluxman, Lazarus and Fusfield, includes $10,600 of 401(k) plan employer matching contributions.

Narrative to Summary Compensation Table

Executive Employment Agreements

Certain of the compensation paid to Messrs. Fluxman, Lazarus and Fusfield reflected in the summary compensation table was provided pursuant to employment agreements with Steiner Leisure (a parent company to us) for Messrs. Fluxman and Lazarus, and with OneSpaWorld (Bahamas) (an entity comprising part of us) for Mr. Fusfield (together the “Employment Agreements”). The Employment Agreements generally provide for base salary, incentive compensation, benefits, severance protection and certain restrictive covenants. Specifically, the named executive officers are subject to a non-competition covenant and a non-solicit of employees and customers/suppliers for a period of two-years following their termination of employment.

Incentive Equity, Health and Welfare Plans, and Retirement Plans

Incentive Equity. Each of Messrs. Fluxman and Lazarus are party to Profits Interest Unit Agreements with Nemo Investor Aggregator, Limited (“Nemo”), a parent company of OSW Predecessor, dated December 9, 2015

(each, an “Award Agreement”). The Award Agreements provide for the grant of Class B Common Shares in Nemo, which are intended to constitute profits interests of Nemo for tax purposes. Messrs. Fluxman and Lazarus were granted these Class B Common Shares at no purchase price, and those Class B Common Shares are subject to a combination of time and performance-based vesting conditions. Such Class B Common Shares represent a right to a fractional portion of the profits and distributions of Nemo in excess of a “floor amount” determined in accordance with Nemo’s operating agreement.

Health and Welfare Plans. Our named executive officers are eligible to participate in employee benefit plans, including medical, life, and disability benefits.

Retirement Plan. We participate in a retirement plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Employees of certain Seller entities who have completed at least three months of service and have attained at least age 21 are generally eligible to participate in the plan. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. All employee and employer contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Pre-tax contributions by participants and contributions that OSW Predecessor makes to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn, and all contributions are generally deductible by OSW Predecessor when made. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee is 100% vested in his or her pre-tax deferrals when contributed and employer safe harbor matching contributions, and any other employer contributions ratably over four years. The plan provides for employer safe harbor matching contributions equal to 100% up to 3% of compensation plus 50% on the next 2% of compensation, and discretionary employer matching and non-elective contributions.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding Class B Common Shares of Nemo (a parent company of OSW Predecessor) held by each of the named executive officers as of December 31, 2018.

		Equity awards(1)
Name	Grant date	Number of shares or units of stock that have not vested(2)	Market Value of shares or units of stock that have not vested ($)(3)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity Incentive Plan Awards: market or payout value of unearned shares, units, or other rights that have not vested ($)(3)
Leonard Fluxman	12/9/15	4,495.83	—	12,588.34	—
Stephen B. Lazarus	12/9/15	1,798.25	—	3,596.50	—

(1)	Represents Class B Common Shares granted to our named executive officers pursuant to Award Agreements.
(2)	Vest 25% on each of the first four anniversaries of the grant date.
(3)	The Class B Common Shares represent a profits interest in Nemo. No value is realized as a result of vesting of these shares.

(4)

Vest only upon an exit event (as defined in the applicable Award Agreement) only to the extent the applicable participation threshold is first allocated to all of the outstanding classes of units under the organizational document for Nemo.

Name	Number of Class B Common Shares acquired on vesting (#)	Value realized on vesting ($)(1)
Leonard Fluxman	2,247.92	—
Stephen B. Lazarus	899.13	—

(1)	The Class B Common Shares represent a profits interest in Nemo. No value is realized as a result of vesting of these units.

Potential Payments Upon Termination or Change in Control

The following summaries describe the potential payments and benefits that OSW Predecessor or its affiliates would provide to its named executive officers if a termination of employment and/or a change in control had taken place prior to the closing of the transactions contemplated by the Business Combination Agreement. OSW Predecessor entered into new employment agreements with each of the named executive officers, the terms of which are described in “Executive Compensation—Employment Agreements,” which agreements supersede the terms of the Employment Agreements effective as of the closing of the transactions contemplated by the Business Combination Agreement.

Change of Control Benefits

In 2016, Mr. Fusfield entered into two bonus agreements with OneWorldSpa (Bahamas) that provide for cash bonuses payable upon an “exit event” (as defined in the agreements), subject to certain conditions, including Mr. Fusfield’s continued employment through the exit event (except as described below). Upon payment of the bonuses, Mr. Fusfield is deemed to have released OneWorldSpa (Bahamas) and its affiliates from any and all claims relating to the bonus payments.

The cash bonus payment under one of the agreements is determined with reference to the “total enterprise value” (as defined in the agreement) of OneWorldSpa (Bahamas) and vests in full upon an exit event. Upon a termination of his employment without “cause” (as defined in the agreement), Mr. Fusfield remains eligible to receive all or a portion of the cash bonus for up to two years following his termination if an exit event occurs during that period.

The other cash bonus payment is equal to 150% of Mr. Fusfield’s annual cash bonuses from 2016 onward, and vests in 36 equal monthly installments commencing on January 31, 2017 and fully vests upon an “exit event” (as defined in the agreement) if Mr. Fusfield remains employed through the exit event. If Mr. Fusfield is terminated other than for “cause” (as defined in the agreement), he remains eligible to receive the vested bonus through such date of termination within 60 days following an exit event.

The expected payment under these arrangements in connection with the closing of the Business Combination is approximately $20,000,000 in the aggregate.

Severance Benefits

Each named executive officer’s Employment Agreement provides for certain payments to be made in connection with certain terminations of service, as further described below.

In the event that any of the named executive officer’s employment is terminated either by their employer without “cause” (which includes the employer’s delivery of a notice of nonrenewal of the employment term), or by the applicable executive for “good reason” (as such terms are defined in their employment agreements), the named executive officers would be entitled to payment of (i) a “severance amount” in pro rata monthly payments for a period of 12 months and (ii) a pro rata annual bonus for the year of the applicable named executive officer’s termination, determined according to actual performance. Under the named executive officer’s employment agreements, the “Severance Amount” is equal to two times (two and one-half times for Mr. Fluxman) the sum (i) one year of base salary in effect on the date of termination plus (ii) target bonus in effect for the year of termination.

In the event any payments paid to the named executive officers are subject to an excise tax under Section 4999 of the Code, then the applicable named executive officer will have such payments reduced to the largest amount that would result in no portion of such payments being subject to the excise taxes imposed by Section 4999 of the Code. Following any termination of employment, the named executive officers are subject to a non-competition covenant and a non-solicit of employees and customers/suppliers for a period of two years following their termination of employment.

Vesting and Settlement of Outstanding Equity Awards

Each of Messrs. Fluxman and Lazarus are party to an Award Agreement that provides for the grant of Class B Common Shares that entitled them to share in profits of Nemo upon a sale of the company (as defined in the Award Agreements) and that vest upon the occurrence of time and performance-based criteria. If Messrs. Fluxman or Lazarus’ employment is terminated (i) due to death or “disability” (as defined in the Award Agreement), then 50% of their unvested time-vesting profits interests will vest and 100% of their performance-vesting profits interests will remain outstanding for six months following such termination, and, to the extent not vested, 50% of the unvested performance-vesting units will remain outstanding following the expiration of the six -month period or (ii) by Nemo or its affiliates without “cause” or by the executive for “good reason” (as such terms are defined in the Award Agreement), then they will receive an additional 12 months’ vesting on their time-vesting profits interests and their performance-vesting profits interests will remain outstanding for 12 months following such termination. Subject to the executive’s continued employment through a “sale of the company” (as defined in the Award Agreement), the time-vesting profits interests will accelerate and vest and the performance-vesting profits interests will vest based on the achievement of specific performance criteria.

2019 Equity Incentive Plan

Our 2019 Equity Incentive Plan was adopted in connection with the consummation of the Business Combination. It is intended to make available incentives that will assist us to attract, retain, and motivate employees, including officers, consultants and directors. We may provide these incentives through the grant of share options, share appreciation rights, restricted shares, restricted share units, performance shares and units and other cash-based or share-based awards.

A total of 7,000,000 of our common shares will be initially authorized and reserved for issuance under the plan.

Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a share split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the plan. Awards settled in cash will not reduce the share reserve. Upon payment in shares pursuant to the exercise of a share appreciation right, the number of shares available for issuance under the plan will be reduced by the gross number of shares for which the award is exercised. If the exercise price of an option is paid by tender to us, or attestation to the ownership, of shares owned by the participant, or by means of a net exercise, the number of shares available for issuance under the plan will be reduced by the gross number of shares for which the option is exercised. Shares withheld or reacquired by us in satisfaction of tax withholding obligations pursuant to the exercise or settlement of options or share appreciation rights will not again be available for issuance under the plan. Shares withheld or reacquired by us in satisfaction of tax withholding obligations pursuant to the vesting or settlement of full value awards will again become available for issuance under the plan.

The plan will be generally administered by the Compensation Committee of our Board. Subject to the provisions of the plan, the Compensation Committee will determine in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. The Compensation Committee will have the authority to construe and interpret the terms of the plan and awards granted under it. The plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the plan.

Awards may be granted under the plan to our employees, including officers, directors or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards will be evidenced by a written agreement between OneSpaWorld and the holder of the award and may include any of the following:

•

Share options. We may grant nonstatutory options or incentive share options (as described in Section 422 of the U.S. Tax Code), each of which gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to purchase a number of our common shares at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our common shares on the date of grant.

•

Share appreciation rights. A share appreciation right gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our common shares between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our common shares or in cash.

•

Restricted shares. The administrator may grant restricted share awards either as a bonus or as a purchase right at such price as the administrator determines. Restricted shares remain subject to forfeiture until vested, based on such terms and conditions as the administrator specifies. Holders of restricted shares will have the right to vote the shares and to receive any dividends paid, except that the dividends will be subject to the same vesting conditions as the related shares.

•

Restricted share units. Restricted share units represent rights to receive our common shares (or their value in cash) at a future date without payment of a purchase price, subject to vesting or other conditions specified by the administrator. Holders of restricted share units have no voting rights or rights to receive cash dividends unless and until shares are issued in settlement of such awards. However, the administrator may grant restricted stock units that entitle their holders to dividend equivalent rights.

•

Performance shares and performance units. Performance shares and performance units are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. The administrator establishes the applicable performance goals based on one or more measures of business performance enumerated in the plan. To the extent earned, performance share and unit awards may be settled in cash or in shares. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares are issued in settlement of such awards. However, the administrator may grant performance shares that entitle their holders to dividend equivalent rights.

•

Cash-based awards and other share-based awards. The administrator may grant cash-based awards that specify a monetary payment or range of payments or other share-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares, as determined by the administrator. Their holder will have no voting rights or right to receive cash dividends unless and until shares are issued pursuant to the award. The administrator may grant dividend equivalent rights with respect to other share-based awards.

In the event of a change in control as described in the plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the Board who are not employees will automatically be accelerated in full. The plan also authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each vested share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share in the change in control transaction over the exercise price per share, if any, under the award.

The plan will continue in effect until it is terminated by the administrator, provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The administrator may amend, suspend or terminate the plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.

On March 26, 2019, we granted equity awards pursuant to the 2019 Equity Incentive Plan. In total, we granted options to purchase 4,547,075 of our common shares. The exercise price of the options is $12.99 per share. The awards vested immediately and became exercisable upon the five-day volume weighted average price of our common shares reaching $20 per share. The options expire on the six-year anniversary of the date of the award.

DESCRIPTION OF CAPITAL STOCK

Overview

We were incorporated on October 5, 2018 as an international business company incorporated under the laws of the Commonwealth of The Bahamas.

We are registered in the Commonwealth of The Bahamas under number 202175 B. We have our corporate seat in Nassau, Commonwealth of The Bahamas, and our registered office is at Harry B. Sands, Lobosky Management Co. Ltd., Shirley House, 253 Shirley Street, P.O. Box N-624, Nassau, New Providence, Bahamas.

Unless stated otherwise, the following is a description of the material terms of our common shares.

Our common shares offered hereby are subject to, and have been created under, Bahamian law. Set forth below is a summary of relevant information concerning the material provisions of our Articles and applicable Bahamian law.

Share Capital

Authorized and Issued Share Capital

Our Articles authorize the issuance of up to 250,000,000 of our common shares, US$0.0001 par value. As of the date of this document, 100,000,000 common shares were issued and outstanding.

Issuance of Shares

Subject to our Articles and pursuant to a resolution of the annual meeting, the directors may offer, allot, grant options over or otherwise dispose of the unissued shares of OneSpaWorld at such times and upon such terms and conditions as determined by resolution of the directors. The annual meeting may adopt such resolution at a duly convened and constituted meeting of our shareholders with a simple majority of votes of shareholders entitled to vote thereon who were present at the meeting and who voted and did not abstain or by written consent of all the shareholders entitled to vote thereon.

Transfer of Shares

Our common shares and warrants held by persons who become affiliates of us for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of us generally include individuals or entities that control, are controlled by or are under common control with, us and may include our directors and executive officers as well as our principal shareholders.

Our Articles provide that shareholders will be prohibited from beneficially owning more than 9.99% of our issued and outstanding common shares without the consent of the Board. This restriction does not apply to Steiner Leisure.

Form of Shares

Pursuant to the OneSpaWorld Articles of Association, our common shares are registered shares and may not be exchanged for bearer share certificates.

Repurchase of Shares of OneSpaWorld

We may purchase, redeem or otherwise acquire and hold our common shares, but no purchase, redemption or other acquisition shall be made unless the directors determined that immediately after the purchase, redemption or other acquisitions, we will be able to satisfy our liabilities as they become due in the ordinary course of our business and the realizable value of our assets will not be less than the sum of our total liabilities, other than deferred taxes, as shown in the books of account.

A determination by the directors is not required where our common shares are purchased, redeemed or otherwise acquired:

a)	pursuant to a shareholder’s right to have our common shares redeemed or exchanged for money or other property of OneSpaWorld;

b)	in exchange for newly issued our common shares;

c)	by virtue of Section 81 of the International Business Companies Act, 2000 (No. 45 of 2000) (the “Act”) of the Commonwealth of The Bahamas; or

d)	pursuant to an order of the Supreme Court of the Commonwealth of The Bahamas.

Our common shares that are purchased, redeemed or otherwise acquired by us in accordance with our Articles may be cancelled or held as treasury shares unless our common shares are purchased, redeemed or otherwise acquired out of capital pursuant to Section 34 of the Act, in which case they shall be cancelled.

Annual Meeting of Shareholders and Voting Rights

Annual Meeting of Shareholders

Annual meetings of shareholders shall be held during each of our fiscal years and convened by a notice, which shall specify the place and time of the meeting as determined by resolution of the directors. The directors may convene special meetings of the shareholders at such times and in such manner and places within or outside the Commonwealth of The Bahamas, or by means of remote communication, as the directors consider necessary or desirable. Upon the written request of shareholders holding not less than 50% of the outstanding voting our common shares, the directors shall convene a meeting of shareholders.

At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. In addition to any other applicable requirements, to be properly brought before an annual meeting, business must be (a) specified in the notice of meeting given by or at the direction of the directors, (b) brought before the meeting by or at the direction of the directors or (c) otherwise properly brought before the meeting by a shareholder. Only those matters set forth in the notice of a special meeting may be considered or acted upon at that meeting, unless otherwise required by law. At every meeting of shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the shareholders present shall choose someone of their number to be the chairman.

Voting Rights and Quorum

A meeting of the shareholders is duly constituted if, at the commencement of the meeting, there are present, in person or by proxy, shareholders representing not less than 50% of the votes of the shares of class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting.

If a quorum is present at any meeting, (a) in all matters other than the election of directors, the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the shareholders and (b) directors shall be elected by a plurality of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, unless a different vote is required by our Articles or under applicable law, in which case such express provision shall govern and control the decision of such question. Shareholders may act only at meetings duly called and shareholders may not act by written consent or otherwise outside of such meeting.

If shareholder approval is required (a) for the adoption of any agreement for merger of us with or into any other entity or for the consolidation of us with or into any other entity or (b) to authorize any sale, lease, exchange or other transfer of all or substantially all of the assets of us to any person, the affirmative vote of at least 66 2/3% of the shares entitled to vote thereon is required to approve such transaction; provided, however, that if such transaction is approved in advance by the directors, such transaction may be approved by the affirmative vote of a majority of the shares entitled to vote thereon.

A shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder including otherwise than on a poll and that proxy need not to be a shareholder.

Notices

Notice of the place, date, hour, the record date for determining the shareholders entitled to vote at the meeting (if such date is different from the record date for shareholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of shareholders shall be given by us not less than 10 days nor more than 60 days before the meeting to every shareholder entitled to vote at the meeting as of the record date for determining the shareholders entitled to notice of the meeting.

Upon receipt by our Secretary of a request to convene a meeting by not less than 50% of the outstanding voting shares, the Secretary shall send notice of such meeting to shareholders entitled to vote within 45 days after the date the request was delivered to the Secretary. If such notice is not given by the Secretary within 45 days, the person or persons requesting the meeting may specify the time and place of the meeting and give noticed thereof; provided, however, that at least 10 days’ notice of such meeting is required to be given to the shareholders.

Warrants

Each warrant entitles the registered holder to purchase one of our common shares at a price of $11.50 per share, subject to adjustment as discussed below, at any time. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption.

If the common shares issuable upon exercise of the warrants are not registered under the Securities Act within 60 business days following the Business Combination, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any common shares to holders seeking to exercise their warrants, unless the issuance of the common shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing the Business Combination, we will use our reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the common shares issuable upon exercise of the warrants. We will use our reasonable best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the amended and restated warrant agreement. Notwithstanding the above, if our common shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the common shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of the common shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such common shares under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the common shares may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of common shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of common shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of common shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the Selling Shareholders and their permitted transferees would still be entitled to exercise their warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the common shares outstanding immediately after giving effect to such exercise.

If the number of outstanding common shares is increased by a share dividend payable in common shares, or by a split-up of common shares or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of common shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common shares. A rights offering to holders of common shares entitling holders to purchase common shares at a price less than the fair market value will be deemed a share dividend of a number of common shares equal to the product of (i) the number of common shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common shares) and (ii) one (1) minus the quotient of (x) the price per common share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common shares, in determining the price payable for common shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common shares on account of such common shares (or other shares of our share capital into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each common share in respect of such event.

If the number of outstanding common shares is decreased by a consolidation, combination, reverse share split or reclassification of common shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of common shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding common shares.

Whenever the number of common shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of common shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of common shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding common shares (other than those described above or that solely affects the par value of such common shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding common shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the common shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under an amended and restated warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the amended and restated warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The amended and restated warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding warrants held by holders other than the Selling Shareholders to make any change that adversely affects the interests of the registered holders of warrants other than the Selling Shareholders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common shares and any voting rights until they exercise their warrants and receive common shares. After the issuance of common shares upon exercise of the warrants, each holder will be entitled to one vote for each common share held of record on all matters to be voted on by shareholders.

Selling Shareholder Warrants

The warrants held by the Selling Shareholders are not redeemable by us so long as they are held by the Selling Shareholders or their permitted transferees and may be exercised on a cashless basis at any time. If the warrants held by the Selling Shareholders cease to be held by them or their permitted transferees, such warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants described above.

If the Selling Shareholders elect to exercise their warrants on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of common shares equal to the quotient obtained by dividing (x) the product of the number of common shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Certain Disclosure Obligations of OneSpaWorld

As of consummation of the Business Combination, we are subject to certain disclosure obligations under Bahamian and U.S. law and the rules of Nasdaq. The following is a description of the general disclosure obligations of public companies under Bahamian and U.S. law and the rules of Nasdaq as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Financial Reporting under Bahamian Law

While, under Bahamian law, we would not be required to publicly file our annual reports with any regulator in The Bahamas, we will be required to file a statement annually with its Registered Agent, which is, in turn, required to file a copy with the Registrar General’s Companies Department, a declaration that it maintains reliable accounting records.

Periodic Reporting under U.S. Securities Law

Under the Exchange Act, we are required to publicly file with the SEC an annual report on Form 10-K within 90 days of the end of the fiscal year covered by the report. In addition, we will be required to publicly file with the SEC quarterly reports on Form 10-Q within 45 days of the end of each of the first three fiscal quarters of each fiscal year. We will also be required to publicly file with the SEC current reports on Form 8-K typically within four business days after the occurrence of specified significant events, and under Regulation FD, we will be required to simultaneously or promptly make public disclosure of any material nonpublic information shared with securities market professionals or shareholders who are reasonably likely to trade on the basis of the information.

Nasdaq Rules

For so long as our shares will be listed on Nasdaq, we will be required to meet certain requirements relating to ongoing communication and disclosure to our shareholders, including a requirement to make any annual report filed with the SEC available on or through our website and to comply with the “prompt disclosure” requirement of Nasdaq with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on Nasdaq must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of a nominating/corporate governance committee, compensation and audit committees and approval of our shareholders of certain transactions.

Certain Insider Trading and Market Manipulation Laws

U.S. law contains rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

We have adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the Board and our employees in our common shares or in financial instruments the value of which is determined by the value of the shares.

United States

The United States securities laws generally prohibits any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Board, officers and other of our employees may not purchase or sell shares or other of our securities when he or she is in possession of material, non-public information about us (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about us.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders

As of consummation of the Business Combination, directors, officers, and our shareholders are subject to certain disclosure and reporting obligations under Bahamian and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Bahamian and U.S. law as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

United States

Our shareholders owning more than 10% of our outstanding common shares will be subject to certain U.S. reporting requirements under the Exchange Act. Among the reporting requirements are disclosure obligations intended to keep investors aware of significant accumulations of shares that may lead to a change of control of an issuer.

Section 16(a) of the Exchange Act will require members of the Board and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our common shares (including securities exercisable for or convertible into our common shares) with the SEC. Such directors, executive officers and 10% shareholders will also be required to furnish us with copies of all Section 16 reports they file.

Under Section 16(b) of the Exchange Act, with certain limited exceptions, any profit realized by a member of the Board, an executive officer or a greater than 10% beneficial owner in any purchase and subsequent sale, or any sale and subsequent purchase, of our common shares (including securities exercisable for or convertible into our common shares) within a six-month period will be recoverable by us.

Our Transfer Agent and Warrant Agent

The transfer agent for our common shares is Continental Stock Transfer & Trust Company. Each person investing in our common shares held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our common shares.

For as long as any our common shares are listed on the Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our common shares (including securities exercisable for or convertible into our common shares) reflected in the register administered by our transfer agent.

OneSpaWorld will list our common shares in registered form and such common shares, through the transfer agent, will not be certificated. OneSpaWorld has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain our shareholders’ register on behalf of the Board and to act as transfer agent and registrar for our common shares. Our common shares are traded on the Nasdaq in book-entry form.

The warrant agent for the warrants is Continental Stock Transfer & Trust Company.

Securities Eligible for Future Sale

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of common shares then outstanding; or

•	the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, shareholders will be able to sell their our common shares and warrants, as applicable, pursuant to Rule 144 without registration one year after the closing of the business combination.

Registration Rights

Steiner Leisure and Haymaker Sponsor are entitled to certain customary registration rights pursuant to the Registration Rights Agreement that was entered into at the closing of the Business Combination. We have filed a shelf prospectus registering Steiner Leisure’s and Haymaker Sponsor’s shares. At any time, and from time to time, Steiner Leisure will be entitled to make up to three demands (and Haymaker Sponsor will be entitled to make up to three demands per year) that a resale of our common shares reasonably expected to exceed $10,000,000 in gross offering price pursuant to such shelf prospectus be made pursuant to an underwritten offering. In addition, Steiner Leisure and Haymaker Sponsor have customary piggyback registration rights subject to cut-back provisions. We will bear the expenses incurred in connection with the filing of the shelf prospectus. Pursuant to the Registration Rights Agreement, Steiner Leisure and Haymaker Sponsor have agreed not to transfer any of their shares in us during the seven days before and 90 days after the pricing of any underwritten offering of our common shares, subject to certain exceptions, and Steiner Leisure and Haymaker Sponsor will enter into a customary lock-up agreement to such effect. Pursuant to the Registration Rights Agreement, Steiner Leisure and Haymaker Sponsor have agreed not to assign or delegate their rights, duties or obligations under the Registration Rights Agreement for a period of six months following the closing of the Business Combination, subject to certain exceptions.

In addition, the Private Placement Investors have certain registration rights under the Subscription Agreements.

Listing of OneSpaWorld Securities

Our common shares are listed on Nasdaq under the symbol “OSW.” Our warrants are not currently quoted on any national securities exchange.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our common shares as of May 6, 2019 by:

•	each person who is the beneficial owner of more than 5% of our common shares;

•	each executive officer or director of OneSpaWorld; and

•	all executive officers and directors of the Company as a group post-Business Combination.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of our common shares beneficially owned by a person and the percentage ownership of that person, our common shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The beneficial ownership amounts and percentages set forth in the table below do not take into account the issuance of common shares to Steiner Leisure and Haymaker Sponsor in the future pursuant to the Transaction Agreement upon the occurrence of certain events.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all common shares beneficially owned by them. To the Company’s knowledge, none of our common shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all common shares beneficially owned by them. To the Company’s knowledge, none of our common shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Beneficial ownership of common shares is based on 61,118,298 of our common shares issued and outstanding as of May 6, 2019.

Unless otherwise indicated, the address of each person named below is c/o OneSpaWorld, 770 South Dixie Highway, Suite 200, Coral Gables, FL 33146.

Beneficial Owner	Number of Common Shares	Percentage of All OneSpaWorld Shares
Executive Officers, Directors:
Leonard Fluxman	2,353,780	3.7%
Steven J. Heyer(1)(2)	6,579,370	10.7%
Glenn J. Fusfield	941,521	1.5%
Marc Magliacano	—	—
Andrew R. Heyer(1)	6,408,186	9.9%
Walter F. McLallen	—	—
Jeffrey E. Stiefler	—	—
Michael J. Dolan	—	—
Stephen W. Powell	2,500	*
Stephen B. Lazarus	1,080,599	1.7%
All executive officers and directors as a group (10 individuals)	10,957,770	15.9%
Other 5% Shareholders:
Steiner Leisure(3)	9,684,650	15.5%
Haymaker Sponsor, LLC(1)	6,408,186	9.9%
Templeton Investment Counsel, LLC(4)	7,900,025	12.7%
Neuberger Berman Group LLC and certain of its affiliates(5)	5,869,500	9.5%

*	Less than 1 percent.
(1)

Includes 3,000,000 common shares and 3,408,186 warrants to purchase common shares owned by Haymaker Sponsor. Steven J. Heyer and Andrew R. Heyer are the managing members of Haymaker Sponsor and jointly have voting and dispositive power of the securities held by such entity. Accordingly, Messrs. Heyer and Heyer may be deemed to have or share beneficial ownership of such shares.

(2)	Includes 171,184 common shares issuable upon exercise of stock options.
(3)

Excludes 350,000 common shares held in escrow to support the indemnification obligations of Steiner Leisure under the Transaction Agreement and includes 1,486,520 warrants to purchase common shares. Steiner Leisure is 99.7% owned by Nemo Parent, Inc., an international business company incorporated under the laws of the Commonwealth of the Bahamas. Nemo Parent, Inc. is 100% owned by Nemo Investor Aggregator, Limited, a Cayman Islands exempted company. Nemo Investor Aggregator, Limited is governed by a board of directors consisting of seven directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of Nemo Investor Aggregator, Limited. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no director of Nemo Investor Aggregator, Limited exercises voting or dispositive control over any of the securities held by Steiner Leisure, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The address for Steiner Leisure is Suite 104A, Saffrey Square, Nassau, The Bahamas. The address for Nemo Investor Aggregator, Limited is c/o Mourant Ozannes Corporate Services (Cayman) Ltd., 94 Solaris Avenue, PO Box 1348, Camana Bay, Grand Cayman KY1-1108, Cayman Islands. The address for Nemo Parent, Inc. is c/o Lennox Paton Corporate Services Ltd., 3 Bayside Executive Park, West Bay Street, Nassau, The Bahamas.

(4)	Reflects beneficial ownership based solely on a Schedule 13G filed with the Securities and Exchange Commission on April 9, 2019. Includes 1,085,880 warrants to purchase common shares. Templeton

Investment Counsel, LLC (“TIC, LLC”) is an indirect wholly owned subsidiary of Franklin Resources, Inc. (“FRI”), which is the beneficial owner of these shares for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and other accounts. When an investment management contract (including a sub-advisory agreement) delegates to TIC, LLC investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats TIC, LLC as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, TIC, LLC reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The voting and investment powers held by TIC, LLC are exercised independently from FRI, the investment management subsidiaries and their other affiliates. Furthermore, internal policies and procedures of TIC, LLC and FRI establish informational barriers that prevent the flow between TIC, LLC and FRI and its other affiliates of information that relates to the voting and investment powers over the securities owned by their investment management clients. Consequently, TIC, LLC, on the one hand, and FRI and its other affiliates, on the other hand, report the securities over which they hold investment and voting power separately from each other for purposes of Section 13 of the Exchange Act. The address of TIC, LLC is 300 S. E. 2nd Street, Fort Lauderdale, Florida 33301.
(5)

Includes 869,500 warrants to purchase common shares. Neuberger Berman Group LLC and certain of its affiliates may be deemed to be the beneficial owners of the securities for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, because it or certain affiliated persons, including Neuberger Berman Investment Advisers LLC, the adviser or sub-adviser to the funds holding the securities, and NB Equity Management GP LLC, the General Partner of NB All Cap Alpha Fund L.P., a “feeder” fund operating in a “master-feeder” structure and the owner of all or substantially all the outstanding shares of NB All Cap Alpha Master Fund Ltd., have shared power to retain, dispose of or vote the securities owned by the funds pursuant to the terms of investment management, advisory and/or sub-advisory agreements with the funds. Neuberger Berman Group LLC or its affiliated persons do not, however, have any economic interest in the securities held by the funds. The address of Neuberger Berman Group LLC, Neuberger Berman Investment Advisers LLC, NB Equity Management GP LLC is 1290 Avenue of the Americas, New York, NY 10104.

SELLING SHAREHOLDERS

This prospectus relates to the resale from time to time of (a) an aggregate of 44,004,911 common shares, consisting of (i) 36,004,911 common shares and (ii) 8,000,000 common shares issuable upon the exercise of warrants, and (b) 8,000,000 warrants by the Selling Shareholders. The Selling Shareholders may from time to time offer and sell any or all of the common shares and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interest in the common shares or warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Shareholders, and the aggregate number of common shares and warrants that the Selling Shareholders may offer pursuant to this prospectus.

Name of Selling Shareholder	Before the Offering				After the Offering
	Number of Common Shares	Number of Warrants	Number of Common Shares Being Offered	Number of Warrants Being Offered	Number of Common Shares	Percentage of Outstanding Common Shares	Number of Warrants
Baron Growth Fund(1)	651,515	96,515	651,515	96,515	—	—	—
Baron Small Cap Fund(2)	1,760,850	260,850	1,760,850	260,850	—	—	—
BEMAP Master Fund Ltd(3)	1,269,250	188,000	1,269,250	188,000	—	—	—
Broad Street Principal Investments, L.L.C.(4)	798,252	118,252	798,252	118,252	—	—	—
DIV I BM(5)	1,173,900	173,900	1,173,900	173,900	—	—	—
Haymaker Sponsor, LLC(6)	8,008,186	3,408,186	8,008,186	3,408,186	—	—	—
Kiski (Cayman) Master Fund Ltd(7)	1,269,250	188,000	1,269,250	188,000	—	—	—
LVIP Baron Growth Opportunities Fund(8)	67,499	9,999	67,499	9,999	—	—	—
Monashee Capital Master Fund(9)	190,750	28,250	190,750	28,250	—	—	—
Monashee Pure Alpha Capital Master Fund(10)	205,500	30,500	205,500	30,500	—	—	—
Neuberger Berman Group LLC and certain of its affiliates(11)	5,869,500	869,500	5,869,500	869,500	—	—	—
Steiner Leisure Limited(12)	15,034,650	1,486,520	15,034,650	1,486,520	—	—	—
StoneBridge 2018 AIV, L.P.(13)	264,390	39,166	264,390	39,166	—	—	—
StoneBridge 2018 Offshore, L.P(14)	111,258	16,482	111,258	16,482	—	—	—
Templeton Investment Counsel, LLC(15)	7,330,161	1,085,880	7,330,161	1,085,880	—	—	—

*	Less than 1 percent.
(1)	Includes (i) 555,000 common shares and (ii) 96,515 common shares underlying warrants.
(2)	Includes (i) 1,500,000 common shares and (ii) 260,850 common shares underlying warrants.
(3)	Includes (i) 1,081,250 common shares and (ii) 188,000 common shares underlying warrants.
(4)	Includes (i) 680,000 common shares and (ii) 118,252 common shares underlying warrants.
(5)	Includes (i) 1,000,000 common shares and (ii) 173,900 common shares underlying warrants.
(6)

Includes (i) 3,000,000 common shares, (ii) 3,408,186 common shares underlying warrants and (iii) 1,600,000 common shares that may be issued to Haymaker Sponsor in the future pursuant to the Transaction Agreement upon the occurrence of certain events.

(7)	Includes (i) 1,081,250 common shares and (ii) 188,000 common shares underlying warrants.
(8)	Includes (i) 57,500 common shares and (ii) 9,999 common shares underlying warrants.
(9)	Includes (i) 162,500 common shares and (ii) 28,250 common shares underlying warrants.
(10)	Includes (i) 175,000 common shares and (ii) 30,500 common shares underlying warrants.
(11)	Includes (i) 5,000,000 common shares and (ii) 869,500 common shares underlying warrants.
(12)

Includes (i) 8,198,130 common shares, (ii) 1,486,520 common shares underlying warrants, (iii) 350,000 common shares held in escrow to support the indemnification obligations of Steiner Leisure under the Transaction Agreement and (iv) 5,000,000 common shares that may be issued to Steiner Leisure in the future pursuant to the Transaction Agreement upon the occurrence of certain events.

(13)	Includes (i) 225,224 common shares and (ii) 39,166 common shares underlying warrants.
(14)	Includes (i) 94,776 common shares and (ii) 16,482 common shares underlying warrants.
(15)

Includes (i) 197,078 common shares and 34,272 common shares underlying warrants held by Clearwater International Fund; (ii) 105,487 common shares and 18,344 common shares underlying warrants held by Fort Worth Employees Retirement Fund; (iii) 91,475 common shares and 15,908 common shares underlying warrants held by Lucent Technologies Inc. Master Pension Trust; (iv) 110,282 common shares and 19,178 common shares underlying warrant held by Montana Board of Investments; (v) 631,062 common shares and 109,742 common shares underlying warrants held by New Mexico State Investment Council; (vi) 814,621 common shares and 141,663 common shares underlying warrants held by The Treasurer of the State of North Carolina; (vii) 344,730 common shares and 59,949 common shares underlying warrants held by JNL/Franklin Templeton International Small Cap Growth Fund; (viii) 301,352 common shares and 52,405 common shares underlying warrants held by Templeton Global Smaller Companies Fund; (ix) 1,805,715 common shares and 314,014 common shares underlying warrants held by Templeton Global Small Companies Fund Companies Fund; (x) 632,891 common shares and 110,060 common shares underlying warrants held by Templeton International Smaller Companies Fund; and (xi) 1,209,588 common shares and 210,345 common shares underlying warrants held by Templeton Institutional Funds - Foreign Smaller Companies Series.

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such common shares and warrants.

Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of common shares or warrants registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such common shares or warrants in this offering. See “Plan of Distribution.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation arrangements with our named executive officers and directors are described elsewhere in this prospectus. Steven J. Heyer and Andrew R. Heyer are brothers.

Registration Rights Agreement

Steiner Leisure and Haymaker Sponsor are entitled to certain customary registration rights pursuant to the Registration Rights Agreement effective as of the closing of the Business Combination. We have filed a shelf prospectus registering Steiner Leisure’s and Haymaker Sponsor’s shares. At any time, and from time to time, Steiner Leisure will be entitled to make up to three demands (and Haymaker Sponsor will be entitled to make up to three demands per year) that a resale of our common shares reasonably expected to exceed $10,000,000 in gross offering price pursuant to such shelf prospectus be made pursuant to an underwritten offering. In addition, Steiner Leisure and Haymaker Sponsor have customary piggyback registration rights subject to cut-back provisions. We will bear the expenses incurred in connection with the filing of the shelf prospectus. Pursuant to the Registration Rights Agreement, Steiner Leisure and Haymaker Sponsor have agreed not to transfer any of their shares in us during the seven days before and 90 days after the pricing of any underwritten offering of our common shares, subject to certain exceptions, and Steiner Leisure and Haymaker Sponsor will enter into a customary lock-up agreement to such effect. Pursuant to the Registration Rights Agreement, Steiner Leisure and Haymaker Sponsor have agreed not to assign or delegate their rights, duties or obligations under the Registration Rights Agreement for a period of six months following the closing of the Business Combination, subject to certain exceptions.

In addition, the Private Placement Investors have certain registration rights under the Subscription Agreements.

Lock-up Agreement

On March 19, 2019, in connection with the Business Combination, Haymaker Sponsor, Steiner Leisure, our directors and officers, and (solely for the purpose of certain provisions thereof) Haymaker (the “Lock-up Parties”), entered into a Lock-up Agreement (the “Lock-up Agreement”) with us that, among other things, modifies that certain lock-up agreement, dated as of October 24, 2017, by and among Haymaker, Haymaker Sponsor, and the directors and officers of Haymaker. Pursuant to the Lock-up Agreement, the Lock-up Parties agreed that they would not, subject to certain limited exceptions, transfer or sell their our common shares for a period of six months after the consummation of the Business Combination.

Indemnity Agreements

On March 19, 2019, we entered into indemnity agreements with each of our directors and executive officers. Each indemnity agreement provides for indemnification and advancement by the Company of certain expenses and costs relating to claims, suits or proceedings arising from service to the Company or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Agreements between OSW Predecessor and certain subsidiaries of Steiner Leisure were entered into in order to maintain business continuity after the closing of the Business Combination. These agreements took effect at the closing of the Business Combination.

OSW Predecessor entered into an Amended and Restated Supply Agreement, dated May 25, 2018, with Cosmetics Limited, a direct subsidiary of Steiner Leisure Limited, a shareholder of OneSpaWorld. The agreement provides that Cosmetics Limited will supply products and professional stock for health and wellness treatments to OSW Predecessor for sale on passenger cruise vessels and through the timetospa.com website. We estimate that payments under this agreement will equal approximately $23.5 million in the aggregate for the year ended December 31, 2018. The agreement terminates (subject to certain customary early termination rights) on December 31, 2028.

OSW Predecessor entered into an International Retailer Agreement, dated May 25, 2018, with Cosmetics Limited, a direct subsidiary of Steiner Leisure Limited, a shareholder of OneSpaWorld, which became effective at the time of the closing. The agreement provides that Cosmetics Limited will supply products and professional stock for health and wellness treatments to OSW Predecessor destination resort health and wellness centers in Asia and Aruba. We estimate that we will pay approximately $350,000 under this agreement in exchange for the supply of products and professional stock for the year ending December 31, 2019. The agreement terminates (subject to certain customary early termination rights) on or around May 25, 2020.

OSW Predecessor entered into an International Retailer Supply Agreement, dated May 25, 2018, with Elemis USA, Inc., a direct subsidiary of Steiner Leisure Limited, a shareholder of OneSpaWorld, which became effective at the time of the closing. The agreement provides that Elemis USA, Inc. will supply products and professional stock for health and wellness treatments to our destination resort health and wellness centers in the U.S. and Puerto Rico. We estimate that we will pay approximately $950,000 under this agreement in exchange for the supply of products and professional stock for the year ending December 31, 2019. The agreement terminates (subject to certain customary early termination rights) on or around May 25, 2020.

OSW Predecessor entered into an Elemis UK Land-Based Resorts Supply Agreement, dated May 25, 2018, with Elemis Limited, an indirect subsidiary of Steiner Leisure Limited, a shareholder of ours, which became effective at the time of the closing. The agreement provides that Elemis Limited will supply products and professional stock for health and wellness treatments to OSW Predecessor destination resort health and wellness centers in the Bahamas. We estimate that we will pay approximately $350,000 under this agreement in exchange for the supply of products and professional stock for the year ended December 31, 2019. The agreement terminates (subject to certain customary early termination rights) on or around May 25, 2020.

OSW Predecessor entered into a Management Agreement, dated May 25, 2018 and amended and restated October 25, 2018, with Bliss World LLC, an indirect subsidiary of Steiner Leisure Limited, a shareholder of us, which became effective at the time of the closing. The agreement provides that OSW Predecessor will manage the operation of nine U.S. health and wellness centers on behalf of Bliss World LLC in exchange for approximately $1.25 million in the aggregate for the year ended December 31, 2019. Subject to certain customary early termination rights, the agreement terminates, with respect to each health and wellness center, upon expiration or termination of the respective lease for each such health and wellness center.

OSW Predecessor entered into an Executive Services Agreement, concurrent with the execution of the Transaction Agreement, with Nemo, the ultimate parent of OneSpaWorld, which became effective at the time of the closing. The agreements provided that after the closing of the Business Combination, we had to make Leonard Fluxman and Stephen Lazarus available to provide certain transition services to Nemo until December 31, 2019 in exchange for $850,000.

Review, Approval or Ratification of Transactions with Related Persons

Upon the completion of the Business Combination and consistent with Bahamian law and our Articles of Association, we adopted a code of business conduct and ethics that will prohibit directors and executive officers from engaging in transactions that may result in a conflict of interest with us. The code of business conduct and ethics will include a policy requiring that our Board review any transaction a director or executive officer proposes to have with us that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, our Board will be obligated to ensure that all such transactions are approved by a majority of our Board not otherwise interested in the transaction and are fair and reasonable to OneSpaWorld and on terms not less favorable to us than those available from unaffiliated third parties.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations for beneficial owners of our common shares and warrants relating to the ownership and disposition of our common shares and warrants. This discussion only applies to common shares held as capital assets for U.S. federal income tax purposes, and does not describe all of the tax consequences that may be relevant to beneficial owners of our common shares in light of their particular circumstances or beneficial owners who are subject to special rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•	government agencies or instrumentalities thereof;

•	regulated investment companies and real estate investment trusts;

•	expatriates or former residents of the United States;

•	persons that acquired our common shares pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to our common shares;

•	persons holding our common shares as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders who are controlled foreign corporations and passive foreign investment companies;

•	U.S. holders actually or constructively owning 5% or more of our common shares; or

•	tax-exempt entities.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our common shares through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of our common shares, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership. This discussion also does not address or consider the tax treatment of Haymaker sponsor or its direct or indirect owners or affiliates.

This discussion is based on the U.S. Internal Revenue Coode of 196, as amended (the “U.S. Tax Code”), administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax considerations described herein, potentially with retroactive effect. This discussion does not take into account potential or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of U.S. state or local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. This discussion also does not address the alternative minimum tax or the Medicare contribution tax. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction.

ALL HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Tax Residence of OneSpaWorld for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, OneSpaWorld, which is a Bahamas-incorporated entity, would generally be classified as a non-U.S. corporation. Section 7874 of the U.S. Tax Code and the regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that OneSpaWorld should be taxed as a U.S. corporation for U.S. federal income tax purposes under section 7874, certain distributions made by OneSpaWorld to non-U.S. holders of OneSpaWorld common shares would be subject to U.S. withholding tax. The section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application.

Under section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (2) the non-U.S. corporation’s expanded affiliated group does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities (the “substantial business activities test”), and (3) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “Ownership Test”). For this purpose, “expanded affiliated group” generally means the foreign acquiring corporation and all subsidiary corporations in which such foreign corporation owns, directly or indirectly, more than 50% of the shares (by vote and value) after the foreign acquiring corporation’s acquisition of the assets of the U.S. corporation.

In the Business Combination, OneSpaWorld indirectly acquired all of Haymaker’s assets through the acquisition of all of Haymaker’s outstanding common shares. As a result, the determination of whether OneSpaWorld will be treated as a U.S. corporation for U.S. federal income tax purposes will depend on whether the substantial business activities test and the Ownership Test have been met.

OneSpaWorld is not expected to satisfy the substantial business activities test based on its activities in the Bahamas after the completion of the Business Combination. Based on the complex rules for determining share ownership under section 7874 and certain factual assumption, and representations, after the Business Combination, former Haymaker stockholders are expected to be treated as holding less than 80% (by both vote and value) of OneSpaWorld shares by reason of their former ownership of Haymaker stock, and therefore OneSpaWorld is not expected to satisfy the Ownership Test. As a result, OneSpaWorld is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under section 7874. However, the interpretation of regulations relating to the Ownership Test is subject to uncertainty and there is limited guidance regarding their application. In addition, changes to the rules in section 7874 or the Treasury Regulations promulgated thereunder, or other changes in law, could adversely affect OneSpaWorld’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

U.S. Holders

This section applies to you if you are a U.S. holder. A “U.S. holder” is a beneficial owner of our common shares who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if OneSpaWorld, or any of its subsidiaries, is treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. holder holds our common shares. A non-U.S. corporation, such as OneSpaWorld, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if OneSpaWorld owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, OneSpaWorld will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

OneSpaWorld and its subsidiaries are not currently expected to be treated as PFICs for U.S. federal income tax purposes for the current taxable year or for foreseeable future taxable years. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that OneSpaWorld or any of its subsidiaries will not be treated as a PFIC for any taxable year.

If OneSpaWorld or any of its subsidiaries were to be treated as a PFIC, U.S. holders holding our common shares could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such shares and certain distributions received on such shares. Certain elections (including a mark-to-market election) may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their investment in OneSpaWorld Shares.

Controlled Foreign Corporation Rules

If a U.S. person (as defined in section 7701(a)(30) of the U.S. Tax Code) owns directly, indirectly or constructively (under section 318 of the U.S. Tax Code) at least 10% of the voting power or value of shares of a foreign corporation, such U.S. person is considered a “U.S. Shareholder” with respect to the foreign corporation. If U.S. Shareholders, in the aggregate, own more than 50% of the voting power or value of the shares of such corporation, the foreign corporation will be classified as a controlled foreign corporation (“CFC”). Additionally, as a result of changes introduced by the Tax Cuts and Jobs Act, even absent U.S. Shareholders with direct or indirect interests in a foreign corporation, a U.S. subsidiary of OneSpaWorld alone may cause certain related foreign corporations to be treated as CFCs by reason of certain “downward attribution” rules.

Given that OneSpaWorld is publicly held, the constructive ownership rules under section 318 of the U.S. Tax Code may make it difficult to determine whether any U.S. person is a U.S. Shareholder as to OneSpaWorld and its non-U.S. subsidiaries and whether OneSpaWorld or any of its non-U.S. subsidiaries is a CFC.

Because the OneSpaWorld group will include one or more U.S. subsidiaries, OneSpaWorld’s non-U.S. subsidiaries could be treated as CFCs (regardless of whether OneSpaWorld is treated as a CFC), depending on the structure of the OneSpaWorld group at any given time. If OneSpaWorld, or any non-U.S. subsidiary of OneSpaWorld, is treated as a CFC, any U.S. Shareholder must report annually and include in its U.S. taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income” and investments in U.S. property held by CFCs, regardless of whether any distributions are made to such U.S. Shareholder. In addition, gain on the sale of the CFC shares by a U.S. Shareholder (during the period that the corporation is a CFC and thereafter for a five-year period) would be classified in whole or in part as a dividend, to the extent of certain of the CFC’s earnings and profits. An individual that is a U.S. Shareholder with respect to a CFC generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a U.S. Shareholder that is a U.S. corporation. Failure to comply with these reporting and tax paying obligations may subject a U.S. Shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. OneSpaWorld cannot provide any assurances that it will assist investors in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any investor is treated as a U.S. Shareholder with respect to any such CFC or furnish to any U.S. Shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A U.S. holder should consult its advisors regarding the potential application of these rules to an investment in our common shares.

Taxation of Distributions

A U.S. holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on our common shares. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of OneSpaWorld’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by OneSpaWorld will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. holder’s basis in its shares (but not below zero) and any excess, will be treated as gain from the sale or exchange of such shares as described below under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants.”

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income.

The rules governing the foreign tax credit are complex and the outcome of their application depends in large part on the U.S. holder’s individual facts and circumstances. Accordingly, U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

With respect to non-corporate U.S. holders, under tax laws currently in effect, dividends with respect to our common shares generally will be taxed as ordinary income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Shares and Warrants

Upon a sale or other taxable disposition of our common shares or warrants and subject to the PFIC and CFC rules discussed above, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in such sale (generally, the sum of the amount of cash and the fair market value of any property received in such disposition) and the U.S. holder’s adjusted tax basis in such common shares or warrants.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for our common shares or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders is currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of our common shares on the exercise of a warrant for cash. A U.S. holder’s tax basis in our common shares received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the warrant exercised therefor and the exercise price. The U.S. holder’s holding period for the common shares received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrant and will not include the period during which the U.S. holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common shares received would equal the holder’s basis in the warrant exercised therefore. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the common shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common shares would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised warrants treated as surrendered to pay the exercise price of the warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the common shares that would have been received with respect to the surrendered warrants in a regular exercise of the warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the common shares received would equal the U.S. holder’s tax basis in the warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the common shares would commence on the date following the date of exercise (or possibly the date of exercise) of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of common shares for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement captioned “Description of Capital Stock—Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a warrant would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of our common shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the common shares which is taxable to the U.S. holders of such shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from us equal to the fair market value of such increased interest.

Tax Reporting

Individuals and certain domestic entities that are U.S. holders will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938, subject to certain exceptions. An interest in OneSpaWorld constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. holders are urged to consult with their tax advisors regarding the foreign financial asset reporting obligations and their application to our common shares.

Non-U.S. Holders

This section applies to you if you are a non-U.S. holder. A “non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of our common shares who or that is not a U.S. holder, including:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our securities.

Assuming that OneSpaWorld is not treated as a domestic corporation under the rules discussed above under “—Tax Residence of OneSpaWorld for U.S. Federal Income Tax Purposes” or otherwise, dividends (including constructive dividends) paid or deemed paid to a non-U.S. holder in respect to our common shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares or warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, special rules may apply to a non-U.S. holder that is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of our common shares.

Dividends and gains that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “—U.S. Holders—Exercise or Lapse of a Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. holder’s gain on the sale or other disposition of the common shares and warrants.

Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares or warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status, to the applicable paying agent. A non-U.S. holder generally may eliminate the requirement for information reporting and backup withholding by providing to the relevant paying agent certification of its foreign status, under penalties of perjury, on a duly-executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, if any, and may entitled the holder to a refund, provided that any required information is timely filed with the IRS.

ALL HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Material Bahamian Tax Considerations

In the opinion of Harry B. Sands, Lobosky & Company, Bahamian Counsel to OneSpaWorld, under current Bahamian law, so long as the operations of OneSpaWorld are conducted outside of The Bahamas, OneSpaWorld is not subject to any business licence fee, income tax, corporation tax, capital gains tax or any other tax on income or distributions or dividends accruing to or derived from us, nor shall any estate, inheritance, succession or gift tax, rate, duty levy or other charge payable in The Bahamas with respect to any of our shares, debt obligations or other securities or shareholders for a period of three (3) years commencing 31st December 2018. Furthermore, all transactions in respect of the shares, debt obligations or the securities and all other transactions relating to the business of OneSpaWorld are exempt from the payment of stamp duty up to and including 31st December 2021. Such exemptions from taxation shall not apply (i) to any person who is designated or deemed to be a “resident” of The Bahamas for the purpose of the Exchange Control Regulations Act (“ECR”), or (ii) if a “resident” of The Bahamas for the purposes of the ECR is the direct or indirect beneficial or legal owner of any shares issued or to be issued by us or acquires a legal or beneficial interest in any debt or other securities issued or to be issued by us or is otherwise directly or indirectly entitled to receive any dividends or distributions from OneSpaWorld. The exemption from stamp duty shall not apply in relation to (i) real property situated in The Bahamas which OneSpaWorld or a subsidiary owns or holds a lease over, or (ii) any disposition of real property or “resident” business in The Bahamas for the purposes of the ECR that is owned, wholly or in part, by OneSpaWorld or any parent or subsidiary of OneSpaWorld, however remote. At present, OneSpaWorld does not (i) own or lease, directly or indirectly, real property situated in The Bahamas or (ii) own any “resident” business in The Bahamas for the purposes of the ECR, other than Mandara Spa (Bahamas) Limited (“Mandara”), as discussed below.

An indirect subsidiary of OneSpaWorld, Mandara, is a resident business in The Bahamas for the purposes of the ECR. The payment of dividends by Mandara and remittance of such funds to a parent outside of The Bahamas of, or in excess of, B$500,000.00 or equivalent per annum, is subject to stamp duty at a rate of 5%. The turnover of Mandara is also subject to a business licence tax of between 0.5% and 1.5% of turnover based on the amount of turnover. Mandara is also required to collect and remit to the government of The Bahamas value added tax of 12% on goods sold and services rendered in The Bahamas. Mandara may also be subject to certain stamp, customs and excise taxes from time to time.

PLAN OF DISTRIBUTION

The Selling Shareholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling our common shares or warrants or interests in our common shares or warrants received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their common shares or warrants or interests in our common shares or warrants on any stock exchange, market or trading facility on which the common shares or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Shareholders may use any one or more of the following methods when disposing of their common shares or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the common shares or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	distributions to their members, partners or shareholders;

•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	directly to one or more purchasers;

•	through agents;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such common shares or warrants at a stipulated price per share or warrant; and

•	a combination of any such methods of sale.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some of our common shares or warrants owned by them and, if a Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell our common shares or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Shareholders to include the pledgee, transferee or other successors in interest as the Selling Shareholders under this prospectus. The Selling Shareholders also may transfer our common shares or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or warrants or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares or warrants in the course of hedging the positions they assume. The Selling

Shareholders may also sell our common shares or warrants short and deliver these securities to close out their short positions, or loan or pledge our common shares or warrants to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares or warrants offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Shareholders from the sale of our common shares or warrants offered by them will be the purchase price of our common shares or warrants less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common shares or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Shareholders.

The Selling Shareholders also may in the future resell a portion of our common shares or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of our common shares or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of our common shares or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Shareholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our common shares or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of our common shares and warrants offered by the Selling Shareholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more common shares or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common shares or warrants by bidding for or purchasing common shares or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if common shares or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common shares or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Registration Rights Agreement, we have agreed to indemnify the Selling Shareholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Shareholders may be required to make with respect thereto. In addition, we and the Selling Shareholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Shareholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Shareholders may use this prospectus in connection with resales of our common shares and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Shareholders, the terms of our common shares or warrants and any material relationships between us and the Selling Shareholders. Selling Shareholders may be deemed to be underwriters under the Securities Act in connection with our common shares or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Shareholders will receive all the net proceeds from the resale of our common shares or warrants.

A Selling Shareholder that is an entity may elect to make an in-kind distribution of common shares or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable common shares or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of our common shares and warrants to be offered and sold pursuant to this prospectus, which we expect to be approximately $181,000.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York will pass upon the validity of the warrants to be offered hereunder. Certain legal matters relating to the validity of the common shares to be offered hereunder will be passed upon for us by Harry B. Sands, Lobosky & Company, our Bahamian counsel.

EXPERTS

The audited financial statements of Haymaker Acquisition Corp. as of December 31, 2018 and 2017, for the year ended December 31, 2018 and for the period from April 26, 2017 (inception) to December 31, 2017 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Haymaker Acquisition Corp. to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm, as experts in auditing and accounting.

The combined balance sheets of OSW Predecessor as of December 31, 2018 and 2017, and the related combined statements of income, comprehensive income, equity (deficit) and cash flows for each of the three years in the period ended December 31, 2018, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the common shares offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page Number
Audited Combined Financial Statements for OSW Predecessor
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as of December 31, 2018 and 2017	F-3
Combined Statements of Income for the years ended December 31, 2018, 2017 and 2016	F-4
Combined Statements of Comprehensive Income for the years ended December 31, 2018, 2017 and 2016	F-5
Combined Statements of Equity (Deficit) for the years ended December 31, 2018, 2017 and 2016	F-6
Combined Statements of Cash Flows for the years ended December 31, 2018, 2017 and 2016	F-7
Notes to the Combined Financial Statements	F-9
Audited Financial Statements for Haymaker Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-26
Balance Sheets as of December 31, 2018 and 2017	F-27
Statement of Operations for the year ended December 31, 2018 and for the period from April 26, 2017 (inception) through December 31, 2017	F-28
Statement of Changes in Stockholders’ Equity for the year ended December 31, 2018 and for the period from April 26, 2017 (inception) to December 31, 2017	F-29
Statement of Cash Flows for the year ended December 31, 2018 and the period from April 26, 2017 (inception) to December 31, 2017	F-30
Notes to Financial Statements	F-31

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Nemo Investor Aggregator, Limited

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of OSW Predecessor, which comprises the combined net assets and operations of certain subsidiaries of Nemo Investor Aggregator, Limited, as described in Note 1, (the Company) as of December 31, 2018 and 2017, the related combined statements of income, comprehensive income, equity (deficit) and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Miami, Florida

March 25, 2019

OSW Predecessor

Combined Balance Sheets

(in thousands)

	December 31,
ASSETS	2018	2017
CURRENT ASSETS:
Cash and cash equivalents	$15,302	$8,671
Accounts receivable, net	25,352	23,263
Inventories	32,265	25,299
Prepaid expenses	6,617	4,818
Other current assets	1,424	1,037

Total current assets	80,960	63,088

Property and equipment, net	16,239	17,372

Goodwill	33,864	33,864

OTHER ASSETS:
Note receivable due from affiliate of Parent	—	6,733
Intangible assets, net	131,517	135,038
Deferred tax assets	4,265	4,461
Other non-current assets	5,814	6,516

Total other assets	141,596	152,748

Total assets	$272,659	$267,072

LIABILITIES AND EQUITY (DEFICIT)
LIABILITIES:
Accounts payable	$7,595	$5,864
Accounts payable—related parties	6,553	10,203
Accrued expenses	27,211	19,513
Income taxes payable	670	1,179
Other current liabilities	1,210	406

Total current liabilities	43,239	37,165
Deferred rent	645	443
Deferred tax liabilities	—	197
Income tax contingency	3,918	3,986
Long-term debt	352,440	—

Total liabilities	400,242	41,791

EQUITY (DEFICIT):
Net Parent investment	(130,520)	221,041
Accumulated other comprehensive loss	(649)	(356)

Total Parent (deficit) equity	(131,169)	220,685

Noncontrolling interest	3,586	4,596

Total (deficit) equity	(127,583)	225,281

Total liabilities and (deficit) equity	$272,659	$267,072

OSW Predecessor

Combined Statements of Income

(in thousands)

	Year Ended December 31,
	2018	2017	2016
REVENUES:
Service revenues	$410,927	$383,686	$362,698
Product revenues	129,851	122,999	113,586

Total revenues	540,778	506,685	476,284

COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	352,382	332,360	318,001
Cost of products	110,793	107,990	106,259
Administrative	9,937	9,222	10,432
Salary and payroll taxes	15,624	15,294	14,454
Amortization of intangible assets	3,521	3,521	3,521

Total cost of revenues and operating expenses	492,257	468,387	452,667

Income from operations	48,521	38,298	23,617

OTHER INCOME (EXPENSE), NET:
Interest expense	(34,099)	—	—
Interest income	238	408	340
Other income (expense)	171	(217)	(178)

Total other income (expense), net	(33,690)	191	162

Income before provision for income taxes	14,831	38,489	23,779
PROVISION FOR INCOME TAXES	1,088	5,263	5,615

Net income	13,743	33,226	18,164
Net income attributable to noncontrolling interest	3,857	2,109	3,261

Net income attributable to Parent	$9,886	$31,117	$14,903

OSW Predecessor

Combined Statements of Comprehensive Income

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Net income	$13,743	$33,226	$18,164
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(293)	369	(655)

Total other comprehensive income (loss), net of tax	(293)	369	(655)

Comprehensive income	13,450	33,595	17,509
Comprehensive income attributable to noncontrolling interest	3,857	2,109	3,261

Comprehensive income attributable to Parent	$9,593	$31,486	$14,248

The accompanying notes are an integral part of the combined financial statements.

OSW Predecessor

Combined Statements of Equity (Deficit)

(in thousands)

	Parent Equity (Deficit)
	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Parent Equity (Deficit)	Non- Controlling Interest	Total Equity (Deficit)
BALANCE, December 31, 2015	$247,426	$(70)	$247,356	$4,991	$252,347
Net income	14,903	—	14,903	3,261	18,164
Distributions to noncontrolling interest	—	—	—	(1,159)	(1,159)
Net distributions to Parent and its affiliates	(23,833)	—	(23,833)	—	(23,833)
Foreign currency translation adjustment	—	(655)	(655)	—	(655)

BALANCE, December 31, 2016	238,496	(725)	237,771	7,093	244,864
Net income	31,117	—	31,117	2,109	33,226
Distributions to noncontrolling interest	—	—	—	(4,606)	(4,606)
Net distributions to Parent and its affiliates	(48,572)	—	(48,572)	—	(48,572)
Foreign currency translation adjustment	—	369	369	—	369

BALANCE, December 31, 2017	221,041	(356)	220,685	4,596	225,281
Net income	9,886	—	9,886	3,857	13,743
Distributions to noncontrolling interest	—	—	—	(4,867)	(4,867)
Net distributions to Parent and its affiliates	(361,447)	—	(361,447)	—	(361,447)
Foreign currency translation adjustment	—	(293)	(293)	—	(293)

BALANCE, December 31, 2018	$(130,520)	$(649)	$(131,169)	$3,586	$(127,583)

The accompanying notes are an integral part of the combined financial statements.

OSW Predecessor

Combined Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,743	$33,226	$18,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,055	9,829	12,884
Amortization of deferred financing costs	1,243	—	—
Provision for doubtful accounts	18	18	18
Allocation of Parent corporate overhead	11,731	11,666	11,250
Deferred income taxes	(1)	3,350	(472)

Changes in:
Accounts receivable	(2,107)	(2,446)	(1,178)
Inventories	(6,966)	8,163	(2,969)
Prepaid expenses	(1,798)	(160)	(364)
Other current assets	(340)	100	(57)
Note receivable due from affiliate of Parent	(238)	(408)	(340)
Other non-current assets	652	(5,354)	(936)
Accounts payable	1,730	2,435	(639)
Accounts payable – related parties	(3,650)	9,260	33,059
Accrued expenses	7,698	(718)	2,138
Other current liabilities	499	(135)	(68)
Income taxes payable	(84)	1,063	2,449
Income tax contingency	—	—	3,500
Deferred rent	202	229	212

Net cash provided by operating activities	32,387	70,118	76,651

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,983)	(2,683)	(3,081)
Note receivable due from affiliate of Parent	—	—	(5,446)

Net cash used in investing activities	(4,983)	(2,683)	(8,527)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net distributions to Parent and its affiliates	(15,690)	(60,893)	(70,348)
Distributions to noncontrolling interest	(4,867)	(4,606)	(1,159)

Net cash used in financing activities	(20,557)	(65,499)	(71,507)

Effect of exchange rate changes on cash	(216)	124	(480)

Net increase (decrease) in cash and cash equivalents	6,631	2,060	(3,863)
Cash and cash equivalents, Beginning of period	8,671	6,611	10,474

Cash and cash equivalents, End of period	$15,302	$8,671	$6,611

The accompanying notes are an integral part of the combined financial statements.

OSW Predecessor

Combined Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2018	2017	2016
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$1,038	$364	$139

Interest	$30,344	$—	$—

Non-cash transactions:
Vendor-financed purchase of fixed assets	$306	$—	$—

Fixed assets transferred from Parent	$125	$—	$—

Allocation of Parent corporate overhead	$11,731	$11,666	$11,250

Assignment and assumption of Parent long-term debt	$351,197	$—	$—

Note receivable from affiliate of Parent forgiven by Parent	$6,841	$—	$—

Write-off of income tax payable for separate return method	$1,174	$1,033	$1,943

Accounts payable—related parties forgiven by Parent	$—	$—	$32,987

The accompanying notes are an integral part of the combined financial statements.

OSW PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2018

1. Organization

OSW Predecessor (the “Company”) is comprised of the net assets and operations of (i) the following wholly-owned subsidiaries of Steiner Leisure Limited (“Steiner Leisure” or “Parent”): OneSpaWorld LLC, Steiner Spa Asia Limited, Steiner Spa Limited, and Steiner Marks Limited, (ii) the following respective indirect subsidiaries of Steiner Leisure: Mandara PSLV, LLC, Mandara Spa (Hawaii), LLC, Florida Luxury Spa Group, LLC, Steiner Transocean U.S., Inc., Steiner Spa Resorts (Nevada), Inc., Steiner Spa Resorts (Connecticut), Inc., Steiner Resort Spas (California), Inc., Steiner Resort Spas (North Carolina), Inc., OSW SoHo LLC, OSW Distribution LLC, Steiner Training Limited, STO Italy S.r.l., One Spa World LLC, Mandara Spa Services LLC, OneSpaWorld Limited, OneSpaWorld (Bahamas) Limited (formerly known as Steiner Transocean Limited), OneSpaWorld Medispa LLC, OneSpaWorld Medispa Limited, OneSpaWorld Medispa (Bahamas) Limited, Mandara Spa (Cruise I), LLC, Mandara Spa (Cruise II), LLC, Steiner Transocean (II) Limited, The Onboard Spa by Steiner (Shanghai) Co., Ltd., Mandara Spa LLC, Mandara Spa Puerto Rico, Inc., Mandara Spa (Guam), L.L.C., Mandara Spa (Bahamas) Limited, Mandara Spa Aruba N.V., Mandara Spa Polynesia Sarl, Mandara Spa (Saipan), Inc., Mandara Spa Asia Limited, PT Mandara Spa Indonesia, Spa Services Asia Limited, Mandara Spa Palau, Mandara Spa (Malaysia) Sdn. Bhd., Mandara Spa Ventures International Sdn. Bhd., Spa Partners (South Asia) Limited, Mandara Spa (Maldives) PVT LTD, and Mandara Spa (Fiji) Limited, (iii) Medispa Limited, a majority-owned subsidiary of Steiner Leisure, and (iv) the timetospa website owned by Elemis USA, Inc. (formerly known as Steiner Beauty Products, Inc.).

The Company is a global provider and innovator in the fields of beauty and wellness. In facilities on cruise ships and in land-based spas, the Company strives to create a relaxing and therapeutic environment where guests can receive beauty and body treatments of the highest quality. The Company’s services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, and medi-spa treatments. The Company also sells premium quality beauty products at its facilities and through its timetospa.com website. The predominant business, based on revenues, is sales of products and services on cruise ships and at land-based spas, followed by sales of products through the timetospa.com website.

On March 19, 2019, OneSpaWorld Holdings Limited (“OSWHL”) consummated the business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of November 1, 2018 (as amended on January 7, 2019, by Amendment No. 1 to Business Combination Agreement), by and among Steiner Leisure, Steiner U.S. Holdings, Inc., Nemo (UK) Holdco, Ltd., Steiner UK Limited, Steiner Management Services LLC, Haymaker Acquisition Corp (“Haymaker”), OSWHL, Dory US Merger Sub, LLC, Dory Acquisition Sub, Limited, Dory Intermediate LLC, and Dory Acquisition Sub, Inc.. Prior to the consummation of the Business Combination OSWHL was a wholly-owned subsidiary of Steiner Leisure. At the closing of the Business Combination, OSWHL became the ultimate parent company of Haymaker and the Company.

2. Summary of Significant Accounting Policies

a) Principles of Combination and Basis of Presentation

The Company’s combined financial statements include the accounts of the wholly-owned and indirect subsidiaries of the Parent listed in Note 1 and include the accounts of a company partially owned by OneSpaWorld Medispa (Bahamas) Limited, in which OneSpaWorld (Bahamas) Limited (100% owner of OneSpaWorld Medispa (Bahamas) Limited) has a controlling interest. Refer to Note 6 for more information on the noncontrolling interest. The combined financial statements also include the accounts and results of operations associated with the timetospa.com website owned by Elemis USA, Inc. The Company’s combined financial statements do not represent the financial position and results of operations of a legal entity but rather a combination of entities under common control of the Parent that have been “carved out” of the Parent’s consolidated financial statements and reflect significant assumptions and allocations. All significant intercompany transactions and balances have been eliminated in combination.

The accompanying combined financial statements and the notes to the combined financial statements may not be indicative of what they would have been had the Company actually been a separate stand-alone entity, nor are they necessarily indicative of the Company’s future results of operations, financial position and cash flows.

The accompanying combined financial statements include the assets, liabilities, revenues and expenses specifically related to the Company’s operations. The Company receives services and support from various functions performed by the Parent and costs associated with these functions have been allocated to the Company. These allocations are necessary to reflect all of the costs of doing business and include costs related to certain Parent corporate functions, including, but not limited to, senior management, legal, human resources, finance, IT and other shared services that have been allocated to the Company based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis determined by an estimate of the percentage of time Parent employees devoted to the Company, as compared to total time available or by the headcount of employees at the Parent’s corporate headquarters that are fully dedicated to the Company’s entities in relation to the total employee headcount. These allocated costs are reflected in salary and payroll taxes and administrative expenses in the combined statements of income. Management considers these allocations to be a reasonable reflection of the utilization of services by or benefit provided to the Company. However, the allocations may not be indicative of the actual expenses that would have been incurred had the Company operated as an independent, stand-alone entity.

Parent equity (deficit) represents the Parent controlling interest in the recorded net assets of the Company, specifically, the cumulative net investment by the Parent in the Company and cumulative operating results through the date presented. The net effect of the settlement of transactions between the Company, the Parent, and other affiliates of the Parent are reflected in the combined statements of equity (deficit) as net distributions to Parent and its affiliates, in the combined statements of cash flows as a financing activity, and in the combined balance sheets as net Parent investment.

Cash is managed centrally through bank accounts controlled and maintained by the Parent and its affiliates.

Transfers of cash to and from the Parent’s and its affiliates are reflected in net Parent investment in the combined balance sheets. Cash balances legally owned by the Company are included in the combined balance sheets. The Company has historically funded its operations with cash flow from operations, except with respect to certain expenses and operating costs that had been paid by the Parent on behalf of the Company, and, when needed, with borrowings under its credit facility. The Parent has paid on behalf of the Company expenses associated with the allocation of Parent corporate overhead and costs associated with the purchase of products from related parties and forgiven by Parent. Historical operating cash flows exclude the Company’s expenses and operating costs paid by the Parent on behalf of the Company. Consequently, the Company’s combined historical cash flows may not be indicative of cash flows had the Company actually been a separate stand-alone entity or future cash flows of the Company.

For the year ended December 31, 2018, the Company was assigned and assumed long-term debt of the Parent. Refer to Note 5 for more information on long-term debt.

Management believes the assumptions and allocations underlying the accompanying combined financial statements and notes to the combined financial statements are reasonable, appropriate and consistently applied for the periods presented. Management believes the accompanying combined financial statements reflect all costs of doing business.

The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”).

b) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash and cash equivalents with reputable major financial institutions. Deposits with these banks exceed the Federal Deposit Insurance Corporation insurance limits or similar limits in foreign jurisdictions. While the Company monitors daily the cash balances in its operating accounts and adjusts the balances as appropriate, these balances could be impacted if one or more of the financial institutions with which the Company deposits funds fails or is subject to other adverse conditions in the financial or credit markets. To date, the Company has experienced no loss or lack of access to invested cash or cash equivalents; however, it can provide no assurance that access to invested cash and cash equivalents will not be impacted by adverse conditions in the financial and credit markets.

c) Revenue Recognition

The Company recognizes revenues earned as services are provided and as products are sold. All taxable revenue transactions are presented on a net-of-tax basis. Revenue from gift certificate sales is recognized upon gift certificate redemption and upon recognition of “breakage” (non-redemption of a gift certificate after a specified period of time). The Company does not charge administrative fees on unused gift cards, and the Company’s gift cards do not have an expiration date. Based on historical redemption rates, a relatively stable percentage of gift certificates will never be redeemed. The Company uses the redemption recognition method for recognizing breakage related to certain gift certificates for which it has sufficient historical information. Under the redemption recognition method, revenue is recorded in proportion to, and over the time period gift cards are actually redeemed. Breakage is recognized only if the Company determines that it does not have a legal obligation to remit the value of unredeemed gift certificates to government agencies under the unclaimed property laws in the relevant jurisdictions. The Company determines the gift certificate breakage rate based upon historical redemption patterns. At least three years of historical data, which is updated annually, is used to estimate redemption patterns.

d) Cost of Revenues

Cost of services consists primarily of the cost of product consumed in the rendering of a service, an allocable portion of wages paid to shipboard employees, an allocable portion of payments to cruise lines (which are derived as a percentage of service revenues or a minimum annual rent or a combination of both), an allocable portion of staff-related shipboard expenses, costs related to recruitment and training of shipboard employees, wages paid directly to destination resort employees, payments to destination resort venue owners, and health and wellness facility depreciation.

Cost of products consists primarily of the cost of products sold through the Company’s various methods of distribution, an allocable portion of wages paid to shipboard employees, an allocable portion of payments to cruise lines (which are derived as a percentage of product revenues or a minimum annual rent or a combination of both), and an allocable portion of staff-related shipboard expenses.

e) Inventories

Inventories, consisting principally of beauty products, are stated at the lower of cost, as determined on a first-in, first-out basis, or market. All inventory balances are comprised of finished goods used in beauty and health and wellness services or held for resale. The majority of inventory is purchased from related parties. Refer to Note 10 for more information on transactions with related parties.

f) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs, which do not add to the value of the related assets or materially extend their original lives, are expensed as incurred. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized in a straight-line basis over the shorter of the terms of the respective leases and the estimated useful lives of the respective assets.

g) Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate, based on estimated future cash flows, that the carrying amount of these assets may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (asset group) to future undiscounted cash flows expected to be generated by the asset (asset group). An asset group is the lowest level of assets and liabilities for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When estimating future cash flows, the Company considers:

•	only the future cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset group;

•	potential events and changes in circumstance affecting key estimates and assumptions; and

•	the existing service potential of the asset (asset group) at the date tested.

If an asset (asset group) is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset (asset group) exceeds its fair value. When determining the fair value of the asset (asset group), the Company considers the highest and best use of the assets from a market-participant perspective. The fair value measurement is generally determined through the use of independent third-party appraisals or an expected present value technique, both of which may include a discounted cash flow approach, which reflects assumptions of what market participants would utilize to price the asset (asset group).

Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Assets to be abandoned, or from which no further benefit is expected, are written down to zero at the time that the determination is made, and the assets are removed entirely from service.

h) Shipping and Handling

Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through cost of sales as inventories are sold. Shipping and handling costs associated with the delivery of products are included in administrative expenses. The shipping and handling costs included in administrative expenses in the accompanying combined statements of income for the years ended December 31, 2018, 2017 and 2016 were $0.4 million, $0.5 million and $0.8 million, respectively.

i) Advertising

Substantially, all of the Company’s advertising costs are charged to expense as incurred, except costs that result in tangible assets, such as brochures, which are recorded as prepaid expenses and charged to expense as consumed. Advertising expenses included in cost of revenues and operating expenses in the accompanying combined statements of income for the years ended December 31, 2018, 2017 and 2016 were $3.7 million, $2.9 million and $2.6 million, respectively. Advertising costs included in prepaid expenses in the accompanying combined balance sheets as of December 31, 2018 and 2017 were $0.8 million and $0.6 million, respectively.

j) Income Taxes

The Company’s United States (“U.S.”) entities, other than those that are domiciled in U.S. territories, file their U.S. tax return as part of a consolidated tax filing group, while the Company’s entities that are domiciled in U.S. territories file specific returns. In addition, the Company’s foreign entities file income tax returns in their respective countries of incorporation, where required. For the purposes of these financial statements, the Company is accounting for income taxes under the separate return method of accounting. This method requires the allocation of current and deferred taxes to the Company as if it were a separate taxpayer. Under this method, the resulting portion of current income taxes payable that is not actually owed to the tax authorities is written-off through equity. Accordingly, income taxes payable in the combined balance sheets, as of December 31, 2018 and 2017 reflects current income tax amounts actually owed to the tax authorities, as of those dates, as well as the accrual for uncertain tax positions. The write-off of current income taxes payable not actually owed to the tax authorities is included in net Parent investment in the accompanying combined balance sheets as of December 31, 2018 and 2017. Deferred income taxes are recognized based upon the tax consequences of “temporary differences” by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income tax provisions and benefits are based on the changes to the asset or liability from period to period. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax assets will not be realized. The majority of the Company’s income is generated outside of the U.S.

The Company believes a large percentage of its shipboard service’s income is foreign-source income, not effectively connected to a business it conducts in the U.S. and, therefore, not subject to U.S. income taxation.

The Company recognizes interest and penalties within the provision for income taxes in the combined statements of income. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued, therefore, will be reduced and reflected as a reduction of the overall income tax provision.

The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount of benefit, determined on a cumulative probability basis, which is more than 50% likely of being realized upon ultimate settlement.

k) Foreign Currency Transactions

For currency exchange rate purposes, assets and liabilities of the Company’s foreign subsidiaries are translated at the rate of exchange in effect at the balance sheet date. Equity and other items are translated at historical rates, and income and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments are reflected in the accumulated other comprehensive loss caption of the Company’s combined balance sheets. Foreign currency gains and losses resulting from transactions, including intercompany transactions, are included in results of operations. The transaction gains (losses) included in the administrative expenses caption of the combined statements of income for the years ended December 31, 2018, 2017 and 2016 were ($0.4) million, $0.7 million and ($0.2) million, respectively.

l) Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy.

The three levels of inputs used to measure fair value are as follows:

•	Level 1—Value is based on quoted prices in active markets for identical assets and liabilities.

•

Level 2—Value is based on observable inputs other than quoted prices included in Level 1. This includes dealer and broker quotations, bid prices, quoted prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Value is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company has no assets or liabilities that are recorded at fair value on a recurring basis. The Company did not have any assets or liabilities measured at fair value on a nonrecurring basis during the years ended December 31, 2018, 2017 and 2016.

Cash and cash equivalents are reflected in the accompanying combined balances at cost, which approximated fair value, estimated using Level 1 inputs, as they are maintained with various high-quality financial institutions and having original maturities of three months or less. The carrying value of the note receivable due from affiliate of the Parent (see Note 10) approximates fair value through inputs inherent to the originating value of the loan, such as interest rate and ongoing credit risk (estimated using Level 3 inputs).

The fair value of outstanding long-term debt is estimated at $372.2 million at December 31, 2018 using a discounted cash flow analysis based on current market interest rates for debt issuances with similar remaining years-to-maturity and adjusted for credit risk, which represents a Level 3 measurement.

m) Subsequent Events

The Company has evaluated all subsequent events for potential recognition and disclosure through March 25, 2019, the date the combined financial statements were available to be issued.

On March 1, 2019, the outstanding balance of the Company’s long-term debt was repaid by the Parent on behalf of the Company without the Parent making any cash contribution to the Company. The forgiveness of debt was accounted for by the Company as a financing transaction and a non-cash capital contribution and a non-cash reduction of debt.

n) Goodwill

Goodwill represents the excess of cost over the fair value of identifiable net assets acquired. The impairment is the amount, if any, by which the implied fair value of goodwill and other indefinite-lived tangible assets are less than the carrying or book value. Annually, each October 1, the Company performs the required annual impairment test for each reporting unit.

The Company has two operating segments: (1) Maritime and (2) Destination Resorts. The Maritime and Destination Resorts operating segments each have associated goodwill, and each has been determined to be a reporting unit.

There was no impairment for the years ended December 31, 2018, 2017 and 2016.

o) Intangible Assets

Intangible assets include the cost of a trade name, contracts with cruise lines and leases with hotels and resorts.

The Company amortizes intangible assets with definite lives on a straight-line basis over their estimated useful lives. Amortization expense related to intangible assets for each of the years ended December 31, 2018, 2017 and 2016 was $3.5 million. Amortization expense is estimated to be $3.5 million in each of the next five years beginning in 2019.

Contracts with cruise lines are generally renewed every five years. The Company has the intent and ability to renew such contracts over the estimated useful lives of the assets. Costs incurred to renew contracts are capitalized and amortized to cost of revenues and operating expenses over the term of the contract.

Lease agreements with hotels and resorts in which the Company operates are generally renewed every ten years. The Company had the intent and ability to renew such contracts.

At October 1, 2018 and 2017, the Company performed the required annual impairment test for the intangible asset with an indefinite life and determined that there was no impairment.

The balance of other intangible assets is as follows (in thousands):

	December 31,
	2018	2017
Intangible assets with indefinite lives (trade-name)	$5,000	$5,000
Intangible assets with definite lives, net	126,517	130,038

Total intangibles assets, net	$131,517	$135,038

At December 31, 2018, the cost, accumulated amortization, and net balance of the definite-lived intangible assets were as follows (in thousands):

	Cost	Accumulated Amortization	Net Balance	Weighted Average Remaining Useful Life (Yrs.)
Contracts	$130,000	$(10,210)	$119,790	36
Lease agreements	7,300	(573)	6,727	36

	$137,300	$(10,783)	$126,517

At December 31, 2017, the cost, accumulated amortization, and net balance of the definite-lived intangible assets were as follows (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Remaining Useful Life (Yrs.)
Contracts	$130,000	$(6,877)	$123,123	37
Lease agreements	7,300	(385)	6,915	37

	$137,300	$(7,262)	$130,038

p) Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates. Significant estimates include the assessment of the recovery of long-lived assets, goodwill, and other intangible assets; the determination of deferred income taxes, including valuation allowances; the useful lives of definite-lived intangible assets and property and equipment; and allocations of Parent costs.

q) Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. As of December 31, 2018, and 2017, the Company had three cruise companies that represented greater than 10% of accounts receivable. The Company does not normally require collateral or other security to support normal credit sales. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. The Company records an allowance for doubtful accounts with respect to accounts receivable using historical collection experience, and generally, an account receivable balance is written off once it is determined to be uncollectible. The Company reviews the historical collection experience and considers other facts and circumstances and adjusts the calculation to record an allowance for doubtful accounts as appropriate. If the Company’s current collection trends were to differ significantly from historic collection experience, the Company would make a corresponding adjustment to the allowance. The allowance for doubtful accounts was $0.5 million as of December 31, 2018 and 2017. Bad debt expense is included within administrative operating expenses in the accompanying combined statements of income and is not significant for the years ended December 31, 2018, 2017 and 2016.

r) Recent Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the year ended December 31, 2018 that are of significance, or potential significance, to the Company based on its current operations. The following summary of recent accounting pronouncements is not intended to be an exhaustive description of the respective pronouncement.

In May 2014, the FASB issued ASU 2014-09. The core principle of the guidance in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in this ASU supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry specific guidance throughout the Industry Topics of the ASC. Additionally, ASU 2014-09 supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts.

In periods subsequent to the initial issuance of this ASU, the FASB has issued additional ASU’s clarifying items within Topic 606, as follows:

•

In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations” (“ASU 2016-08”). The amendments in ASU 2016-08 serve to clarify the implementation guidance on principal versus agent considerations.

•

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” (“ASU 2016-10”). The purpose of ASU 2016-10 is to clarify two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance (while retaining the related principles for those areas).

•

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). The purpose of ASU 2016-12 is to address certain issues identified to improve Topic 606 by enhancing guidance on assessing collectability, presentation of sales taxes and other similar taxes collected from customers, non-cash consideration and completed contracts and contract modifications at transition.

The FASB issued updates ASU 2016-08, ASU 2016-10 and ASU 2016-12 to provide guidance to improve the operability and understandability of the implementation guidance included in ASU 2014-09. ASU 2016-08, ASU 2016-10 and ASU 2016-12 have the same effective date and transition requirements of ASU 2015-14, which defers the effective date and transition of ASU 2014-09 annual reporting periods beginning after

December 15, 2018, and interim periods within annual periods beginning after December 15, 2019, with early adoption permitted. The Company plans to adopt this standard, other related revenue standard clarifications and technical guidance effective for the annual period ending December 31, 2019 and quarterly periods beginning January 1, 2020. The Company has elected the modified retrospective transition approach. Under this method, the standard will be applied only to the most current period presented and the cumulative effect of applying the standard will be recognized at the date of initial application. The Company is progressing through its implementation plan and is continuing to evaluate the impact of the standard on its processes, accounting systems, controls and financial disclosures. The Company is not able to determine at this time if the adoption of this guidance will have a material impact on the Company’s combined financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) to increase transparency and comparability among organizations by recognizing rights and obligations resulting from leases as lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The update requires lessees to recognize for all leases with a term of 12 months or more at the commencement date: (a) a lease liability or a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (b) a right-of-use asset or a lessee’s right to use or control the use of a specified asset for the lease term. Under the update, lessor accounting remains largely unchanged. The update requires a modified retrospective transition approach for leases existing at or entered into after the beginning of the earliest comparative period presented in the financial statements and do not require any transition accounting for leases that expire before the earliest comparative period presented. The update is effective retrospectively for annual periods beginning after December 15, 2019, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company is not able to determine at this time if the adoption of this guidance will have a material impact on the Company’s combined financial statements.

In March 2016, the FASB issued ASU 2016-04, “Recognition of Breakage for Certain Prepaid Stored-Value Products (a consensus of the FASB Emerging Issues Task Force).” ASU 2016-04 requires entities that sell certain prepaid stored-value products redeemable for goods, services or cash at third-party merchants to derecognize liabilities related to those products for breakage (i.e., the value that is ultimately not redeemed by the consumer). This guidance is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. Entities can use either a full retrospective approach, meaning they would apply the guidance to all periods presented, or a modified retrospective approach, meaning they would apply it only to the most current period presented with a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the methods and impact of adopting this new guidance on its combined financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses (Topic 326).” This ASU amends the Board’s guidance on the impairment of financial instruments. The ASU adds to GAAP an impairment model (known as the current expected credit losses model) that is based on an expected losses model rather than an incurred losses model. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The ASU is also intended to reduce the complexity of GAAP by decreasing the number of impairment models that entities use to account for debt instruments. The update is effective for fiscal years beginning after December 15, 2020. The Company is currently assessing the future impact the adoption of this guidance will have on its combined financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under existing guidance. The update is effective for annual periods beginning after December 15, 2018. The amendments should be applied using a retrospective transition method to each period presented. The Company does not anticipate the adoption of this guidance will have a material impact on its combined financial statements.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory:” (“ASU 2016-16”) This ASU was issued as part of the Board’s initiative to reduce complexity in accounting standards. This ASU eliminates an exception in ASC 740, which prohibits the immediate recognition of income tax consequences of intra-entity asset transfers other than inventory. Under ASU 2016-16, entities will be required to recognize the immediate current and deferred income tax effects of intra-entity asset transfers, which often involve a subsidiary of a company transferring intellectual property to another subsidiary. The new guidance will be effective for annual periods beginning after December 15, 2018. This ASU’s amendments should be applied on a modified retrospective basis, recognizing the effects in retained earnings as of the beginning of the year of adoption. The Company does not anticipate the adoption of this guidance will have a material impact on its combined financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash.” This ASU requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The update is effective for annual periods beginning after December 15, 2018. The Company does not anticipate the adoption of this guidance will have a material impact on its combined financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” This ASU assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses by clarifying the definition of a business. The definition of a business affects many areas of accounting including acquisition, disposals, goodwill and consolidation. The update is effective for annual periods beginning after December 31, 2018. The amendments in this update should be applied prospectively on or after the effective date. The Company does not anticipate the adoption of this guidance will have a material impact on the Company’s combined financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). This ASU simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Previously, in computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to the reporting unit. The new guidance is effective for an entity’s annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently assessing the future impact the adoption of this guidance will have on its combined financial statements.

3. Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	Useful Life	December 31,
	In Years	2018	2017
Furniture and fixtures	5 – 7	$4,735	$3,991
Computers and equipment	3 – 8	7,127	5,404
Leasehold improvements	Term of lease	24,665	21,890

		36,527	31,285
Less: Accumulated depreciation and amortization		(20,288)	(13,913)

		$16,239	$17,372

Depreciation and amortization expense for the years ended December 31, 2018, 2017 and 2016 were $6.5 million, $6.3 million and $7.5 million, respectively.

4. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2018	2017
Operative commissions	$4,663	$4,607
Minimum cruise line commissions	5,648	4,230
Payroll and bonuses	5,037	2,768
Interest	2,513	—
Other	9,350	7,908

	$27,211	$19,513

5. Long-term Debt

On January 11, 2018, the Company entered into an assignment and assumption of third-party debt (the “Term Credit Agreement”) of $356.2 million from the Parent with a maturity date on December 9, 2021. Long-term debt is presented net of related unamortized deferred financing costs of $3.7 million on the combined balance sheet as of December 31, 2018. The Company amortizes debt issuance costs as interest expense over the term of the related debt using the effective interest method in the accompanying combined statements of income. Interest costs incurred were $34.1 million, inclusive of amortization of deferred financing costs of $1.3 million, for the year ended December 31, 2018. In connection with the Term Credit Agreement, the Company entered into pledge and security agreements with the applicable lenders as collateral agent, pledging substantially all of its assets as collateral.

The Company can elect to apply a base rate or LIBOR rate of interest on the Term Credit Agreement. Interest shall be paid, with respect to any base rate loan, the first day of each month and with respect to any LIBOR rate loan, on the last day of each interest period with respect thereto and for any LIBOR rate loan with an interest period of three months, at the end of each three-month period during such interest period.

The Term Credit Agreement contains customary affirmative, negative and financial covenants, including limitations on dividends and funded debt. The Company is in compliance with these covenants.

As of December 31, 2018, the interest rate on the Term Credit Agreement was based on (at the Parent’s election) either LIBOR plus a predetermined margin that ranged from 7.00% to 7.50%, or the base rate as defined in the

Term Credit Agreement plus a predetermined margin that ranged from 6.00% to 6.50%, in each case based on the Parent’s consolidated total leverage ratio. As of December 31, 2018, the Parent elected the LIBOR rate and the applicable margin was 7.25% per annum.

6. Noncontrolling Interest

The Company has a 60% controlling interest and a third party has a 40% noncontrolling interest of Medispa Limited, a Bahamian entity that is a subsidiary of the Company. The operations of MediSpa Limited relate to the delivery of non-invasive aesthetic services, provision of related services, and the sale of related products onboard passenger cruise ships and at hotel and resort spas outside the tax jurisdiction of the U.S. As of December 31, 2018 and 2017, the noncontrolling interest was $3.6 million and $4.6 million, respectively.

7. Income Taxes

Income before provision for income taxes consists of (in thousands):

	Year Ended December 31,
	2018	2017	2016
U.S.	$2,871	$3,047	$2,967
Foreign	11,960	35,442	20,812

	$14,831	$38,489	$23,779

The provision for income taxes consist of the following (in thousands):

	Year Ended December 31,
	2018	2017	2016
U.S. Federal	$461	$3,919	$1,161
U.S. State	159	267	309
Foreign	468	1,077	4,145

	$1,088	$5,263	$5,615

Current	$1,089	$1,913	$6,087
Deferred	(1)	3,350	(472)

	$1,088	$5,263	$5,615

A reconciliation of the difference between the expected (benefit) provision for income taxes using the U.S. federal tax rate and our actual provision is as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Provision using statutory
U.S. federal tax rate	$3,114	$13,471	$8,323
Foreign rate differential	(1,730)	(11,222)	(6,449)
Rate change on deferred	—	2,652	—
State taxes	126	277	286
Non-taxable income	(439)	(396)	(220)
Permanent differences	141	71	178
Uncertain tax position	(68)	487	3,500
Other	(56)	(77)	(3)

Total	$1,088	$5,263	$5,615

The difference between the expected provision for income taxes using the 21% U.S. federal income tax rate for 2018 and a 35% U.S. federal income tax rate for 2017 and 2016, and the Company’s actual provision is primarily attributable to foreign rate differential including income earned in jurisdictions not subject to income taxes, and, for the year ended December 31, 2017, the effect of the change in the U.S. corporate income tax rate on the Company’s net U.S. deferred tax assets.

A reconciliation of the beginning and ending amounts of uncertain tax positions, excluding interest and penalties, is as follows (in thousands):

	December 31,
	2018	2017	2016
Beginning balance	$1,781	$1,559	$—
Gross (decreases) increases—prior period tax position	(84)	222	1,559

Ending balance	$1,697	$1,781	$1,559

As of December 31, 2018, 2017 and 2016, the Company accrued $3.9 million, $4.0 million and $3.5 million, respectively, for uncertain tax positions, including interest and penalties that, if recognized, would affect the effective income tax rate.

The Company classifies interest and penalties on uncertain tax positions as a component of provision for income taxes in the combined statements of income. Accrued interest and penalties related to uncertain tax positions are $2.2 million as of December 31, 2018 and 2017 and are included in income tax contingency in the accompanying combined balance sheets. Deferred income taxes consist of the following (in thousands):

	December 31,
	2018	2017
Deferred income tax assets:
Unicap and inventory reserves	$41	$26
Allowance for doubtful accounts	8	8
Depreciation and amortization	3,731	4,095
Other reserves and accruals	277	224
Gift certificates	208	108

Total deferred income tax assets	4,265	4,461
Deferred income tax liabilities:
Unrealized foreign exchange	—	(197)

Net deferred income tax assets	$4,265	$4,264

Certain U.S. entities of the Company have available net U.S. federal operating loss carry forwards (“NOLs”) as a result of the fact that the Parent’s U.S. consolidated tax filing group, which includes the Company’s U.S. entities, has historically generated taxable losses. However, no deferred tax assets were recorded related to NOLs based on the separate return method of accounting. Approximately $17.5 million of the estimated $18.2 million of total NOLs is subject to Section 382 limitation. Under U.S. tax law, NOLs generated during tax years ending on or before December 31, 2017 can be carried back for two taxable years and carried forward for 20 taxable years, while NOLs generated during tax years after December 31, 2017 cannot be carried back and can be carried forward indefinitely. The Company’s NOLs will begin to expire in 2022 and subsequent years.

As the Company accounts for income taxes under the separate return method, the combined statements of equity for the years ended December 31, 2018, 2017 and 2016 include $1.2 million, $1.0 million and $1.9 million, respectively, of current income taxes payable that were included in net Parent investment, as such income taxes are not actually owed to the tax authorities. The Company is subject to routine audits by U.S. federal, state, local, and foreign tax authorities. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. The tax years 2014-2018 remain subject to examination by taxing authorities throughout the world in major jurisdictions, such as the U.S. and Italy.

In November 2016, the Company was notified by a foreign tax authority of a disagreement over how the withholding tax exemption was applied on dividend distributions. On February 17, 2017, the Company received a formal assessment related to this matter. The Company is disputing the assessment and believes that adequate accrual has been established for this matter. The Company has included $(0.1) million and $0.5 million of unrecognized tax benefit in the provision for income taxes for the years ended December 31, 2018 and 2017, respectively, which comprises the impact of foreign exchange movements on the income tax contingency accrual.

U.S. Tax Reform

On December 22, 2017, the U.S. enacted significant changes to tax law following the passage and signing of The Tax Cuts and Jobs Act (“TCJA”). The Company has completed the analysis of the tax accounting implications of the TCJA during the year ended December 31, 2018 in accordance with the terms of SEC Staff Bulletin 118. The Company did not record any adjustments in the year ended December 31, 2018 to provisional amounts that were material to its combined financial statements.

8. Commitment and Contingencies

Cruise Line Agreements

A large portion of the Company’s revenues are generated on cruise ships. The Company has entered into agreements of varying terms with the cruise lines under which services and products are paid for by cruise passengers. These agreements provide for the Company to pay the cruise line commissions for use of their shipboard facilities, as well as fees for staff shipboard meals and accommodations. These commissions are based on a percentage of revenue, a minimum annual amount, or a combination of both. Some of the minimum commissions are calculated as a flat dollar amount while others are based upon minimum passenger per diems for passengers actually embarked on each cruise of the respective vessel. Staff shipboard meals and accommodations are charged by the cruise lines on a per staff per day basis. The Company recognizes all expenses related to cruise line commissions, minimum guarantees, and staff shipboard meals and accommodations, generally, as they are incurred and includes such expenses in cost of revenues and operating expenses in the accompanying combined statements of income. For cruises in process at period end, an accrual is made to record such expenses in a manner that approximates a pro-rata basis. In addition, staff-related expenses such as shipboard employee commissions are recognized in the same manner.

Pursuant to agreements that provide for minimum commissions, the Company guaranteed the following amounts as of December 31, 2018 (in thousands):

Year	Amount
2019	$122,677
2020	8,000
2021	—

$130,677

Revenues from passengers of each of the following cruise line companies accounted for more than ten percent of the Company’s total revenues in 2018, 2017, and 2016, respectively: Carnival (including Carnival, Carnival Australia, Costa, Cunard, Holland America, P&O, Princess and Seabourn cruise lines): 48.5%, 48.6% and 48.1%, and Royal Caribbean (including Royal Caribbean, Pullmantur, Celebrity and Azamara cruise lines): 21.0%, 20.8% and 20.2%, and Norwegian Cruise Line 13.8%, 13.0% and 13.2%.

Operating Leases

The Company leases office and warehouse space, as well as office equipment and automobiles, under operating leases. The Company also makes certain payments to the owners of the venues where destination resort health and wellness centers are located. Destination resort health and wellness centers generally require rent based on a percentage of revenues. In addition, as part of the rental arrangements for some of the destination resort health and wellness centers, the Company is required to pay a minimum annual rental regardless of whether such amount would be required to be paid under the percentage rent arrangement. Substantially all of these arrangements include renewal options ranging from three to five years. Rental expense incurred under operating leases for the years ended December 31, 2018, 2017 and 2016 were $9.5 million, $8.8 million and $9.5 million, respectively. Minimum annual commitments under operating leases at December 31, 2018 are as follows (in thousands):

Year	Amount
2019	$3,443
2020	2,772
2021	2,569
2022	2,365
2023	2,032
Thereafter	10,263

$23,444

9. Pledge and Security Agreements

In December 2015, in connection with credit facilities of the Parent, which provide for $650 million in borrowings and mature in 2020 and 2021, of which $356.2 million was assigned and assumed on January 11, 2018, as discussed in Note 5, the Company, along with other affiliates of the Parent, entered into pledge and security agreements with the applicable lender as collateral agent pledging substantially all of their assets as collateral.

10. Transactions with Related Parties

The Company purchases beauty products from wholly-owned subsidiaries of the Parent for resale to its customers. In 2017, the Company entered into a supply agreement with a wholly-owned subsidiary of the Parent company, which established the prices at which beauty products will be purchased by the Company from the supplier for a term of ten years. This supply agreement was subsequently amended and restated in 2018. Purchases of beauty products from related parties and cost of revenues are as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Purchases	$25,491	$20,943	$35,390
Cost of revenues	$22,995	$28,903	$36,114

Inventories on hand related to these purchases and accounts payable owed to the supplier entities related to the purchases is as follows (in thousands):

	December 31,
	2018	2017
Inventory	$17,268	$14,772
Accounts payable—related parties	$6,553	$10,203

For the year ended December 31, 2016, $33.0 million of the then outstanding accounts payable to supplier entities related to these purchases were forgiven by the Parent. Such accounts payable—related parties forgiven by the Parent were considered contributions of capital from the Parent in the combined financial statements of the Company.

The Company entered into a loan agreement with a wholly-owned subsidiary of the Parent (the “Borrower”), for €5.0 million on February 25, 2016. The note receivable is due in full by January 3, 2021 and bears an annual interest rate of 7.50%. The note receivable is accounted for on an amortized cost basis, and interest is recognized using the effective interest rate method. On July 27, 2018, the Parent settled the outstanding principal amount and all accrued interest under this loan agreement. This note receivable from affiliate of Parent and related unpaid accrued interest forgiven by Parent totaling approximately $6.8 million were considered contributions of capital from the Parent in the combined financial statements of the Company. As of December 31, 2017, the outstanding balance of the note receivable from an affiliate of the Parent was €5.0 million, or $6.0 million. Interest income earned on the loan was $0.2 million, $0.3 million and $0.3 million for the years ended December 31, 2018, 2017 and 2016, respectively, which is included in the combined statements of income.

The Company receives services and support from various functions performed by the Parent. These expenses relate to allocations of Parent corporate overhead. Included in Salary and Payroll taxes in the combined statements of income for the years ended December 31, 2018, 2017 and 2016 were $9.1 million, $9.2 million and $8.5 million, respectively. Included in Administrative expenses in the combined statements of income the years ended December 31, 2018, 2017 and 2016 were $2.6 million, $2.5 million and $2.8 million, respectively.

11. Profit Sharing Plans

Eligible employees participate in the Company’s profit sharing retirement plan and a profit sharing plan of the Parent, which are qualified under Section 401(k) of the Internal Revenue Code. With respect to the Parent’s profit sharing retirement plan, the Company’s Parent makes discretionary annual matching contributions in cash based on a percentage of eligible employee compensation deferrals. The contribution to the plans, included in Salary and Payroll taxes in the combined statements of income, for each of the the years ended December 31, 2018, 2017 and 2016 was $0.3 million.

12. Segment and Geographic Information

The Company operates facilities on cruise ships and in destination resort health and wellness centers, which provide health and wellness services and sell beauty products onboard cruise ships and destination resort health and wellness centers. The Company’s Maritime and Destination Resorts operating segments are aggregated into a single reportable segment based upon similar economic characteristics, products, services, customers and delivery methods. Additionally, the Company’s operating segments represent components of the Company for which separate financial information is available that is utilized on a regular basis by the chief executive officer, who is the Company’s chief operating decision maker (CODM), in determining how to allocate the Company’s resources and evaluate performance.

The basis for determining the geographic information below is based on the countries in which the Company operates. The Company is not able to identify the country of origin for the customers to which revenues from cruise ship operations relate. Geographic information is as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Revenues:
U.S.	$27,166	$30,851	$33,278
Not connected to a country	491,244	455,782	421,489
Other	22,368	20,052	21,517

Total	$540,778	$506,685	$476,284

	December 31,
	2018	2017
Property and equipment, net:
U.S.	$6,838	$4,896
Not connected to a country	2,188	2,558
Other	7,213	9,918

Total	$16,239	$17,372

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Haymaker Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Haymaker Acquisition Corp. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2018 and for the period from April 26, 2017 (inception) through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and the period from April 26, 2017 (inception) through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2017.

New York, NY

March 6, 2019

HAYMAKER ACQUISITION CORP.

BALANCE SHEETS

DECEMBER 31, 2018 and 2017

	2018	2017
ASSETS
Current assets
Cash	$221,384	$1,123,821
Prepaid expenses	93,479	109,000

Total current assets	314,863	1,232,821
Cash and marketable securities held in Trust Account	336,670,506	330,565,672

Total assets	$336,985,369	$331,798,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$121,176	$32,104
Accrued transaction costs	3,683,688	—
Accrued income tax payable	1,012,257	—

Total current liabilities	4,817,121	32,104
Deferred tax lability	94,241	89,409
Deferred underwriter compensation	12,150,000	12,150,000

Total liabilities	17,061,362	12,271,513
Commitments and contingencies
Common stock subject to possible redemption, 30,961,528 and 31,398,875 shares at redemption value as of December 31, 2018 and 2017, respectively	314,924,006	314,526,979

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 2,038,472 and 1,601,125 shares issued and outstanding as of December 31, 2018 and 2017, respectively (excluding 30,961,528 and 31,398,875 shares subject to redemption as of December 31, 2018 and 2017, respectively)	204	160
Class B convertible common stock, $0.0001 par value; 20,000,000 shares authorized; 8,250,000 shares issued and outstanding	825	825
Additional paid-in capital	4,265,597	4,662,669
Accumulated earnings	733,375	336,347

Total stockholders’ equity	5,000,001	5,000,001

Total liabilities and stockholders’ equity	$336,985,369	$331,798,493

The accompanying notes are an integral part of the financial statements

HAYMAKER ACQUISITION CORP.

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2018 AND THE PERIOD FROM APRIL 26, 2017 (INCEPTION)

THROUGH DECEMBER 31, 2017

	2018	2017
Operating and formation costs	$4,690,718	$139,916

Loss from operations	(4,690,718)	(139,916)

Other income:
Interest income	5,656,070	1,234
Unrealized gain on securities held in Trust Account	448,765	564,438

Other income, net	6,104,835	565,672

Income before provision for income taxes	1,414,116	425,756
Provision for Income Taxes	(1,017,089)	(89,409)

Net income	$397,028	$336,347

Weighted average shares outstanding, basic and diluted(1)	9,911,510	8,084,124

Basic and diluted net loss per common share(2)	$(0.44)	$(0.02)

(1)	Excludes an aggregate of up to 30,961,528 and 31,398,875 shares subject to redemption as of December 31, 2018 and 2017, respectively.
(2)

Net loss per common share—basic and diluted excludes interest income attributable to common stock subject to redemption of $4,773,466 and $538,237 for the year ended December 31, 2018 and 2071, respectively. (See Note 2.)

The accompanying notes are an integral part of the financial statements.

HAYMAKER ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

YEAR ENDED DECEMBER 31, 2018 AND THE PERIOD FROM APRIL 26, 2017 (INCEPTION)

THROUGH DECEMBER 31, 2017

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Earnings (Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance—April 26 2017 (inception)	—	$—	—	$—	$—	$—	$—
Common stock issued to initial stockholders (“Founder Shares”)	—	—	8,625,000	863	24,137	—	25,000
Cancellation of Founder Shares	—	—	(375,000)	(38)	38	—	—
Sale of 33,000,000 Units, net of underwriters discount and offering costs	33,000,000	3,300	—	—	311,162,333	—	311,165,633
Sale of 8,000,000 Private Placement Warrants	—	—	—	—	8,000,000	—	8,000,000
Common stock subject to redemption	(31,398,875)	(3,140)	—	—	(314,523,839)	—	(314,526,979)
Net income	—	—	—	—	—	336,347	336,347

Balance—December 31, 2017	1,601,125	160	8,250,000	825	$4,662,669	$336,347	$5,000,001
Common stock subject to redemption	437,347	44	—	—	(397,072)	—	(397,028)
Net income	—	—	—	—		397,028	397,028

Balance—December 31, 2018	2,038,472	204	8,250,000	825	$4,265,597	$733,375	$5,000,001

The accompanying notes are an integral part of the financial statements.

HAYMAKER ACQUISITION CORP.

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2018 AND THE PERIOD FROM APRIL 26, 2017 (INCEPTION)

THROUGH DECEMBER 31, 2017

	2018	2017
Cash Flows from Operating Activities:
Net income	$397,028	$336,347
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(5,656,070)	(1,234)
Unrealized gain on marketable securities held in Trust Account	(448,765)	(564,438)
Deferred tax liability	4,832	89,409
Changes in operating assets and liabilities:
Prepaid expenses	15,521	(109,000)
Accounts payable and accrued expenses	4,785,017	32,104

Net cash used in operating activities	(902,437)	(216,812)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(330,000,000)

Net cash used in investing activities	—	(330,000,000)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock to initial stockholders	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	324,000,000
Proceeds from sale of Private Placement Warrants	—	8,000,000
Proceeds from promissory notes—related parties	—	250,700
Repayment of promissory notes—related parties	—	(250,700)
Payment of offering costs	—	(684,367)

Net cash provided by financing activities	—	331,340,633

Net Change in Cash	(902,437)	1,123,821
Cash—Beginning	1,123,821	—

Cash—Ending	$221,384	$1,123,821

Non-Cash investing and financing activities:
Deferred underwriting fees	$—	$12,150,000

Initial classification of common stock subject to redemption	$—	$314,188,940

Change in value of common stock subject to redemption	$397,028	$338,039

The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Haymaker Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated in Delaware on April 26, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company intends to acquire and operate a business in the consumer and consumer-related products and services industries. However, the Company is not limited to these industries and may pursue a business combination opportunity in any business or industry it chooses and may pursue a company with operations or opportunities outside of the United States.

On November 1, 2018, the Company entered into the Transaction Agreement with OSW Holdings and the other parties thereto. The Company amended the Transaction Agreement on January 7, 2019. Pursuant to the Transaction Agreement, among other things, OSW Holdings will, directly or indirectly, acquire the company and OneSpaWorld. OneSpaWorld is a pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers at destination resorts worldwide. Its highly-trained and experienced staff offer guests a comprehensive suite of premium health, fitness, beauty and wellness services and products. OSW Holdings is expected to be listed on The Nasdaq Stock Market under the symbol “OSW.” This transaction will be funded through a combination of cash, stock and debt financing. Completion of the proposed transaction, which is expected in the first quarter of 2019, is subject to customary and other closing conditions, including approval from our stockholders.

On November 13, 2018, OSW Holdings filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 (as amended on December 28, 2018, January 22, 2019, February 8, 2019 and February 14, 2019, the “Form S-4”) in connection with the proposed business combination with OSW. The Form S-4 was declared effective by the SEC on February 14, 2019.

For additional information regarding the Transaction Agreement, the proposed business combination and OSW, including the risks and uncertainties regarding the business combination and OSW’s business, see the Definitive Proxy Statement on Schedule 14A relating to the business combination filed with the SEC on February 14, 2019 (the “Proxy Statement”).

Other than as specifically discussed, this Report does not give effect to the Transaction.

At December 31, 2018, the Company had not commenced any operations. All activity for the period from April 26, 2017 (date of inception) through December 31, 2018 related to the Company’s formation, the initial public offering (“Initial Public Offering”) and the search for a target business, which is described below. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 24, 2017. On October 27, 2017, the Company consummated the Initial Public Offering of 30,000,000 units (“Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $300,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants at a price of $1.00 per warrant (“Placement Warrants”) in a private placement to Haymaker Sponsor, LLC (the “Sponsor”) generating gross proceeds of $8,000,000, which is described in Note 4.

Following the closing of the Initial Public Offering on October 27, 2017, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations.

The Company also granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments at the Initial Public Offering price. On November 1, 2017, the underwriters exercised the option in part and purchased 3,000,000 Units at an offering price of $10.00 per Unit, generating gross proceeds of $30,000,000. Following the closing, this additional $30,000,000 of net proceeds was placed in the Trust Account, resulting in $330,000,000 held in the Trust Account as of November 1, 2017.

The Company’s certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units being sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if it does not complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the shares of Class A common stock included in the Units being sold in the Initial Public Offering if the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

In addition, the 8,625,000 shares of Class B common stock of the Company (the “Founder Shares”) held by the Company’s initial stockholders (prior to the exercise of the over-allotment) included an aggregate of up to 1,125,000 Founder Shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment option was not exercised in full, so that the initial stockholders would collectively own 20.0% of issued and outstanding shares of the Company. Since the underwriters exercised the over-allotment option in part and purchased 3,000,000 of the total possible 4,500,000 Units, the Sponsor forfeited 375,000 Founder Shares on November 3, 2017 in order to maintain ownership of 20.0% of issued and outstanding shares of the Company. The Founder Shares forfeited by the Sponsor were cancelled by the Company.

Transaction costs amounted to $18,834,367, consisting of $6,000,000 of underwriting fees, $12,150,000 of deferred underwriting fees (including the over-allotment exercise) and $684,367 of Initial Public Offering costs. In addition, $1,596,997 of cash was held outside of the Trust Account and was available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of the Initial Business Combination and the Company does not conduct redemptions in connection with the Initial Business Combination pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares sold in the Initial Public Offering. Such restriction will also be applicable to the Company’s affiliates. The Company believes the restriction described above will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to redeem their shares as a means to force the Company or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 20% of the shares sold in the Initial Public Offering could threaten to exercise its redemption rights against the Initial Business Combination if such holder’s shares are not purchased by the Company or its management at a premium to the then-current market price or on other undesirable terms. By limiting the Company’s stockholders’ ability to redeem to no more than 20% of the shares sold in the Initial Public Offering, the Company believes it will limit the ability of a small group of stockholders to unreasonably attempt to block the Company’s ability to complete its Initial Business Combination, particularly in connection with the Initial Business Combination with a target that requires as a closing condition that the Company have a minimum net worth or a certain amount of cash. However, the Company would not be restricting its stockholders’ ability to vote all of their shares (including all shares held by those stockholders that hold more than 20% of the shares sold in the Initial Public Offering) for or against the Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering, the

Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete the Initial Business Combination within 24 months of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquire shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.

The Company’s sponsor has agreed that it will be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then the Company’s sponsor will not be responsible to the extent of any liability for such third party claims. The Company has not independently verified whether its sponsor has sufficient funds to satisfy its indemnity obligations and believes that its sponsor’s only assets are securities of our company. The Company has not asked its sponsor to reserve for such indemnification obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Liquidity and Going Concern

As of December 31, 2018, the Company had a balance of cash and cash equivalents of $221,384.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions) to complete its Initial Business Combination.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and may require additional funds to meet its obligations and sustain its operations.

The Company cannot provide any assurance that additional financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from the Company’s estimates.

Cash equivalents

The Company considers all short-term investments with an original maturity of three months or less, when purchased, to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018 and 2017.

Cash and Marketable Securities held in Trust Account

At December 31, 2018 and 2017, the assets held in the Trust Account were held in cash and U.S. Treasury Bills.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2018 and 2017, common stock subject to possible redemption is presented as temporary equity at redemption value, outside of the stockholders’ equity section of the Company’s balance sheet.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $18,834,367 were charged to stockholders’ equity upon the completion of the Initial Public Offering (including the over-allotment exercise).

Income Taxes

The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On December 22, 2017 the U.S.Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to revalue its deferred tax assets and liabilities at December 31, 2017 at the new rate. The SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain tax effects of Tax Reform. At December 31, 2018, we have now completed our accounting for all of the enactment-date income tax effects of the Act.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period, less common shares that were subject to forfeiture, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2018 and 2017, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Reconciliation of Net Income (Loss) per Common Share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	For the Year ended December 31, 2018	For the Period from April 26, 2017 (inception) through December 31, 2017
Net income	$397,028	$336,347
Less: Income attributable to common stock subject to redemption	(4,773,466)	(538,237)

Adjusted net loss	(4,376,438)	(201,890)

Weighted average shares outstanding, basic and diluted	9,911,510	8,084,124

Basic and diluted net loss per common share	$(0.44)	$(0.02)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 33,000,000 Units at a price of $10.00 per Unit, which includes the partial exercise by the underwriters over-allotment option to purchase 3,000,000 Units at

$10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Redeemable Warrant”). Each whole Redeemable Warrant is exercisable to purchase one share of Class A common stock and only whole warrants are exercisable. The Redeemable Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering. Each whole Redeemable Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7).

4. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 8,000,000 Placement Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $8,000,000. Each Placement Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50. The Placement Warrants will become exercisable 30 days after the completion of the Initial Business Combination. The proceeds from the Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete the Initial Business Combination within 24 months from the closing of the Initial Public Offering, the proceeds from the sale of the Placement Warrants held in the Trust Account will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 16, 2017, the Company issued an aggregate of 8,625,000 shares of Class B common stock to the Sponsor (“Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of the Initial Business Combination on a one-for-one basis, subject to adjustments as described in Note 7. The 8,625,000 Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. Since the underwriters exercised the over-allotment option in part and purchased 3,000,000 of the total possible 4,500,000 Units, the Initial Stockholders forfeited 375,000 Founder Shares on November 3, 2017 in order to maintain ownership of 20.0% of issued and outstanding shares of the Company. The Founder Shares forfeited by the Initial Stockholders were cancelled by the Company.

The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on October 27, 2017 through the earlier of the consummation of the Initial Business Combination or the Company’s liquidation, the Company will pay the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. For the year ended December 31, 2018, the Company incurred $120,000 in fees for these services, with $2,258 in accrued expenses as of December 31, 2018. For the period from April 26, 2017 (inception) through December 31, 2017, the Company incurred $52,199 in fees for these services, with $2,295 in accrued expenses as of December 31, 2017.

Related Party Loans

On June 5, 2017, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2017 or the completion of the Initial Public Offering. At the time of the Initial Public Offering, the Company had $250,700 borrowed under the Note. On October 30, 2017, the Company repaid the full amount borrowed under the Sponsor Note.

In order to finance transaction costs in connection with the Initial Business Combination, the Sponsor, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of the Initial Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants that would be identical to Placement Warrants, including as to exercise price, exercisability and exercise period.

6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement that was signed on October 24, 2017, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the Initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The holders of the Founder Shares, Placement Warrants and warrants that may be issued upon conversion of working capital loans will not be able to sell these securities until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, on the earlier of (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property and (ii) in the case of the Placement Warrants and the respective Class A common stock underlying such warrants, 30 days after the completion of the Initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $6,000,000. In addition, the underwriters have earned an additional 3.5% of the gross proceeds of the Initial Public Offering, or $10,500,000 (“Deferred Underwriting Commission”) that will be paid upon consummation of the Company’s Initial Business Combination. In conjunction with the exercise of the over-allotment purchase of 3,000,000 Units on November 1, 2017, the underwriters earned an additional 5.5% of the gross proceeds of the over-allotment exercise or $1,650,000 that will be paid upon consummation of the Company’s Initial Business Combination. The underwriters agreement provides that the deferred underwriting discount will be waived by the underwriter if the Company does not complete its Initial Business Combination.

7. STOCKHOLDERS’ EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At October 27, 2017, there were no shares of preferred stock issued or outstanding. Immediately after the consummation of the Initial Public Offering, there will be no shares of preferred stock issued and outstanding.

Class A Common Stock—The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2018 and 2017, there were 33,000,000 shares (which includes 30,961,528 shares subject to possible redemption) of Class A common stock issued and outstanding.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class common stock with a par value of $0.0001 per share. Initially, the Company’s Sponsor owned an aggregate of 8,625,000 shares of the Company’s Class B common stock (up to 1,125,000 shares of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised). Since the underwriters exercised the over-allotment option in part and purchased 3,000,000 of the total possible 4,500,000 Units, the Sponsor forfeited 375,000 Founder Shares on November 3, 2017 in order to maintain ownership of 20.0% of issued and outstanding shares of the Company. The Founder Shares forfeited by the Sponsor were cancelled by the Company. As of December 31, 2018 and 2017, the Company’s Sponsor owned an aggregate of 8,250,000 shares of the Company’s Class B common stock.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of the Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination and any private placement-equivalent warrants issued to the Company’s Sponsor or its affiliates upon conversion of loans made to us)

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

Warrants

Redeemable Warrants

Each whole Redeemable Warrant is exercisable to purchase one share of Class A common stock and only whole warrants are exercisable. The Redeemable Warrants will become exercisable on the later of 30 days after the completion of the Initial Business Combination or 12 months from the closing of the Initial Public Offering. Each whole Redeemable Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50.

Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

If the shares issuable upon exercise of the warrants are not registered under the Securities Act within 60 business days following the Initial Business Combination, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Initial Business Combination, the Company will use its reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its reasonable best efforts to cause the same to become effective within 60 business days following its Initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Company’s Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

Placement Warrants

The Sponsor purchased an aggregate of 8,000,000 Placement Warrants at a price of $1.00 per whole warrant in a private placement that occurred simultaneously with the closing of the Initial Public Offering. Each whole Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. The purchase price of the Placement Warrants was added to the proceeds from the Initial Public Offering and held in the Trust Account. If the Initial Business Combination is not completed within 24 months from the closing of the Initial Public Offering, the proceeds from the sale of the Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless. The Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Placement Warrants (including the Class A common stock issuable upon exercise of the Placement Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the Initial Business Combination and they will not be redeemable so long as they are held by the Company’s Sponsor or its permitted transferees. Otherwise, the Placement Warrants have terms and provisions that are identical to those of the Redeemable Warrants, including as to exercise price, exercisability and exercise period. If the Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis the Redeemable Warrants.

If holders of the Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that the Company has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, or its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Initial Business Combination. If they remain affiliated with the Company, their ability to sell the Company’s securities in the open market will be significantly limited. The Company expects to have policies in place that prohibit insiders from selling the Company’s securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell the Company’s securities, an insider cannot trade in the Company’s securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, the Company believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The Company’s Sponsor has agreed not to transfer, assign or sell any of the Placement Warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date the Company completes its Initial Business Combination.

8. INCOME TAX

The Company’s net deferred tax liabilities are as follows:

	December 31, 2018	December 31, 2017
Deferred tax asset (liability)
Net operating loss carryover	$—	$29,123
Unrealized gains on marketable securities	(94,241)	(118,532)

Deferred tax liability	$(94,241)	$(89,409)

The income tax provision consists of the following:

	For the year ended December 31, 2018	For the period from April 26, 2017 (inception) through December 31, 2017
Federal
Current	$1,012,257	$—
Deferred	4,832	89,409
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	—	—

Income tax provision	$1,017,089	$89,409

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2018 and 2017 is as follows:

	2018	2017
Statutory federal income tax rate	21.0%	34.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Merger costs	57.2%	0.0%
Deferred tax rate change	0.0%	(13.0)%
Other	(6.3)%	(13.0)%

Income tax provision	71.9%	21.0%

The Company files income tax returns in the U.S. federal jurisdiction and in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company considers New York to be a significant state tax jurisdiction. Our income tax returns are open for audit for tax years 2017 and forward.

9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2018 and 2017, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2018	December 31, 2017
Assets:
Cash and marketable securities held in Trust Account	1	$336,670,506	$330,565,672

10. BUSINESS COMBINATION

On November 1, 2018, we entered into the Transaction Agreement with OSW Holdings and the other parties thereto. We amended the Transaction Agreement on January 7, 2019. Pursuant to the Transaction Agreement, among other things, OSW Holdings will, directly or indirectly, acquire our company and OneSpaWorld. OneSpaWorld is a pre-eminent global operator of health and wellness centers onboard cruise ships and a leading operator of health and wellness centers at destination resorts worldwide. Its highly-trained and experienced staff offer guests a comprehensive suite of premium health, fitness, beauty and wellness services and products. OSW Holdings is expected to be listed on The Nasdaq Stock Market under the symbol “OSW.” This transaction will be funded through a combination of cash, stock and debt financing. Completion of the proposed transaction, which is expected in the first quarter of 2019, is subject to customary and other closing conditions, including approval from our stockholders.

Transaction Agreement

Subject to the terms and conditions of the Transaction Agreement (including certain adjustments pursuant to and in accordance with the terms of the Transaction Agreement and the ancillary agreements), the business combination will result in the following for the Company:

•

each share of the Company’s Class A common stock will be converted into the right to receive one fully paid and non-assessable common share, par value U.S. $0.0001 per share, of OSW Holdings (each, an “OSW Holdings Share”);

•

each of the warrants included in the units issued in the Company’s initial public offering will be restated and become exercisable for one OSW Holdings Share, on the same terms and conditions as those applicable to the existing warrant (each, an “OSW Holdings Public Warrant”);

•

the 8.25 million shares of the Company’s Class B common stock held by Haymaker Sponsor, LLC (the “Sponsor” will be converted into 6,650,000 OSW Holdings Shares (3,650,000, subject to certain adjustments, of which will be transferred and forfeited to OSW Holdings) and the right to receive 1,600,000 OSW Holdings Shares upon the occurrence of certain events;

•

each of the Placement Warrants will be restated and become exercisable for one OSW Holdings Share, on the same terms and conditions as those applicable to the Placement Warrants (the “OSW Holdings Private Warrants”); and

•	the sponsor will forfeit 3,650,000 OSW Holdings Shares and 4,707,734 OSW Holdings Private Warrants.

Certain of the Company’s stockholders (who hold Class A shares and are not subject to the insider agreement not to redeem any shares) may exercise their right to redeem all or a portion of their shares of Class A common stock pursuant to the Company’s certificate of incorporation.

Subject to the terms and conditions of the Transaction Agreement (including certain adjustments pursuant to and in accordance with the terms of the Transaction Agreement and the ancillary agreements), the selling equity holders of OSW (the “Sellers”) will receive: (i) 14,821,863 OSW Holdings Shares (valued at $148,218,630 based on a $10.00 share price), (ii) 1,602,440 OSW Holdings Private Warrants, (iii) $637,096,370 in cash, and (iv) the right to receive up to an additional 5,000,000 OSW Holdings Shares upon the occurrence of certain events. The cash consideration payable to the Sellers at the closing of the business combination will be increased (and the OSW Holdings Share consideration payable to the seller will be correspondingly decreased) if the sum of the interest on the amounts in the trust account, as of immediately prior to the closing of the business combination (without giving effect to any redemptions), plus $400,000, is greater than the aggregate amount of redemptions of the Company’s Class A common stock in excess of $50,000,000.

Subject to the terms and conditions of the Transaction Agreement, no more than five business days following (i) the first day the OSW Holdings Shares’ five-day volume weighted average price is greater than or equal to $20.00, (ii) a change of control of OSW Holdings where the OSW Holdings Shares are sold for at least $20.00 per share, or (iii) the 10-year anniversary of the closing of the business combination, OSW Holdings will issue 5,000,000 OSW Holdings Shares to Steiner Leisure Limited and 1,600,000 OSW Holdings Shares to our sponsor (both subject to adjustment as set forth in the Transaction Agreement) (such shares, the “Deferred Shares”). To the extent that the transaction expenses are less than $35,000,000, a portion of the Deferred Shares will instead be issued at the closing of the business combination to Steiner Leisure Limited and the Sponsor.

Financing

Along with the funds held in the trust account, OSW Holdings has secured commitments for a $122,500,000 private placement of OSW Holdings Shares and OSW Holdings Private Warrants from investors. The proposed transaction also includes committed debt financing. Based on commitment letters the Company obtained from certain lenders on behalf of OSW Holdings, a subsidiary of OSW Holdings will enter into (i) (x) a first lien term loan facility of up to $245,000,000 (including $50,000,000 which may be utilized to partially fund the business combination in the event of redemption) that matures in seven years and (y) a first lien revolving loan facility of up to $22,500,000 that matures in five years, and (ii) a second lien term loan facility of up to $25,000,000 that matures in eight years. Loans outstanding under the first lien term loan facility and the first lien revolving loan facility will accrue interest at a rate per annum equal to LIBOR plus a margin ranging from 4.25% to 3.75% depending on the achievement of certain leverage ratios and undrawn amounts under the first lien revolving loan facility accrue a commitment fee at a rate per annum of 0.50% on the average daily undrawn portion of the commitments thereunder, with one step down to 0.325% upon achievement of a certain leverage ratio. Loans outstanding under the second lien term loan facility will accrue interest at a rate per annum equal to LIBOR plus 7.50%. Principal payments on the first lien term loan facility equal to 0.25% of the original principal amount will be due quarterly, and the second lien term loan facility is not subject to amortization

Certain Related Agreements

Concurrent with the execution of the Transaction Agreement, OSW Holdings, the Company and the seller representative entered into a Director Designation Agreement (the “DDA”), pursuant to which, among other things, the seller representative will have the right to appoint one member of the board of directors of OSW Holdings and one member of the compensation committee of OSW Holdings for so long as the seller representative and certain of its affiliates, in the aggregate, beneficially own 5.00% or more of the issued and outstanding OSW Holdings Shares. Immediately following the closing of the business combination, Marc Magliacano will serve as a Class B director of the board of directors of OSW Holdings and as a member of the compensation committee of OSW Holdings pursuant to the seller representative’s rights under the DDA.

In addition and concurrent with the execution of the Transaction Agreement, the Sponsor, the Company, OSW Holdings and the seller representative entered into a Sponsor Support Agreement, pursuant to which the Sponsor will surrender certain of its equity interests in OSW Holdings (as contemplated by the Transaction Agreement and described above) and agree to certain covenants and agreements related to the transactions contemplated by the Transaction Agreement, particularly with respect to taking supportive actions to consummate the business combination. At the same time, the seller representative, the Company, and the Sponsor also entered into a Waiver Agreement, pursuant to which each holder of Class B common stock irrevocably waived its rights under Section 4.3(b)(ii) of the Company’s certificate of incorporation to receive additional Class A common stock upon conversion of the Class B common stock held by such person in connection with the business combination as a result of the new issuance of OSW Holdings Shares or any other anti-dilution (or similar) protections in respect of the Class B common stock.

11. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On November 1, 2018, we entered into the Transaction Agreement with OSW Holdings and the other parties thereto. We amended the Transaction Agreement on January 7, 2019. For more information see Note 10.

On November 13, 2018, OSW Holdings filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 (as amended on December 28, 2018, January 22, 2019, February 8, 2019 and February 14, 2019, the “Form S-4”) in connection with our proposed business combination with OSW. The Form S-4 was declared effective by the SEC on February 14, 2019.

For additional information regarding the Transaction Agreement, the proposed business combination and OSW, including the risks and uncertainties regarding the business combination and OSW’s business, see the Definitive Proxy Statement on Schedule 14A relating to the business combination we filed with the SEC on February 14, 2019 (the “Proxy Statement”).